Exhibit 99.1

Public offering of up to 7,604,886 new ordinary shares in NeoGames S.A represented by a corresponding number of Swedish Depositary Receipts in the context of a public takeover offer in Sweden regarding all shares in Aspire Global Plc.

This prospectus (the “Prospectus”) has been prepared in connection with a public offering of SDRs (as defined below) in Sweden in the context of the public takeover offer in Sweden submitted by NeoGames S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 63-65, rue de Merl, L - 2146 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of commerce and companies (“RCS”) under number B186309 (“NeoGames” or the “Company”), regarding all shares in Aspire Global Plc, a Maltese public limited company with Maltese registration number C 80711 (“Aspire”) which shares are admitted to trading on Nasdaq First North Premier Growth Market in Stockholm, and the issue of up to 7,604,886 new ordinary shares (the “Shares”) represented by a corresponding number of Swedish Depositary Receipts (“SDRs”) as share consideration in the offer, following the capital increase of the Company (the “Offer”).

The Offer, as well as any agreements entered into between the Company and the shareholders in Aspire for the purpose of the Offer, shall be governed and construed in accordance with substantive Swedish law. Any dispute regarding the Offer or such agreements, or which arises in connection therewith, shall be settled exclusively by Swedish courts, and the District Court of Stockholm (Sw. Stockholms tingsrätt) shall be the court of first instance. The Swedish Corporate Governance Board’s Takeover rules for certain trading platforms (the “Takeover Rules”) and the Swedish Securities Council’s (Sw. Aktiemarknadsnämnden) statements and rulings regarding interpretation and application of the Takeover Rules, including, where applicable, the Swedish Securities Council’s interpretation and application of the formerly applicable Rules on Public Offers for the Acquisition of Shares issued by the Swedish Industry and Commerce Stock Exchange Committee (Sw. Näringslivets Börskommitté), are applicable to the Offer. The SDRs are being offered, as specified in this Prospectus, subject to cancellation, suspension or modification of the Offer and subject to certain other conditions (see “Terms and Conditions of the Offer”).

Investing in the securities described in the Prospectus is connected with a high degree of risk inherent to investments in capital market equity instruments and risks connected with the Company’s operations and its business environment. Prospective investors should read the entire Prospectus and, in particular the discussion herein of certain risk factors that should be considered in connection with an investment in the SDRs, see “Risk Factors” in this Prospectus. The market price of the SDRs may decline and investors could lose all or part of their investment. An investment in the SDRs does not guarantee the achievement of the expected profitability level. An investment in the securities covered by this Prospectus is not covered by any invested capital protection schemes. An investment in the SDRs is compatible only with investors who do not need guaranteed income or capital protection, who (either alone or in conjunction with an appropriate financial or other advisor) are capable of evaluating the merits and risks of such an investment and who have sufficient resources to be able to bear any losses that may result therefrom.

The Offer is made for the securities of a non-U.S. company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the Prospectus, if any, may have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of U.S. companies. It may be difficult for U.S. investors to enforce their rights and any claim they may have arising under the federal securities laws, since the Issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. U.S. investors may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. U.S. investors should be aware that the Issuer may purchase securities otherwise than under the Company’s public offer to Aspire’s shareholders, such as in open market or privately negotiated purchases.

This Prospectus constitutes a prospectus in the form of a single document within the meaning of Article 6 of Regulation (EU) 2017/1129 of 14 June 2017, on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended (the “Prospectus Regulation”) and has been prepared in accordance with the provisions of the Prospectus Regulation and the Swedish Act (2019:414) Supplementing the EU’s Prospectus Regulation (Sw. Lag (2019:414) med kompletterande bestämmelser till EU:s prospektförordning) (the “Swedish Prospectus Act”) and the rules promulgated thereunder. This Prospectus has been approved on 26 April 2022 by the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) (the “SFSA”) as a competent authority in accordance with the Prospectus Regulation. The SFSA only approves this Prospectus as meeting the standards of completeness, comprehensibility and consistency imposed by the Prospectus Regulation; such approval should not be considered as an endorsement of the Company that is, or the quality of the securities that are, the subject of this Prospectus. Investors should make their own assessment as to the suitability of investing in the securities that are the subject of this Prospectus. The Prospectus shall be valid until 26 April 2023 being twelve months after its approval by the SFSA.

Based on Article 2(m) of the Prospectus Regulation, the Kingdom of Sweden (“Sweden”) is the home Member State of the Company and the SFSA is solely authorised to approve this Prospectus. This approval cannot be considered as a judgment by the SFSA on, or any comment by the SFSA on, the merits of the transaction, nor on the situation of the Company, and by approving this Prospectus the SFSA gives no undertaking as to the economic and financial soundness of the transaction and the quality or solvency of the Company.

The Company will be authorised to offer the SDRs as share consideration under the Offer in Sweden once the Prospectus has been approved by the SFSA and published on the Company’s website (https://ir.neogames.com/offer-page) and, additionally, for information purposes only, on the website of https://mangold.se/. In addition, in accordance with the requirements of the Prospectus Regulation, a copy of this Prospectus on a durable medium will be delivered to investors upon their request free of charge. Furthermore, a paper copy of this Prospectus will be delivered to the investors upon their request free of charge. However, pursuant to the Prospectus Regulation, such delivery will be limited to the jurisdiction in which the offer of the SDRs is made or where the admission to trading on a regulated market is taking place under the Prospectus Regulation.

The information contained herein is current as of the date of this Prospectus. Neither the delivery of this Prospectus, nor the offer, sale or delivery of the SDRs shall, under any circumstances, create any implication that no adverse changes have occurred nor events have happened, which may or could result in an adverse effect on the Company’s business, financial condition or results of operations and/or the market price of the Shares. Nothing contained in this Prospectus constitutes, or shall be relied upon as, a promise or representation by the Company or its advisors as to the future.

Prior to the Offer, the shares of the Company have been admitted to, and listed by the nominee Cede & Co on, the Nasdaq Global Market (ISIN LU2263803020). Application will be made to admit all the Shares to listing and trading on the Nasdaq Global Market. The Company expects that the date on which the trading in Shares on the Nasdaq Global Market will commence will be on or around 14 June 2022 (the “Listing Date”). The SDRs will not be subject to an application for the admission and introduction to trading on any trading venue. All the shares of the Company are ordinary registered shares. The ISIN of the Shares is LU2263803020. The SDRs represent ordinary shares in the Company. Each SDR corresponds to one share in the Company and the newly issued shares will be represented by SDRs. The ISIN of the SDRs is SE0017832504 as provided by Euroclear Sweden AB.

If the Offer is cancelled on the terms provided in this Prospectus, all shareholders in Aspire tendering in the Offer in exchange for share consideration, in part or in full, in the form of SDRs will be disregarded and any tendered Aspire shares will be returned without interest or other compensation. All dealings in the Shares prior to the Listing Date are at the sole risk of the parties concerned. Mangold Fondkommission AB (“Mangold”) or the Company do not accept any responsibility or liability with respect to any person as a result of a withdrawal/cancellation, modification or suspension of the Offer.

Except as indicated above, this Prospectus has not been registered, approved or submitted to any other regulatory body in any other jurisdiction and the SDRs have not been registered or approved, nor are they the subject of a notification submitted to any regulatory body in any jurisdiction. The date of this Prospectus is 26 April 2022.

SUMMARY

Section A - Introduction and warnings
Warnings

This summary should be read as an introduction to this prospectus (the “Prospectus”). Any decision to invest in the securities should be based on a consideration of the Prospectus as a whole by the investor. The investor may lose all or part of the invested capital. When a claim relating to the information contained in the Prospectus is brought before a court, the plaintiff investor may, under the national law of the Member State, need to bear the costs of the Prospectus, or of translating the Prospectus, before the legal proceedings are initiated. Civil liability attaches only to those persons who have tabled the summary, including any translation thereof, but only where the summary is misleading, inaccurate or inconsistent, when read together with the other parts of the Prospectus, or where it does not provide, when read together with the other parts of the Prospectus, key information in order to aid investors when considering whether to invest in such securities.

The name and international securities identification number (ISIN) of the securities

Based on this Prospectus, the Company is offering up to 7,604,886 new ordinary shares (the “Shares”) in the Company represented by a corresponding number of Swedish Depositary Receipts (the “SDRs”) (the “Offer”). As at the date of this Prospectus, the share capital of the Company amounts to USD 45,263.77 represented by 25,565,095 shares of approximately USD 0,0017705 each, all fully subscribed and entirely paid up (the “Existing Shares”). The Existing Shares were issued and currently exist in registered form in accordance with the Articles of Association of the Company and the Luxembourg law of 10 August 1915 on commercial companies as amended (the “Luxembourg Company Law”). The ISIN code of the securities is LU2263803020.

The identity and contact details of the Company, including its legal entity identifier (LEI)

NeoGames S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 63-65, rue de Merl, L - 2146 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés de Luxembourg) (“RCS”) under number B186309; LEI code No. 222100MZTIQEZS4XY614; telephone No.: +352-2040119020; website: https:// neogames.com.

The identity and contact details of the offeror, including its legal LEI entity identifier (LEI)
In the Offer, the SDRs are offered by the Company to shareholders in Aspire and issued by Mangold Fondkommission AB. The LEI code of Mangold Fondkomission AB is 549300GIWCYFWC3THC56.
The identity and contact details of the competent authority approving the Prospectus and the date of approval of the Prospecus

This Prospectus has been approved on 26 April 2022 by the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) (the “SFSA”), which is the competent authority under Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (the “Prospectus Regulation”) and the Swedish Act (2019:414) Supplementing the EU’s Prospectus Regulation (Sw. Lag (2019:414) med kompletterande bestämmelser till EU:s prospektförordning) (the “Swedish Prospectus Act”), with its registered office at Brunnsgatan 3, Stockholm, Sweden and telephone number: +46 8-408 980 00.

Section B - Key information on the issuer of the underlying shares
Who is the issuer of the underlying shares?

The issuer

NeoGames S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 63-65, rue de Merl, L - 2146 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of commerce and companies under number B186309 and LEI code No. 222100MZTIQEZS4XY614 (“NeoGames” or the “Company”). The Company’s principal executive offices are located at 10 Habarzel Street, Tel Aviv, 6971014, Israel. The telephone number at this address is +972-73-372-3107.

The issuer’s principal activities

The Company is a technology-driven business that is an innovator in the lottery industry. As a global B2G and B2B technology and service provider to state lotteries and other lottery operators, the Company offers its customers a full-service solution that includes all of the elements required for the offering of lottery games, including Instants and DBGs (both as defined below), via personal computers, smartphones and handheld devices (“iLottery”). These elements include technology platforms, a range of value-added services and a game studio with a large portfolio of games. The value-added services that the Company offers facilitate various aspects of the iLottery offering including regulation and compliance, payment processing, risk management, player relationship management and player value optimization. The Company believes that it is the only full-service company exclusively focused on the iLottery industry.

NeoGames was established as an independent company in 2014, following a spin-off from Aspire Global Plc (formerly known as NeoPoint Technologies Limited) (“Aspire” and, together with its subsidiaries, the “Aspire Group”), a B2B service provider in the iGaming industry. Prior to the spin-off from Aspire, the Company’s management team was responsible for the iLottery business of Aspire, which derived the majority of its revenues from the sale of iLottery games to various lotteries in Europe. In 2014, the Company began to focus on the U.S. iLottery market, which opened in 2012 with the introduction of online lottery ticket sales in Illinois. In order to access this significant market opportunity, the Company partnered with Pollard, one of the leading vendors to the global lottery industry. In 2014, the Company entered into our first turnkey solution contract in the United States with the Michigan State Lottery (the “MSL”), as a sub-contractor to Pollard.

In July 2014 the Company formed NPI, a joint venture with Pollard, for the purpose of identifying, pursuing, winning and executing iLottery contracts in the North American lottery market. NPI combines the Company’s technology and iLottery business and operational experience with Pollard’s infrastructure, administrative capabilities and relationships with lotteries in North America. NPI is managed by an executive board of four members, consisting of two members appointed by the Company and two members appointed by Pollard. NPI has its own general manager and dedicated workforce and operates as a separate entity. However, it relies on the Company and Pollard for certain services, such as technology development, business operations and support services from the Company and corporate services, including legal, banking and certain human resources services, from Pollard.

All of the Company’s iLottery business in North America is conducted through NPI, except in Michigan, where the contract is between the MSL and Pollard and the Company supports the Michigan iLottery as a subcontractor of Pollard.

Lotteries are a crucial revenue source for the Company’s customers as they provide much-needed contributions to state budgets to fund public projects and initiatives. The iLottery industry, and the Company benefit from long-term, multi-year contracts with customers that generally start with an initial term of four to seven years with additional embedded extension option. Moreover, the Company’s software-as-a-service business model allows its platform to be highly scalable in a growing industry while benefitting from a visible revenue stream tied to the Company’s customers’ gaming revenues. There are also significant barriers to enter the iLottery industry due to complexities surrounding regulatory and government contracts and specialized technology requirements. Understanding these dynamics, the Company has developed a leading market position in the United States1.

The Company offers iLottery solutions through two distinct business lines — turnkey solutions and games. The turnkey solutions are tailored to each customer and can include a combination of any of the Company’s platforms, value-added services and game studio. The games offering is related to the Company’s game studio, but consists solely of offering the portfolio of iLottery games to lotteries.

The Company also provides certain software development services to the Aspire Group and NPI and sublicenses certain platforms to William Hill Organization Limited (“William Hill”).

The services are provided across four key areas: marketing operations, player operations, technology operations and business operations.

•     Marketing operations — the Company provides targeted marketing services and data analytics to its North American customers through the entire player life cycle, from digital acquisition and onboarding to game participation.

•      Player operations — leveraging years of experience managing players on behalf of its customers, the Company provides to its North American customers various services designed to offer the best possible experience to iLottery players.

•      Technology operations — these operations, which the Company provides to many of its customers, are meant to provide the full spectrum of monitoring and maintenance of the platforms that the Company deploys for its customers and protect the integrity of its back-end iLottery software.

•     Business operations — the Company facilitates payment processing services by third-party vendors and manage customer-facing personnel.

The issuer’s major shareholders

The following table sets forth the shareholders owning five percent or more of the shares in the Company, based on the information available to the Company as at 31 March 2022:

5% or Greater Shareholders	Number	Percent
Elyahu Azur	3,193,717	12.48
Pinhas Zahavi	3,193,717	12.48
Executive officers and directors
Oded Gottfried	330,478	1.29
Barak Matalon	5,109,948	19.97
Aharon Aran	1,277,486	4.99
All directors and executive officers as a group (3 persons)	6,717,912	26.25
Public investors	12,488,088	48.79
Total	25,593,434	100.00

To the extent known to the Company, the Company is not, directly or indirectly, owned or controlled by any one person. However, with respect to an appointment of board members, Barak Matalon, Aharon Aran, Elyahu Azur and Pinhas Zahavi have entered into a voting agreement.

1 According to Eilers & Krejcik Gaming's U.S. iLottery Tracker, NeoGames, through its NPI Joint Venture, has operated 67 percent of the market of U.S. iLottery gross wagers as of April 2021.

The identity of the issuer’s key managing directors and auditor

The following table presents the Company’s executive officers and directors as at the date of this Prospectus:

Executive Officers
Moti Malul	Chief Executive Officer, Co-Managing Director and Director
Raviv Adler	Chief Financial Officer
Oded Gottfried	Chief Technology Officer
Rinat Belfer	Chief Operations Officer
Non-Executive Directors
Barak Matalon	Non-Executive Director
Aharon Aran	Non-Executive Director
Laurent Teitgen(1)	Non-Executive Director
John E. Taylor, Jr.(1)	Non-Executive Director, Chairman
Lisbeth McNabb(1)	Non-Executive Director

(1)	Independent director in accordance with SEC regulations and Nasdaq rules requirements applicable to the Company.

The Company’s independent auditor is BDO Audit, with registered office at 1, rue Jean Piret, L-2350, Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B 147570 (réviseur d’entreprises agréé) (BDO Audit).

The standalone financial statements of the Company as at and for the years ended 31 December 2020 and 31 December 2021 prepared in accordance with the Luxembourg act dated 19 December 2002 on the trade and companies register and on bookkeeping and annual accounts of companies (the 2002 Accounts Act) by applying IFRS as adopted by the EU have been audited by BDO Audit.

The standalone financial statements of the Company as at and for the years ended 31 December 2021 and 2019 prepared in accordance with the 2002 Accounts Act by applying IFRS as adopted by the EU have been audited by ATWELL, with registered office at 33, rue de Gasperich, L - 5826 Hesperange, Grand Duchy of Luxembourg and registered with the RCS under number B 169787 as independent auditor (cabinet de révision agréé) (ATWELL).

The consolidated financial statements of the Company as at and for the years ended 31 December 2021, 31 December 2020 and 31 December 2019 prepared in accordance with IFRS as issued by the International Accounting Standards Board have been audited by Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The current address of Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm is Amot Bituach House Bldg. B 48, Derech Menachem Begin Rd. Tel Aviv 6618001.

What is the key financial information regarding the Company?

Key Financial Information

The following tables set out a summary of selected consolidated financial information of the Company as at and for the years ended, respectively, 31 December 2021, 2020 and 2019, which were prepared in compliance with IFRS as issued by the International Accounting Standards Board.

Selected financial information from the consolidated statement of profit or loss for the periods indicated.

	For the 12-month periods ended 31 December			Year-end report for 1 January – 31 December
	audited			unaudited
	2021	2020	2019	2021	2020
	(USD’000)
Revenue	50,463	49,202	33,062	50,463	49,202
Net and total comprehensive income (loss)	4,652	6,514	(3,978)	4,652	6,514
Profit (loss) from operations	(1,157)	11,633	5,310	(1,157)	11,633

Selected financial information from the consolidated statement of financial position at the dates indicated.

	As at 31 December			As at 31 December
	audited			unaudited
	2021	2020	2019	2021	2020
	(USD ’000)
Total assets	115,755	94,585	33,175	117,328	94,585
Total liabilities	55,961	43,764	38,783	57,534	43,764

Selected financial information from the consolidated statement of cash flows for the periods indicated.

	For the 12-month periods ended 31 December			Year-end report for 1 January – 31 December
	audited			unaudited
	2021	2020	2019	2021	2020
	(USD ’000)
Net cash generated from operating activities	14,911	24,518	15,040	-	-
Net cash used investing activities	(6,283)	(12,696)	(17,424)	-	-
Net cash generated from (used in) financing activities	(2,313)	41,929	5,166	-	-
Net change in cash and cash equivalents	6,315	53,751	2,782	-	-

Pro forma financial information

Selected items in the pro forma combined statement of income (loss) for the period 1 January – 31 December 2021

	NeoGames SA as reported	Aspire PLC as reported	Aspire (As reported) converted to USD	ADJUSTMENT 1	ADJUSTMENT 2	Proforma combined results for the period ended Dec 31, 2021
	USD'k	EUR'k	USD'k	USD'k	USD'k	USD'k
Revenue	50,463	157,449	186,264	2,715	-	239,442
Profit (loss) from operations	(1,157)	21,640	25,600	(181)	(35,864)	(11,602)
Net and total comprehensive income (loss)	4,652	18,257	21,598	(141)	(48,994)	(22,885)

 Selected items in the pro forma combined statement of financial position as of 31 December 2021

	NeoGames SA as reported	Aspire PLC as reported	Aspire (As reported) converted to USD	ADJUSTMENT 3	ADJUSTMENT 4	Proforma combined financial position as of Dec 31, 2021
	USD'k	EUR'k	USD'k	USD'k	USD'k	USD'k
Total assets	117,328	213,880	242,068	(22,806)	354,690	691,280
Total liabilities and equity	117,328	213,880	242,068	(22,806)	354,690	691,280

Brief description of any qualifications in the audit report relating to the standalone financial statements

Not applicable. The audit report issued by BDO Audit in connection with its audit of the standalone financial statements of the Company as at and for the years ended 31 December 2021 and 31 December 2020 does not contain qualifications. The audit report issued by ATWELL in connection with its audit of the standalone financial statements of the Company as at and for the year ended 31 December 2019 does not contain qualifications.

What are the key risks that are specific to the issuer of the underlying shares?
Presented below is a selection of the key risks that are specific to the Company.

•     the Company has a concentrated customer base, and its failure to retain the existing contracts with its customers could have a significant adverse effect on the Company’s business;
•     the Company is dependent on Pollard with respect to the joint operation of the Michigan iLottery;
•     the Company’s lack of experience in completing acquisitions and/or inability to successfully complete and integrate future acquisitions could limit its future growth or otherwise be disruptive to its ongoing business;
•     the Company does not have a formal joint venture agreement or any other operating or shareholders’ agreement with Pollard with respect to NPI, through which the Company conducts a substantial amount of its business;
•     a reduction in discretionary consumer spending could have an adverse impact on the Company’s business;
•     the growth of the Company’s business largely depends on its continued ability to procure new contracts;
•     the Company incurs significant costs related to the procurement of new contracts, which the Company may be unable to recover in a timely manner, or at all;
•     the Company’s information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions; and
•     in addition to competition with other iLottery providers, the Company and its customers also compete with providers of other online offerings.

Information about the issuer of the SDRs

The issuer of the SDRs is Mangold Fondkommission AB, a limited liability company (Sw. aktiebolag) incorporated on 14 February 2000 and existing under the laws of the Kingdom of Sweden, with its registered office at Engelbrektsplan 2, 114 34 Stockholm, Sweden, and registered with the Swedish Companies Registration Office (Sw. Bolagsverket) under number 556585-1267; LEI code No. 549300GIWCYFWC3THC56; telephone No.: +46 8 503 01 550; website: https://mangold.se; email: info@mangold.se.

Section C - Key information on the securities
What are the main features of the underlying shares
The Company is issuing up to 7,604,886 ordinary shares. The shares have no par value. The ISIN code of the shares is LU2263803020. The shares are issued under the Luxembourg law and they are denominated in euro.

Rights attached to securities
Each Share entitles the holder thereof to one (1) vote at the General Meeting, subject to the limitations imposed by law. All of the Shares carry full dividend rights. In the event of liquidation, dissolution or winding-up of the Company, the net assets remaining after the payment of all debts, charges and expenses shall be distributed to the shareholders of the Company in proportion to their respective shareholdings.

Relative seniority of the securities in the Issuer’s share capital in the event of insolvency
Not applicable. The Articles of Association of the Company do not include provisions on the seniority of the Shares in the event of the insolvency of the Company.

Restrictions on the free transferability of the securities
All of the Shares will be freely transferrable.

Dividend or payout policy
The Board of Directors currently intends to retain all of the available funds and any future earnings to fund the growth and development of the Company’s business, and currently does not intend to recommend paying dividends in the foreseeable future.

In the future, the Board of Directors may re-examine the dividend policy on an as-required basis, while decisions in that respect will be taken subject to various factors regarding the Company and the Group, including the prospects of future activities, future profits, the amount of the Company’s unconsolidated distributable reserves, demand for cash, financial condition, planned capital expenditures and development plans, as well as any legal requirements applicable to the payment of dividends by the Company, including in particular, the Company’s ability to pay dividends.

Information about the SDRs

NeoGames has commissioned Mangold to hold Shares in the Company in a custody account for the benefit of the depository receipt holders and to issue one SDR for each deposited Share in accordance with the terms and conditions of the SDRs. In aggregate up to a total of 7,604,886 new shares in NeoGames represented by corresponding number of SDRs will be issued as consideration in the Offer. The SDRs shall be registered in a Swedish CSD register maintained by Euroclear Sweden AB (the “VPC Register”) in accordance with the Swedish Central Securities Depositories and Financial Instruments Accounts Act (SFS 1998:1479). Thus, physical securities or other certificates representing the SDRs will not be issued. The SDRs will not be subject to an application for the admission and introduction to trading on any trading venue. The Shares are deposited for the benefit of an owner of SDRs or his/her nominee (the “Depository Receipt Holder”) in a custody account with a bank appointed by Mangold (the “Sub-Custodian”).

A Depository Receipt Holder will not have equivalent rights as shareholders of the Company in all respects. As the Sub-Custodian will be the shareholder of record for Shares represented by the SDRs, shareholder rights will rest with the Sub-Custodian. The Depository Receipt Holders’ rights will derive from the general terms and conditions of the SDRs and applicable rules and regulations. The Company shall establish arrangements such that Depository Receipt Holders shall have the opportunity to exercise certain rights with respect to the Company as would be exercisable by such holders if they had owned shares directly and not SDRs. Furthermore, Mangold shall ensure that notices to Depository Receipt Holders are provided to the Depository Receipt Holders and other rights holders who are registered in the VPC Register as entitled to receive notices in accordance with the Swedish Central Securities Depositories and Financial Instruments Accounts Act.

Shares withdrawn from the safe custody will be delivered to a custody account designated by the Depository Receipt Holder or as agreed between the Depository Receipt Holder and Mangold, provided that the corresponding SDRs have been surrendered to and cancelled by Mangold in the VPC Register. The SDR program is a temporary solution that is expected to be terminated 12 months after the issuance of SDRs. Upon termination, all holders of SDRs who have not yet converted their SDRs into ordinary Shares and been entered as a direct shareholder in the VPC Register (in own name or through a nominee), will automatically have their SDRs redeemed through Mangold, whereby the Shares that the SDRs represent will be sold in the market and the net average sales proceeds will then be paid pro rata to the previous holders of such SDRs.

The obligations of Mangold and the Company towards the Depository Receipt Holders in their entiry are set out in the General Terms and Conditions for Swedish Depository Receipts in NeoGames S.A., which will be made available on the Company’s website at ir.neogames.com/offer-page.

What are the key risks that are specific to the SDRs?

SDR holders do not have the same rights as NeoGames shareholders;
There will be no trading in the SDRs;
Investors with a reference currency other than SEK will be subject to certain currency risks if they tender for SDRs in the Offer.

Where will the securities be traded?

All of the Shares will be subject to an application for the admission and introduction to trading on the Nasdaq Global Market. The SDRs will not be subject to an application for the admission and introduction to trading on any trading venue.

Section D - Key information on the offer of securities to the public
Under which conditions and timetable can I invest in this security?

General terms and conditions of the Offer
On 17 January 2022, NeoGames announced a recommended public offer to the shareholders of Aspire to tender all their shares in Aspire to NeoGames for a consideration consisting of a combination of cash and newly issued shares in the NeoGames in the form of SDRs (the “Offer”). Shareholders in Aspire may elect to tender in the Offer pursuant to either of two consideration alternatives, the Base Case Alternative and the Conditional Alternative.

The Base Case Alternative

Subject to the potential adjustment of each individual Aspire shareholder’s consideration due to elections made under the Mix & Match Facility described below, NeoGames is offering each shareholder in Aspire the following: (i) in respect of 50 percent of the number of shares in Aspire tendered by such shareholder: SEK 111.00 in cash per share in Aspire; and (ii) in respect of the remaining 50 percent of the number of shares in Aspire tendered by such shareholder: 0.320 shares in NeoGames per share in Aspire in the form of SDRs.

The Mix & Match Facility for Aspire’s shareholders

As part of the Base Case Alternative, NeoGames offers Aspire’s shareholders a Mix & Match Facility, through which each shareholder in Aspire is, subject to restrictions set out below, given the possibility, should the shareholder prefer a deviation from the Base Case Alternative, to elect either: (i) to receive as much consideration in cash as possible for tendered Aspire shares (in addition to the default cash entitlement of SEK 111.00 per Aspire share in respect of 50 percent of the number of Aspire shares tendered), and thus as little consideration in shares in the form of SDRs as possible; or (ii) to receive as much consideration in shares in the form of SDRs as possible for tendered Aspire shares (in addition to the default share entitlement of 0.320 shares in NeoGames in the form of SDRs per Aspire share in respect of 50 percent of the number of Aspire shares tendered), and thus as little in cash consideration as possible.

The Conditional Alternative

As an alternative to the Base Case Alternative, NeoGames is offering each shareholder in Aspire the following in respect of 100 percent of the number of Aspire shares tendered by such shareholder, and for each such Aspire share: (i) at settlement of the Offer: 0.320 shares in NeoGames or such lower prorated number of shares in NeoGames, in the form of SDRs, that may follow as a result of other shareholders’ elections under the Mix & Match Facility and the maximum number of shares in NeoGames that will be issued as consideration in the Offer, and (ii) provided that if less than 0.320 shares in NeoGames in the form of SDRs for each Aspire share has been received pursuant to clause (i) above and conditional upon the payment of future dividends from Aspire to NeoGames in a corresponding aggregate amount (net of any dividend tax) after Aspire has become a wholly owned subsidiary of NeoGames: an additional cash purchase price for each Aspire share amounting to the difference between the value of the share consideration delivered pursuant to clause (i) above (where 0.320 shares in NeoGames in the form of SDRs shall be deemed to have a value of SEK 111.00) and SEK 111.00, payable in cash in connection with such potential future dividends being paid.

The offered consideration models will be adjusted should Aspire or NeoGames distribute dividends or in any other way distribute or transfer value to their respective shareholders before settlement has taken place in relation to the Offer. The consideration will accordingly be reduced by a corresponding amount per share for each such dividend or value transfer distributed by Aspire, or increased by a corresponding amount per share for each such dividend or value transfer distributed by NeoGames. Furthermore, should the acceleration of all current outstanding incentive programs in Aspire, as well as any other warrants/options issued by Aspire, result in the creation of more than 828,094 new Aspire shares, the consideration in the Offer will be reduced such that the total consideration for all shares in Aspire in the Offer does not change, unless the Offer is instead withdrawn on the basis of the condition for completion number 3 below. No commission will be charged in respect of the settlement of the Aspire shares tendered to Neo-Games under the Offer.

Conditions for completion of the Offer

Completion of the Offer is conditional upon:

(1) the Offer being accepted to such extent that NeoGames becomes the owner of shares representing not less than 90 percent of the total number of outstanding shares in Aspire (on a non-diluted and on a fully diluted basis);

(2) Aspire’s articles of association, prior to the end of the acceptance period in the Offer, being amended as to allow for NeoGames, having become the owner of not less than 90 percent of the total number of outstanding shares in Aspire carrying voting rights (on both a non-diluted and on a fully diluted basis), to acquire the shares in Aspire that have not been tendered in the Offer, for a consideration no higher than and, at the sole discretion of NeoGames, in the same form as the consideration paid per Aspire share in the Offer or in a form having the corresponding value consisting of cash alone or a combination of cash and non-cash consideration;

(3) that Aspire, prior to the end of the acceptance period in the Offer, resolves to accelerate the current incentive programs in Aspire and that all outstanding options thereunder, as well as any other warrants/options issued by Aspire, are converted into new Aspire shares resulting in the creation of not more than 828,094 new Aspire shares;

(4) with respect to the Offer and completion of the acquisition of Aspire and Aspire maintaining its current licenses and approvals, all necessary regulatory, governmental or similar clearances, approvals, decisions and other actions from authorities or similar, including from gaming and competition authorities, being obtained, in each case on terms which, in NeoGames’ opinion, are acceptable;

(5) neither the Offer nor the acquisition of Aspire being rendered or reasonably expected to be rendered wholly or partially impossible or significantly impeded as a result of legislation or other regulation, any decision of a court or public authority, or any similar circumstance;

(6) no circumstances having occurred which have a material adverse effect or can reasonably be expected to have a material adverse effect on Aspire’s financial position or operations, including Aspire’s licenses and permits, sales, results, liquidity, solidity, equity or assets;

(7) no information made public by Aspire, or otherwise made available to NeoGames or its advisors by Aspire, being inaccurate, incomplete or misleading, and Aspire having made public all information which should have been made public;

(8) Aspire’s business being carried out in the ordinary course and consistent with past practice;

(9) that the payment of the funds under the debt financing of the Offer is made in accordance with the agreement with Blackstone Alternative Credit Advisors LP and that currency hedging is provided in accordance with the currency hedging arrangement with Deutsche Bank AG; and

(10) Aspire not taking any action that is likely to impair the prerequisites for making or completing the Offer.

NeoGames reserves the right to withdraw the Offer in the event that it is clear that any of the above conditions are not satisfied or cannot be satisfied. However, with regard to conditions 2–10 above, the Offer may only be withdrawn where the non-satisfaction of such condition is of material importance to NeoGames’ acquisition of Aspire or if otherwise approved by the Swedish Securities Council (Sw. Aktiemarknadsnämnden). NeoGames reserves the right to waive, in whole or in part, one, several or all of the conditions set out above, including, with respect to condition 1, to complete the Offer at a lower acceptance level.

Expected timetable of the Offer
The acceptance period for the Offer commences on 27 April 2022 and ends on 25 May 2022. Provided that the acceptance period ends on 25 May 2022, the expected settlement date is 14 June 2022. NeoGames has reserved the right to amend the acceptance period, as well as the settlement date.

Details of the admission to trading
The Company’s shares are admitted to trading on Nasdaq Global Market. The Shares will also be subject to an application for the admission and introduction to trading on the Nasdaq Global Market on or around 14 June 2022. The SDRs will not be subject to an application for the admission and introduction to trading on any trading venue.

Dilution effect
Based on full acceptance, the Offer entails a dilution effect of approximately 22.93 percent of the shares and votes in NeoGames.

Estimated total expenses
The estimated total expenses of the Offer amount to approximately $24 million.

Why is this prospectus being produced?

Reasons for the Offer
Having thoroughly researched and landscaped the global gaming market for a best-in-class iGaming provider, NeoGames has identified Aspire as an ideal combination that would allow NeoGames to pursue sports and gaming initiatives globally for lottery customers and permit entry into the adjacent TAMs of online sports betting and online gaming. NeoGames believes combining with Aspire and adding its proprietary technology, including a scalable PAM solution providing end-to-end solutions for a customer’s online business from regulation and compliance to payment processing, risk management, CRM, support and player value optimization combined with its games content and sports betting platform, provides strong strategic and operational rationale for a combination. Further, Aspire operates a pure B2B model, given its recent divestiture of its B2C operations. Aspire’s B2B operations, as reported by Aspire, have a history of revenue growth and operating profitability provides strong financial rationale for a combination. Neo-Games believes that the combination of award-winning products and service offerings across iLottery, online sports betting and iGaming, will uniquely position NeoGames, as a global multi-product leader, to further capitalize on industry growth, increase reve-nues from existing customers and offer a value proposition that would appeal to a wider array of customers globally.

Conflicts of interest
Barak Matalon and Aharon Aran are board members in both NeoGames and Aspire and own shares in NeoGames as well as Aspire. Oded Gottfried is Chief Technical Officer of NeoGames and owns shares in NeoGames as well as in Aspire. Barak Matalon, Aharon Aran and Oded Gottfried have irrevocably and unconditionally undertaken towards NeoGames to accept the Offer. Considering the aforementioned relationships and contractual arrangements, and in accordance with the Swedish Corporate Governance Board’s Takeover rules for certain trading platforms, Barak Matalon and Aharon Aran have not participated, and will not participate, in NeoGames’ nor Aspire’s handling and evaluation of the Offer. Correspondingly, NeoGames’ board of directors has established an independent director committee to handle and evaluate the Offer without the involvement of Barak Matalon and Aharon Aran.

RISK FACTORS

Before tendering for SDRs in the Offer, prospective tenderers should carefully consider the risks and uncertainties described below, together with the other information contained in this Prospectus. The occurrence of any of the events or circumstances described in these risk factors, individually or together with other circumstances, may have a significant negative impact on the Company’s business, financial condition, results of operations and prospects. The price of the SDRs could decline, and an investor might lose part or all of its investment upon the occurrence of any such event.

All of these risk factors are contingencies that may or may not occur. The Company may face a number of these risks described below simultaneously and some risks described below may be interdependent where indicated with a cross-reference. Although the most material risk factors have been presented first within each category, the order in which the remaining risks are presented is not necessarily an indication of the likelihood of the risks actually materialising, of the potential significance of the risks or of the scope of any potential negative impact to the Group’s business, financial condition, results of operations and prospects. While the risk factors below have been divided into categories, some risk factors could belong in more than one category and prospective investors should carefully consider all of the risk factors set out in this section.

Although the Company believes that the risks and uncertainties described below are the material risks and uncertainties concerning the Company’s business and industry and the SDRs, they are not the only risks and uncertainties relating to the Company and the SDRs. Other risks, events, facts or circumstances not presently known to the Company, or that the Company currently deems to be immaterial could, individually or cumulatively, prove to be important and may have a significant negative impact on the Company’s business, financial condition, results of operations and prospects.

Prospective investors should carefully read and review the entire Prospectus and should form their own views before making an investment decision with respect to the SDRs. Furthermore, before making a decision to tender in the Offer in exchange for a share consideration in the form of SDRs, prospective investors should consult their own professional adviser and carefully review the risks associated with an investment in the SDRs and consider such an investment decision in light of their personal circumstances.

Risks relating to the Company’s business, operations and the industry in which it operates

We have a concentrated customer base, and our failure to retain our existing contracts with our customers could have a significant adverse effect on our business.

Our financial condition is heavily dependent on our ability to maintain our existing turnkey contracts and our large games contracts. We cannot guarantee that our existing contracts will be renewed or that we will be able to win a procurement process for a new contract. Even if we are successful in renewing agreements with customers, there is no assurance that such renewals will be on the same terms, and it is possible that renewals of existing agreements will be on less preferable terms. This has occurred in the past when certain customers required certain concessions upon the renewal of existing agreements. As is typical with many government contracts, most of our customers can terminate our contracts for convenience. Loss of any of our customer contracts would result in a substantial decline in our revenues, which also could hinder our ability to pursue growth initiatives, both in the form of new or enhanced products and services and in expansion into new markets. The loss of any of our customers could damage our reputation, which could materially damage our financial condition.

We are dependent on Pollard with respect to our joint operation of the Michigan iLottery for the Michigan State Lottery.

We act as a subcontractor to Pollard with respect to its agreement (the “MSL Agreement”) to provide development, implementation, operational support and maintenance (including technology platforms, games and added value services) to the Michigan State Lottery (the “MSL”). The Michigan iLottery accounted for 45.3% of our revenues in the year ended 31 December 2021 and 54.5% of our revenues in the year ended 31 December 2020.

If Pollard breaches or does not perform its obligations under the MSL Agreement to the satisfaction of the MSL or if there is otherwise a dispute between Pollard and the MSL, the MSL could seek to terminate the MSL Agreement prior to its expiration or seek to amend the terms of the MSL Agreement in a manner that would negatively impact the financial and other benefits we derive indirectly from the MSL Agreement. In addition, such an amendment to the MSL Agreement could cause Pollard to seek to amend the terms of our agreement with Pollard with respect to the MSL (the “Michigan JV Agreement”) in a way that is less favorable to us. If the MSL terminates the MSL Agreement or if any disputes arise between Pollard and the MSL, our business, financial conditions and results of operations could be adversely affected as a result of our association with Pollard and the MSL.

Our inability to successfully complete and integrate pending or future acquisitions could limit our future growth or otherwise be disruptive to our ongoing business.

Since our inception, we have not consummated any acquisitions in support of our strategic goals, and we therefore have no experience in integration of new acquisitions. From time to time, we pursue acquisitions in support of our strategic goals. Our tender offer to acquire Aspire is an example for such strategic acquisition. There can be no assurance that acquisition opportunities will be available on acceptable terms or at all or that we will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions. Our ability to succeed in implementing our strategy will depend to some degree upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions. Acquisition transactions may disrupt our ongoing business and distract management from other responsibilities. In connection with any such acquisitions, we could face significant challenges in managing and integrating our expanded or combined operations, including acquired assets, operations, and personnel. For example, the integration of Aspire, if completed, could prove to be complicated and time consuming for our management. We may not be able to successfully integrate Aspire and may not be able to realize and benefit from any future synergies, which could adversely affect our business and financial condition. For information regarding the public tender offer to Aspire shareholders, see “Terms and conditions of the Offer”.

We do not have a formal joint venture agreement or any other operating or shareholders’ agreement with Pollard with respect to NPI, through which we conduct a substantial amount of our business.

In 2014, following the procurement process for the predecessor to the MSL Agreement, we and Pollard established NPI to pursue other iLottery opportunities in the North American market. While the current MSL Agreement remains between Pollard and the MSL, NPI has since been awarded iLottery contracts with the Virginia Lottery (the “VAL”) in August 2015, the New Hampshire Lottery Commission (the “NHL”) in September 2018 (as a subcontractor to Intralot, Inc. (“Intralot”)), the North Carolina Education Lottery (the “NCEL”) in October 2019 and the Alberta Gaming, Liquor and Cannabis Commission (the “AGLC”) in March 2020.

Although we and Pollard have certain rights and obligations prescribed by law as equity holders of NPI, there is no joint venture agreement, shareholders’ agreement or any other type of operating agreement between us and Pollard with respect to NPI, and we and Pollard operate NPI based on a term sheet that was executed in 2014 and expired in 2015. While to date the parties have been successfully operating NPI on the basis of non-contractual understandings, the absence of a written agreement with clearly defined rights, roles and responsibilities of each party may increase the likelihood of disputes between us and Pollard and could make the outcome of any potential dispute more uncertain. Furthermore, conducting a business through a jointly-owned entity such as NPI entails risks that are commonly associated with joint ventures, including the failure to maintain a good working relationship, differing economic and business interests and goals, and liability or reputational harm resulting from each other’s actions. Differences in views between us and Pollard, or a change in the ownership of Pollard, may also result in delayed decision-making or disputes at the shareholder and board level that could negatively impact the operations of NPI and its relationship with customers.

Upon the termination of the Michigan JV Agreement, neither we nor Pollard will be obligated to cooperate with each other in pursuing iLottery opportunities in North America, and both we and Pollard may choose to pursue future iLottery opportunities without each other. The termination of our business relationship with Pollard would pose several potential risks for us. In the event that our relationship with Pollard is terminated, there can be no assurance that any of NPI’s employees will remain with NPI. In addition, Pollard manages the procurement process, and our ability to pursue new contracts in North America may be hindered as a result of a need to build certain legal, administrative and customer relations capabilities and functions in our North American operations, which Pollard currently contributes to NPI and which we do not currently offer in North America. As such, if we pursue future opportunities alone, we cannot assure you that we will be able to secure additional contracts in North America. Further, if we decide to collaborate with new partners with whom we have no prior relationship or track record of successful cooperation, we may fail to achieve the same degree of success that we have achieved with Pollard. We may also be delayed in pursuing future opportunities if we are required to negotiate new agreements and business arrangements with these new partners, and the terms we negotiate with these new partners may be less favorable than those we currently have with Pollard.

A reduction in discretionary consumer spending could have an adverse impact on our business.

Lottery and gaming represent discretionary expenditures, which are subject to volatility during times of economic, social and political change. Changes in discretionary spending or player preferences are driven by changes outside of our control, such as, but not limited to, the following economic or socio-political factors:

•          recessions or other economic slowdowns;

•          perceptions by potential players of weak or weakening economic conditions;

•          tax increases, including on lottery winnings;

•          significant declines in stock markets;

•          decreased liquidity in certain financial markets;

•          general tightening of credit;

•          civil unrest, terrorist activities or other forms of socio-political turbulence; and

•          pandemics, epidemics and the spread of contagious diseases.

We generate the majority of our revenues from customer contracts based on a revenue sharing model, with our portion calculated as a percentage of GGR or NGR. Widespread reductions in disposable income could lead to a reduction in the number of lottery players and the amounts such players are willing and able to wager. Given the nature of our revenue sharing arrangements, fewer players and lower spending per player could have a significant adverse effect on our business.

Because our customers’ offerings are typically available only to players within their geographic borders, our revenue is highly concentrated in a limited number of locations. A significant portion of our revenue is generated from the Michigan iLottery, and any adverse impact resulting from any of the foregoing economic factors would be magnified to the extent that it disproportionately impacts players in Michigan or other jurisdictions from which we derive revenues.

As our revenue sharing arrangements result in an intertwined relationship between our and our customers’ financial condition, we also face significant risks during times of uncertain and unfavorable economic and socio-political conditions affecting our customers. Unfavorable economic and socio-political factors and conditions could result in budgetary and liquidity concerns for our customers, which may reduce the likelihood that we will be able to renew our existing contracts on substantially similar commercial terms or win new contracts with terms as favorable to us as the terms of our existing contracts.

The growth of our business largely depends on our continued ability to procure new contracts.

While much of our revenue growth over the past few years has come from increasing NGR generated by the Michigan iLottery, and we expect the Michigan iLottery to continue to account for a large portion of our revenues, the addition of new iLottery contracts has begun to contribute substantially to the growth of our business. In particular, NPI began recognizing revenues from new turnkey contracts supporting the VAL in 2015 and, later, NHL and the NCEL in 2018 and 2019, respectively, and the latter two contracts accounted collectively for 40.3% of the Company’s share in NPI’s revenues for the year ended 31 December 2021 and 16.1% of the Company’s share in NPI’s revenues for the year ended 31 December 2020.

We may not continue to procure new customer contracts at the same rate as in the past, or at all. There can be no assurance that additional U.S. states will seek to implement iLottery offerings or that U.S. states seeking to implement iLottery offerings will do so through a process in which NPI can compete to be the turnkey solution provider. In particular, certain of our competitors currently serve as central lottery system providers for certain U.S. states, and if these states decide to implement iLottery offerings, they may choose to do so by expanding their existing relationships with our competitors without launching a public procurement process or by including iLottery in a broader lottery system procurement process in which we may not be able to successfully compete.

Even if additional U.S. states seek to implement iLottery offerings through a public procurement process, there can be no assurance that NPI will procure any new contracts. Our failure to win new contracts could materially limit the growth of our business.

We incur significant costs related to the procurement of new contracts, which we may be unable to recover in a timely manner, or at all.

The tender process to obtain a new contract is highly competitive and typically requires a significant upfront capital investment. The efforts and resources required to participate and win a request for proposal, commence operations of an iLottery program and procure revenues from that program are relatively long and may take several months or years to complete. This investment, which includes our management’s time, may never be recovered in the event that we fail in our bid. A typical request for proposals or a tender requires us to spend substantial time and effort assisting potential customers in evaluating our products and services, including providing demonstrations and benchmarking against other available offerings by our competitors. This process can be costly and time consuming, and we often do not know if any given sales efforts will be successful until the later stages of those efforts. After being awarded a contract, it can take years to set up the iLottery system and for the contract to become profitable. The long procurement cycle creates a significant time gap between the time we participate in a tender and dedicate the necessary resources, and the time we can recognize revenue or income from that program, if at all. This time gap creates pressure on our cash flow, as it requires significant funding up front, and in the interim period, and may not result in any income, or result in income that will only be achieved quarters after the resources have been dedicated. If we are unable to forecast market demand and conditions, we may not be able to expand our sales efforts at appropriate times and our revenues and related results of operations could be materially adversely affected.

Intense competition exists in the iLottery industry, and we expect competition to continue to intensify.

We face significant competition in the evolving iLottery industry. We compete in the iLottery market with respect to our offering of technology solutions, games and related operational services on the basis of the content, features, quality, functionality, accuracy, reliability, innovation and price of such offerings. If we do not consistently deliver innovative, high-quality and reliable products and services, our ability to remain viable within the iLottery industry may suffer, especially as the level of competition increases.

Some of our competitors and potential competitors have substantially greater financial and other resources (including human resources) or experience than we do. Some of our competitors also have existing relationships and insight as the legacy retail lottery provider of certain U.S. states and may realize synergies that we cannot. Competitors may devote more resources towards developing and testing products and services, undertake more extensive marketing campaigns, offer more favorable pricing terms, pursue aggressive growth initiatives or otherwise develop more commercially successful products or services. In addition, certain of our competitors may enter into contracts with less favorable terms to prevent us from procuring new contracts or renewing our existing contracts. Such potential competitive disadvantages may make it difficult for us to retain existing contracts or secure new contracts without being willing to accept less favorable terms.

In addition to risks directly tied to our relative lack of resources, experience and longevity, we face risks that:

•	we may fail to anticipate and adapt to changes in customer expectations at the same rate as our competitors;

•
customers who currently utilize platforms offered by our competitors may be satisfied with such solutions or may determine that it is too costly and/or time consuming to adopt our platform and solutions. Lotteries may face significant switching costs if their platforms have been integrated with those of a competitor, potentially reducing the likelihood of us being the successful tenderer;

•	lotteies that we currently view as potential customers may decide to develop internally products and services which compete with our products and services; and

•	new competitors, including large global corporations or large software vendors operating in adjacent industries, may enter our market.

Moreover, current and future competitors may establish cooperative relationships among themselves or with others, including our current or future strategic partners. By doing so, these competitors may increase their ability to meet the needs of our existing and prospective customers and their players. These developments could make it more difficult for us to renew our existing contracts or win new contracts. If we are unable to compete effectively, successfully and at reasonable cost against our existing and future competitors, our results of operations, cash flows and financial condition could be adversely impacted.

Our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions.

The secure maintenance and transmission of player information is a critical element of our operations. Our information technology and other systems that maintain and transmit player information, or those of service providers, business partners or employee information may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or those of a third-party service provider or business partner. As a result, our players’ information may be lost, disclosed, accessed or taken without their consent. We have experienced in the past, and expect to continue to experience in the future, attempts to breach our systems and other similar incidents. To date these attempts have not had a material impact on our operations or financial results, but we cannot provide assurance that they will not have a material impact in the future.

We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. Threats to information security are constantly evolving, including in diversity and sophistication. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.

In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the number of our employees and the complexity and number of technical systems and applications we use also increase. Breaches of our security measures or those of our third- party service providers or cybersecurity incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of player information, including players’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action and other potential liabilities. In the past, we have experienced social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks, none of which to date has been material to our business; however, such attacks could in the future have a material adverse effect on our operations. Pursuant to a software license agreement with Pollard in respect of the offering to the MSL (the “Pollard Software License Agreement”), our iLottery software is installed on Pollard’s servers, through which it is made available to the MSL. Pollard is responsible for the security measures on its servers, and the Pollard Software License Agreement contains no representations or undertakings with regard to such security measures. A breach of Pollard’s server security could expose our software to the risks noted above. Moreover, our iLottery software is made available by NPI to the VAL, the NHL, the NCEL and the AGLC . If any of these breaches of security should occur, our reputation and brand could be damaged, customers may terminate their contracts with us, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

In addition, any party who is able to illicitly obtain a player’s password may be able access such player’s transaction data or personal data (including payment information), resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws, potentially trigger private rights of action under certain laws and cause significant legal and financial exposure, negative publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, reputation, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches and we may in the future need to address problems caused by breaches, including notifying affected players and responding to any resulting litigation, which in turn, would divert resources from the growth and expansion of our business.

We maintain liability insurance policies covering certain security and privacy damages. However, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.

In addition to competition with other iLottery providers, we and our customers also compete with providers of other online offerings.

In addition to competition from iLottery providers, we also face competition from providers of other online offerings, including iGaming, sports betting, mobile games and eSports. While we believe that our customers’ iLottery offerings target different players and provide a differentiated experience than these other online offerings, the introduction of such offerings may allow new competitors to establish a foothold in regions where we currently provide the iLottery offering. For example, on 22 January 2021, iGaming and online sports betting was launched in Michigan. The Michigan iLottery accounted for approximately 45.3% of our revenues in the year ended 31 December 2021 and 54.5% of our revenues in the year ended 31 December 2020, and the introduction of other online gaming offerings, which is typically accompanied by significant marketing efforts to attract players, has adversely affected the revenues generated by the Michigan iLottery program.

We operate in an industry that is affected by technological improvements and evolving player preferences.

The iLottery industry continues to experience rapid development of technological advances and player preferences. In some instances, advancements in technology trigger a change in player preferences. For example, as digital graphics improve, players may demand games with higher definition and a superior user interface. Our success depends on our ability to accurately anticipate and quickly respond to evolving industry standards and player preferences. We cannot assure you that we will be able to respond to such changes with innovative, high-quality, reliable and popular products and services or make the required adjustments to our existing products and services on a timely basis. In addition, the introduction of new products or updated versions of existing products has inherent risks, including, but not limited to:

•	the timing with which we may realize the benefits of the commonly-required significant, upfront capital investments;

•	the accuracy of our estimates of player preferences, and the fit of the new products and features to such preferences;

•	the ability to adequately maintain our main technology systems, such as the NeoDraw platform;

•	the quality of our products and services, including the possibility of software defects, which could result in claims against us or the inability to sell our products and services;

•	the need to educate our sales, marketing and services personnel to work with the enhanced or new products and features, which may strain our resources and lengthen sales cycles;

•	market acceptance of new product releases; and

•	competitor product introductions or regulatory changes that render our products obsolete.

In light of the costs required to create and introduce new or enhanced products and services, if our new or enhanced products fail to achieve commercial success, we will struggle to remain commercially viable, especially in the face of heightened competition.

We have incurred operating losses in the past, may incur operating losses in the future and may not be able to maintain sustainable profit margins.

We generated a net profit of $6.5 million in the year ended December 31, 2020, which was the first reporting period in which we generated a net profit since incorporation. We continued to generate net profit, and in the year ended December 31, 2021 we generated a net profit of $4.7 million. We expect to continue the development and expansion of our business, and we anticipate additional costs in connection with legal, accounting and other administrative expenses related to operating as a public company. While our revenue has grown in recent years, if our revenue declines or fails to grow at a rate sufficient to offset increases in our operating expenses, we may generate losses. We cannot ensure that we will sustain profitability in the future.

Certain of our directors and shareholders may experience a conflict of interest between their duties to us and to Aspire.

We were established as an independent company in 2014, following a spin-off from Aspire Global Plc (formerly known as NeoPoint Technologies Limited) (“Aspire” and, together with its subsidiaries, the “Aspire Group”). Prior to our spin-off from Aspire, our management team was responsible for the iLottery business of Aspire. Barak Matalon and Aharon Aran, members of our board of directors, are also members of Aspire’s board of directors. Further, Barak Matalon, Elyahu Azur, Pinhas Zahavi and Aharon Aran (collectively, the “Founding Shareholders”), who collectively own a majority of the shares of Aspire, may have substantial influence over the outcome of matters submitted to our shareholders for approval. Such directors and shareholders could experience a conflict of interest between their duties to us and Aspire, which may have an adverse effect on our business and prospects.

For example, the Aspire Software License Agreement (as defined below in “Related Party Transactions - Relationship with Aspire - Aspire Software License Agreement”) does not prevent NeoGames from using the Mixed-Use Software (as defined below in “Related Party Transactions - Relationship with Aspire - Aspire Software License Agreement”) to design, develop and implement games content, so long as it is not sold through certain platform providers or white label companies which are competitors of Aspire, and provided that we do not design, develop and implement casino and slot content to games aggregators. See “Related Party Transactions - Relationship with Aspire - Aspire Software License Agreement.” Accordingly, both we and Aspire could compete in future engagements for provision of games content or for a contract with a white label provider. Furthermore, the Aspire Software License Agreement does not prevent either NeoGames or Aspire from using the Mixed-Use Software for (i) B2B customers in the iGaming and sports betting business in the United States, (ii) B2G customers in the iLottery business anywhere outside the United States, and (iii) offering games content to customers worldwide except for B2G customers in the United States and for customers who are providers of iLottery content which are NeoGames competitors. Accordingly, both we and Aspire could compete for the same B2B iGaming and sports betting customers in the United States or B2G iLottery customers outside the United States. In the event that such circumstances arise, the shared directors or shareholders may decide to prevent NeoGames from pursuing such opportunities in favor of Aspire.

Additionally, on 17 January 2022 we announced the Aspire Tender Offer (as defined below). The Aspire Tender Offer is an ongoing process as of the date hereof. While both we and Aspire have established special independent committees to evaluate and approve the Aspire Tender Offer, the Aspire Tender Offer, if completed, will constitute a transaction between related parties. For more information, see “Related Party Transactions - Relationship with Aspire.”

Our Founding Shareholders have significant influence over the nominations and elections of members of our board of directors and other matters submitted for shareholder approval.

Our Founding Shareholders have the exclusive right under our amended and restated articles of association (“articles of association”) to nominate up to 50% of our directors so long as they own in the aggregate at least 40.0% of our issued and outstanding share capital. As of March 31, 2022, the Founding Shareholders held approximately 49.9% of our issued and outstanding share capital. As a result, the Founding Shareholders have significant influence also over the outcomes of other matters submitted to shareholders for approval. The Founding Shareholders are entitled to vote their shares according to their own interests, and such interests may be different than the interests of our other shareholders and may delay, deter or prevent a change in control or other business combination that might otherwise be beneficial to our shareholders.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We provide a sub-license to the NeoSphere platform to William Hill, which at the time was one of our largest shareholders. In April 2021, William Hill was acquired by, and became a subsidiary of Caesars Entertainment, Inc. (“Caesars”). On 18 March 2022, Caesars reported the consummation of a block sale, in which it divested its holdings in the Company. We also provide certain software services to Aspire. The revenues received from William Hill and Aspire amounted to approximately 19% of our revenues in the year 31 December 2021 and 18.6% of our revenues in the year ended 31 December 2020. We may have achieved more favorable terms if such transactions had not been entered into with related parties.

We have also entered into certain intellectual property licenses and cost-sharing arrangements with Aspire. Transactions with our significant shareholders or entities in which our significant shareholders hold ownership interests present potential for conflicts of interest, as the interests of these parties and their stockholders may not align with the interests of our shareholders.

Our existing and future contractual arrangements could restrict our ability to compete effectively, which may affect our ability to grow our business and enter into new markets.

From time to time, we enter into contractual agreements that contain restrictive covenants (such as non-compete, exclusivity and license agreements) that restrict us from entering into new markets to which we may desire to expand our businesses. Our contractual arrangements with Pollard, Aspire and William Hill contain certain provisions that may restrict our ability to grow our business, enter into new markets and compete effectively.

Pursuant to the Michigan JV Agreement, until its expiration, we are restricted from exploring any opportunities for further marketing, distribution and exploitation of our internet lottery, scratch cards, instant win games and slots and other online games to other national and state lotteries in the United States and Canada without Pollard. Both the Company and Pollard have the exclusive and pre-emptive right to exploit any and all such additional opportunities that may be conceived, and the participation of NPI in any such additional opportunity is subject to mutual approval of the Company and Pollard. Accordingly, as long as the Michigan JV Agreement remains in effect, the Company is unable to independently pursue any such opportunities, enter into agreements with additional lotteries in the United States and Canada or enter into new partnerships in the United States and Canada. This may negatively impact the future growth of our business or cause our business, financial conditions and results of operations to be harmed.

Additionally, pursuant to the Aspire Software License Agreement, Aspire granted NeoGames a license to use Mixed-Use Software for certain purposes. However, the Aspire Software License Agreement restricts NeoGames from using the Mixed-Use Software to (i) design, develop or implement casino and slot games for games aggregators and (ii) design, develop and implement games content for customers who are platform providers or white-label companies which are competitors of Aspire. See “Related Party Transactions - Relationship with Aspire - Aspire Software License Agreement.” While we have only focused on the iLottery business to date, these restrictions may limit our ability to enter into the market of casino, slot games and sports betting in the future and may affect our ability to expand our customer base.

Further, pursuant to a binding term sheet entered into in 2018 (the “WH Term Sheet”) with WHG (International) Ltd. (“WHG”), an affiliate of William Hill, we are prohibited from using the NeoSphere platform to compete with WHG in the B2C sports betting industry in the United States. While this has not impeded our ability to grow our business to date, it may limit our ability to expand into the B2C sports betting market in the future.

To the extent that such restrictive contractual provisions prevent us from taking advantage of business opportunities, our business, financial position and cash flows may be adversely affected.

While we have not experienced a material impact to date, the ongoing COVID-19 and similar health epidemics and contagious disease outbreaks could significantly disrupt our operations and adversely affect our business, results of operations, cash flows or financial condition.

In December 2019, a novel strain of coronavirus (“COVID-19”) was identified, and on 11 March 2020, the World Health Organization declared COVID-19 as a global pandemic. Numerous state and local jurisdictions have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. In particular, the governments in jurisdictions where our employees are located have imposed limitations on gatherings, social distancing measures and restrictions on movement, only allowing essential businesses to remain open. Such restrictions have resulted in temporary store closures, work stoppages, slowdowns and delays, travel restrictions and cancellation of events, among other restrictions, any of which may negatively impact workforces, customers, consumer sentiment and economies in many markets and, along with decreased consumer spending, have led to an economic downturn throughout much of the world.

Our business is largely tied to the disposable income of lottery players. While we have not experienced a material impact to date, the global economic and financial uncertainty may result in significant declines to the number of players using our customers’ offerings and the amount of money that players are able and willing to wager. See “– A reduction in discretionary consumer spending could have an adverse impact on our business.”

In response to the COVID-19 pandemic, we transitioned many of our employees to remote working arrangements and temporarily closed our offices in Israel, Ukraine and Michigan. More recently, we have gradually permitted employees to return to our offices in Israel, Kyiv and Michigan in phases while maintaining hybrid office and remote workplace arrangements. While we have not experienced a material impact to date, it is possible that this could have a negative impact on the execution of our business plans and operations. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in player privacy, IT security and fraud concerns as well as increase our exposure to potential wage and hour issues.

Given the continued spread of COVID-19, including the emergence of COVID-19 variants, such as the recent Delta and Omicron variants, and the resultant personal, economic and governmental reactions, we may have to take additional actions in the future that could adversely affect our business, financial condition, and results of operations. In addition, our management team has spent, and will likely continue to spend, significant time, attention, and resources monitoring the COVID-19 pandemic and associated global economic uncertainty and seeking to manage its effects on our business and workforce.

The extent to which the COVID-19 pandemic affects our financial results and operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, vaccine and booster rollout, severity and transmission rates of the virus and its current and future variants, the duration and spread of the outbreak, the governmental actions and regulations imposed to contain the virus or treat its impact, how quickly and to what extent pre-pandemic economic and operating conditions can resume and overall changes in players’ behavior.

Our limited operating history makes it difficult to evaluate our current business and future prospects.

The market for our offerings is relatively new and evolving, and we have a limited operating history under the majority of our customer agreements. As a result, our business and future prospects are difficult to evaluate and our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties.

We entered into our first customer agreement in 2014, and a majority of our customer agreements are in their initial terms. In 2018 and 2019, we began providing turnkey solutions to the NHL and NCEL, respectively. Furthermore, during 2020 we transitioned the VAL solution into a full iLottery program and launched a new turnkey solution with the province of Alberta in Canada. In 2021, we launched Instant games with the Austrian Lotteries (Österreichische Lotterien) as well as Lottomatica in Italy and Sisal Sans in Turkey. Our limited operating history in certain markets makes it difficult to accurately assess our future prospects and increase the risk associated with your investment. Any future changes to our revenue model could materially and adversely affect our business.

Our historical revenue growth should not be considered indicative of our future performance. In future periods, our revenue growth could slow and our revenues could decline for a number of reasons, including declining player demand, increasing competition, decreasing growth of the iLottery market or our failure to continue entering into new arrangements. We will continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks, uncertainties or future revenue growth are incorrect, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

We are subject to substantial penalties for failure to perform.

Our lottery contracts in the United States and in other jurisdictions and other service contracts often require performance bonds or letters of credit to secure our performance under such contracts and require us to pay substantial monetary liquidated damages in the event of non-performance by us.

As of 31 December 2021, we had outstanding performance bonds and letters of credit in an aggregate amount of approximately $3.8 million. These instruments present a potential expense for us and divert financial resources from other uses. Claims on performance bonds, drawings on letters of credit, and payment of liquidated damages could individually or in the aggregate have a material adverse effect on our results of operations, business, financial condition or prospects.

We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our business.

Our technology infrastructure is critical to the performance of our platform and offerings and to customer and player satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems and the systems of any third-party service providers on which we rely may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data and player information and to prevent outages, data or information loss, fraud and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. We have experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not had a material impact on us; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects.

Additionally, our software may contain errors, bugs, flaws or corrupted data. If a particular product offering is unavailable when players attempt to access it or navigation through our platforms is slower than they expect, players may be less likely to return to our customers’ platforms as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of players, harm our reputation and cause players to stop utilizing our customers’ offerings.

Our current systems may be unable to support a significant increase in online traffic or increased player numbers, especially during peak times or events (such as for significant jackpot runs). If there is a system disruption, customers may be able to make a contractual claim for damages against us.

We may at any time be required to expend significant capital or other resources, including staff and management time, to reduce the risk of network or IT failure or disruption, including replacing or upgrading existing business continuity systems, procedures and security measures. If such protective measures are implemented unsuccessfully or inefficiently, the quality of our products and services may be materially and adversely affected.

We rely on third-party service providers for key functions in our operations.

We rely upon various third-party service providers to maintain continuous operation of our platform, servers, hosting services, payment processing and various other key functions of our business. Know-your-customer and geolocation programs and technologies supplied by third parties are an important aspect of certain of our products and services. These services are costly and their failure or inadequacy could materially affect our operations.

Additionally, we rely on third-party service providers for payment processing services, including the processing of credit and debit cards. Our business could be materially disrupted if these third-party service providers become unwilling or unable to provide these services to us.

Certain of these services discussed above are only provided by a limited number of third-party providers and in the event that any of these providers cease to provide us with their services (due to the termination of their agreement, a dispute between us and any such providers or for any other reason), we may struggle to locate a suitable replacement on commercially reasonable terms, if at all, which could lead to harmful disruptions to our operations.

If we fail to protect or enforce our intellectual property rights, our business could be materially affected.

We rely on a combination of trademark, copyright, trade secret, and domain-name-protection laws as well as contractual restrictions to protect our technology and intellectual property rights. While it is our policy to protect and defend our rights to our intellectual property, we cannot predict whether steps taken by us to protect our intellectual property will be adequate to prevent infringement, misappropriation, dilution or other violation of our intellectual property rights. Effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. Third parties may infringe our proprietary rights (knowingly or unknowingly) and challenge proprietary rights held by us, and any potential future trademark and patent applications may not be approved. We have been required and in the future may be required to expend significant time and expense to prevent infringement or to enforce our rights. We also cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology we rely on to conduct our business and differentiate ourselves from our competitors. Unauthorized parties may also attempt to copy or obtain and use our technology to develop offerings with the same functionality as our solutions, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. Any unauthorized use of our brand, technology or intellectual property could result in revenue loss as well as have an adverse impact on our reputation. We may be required to incur significant expenses in registering, monitoring and protecting our intellectual property rights. Any litigation could result in significant expense to us, including the diversion of management time and may not ultimately be resolved in our favor. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology.

We attempt to protect our intellectual property, technology and confidential information by requiring certain of our employees and consultants to enter into confidentiality and assignment of inventions agreements and certain third parties to enter into nondisclosure agreements. These agreements may not effectively grant all necessary rights to any inventions or works that may have been developed or created by the employees or consultants party thereto. In addition, these agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property, or technology.

We currently hold rights to the neogames.com internet domain name and various other related domain names. The regulation of domain names is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. In addition, third parties may already have registered, or may register in the future, domain names similar or identical to our registered and unregistered trademarks. As a result, we may not be able to acquire or maintain all domain names that use the name neogames or are otherwise important for our business.

We also have certain registered and unregistered trademarks that are important to our business, such as the NEOGAMES trademark. If we fail to adequately protect or enforce our rights under this trademark, we may lose the ability to use this trademark or to prevent others from using it, which could adversely harm our reputation, business, results of operations and financial condition.

Our software, games and marketing materials are protected in these works with copyright law, and some also benefit from trade secret protection. We have chosen not to register any copyrights under the Library of Congress. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to us for unauthorized use of our software, games and materials may be limited.

We rely on third-party intellectual property. We cannot guarantee that such intellectual property will continue to be available.

We rely on third-party technologies, trademarks and other intellectual property. There can be no assurance that these licenses, or support for such licensed products and technology, will continue to be available to us on commercially reasonable terms, if at all. In addition, the future success of our business may depend, in part, on our ability to obtain or expand licenses for lottery or gaming technologies we do not currently possess. In the event that we cannot retain, renew or expand existing licenses, we may be required to modify, limit or discontinue certain of our products or services, which could materially affect our business, financial condition and results of operations. In addition, the regulatory review process and licensing requirements of our government customers may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements.

While we own most of the software in our platform, we license certain core legacy software from Aspire, as further described in “Related Party Transactions.” The Aspire Software License Agreement does not prohibit Aspire from depositing the source code of the software licensed to us with an escrow agent. While Aspire has not yet done this, if Aspire were to do so and a release event were to occur, Aspire’s third-party designees would gain rights and access to source code that is material to our business which could materially and adversely affect our business, prospects, financial condition and results of operations. The Aspire Software License Agreement also allows both Aspire and the Company to develop modifications to the Mixed-Use Software, and any modifications developed by the Company or Aspire are owned by the developing party and licensed to the other party for certain purposes. This results in a risk to the confidentiality and exclusivity of any modifications and improvements we may create to such software.

As part of our effort to migrate off of using any Mixed-Use Software in our product and service offerings, we are currently adopting a “microservice” approach pursuant to which we have different software modules for each product and service. We may encounter technological challenges that render such transition impossible, or may determine that such transition is too costly or time intensive to complete. The result might be that we need to continue to rely on the Mixed-Use Software. Although our license from Aspire for the Mixed-Use Software is exclusive, perpetual and irrevocable, Aspire could argue that certain uses we are making of the Mixed-Use Software are outside of the scope of the license. In addition, if our license from Aspire were found to be invalid or not perpetual for any reason, this could materially and adversely affect our business, prospects, financial condition and results of operations.

The gaming industry is historically litigious with respect to intellectual property and there can be no assurance that our platforms will not infringe on the rights of others.

There is a risk that our operations, platforms and services may infringe, or be alleged to infringe, the intellectual property rights of third parties. We have incurred and in the future may incur substantial time and expense in defending against third-party infringement claims, regardless of their merit. Additionally, due to diversion of management time, expenses required to defend against any claim and the potential liability associated with any lawsuit, any litigation could significantly harm our business, financial condition and results of operations. If we were found to have infringed the intellectual property rights of a third party, we could be liable for license fees, royalty payments, lost profits or other damages, and may be subject to injunctive relief to prevent us from using such intellectual property rights in the future. Such liability (if significant) or injunctive relief could materially and adversely affect our business, prospects, financial condition and results of operations.

We are exposed to costs associated with changes in levies and taxes.

We must comply with tax laws in the jurisdictions in which we operate. Tax rules or their interpretation may change in the markets in which we operate and in any markets we may enter in the future. Any changes to the corporate tax rate application in different jurisdictions, withholding taxes, transfer pricing rules, levels of value added tax, industry specific taxes and other levies, royalties and imposts could materially and adversely affect our financial position, performance and prospects. For example, there is a risk that we will not be able to pass on to our customers any additional gaming levies or taxes that apply to us. In addition, certain of our positions regarding the taxes that apply to us in the different jurisdictions in which we operate may not be accepted by the tax authorities in such jurisdictions, which could adversely affect our financial condition. On May 18, 2021, we obtained a pre-ruling from the Israeli Tax Authority regarding the transfer of certain intellectual property rights relating to the online lottery business of NeoGames S.A. to NGS. We cannot guarantee that the ruling will be acceptable with the Luxembourg tax authorities.

We are subject to taxation in multiple jurisdictions, which is complex and often requires making subjective determinations subject to scrutiny by, and disagreements with, tax regulators.

We are subject to different forms of taxation in each of the countries and regions we or our subsidiaries are formed and/or conduct our business, including, but not limited to, income tax, withholding tax, gaming taxes, property tax, VAT, social security and other payroll-related taxes. Tax law and administration is complex, subject to change and varying interpretations and often requires us to make subjective determinations. In addition, we take positions in the course of our business with respect to various tax matters, including in connection with our operations. Tax authorities worldwide are increasingly rigorous in their scrutiny of corporate tax structures and may not agree with the determinations that are made, or the positions taken, by us with respect to the application of tax law. Such disagreements could result in lengthy legal disputes, an increased overall tax rate applicable to us and, ultimately, in the payment of substantial amounts of tax, interest and penalties, which could have a material adverse effect on our business, results of operations and financial condition.

For example, in August 2021 we received a request from the Israeli Tax Authority to provide certain information and documents related to our Israeli subsidiary Neogames Systems Ltd. with respect to the years 2016–2019. We have not received additional requests or other notifications from the Israeli Tax Authority, pertaining to this matter, with any findings or that would clarify the reasons for such audit. Such audit and similar proceedings may result in assessments, fines, settlements, or increased overall tax rates. While we believe we comply with applicable tax laws, and given the absence of further communications from the Israeli Tax Authority as aforementioned, we cannot anticipate the results of such audit or other similar proceedings, and we have not set aside any reserves to provide for any outcomes related to the tax audits. The ultimate outcome of the Israeli tax audit, and any other audits that may commence by any other tax authority, and of any related litigation or other proceedings, could have a material adverse effect on our consolidated financial statements.

Another example is the pre-ruling issued on 18 May2021 by the Israeli Tax Authority regarding the transfer of certain intellectual property rights relating to the online lottery business of NeoGames S.A. to NGS. We cannot guarantee that the ruling will be acceptable to the Luxembourg tax authorities, or that the Israeli Tax Authority will not commence audit of other periods. Furthermore, the pre-ruling sets forth certain terms regarding the Company’s day to day practices. Failure by the Company to adhere to such terms may result in the loss of the beneficial tax rates set forth by the pre-ruling. See Item 10.E. “Taxation – Tax Ruling of the Israeli Tax Authority.”

Our operations in Kyiv, Ukraine may be materially impacted as a result of Russia’s invasion of Ukraine and our business, financial condition and results of operations may be materially adversely affected by any negative economic impact resulting from the conflict in Ukraine.

We operate a development hub in Kyiv, Ukraine. As of 31 December 2021, we had approximately 211 employees and 1% in assets in Ukraine. We do not have revenue generating activities in Ukraine. We have also invested significant resources in Ukraine over the last several years. As a result, warfare, political turmoil or terrorist attacks in this region could negatively affect our Ukrainian operations and our business. On 24 February 2022, Russian military forces invaded Ukraine. Prior to Russia’s invasion, 60 of our staff in Ukraine left the country to neighbouring countries with our assistance, and 70 left to western areas of the country. We have transitioned to Israel the responsibilities for the release of new features, and the monitoring of stability and health of production environment. However, the ultimate extent, length and impact of the ongoing military conflict are highly unpredictable, and it could disrupt our Ukrainian operations, increase our costs and may disrupt future planned development of capabilities in Ukraine and the surrounding region, and adversely impact our ability to meet our long term development delivery commitments. It is unclear what impact the hostilities in Ukraine will have on our assets.

We have developed and, in some cases, implemented additional contingency plans to relocate work and/or personnel to other geographies and add new locations, as appropriate. Our business continuity plans are designed to address known contingency scenarios to ensure that we have adequate processes and practices in place to protect the safety of our people and to handle potential impacts to our operations. Our crisis management procedures, business continuity plans, and disaster recovery capabilities may not be effective at preventing or mitigating the effects of prolonged or multiple crises, such as civil unrest, military conflict and a pandemic in a concentrated geographic area. The current events in the regions where we operate and where we derive a significant amount of our business may pose security risks to our people, our facilities, our operations, and infrastructure, such as utilities and network services, and the disruption of any or all of them could materially adversely affect our business, financial conditions and results of operations, and cause volatility in the price of our shares. We are continuing to monitor the situation in Ukraine and assess options in relation to our ongoing operations and our ability to continue to do business in the region.

Furthermore, due to the political uncertainty involving Russia and Ukraine, there is also an increased likelihood that the tensions could result in cyber-attacks or cybersecurity incidents that could either directly or indirectly impact our operations. Any attempts by cyber attackers to disrupt our services or systems, if successful, could harm our business, result in the misappropriation of funds, be expensive to remedy and damage our reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to such cyber-attacks and cybersecurity incidents.

Our platform contains third-party open source software components, which may pose particular risks to our proprietary software, technologies, products and services in a manner that could negatively affect our business.

Our platform contains software modules licensed to us by third-party authors under “open source” licenses and we expect to use open source software in the future. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. To the extent that our platform depends upon the successful operation of open source software, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our platform, delay new introduction of new solutions, result in a failure of our platform and injure our reputation. For example, undetected errors or defects in open source software could render it vulnerable to breaches or security attacks, and, subsequently, make our systems more vulnerable to data breaches. In addition, the public availability of such software may make it easier for others to compromise our platform.

Some open source licenses require that source code for modifications or derivative works we created based on such open source software be made publicly available as open source software. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with less investment of development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our platform to conditions we do not intend, the terms of many open source licenses have not been interpreted by United States or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our platform will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties, to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.

We are highly dependent on our key personnel. If we are not successful in attracting, motivating and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

We rely on the expertise, industry experience, customer relationships and leadership of our senior management, and the departure, death or disability of any one of our executive officers or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business.

We depend on our technical and operational employees for the design and development of our innovative products and services. The competition for these types of personnel is intense and we compete with other potential employers, including certain of our strategic partners, for the services of our employees. As a result, we may not succeed in retaining the key employees that we need in order to maintain and grow our business.

If we do not succeed in attracting, hiring, and integrating qualified personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business could be adversely affected. We deploy our employees to certain of our customers’ worksites to assist in the development of their IT systems and platforms. The loss of employees who have been involved in the development of intellectual property and know-how and the development and maintenance of key strategic relationships with customers may result in the subsequent loss of key customers. If key employees were to leave, we may be unable to deliver our existing services or develop new products until such employees have been replaced. As our employees have very specific skillsets and are highly qualified, we may face difficulties in replacing them with new employees, and even if we succeed in recruiting new employees, we may incur substantial costs in the recruiting, training and integration of such new employees. See “ – Our operations in Kyiv, Ukraine may be materially impacted as a result of Russia’s invasion of Ukraine and our business, financial condition and results of operations may be materially adversely affected by any negative economic impact resulting from the conflict in Ukraine” regarding the situation in Ukraine.

Competition for skilled technical and other personnel in Israel is intense, and as a result we may fail to attract, recruit, retain and develop qualified employees, which could materially and adversely impact our business, financial condition and results of operations.

We compete in a market marked by rapidly changing technologies and an evolving competitive landscape. In order for us to successfully compete and grow, we must attract, recruit, retain and develop personnel with requisite qualifications to provide expertise across the entire spectrum of our intellectual capital and business needs.

Our principal research and development as well as significant elements of our general and administrative activities are conducted at our headquarters in Israel, and we face significant competition for suitably skilled employees in Israel. While there has been intense competition for qualified human resources in the Israeli high-tech industry historically, the industry experienced record growth and activity in 2021, both at the earlier stages of venture capital and growth equity financings, and at the exit stage of initial public offerings and mergers and acquisitions. This flurry of growth and activity has caused a sharp increase in job openings in both Israeli high-tech companies and Israeli research and development centers of foreign companies, and intensification of competition between these employers to attract qualified employees in Israel. As a result, the high-tech industry in Israel has experienced significant levels of employee attrition and is currently facing a severe shortage of skilled human capital, including engineering, research and development, sales and customer support personnel. Many of the companies with which we compete for qualified personnel have greater resources than we do, and we may not succeed in recruiting additional experienced or professional personnel, retaining personnel or effectively replacing current personnel who may depart with qualified or effective successors. Failure to retain or attract qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.

Our business generally requires significant upfront capital expenditures for software customization and implementation and systems and equipment installation and configuration. In connection with a renewal of or bid for a lottery or gaming contract, a customer may seek to impose new service requirements, which may require additional capital expenditures in order to retain or win the contract, as applicable.

To the extent that we do not have sufficient liquidity levels to fund such capital expenditures, our ability to procure new contracts and renew existing contracts would depend on, among other things, our ability to obtain additional financing on commercially reasonable terms. Our ability to obtain additional capital, if and when required, will depend on, among other factors, our business plans, investor demand and the capital markets.

We have historically funded our operations with, among other things, borrowings under the WH Credit Facility. On October 20, 2020, we entered into a loan agreement with William Hill Finance Limited, an affiliate of William Hill, which sets out amended terms and an amended repayment schedule with respect to our outstanding loans under the WH Credit Facility and prohibits us from making any additional draws under the WH Credit Facility. See “Related Party Transactions – Relationship with William Hill – WH Credit Facility.”

We completed our public listing on November 23, 2020 raising a total net amount of $43 million and our total cash balance as of 31 December 2021 was approximately $66.1 million.

Any financing through the sale of equity securities may dilute the value of our outstanding Ordinary Shares. Any debt financing may require us to comply with various financial covenants and may restrict our activities. We also can provide no assurance that the funds we raise will be sufficient to finance any future capital requirements. If we are unable to obtain additional capital when required on satisfactory terms, our ability to continue to grow our business could be adversely affected.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies listed in the United States. Our management team may not successfully or efficiently manage the Company, which is subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, prospects, financial condition and results of operations.

We may become subject to litigation, from which we could incur significant monetary and reputational harm, irrespective of the merit of such claim or outcome of such litigation.

There is a risk that we may become subject to litigation and other claims and disputes in the ordinary course of business, including contractual disputes and indemnity claims, misleading and deceptive conduct claims, employment-related claims, and intellectual property disputes and claims, including those based on allegations of infringement, misappropriations or other violations of intellectual property rights. We may incur significant expense defending or settling such litigation.

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our results of operations may be adversely affected by fluctuations in currency values.

The Company’s consolidated financial results are affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than U.S. dollars and from the translation of foreign currency denominated balance sheet accounts into U.S. dollar-denominated balance sheet accounts. The Company is exposed to currency exchange rate fluctuations because portions of its expenses are denominated in currencies other than the U.S. dollar.

Approximately 82% of the Company’s revenues in the year ended 31 December 2021 were denominated in U.S. dollars, 4% in euros and 14% in other currencies. However, 26% of the Company’s liabilities were denominated in New Israeli Shekels. For example, almost all of the Company’s current employees are domiciled in Israel and paid in New Israeli Shekels. In 2021, the U.S. dollar / New Israeli Shekel exchange rate decreased from NIS 3.215 per $1 on 31 December 2020, to NIS 3.110 per $1 on 31 December 2021. The decrease from year end 2020 to year end 2021 adversely affected our costs and liabilities that are denominated in Shekels compared to our dollar-denominated income. Any further devaluation of the U.S. dollar compared to the New Israeli Shekel may result in further increases in employee liabilities and other expenses, which may adversely affect the Company’s profit and financial performance. Exchange rate fluctuations have in the past adversely affected the Company’s operating results and cash flows and may adversely affect the Company’s results of operations and cash flows and the value of its assets outside the United States in the future. A devaluation of local currency in a jurisdiction in which the Company is paid in such currency may require the Company’s customers located in such jurisdiction to adjust the amounts paid in local currency for the Company’s products and services, which they may be unable or unwilling to make. Other than the FX hedging transaction entered into in connection with the proposed acquisition of Aspire, NeoGames Systems Ltd. entered into certain forward contracts to hedge its NIS exposure associated with expenses nominated in NIS during 2022. For additional information regarding the FX Hedging Transaction. As of the date hereof, the Company has incurred costs in an amount of approximately $1.6 million in connection with the financing agreements with Blackstone. The Company has not incurred costs in connection with the FX Hedging Transaction. The costs of the FX Hedging Transaction will be incurred only upon completion of the Aspire Tender Offer.

Expansion into new markets may be important to the growth of our business in the future, and if we do not manage the business and economic risks of this expansion effectively, it could materially and adversely affect our business and results of operations.

We expect to continue to expand our operations to additional U.S. states and to expand our international operations. Any new markets or countries which we attempt to access may not be receptive. For example, we may not be able to expand further in some markets if we are not able to satisfy certain government requirements. In addition, our operations in new jurisdictions subject us to risks customarily associated with such operations, including the complexity of local laws, regulations and markets, the uncertainty of enforcement of remedies in foreign jurisdictions, the impact of local labor laws and disputes, the economic, tax and regulatory policies of local governments and the ability to attract and retain key personnel in new jurisdictions. Foreign jurisdictions could impose tariffs, quotas, trade barriers, and other similar restrictions on our international sales. In addition, our ability to expand successfully involves other risks, including difficulties in integrating operations, risks associated with entering jurisdictions in which we may have little experience and the day-to-day management of a growing and increasingly geographically diverse company.

Our investments in new jurisdictions often entail entering into joint ventures or other business relationships with locally-based entities, especially in jurisdictions in which governments prefer or are required to use locally-based entities. Our reliance on partnerships with locally-based entities can involve additional risks arising from our lack of sole decision-making authority, our reliance on a partner’s financial condition, inconsistency between our business interests or goals and those of our partners and disputes between us and our partners.

We may not realize the operating efficiencies, competitive advantages or financial results that we anticipate from our investments in new jurisdictions and our failure to effectively manage the risks associated with our operations in new jurisdictions could have a material adverse effect on our financial position, performance and prospects.

As a significant amount of our net profits and cash flows are generated outside Luxembourg, the repatriation of funds currently held in foreign jurisdictions may result in higher effective tax rates for us. In addition, heightened attention has been given at national and supranational levels, including through the G20 / OECD Base Erosion and Profit Shifting project (“BEPS”), as well as in other public forums and the media, with regard to matters of cross-border taxation, and in particular, to taxation of the digital economy. In December 2021, the OECD published the Pillar Two model rules for domestic implementation of 15% global minimum tax, and the EU followed suit shortly thereafter. It is expected that the OECD will release the commentary relating to the model rules in 2022 and address co-existence with the US Global Intangible Low-Taxed Income (GILTI) rules. This will be followed by the development of an implementation framework focused on administrative, compliance and co-ordination issues relating to Pillar Two. It is expected that the global minimum tax will be implemented at national level by 2023. The Pillar Two rules, once implemented, are expected to apply to us, along with detailed transfer pricing reporting and exchange of tax information rules known as “Country by Country Reporting”, insofar as our annual revenues exceed EUR 750 million.

Malta transposed the EU Anti-Tax Avoidance Directive into domestic law, including changes with respect to exit tax, General Anti-Abuse Rules and Controlled Foreign Corporation rules. Due to pressure from the European Union, many offshore jurisdictions have introduced “substance” requirements including with regard to intangible property companies. The likelihood of scrutiny of tax practices by tax authorities in relevant jurisdictions and the aggressiveness of tax authorities remains high.

In this context, we expect to be subject to increased reporting requirements regarding our international tax structure.

Any changes in the rules regarding cross-border taxation or the revised interpretation of existing tax rules could increase our tax liability and have a material adverse effect on our business, results of operations, financial condition and prospects.

For example, our pending acquisition of Aspire, which is material for us, may not have the expected results, and may fail to yield the expected results or benefits due to the challenges described above.

Our insurance may not provide adequate levels of coverage against claims.

We maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.

If we fail to detect fraud or theft, including by our employees and our customers and their players, our reputation may suffer which could harm our brand and negatively impact our business, financial condition and results of operations and subject us to investigations and litigation.

We may incur losses, whether directly or indirectly through our revenue share with our customers, from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by our customers’ players and attempted payments by such players with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal data, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts.

Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and player experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations.

In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, players’ personal data or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal data or for misusing personal data, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our customers, their players, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.

We cannot guarantee that any measures we have taken or may take in the future to detect and reduce the occurrence of fraudulent or other malicious activity on our platform will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition and results of operations.

We are subject to risks related to corporate social responsibility, responsible lottery and gaming, reputation and ethical conduct.

Many factors affect our reputation and the value of our brand, including the perception held by our customers, business partners, investors, other key stakeholders and the communities in which we operate, such as our social responsibility, corporate governance and responsible lottery practices. We have faced, and will likely continue to face, increased scrutiny related to social, governance and responsible lottery and gaming activities, and our reputation and the value of our brands can be materially adversely harmed if we fail to act responsibly in a number of areas, such as diversity and inclusion, workplace conduct, responsible gaming, human rights, philanthropy and support for local communities. Any harm to our reputation could impact employee engagement and retention and the willingness of customers and partners to do business with us, which could have a materially adverse effect on our business, results of operations and cash flows. We believe that our reputation is critical to our role as a leader in the iLottery and gaming industries and as a publicly traded company. Our management is heavily focused on the integrity of our directors, officers, senior management, employees, other personnel and third-party suppliers and partners. Illegal, unethical or fraudulent activities perpetrated by any of such individuals, suppliers or partners for personal gain could expose us to potential reputational damage and financial loss.

The illegal gaming market could negatively affect our business.

A significant threat to the lottery and gaming industry arises from illegal activities. Such illegal activities may draw significant betting volumes away from the regulated industry. In particular, illegal gaming could take away a portion of the present players that are the focus of our business. The loss of such players could have a material adverse effect on our results of operations, business, financial condition or prospects. Further, public trust is critical to the long-term success of regulated gaming, including lottery. Illegal gaming activities could impact the reputation of our customers, which would have an adverse impact on their revenues and our revenues.

Termination of our relationship with William Hill or failure to realize the anticipated benefits of such relationship could have an adverse effect on our business, prospects, financial condition and results of operations.

Pursuant to the WH Term Sheet, we granted WHG a sub-license to our NeoSphere platform to operate its U.S. iGaming business. In addition, we customize the NeoSphere platform to assist William Hill in meeting the regulatory requirements of the states in which it operates our systems.

Upon a change of control of the Company, William Hill will have the right to purchase a perpetual sub-license to the NeoSphere platform and any software updates and development that we provided to WHG (the “IP Option”) for a price of £15 million. We have also agreed to provide WHG with the IP Option following the completion of a four year period from the date of the WH Term Sheet. For additional information on our relationship with William Hill, see “Related Party Transactions – Relationship with William Hill.” Revenues received from William Hill in exchange for the sub-license to use the NeoSphere platform and the related services accounted for 16% of the Company’s revenues in the year ended 31 December 2021, 13.6% of the Company’s revenues in the year ended 31 December 2020 and 17.0% of the Company’s revenues in the year ended 31 December 2019. In the event that WHG terminates the WH Term Sheet, we will cease to generate revenues from William Hill. Additionally, the termination of our strategic relationship with William Hill could be negatively perceived by the market and could harm our brand and reputation.

Risks relating to legal, tax and regulatory matters

The gaming and lottery industries are heavily regulated, and changes to the regulatory framework in the jurisdictions in which we operate could harm our existing operations.

We and our customers are subject to extensive laws and regulations, which vary across the jurisdictions in which we and they operate. The regulatory environment, including lottery and gaming laws, in any particular jurisdiction may change in the future, which may limit some or all of our or our customers’ existing operations in such jurisdiction. There can be no assurance that our and our customers’ existing operations, or the iLottery industry as a whole, in such jurisdictions will continue to be permitted. Further, even if we are still permitted to operate in a given jurisdiction, regulations may be imposed that make continued operations cost-prohibitive.

We may become subject to additional regulations in any new jurisdiction in which we decide to operate in the future. The complexity of the regulatory environment may create challenges for us with respect to our ability to comply with applicable regulations, renew contracts, pursue tender offers and otherwise develop our business.

We may not be able to capitalize on the expansion of internet use and other changes in the lottery industry as a consequence of lack of legislative approvals, changes in regulations or regulatory uncertainty. We aim to take advantage of the liberalization of internet and mobile gaming, both within the United States and internationally. These industries involve significant risks and uncertainty, including legal, business and financial risks. This dynamic environment can make it difficult to plan strategically and can provide opportunities for competitors to grow revenues at our expense. Our ability to successfully pursue interactive lottery and gaming strategies depends on the regulation of gambling through online channels. Regulations and laws relating to internet gaming are evolving and we cannot predict the timing, scope or terms of any such state, federal or foreign regulations, or the extent to which any such regulations will facilitate or hinder our interactive strategies. Any such changes to regulations or laws could have a material adverse effect on our business, results of operations, financial condition and prospects.

Failure to comply with regulations may result in the revocation or suspension of our or certain of our customers’ respective licenses to operate.

Our and our customers’ respective licenses to operate are subject to suspension or revocation by applicable regulatory authorities as a result of noncompliance with applicable regulatory requirements. In the event of our noncompliance, such authorities may pursue enforcement proceedings against us or certain of our customers. We can provide no assurance as to whether such proceedings would be likely to result in a favorable outcome. Further, such proceedings, irrespective of their outcome, may cause us or our customers to incur substantial costs, require operational changes and result in reputational damage, among other negative impacts, which could have a material adverse effect on our business, results of operations, financial condition and prospects. Finally, regulatory and gaming authorities may suspend, revoke, or condition our existing licenses and permits, or refuse, delay or condition the grant of future licenses and permits, if our principal shareholders are subject to investigations or regulatory proceedings. In two cases, a State gaming board or other regulatory authority granted us a temporary permit, subject to our obligation to provide updates and notify the board regarding proceedings involving one of our Founding Shareholders.

We may incur substantial costs in order to meet the varied and complex regulatory requirements to which we are subject in the different jurisdictions in which we operate.

The form and scope of regulatory requirements within the iLottery, iGaming and online sports betting industries vary by jurisdiction. This lack of uniformity can increase the costs and burden of compliance, as well as increase the difficulty associated with expansion into new jurisdictions.

Regulatory frameworks associated with the iLottery, iGaming and online sports betting industries exist across a wide spectrum, including within particular countries. We currently operate in 20 jurisdictions, including several U.S. states where we hold supplier licenses as part of the WHG License (as defined below), and plan to expand our operations into new jurisdictions. Expansion into new jurisdictions will subject us to a wider range of different, and potentially conflicting, regulatory requirements, which may cause it to incur increased costs and expend a greater degree of time in ensuring compliance. Our business and operations may be adversely affected by inaccurate predictions of the financial cost and administrative burden of compliance in connection with expansion into new jurisdictions. Further, the likelihood of noncompliance may be heightened in the event of expansion, which could result in payment of liquidated damages or termination of contracts in the event of material noncompliance.

Negative publicity concerning the gambling industry could result in increased regulations and reputational harm.

The industries in which we operate are at times subject to negative publicity with regard to harmful gambling behavior, such as addiction, gambling by minors, risks related to digital gambling and alleged association with money laundering. Publicity regarding problem gambling and other concerns with the lottery and other gambling industries, even if not directly connected to us, could adversely impact our business, results of operations, and financial condition. For example, if the perception develops that the gaming industry is failing to address such concerns adequately, the resulting political pressure may result in the industry becoming subject to increased regulation and restrictions on operations. Such an increase in regulation could adversely impact our results of operations, business, financial condition or prospects.

We are subject to laws and regulations related to data privacy, data protection and information security and consumer protection across different markets where we conduct our business, including in the United States and the European Union (“EU”), and we are also required to comply with certain industry standards including the Payment Card Industry Data Security Standard. Our actual or perceived failure to comply with such obligations could harm our business.

In the United States and other jurisdictions in which we operate, we are subject to various consumer protection laws and related regulations. If we are found to have breached any consumer protection laws or regulations in any such jurisdiction, we may be subject to enforcement actions that require us to change our business practices in a manner which may negatively impact our revenues, as well as expose us to litigation, fines, civil and/or criminal penalties and adverse publicity that could cause our customers to lose trust in us, negatively impacting our reputation and business in a manner that harms our financial position.

As part of our business and on behalf of our customers, we collect information about individuals, also referred to as personal data, and other potentially sensitive and/or regulated data. Laws and regulations in the United States and around the world restrict how personal data is collected, processed, stored, used and disclosed, as well as set standards for its security, implement notice requirements regarding privacy practices, and provide individuals with certain rights regarding the use, disclosure and sale of their protected personal data.

In the United States, both the federal and various state governments have adopted or are considering, laws, guidelines or rules for the collection, distribution, use and storage of information collected from or about consumers or their devices. For example, in the United States, there are a number of federal laws that impose limits on or requirements regarding the collection, distribution, use, security and storage of personal data of individuals. The Federal Trade Commission (FTC) Act grants the FTC authority to enforce against unfair or deceptive practices, which the FTC has interpreted to require companies’ practices with respect to personal data comply with the commitments posted in their privacy policies. The U.S. Federal Trade Commission and numerous state attorneys general also are applying federal and state consumer protection laws to impose standards on the online collection, use and dissemination of personal data, and to the security measures applied to such data. With respect to the use of personal data for direct marketing purposes, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, establishes specific requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content, and obligates, among other things, the sender of commercial emails to provide recipients with the ability to opt out of receiving future commercial emails from the sender.

In addition, in the United States at the state level, for example, California enacted the California Consumer Privacy Act (the “CCPA”), which came into force in 2020. The CCPA creates individual privacy rights for California residents and increases the privacy and security obligations of businesses handling personal data. The CCPA is enforceable by the California Attorney General and there is also a private right of action relating to certain data security incidents.

Additionally, the California Privacy Rights Act (the “CPRA”) which was approved on November 3, 2020 imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. Further, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (the “CDPA”), a comprehensive privacy statute that shares similarities with the CCPA, CPRA and legislation proposed in other states. In addition, on July 7, 2021, Colorado enacted the Colorado Privacy Act (“COCPA”), becoming the third comprehensive consumer privacy law to be passed in the United States (after the CCPA and CDPA). Similar laws have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. If we become subject to laws, guidelines or rules such as the CCPA, CRPA CDPA, or COCPA, we may be required to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation.

Several foreign jurisdictions, including the EU and the European Economic Area (“EEA”), have laws and regulations which are more restrictive in certain respects than those in the United States. For example, in the EU we are subject to the General Data Protection Regulation 2016/679 (the “GDPR”) in relation to our collection, control, processing, sharing, disclosure and other use of data relating to an identifiable living individual (personal data). The GDPR, and national implementing legislation in EEA Member States, impose a strict data protection compliance regime including: providing detailed disclosures about how personal data is collected and processed (in a concise, intelligible and easily accessible form); demonstrating that an appropriate legal basis is in place or otherwise exists to justify data processing activities; granting rights for data subjects in regard to their personal data (including data access rights, the right to be “forgotten” and the right to data portability); requirements to take appropriate technical and organizational security measures; requirements to have data processing agreements in place to govern the processing of personal data on behalf of other organizations; introducing the obligation to notify data protection regulators or supervisory authorities (and in certain cases, affected individuals) of significant data breaches; maintaining a record of data processing; and complying with the principal of accountability and the obligation to demonstrate compliance through policies, procedures, training and audit.

We are also subject to EU rules with respect to cross-border transfers of personal data out of the EEA. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. Most recently, on July 16, 2020, the Court of Justice of the EU (the “CJEU”) invalidated the EU-US Privacy Shield Framework (the “Privacy Shield”) under which personal data could be transferred from the EEA to U.S. entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on standard contractual clauses alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis, taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. The CJEU went on to state that if a competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer. The European Commission has published revised standard contractual clauses for data transfers from the EEA: the revised clauses must be used for relevant new data transfers from September 27, 2021; existing standard contractual clauses arrangements must be migrated to the revised clauses by December 27, 2022. We will be required to implement the revised standard contractual clauses, in relation to relevant existing contracts and certain additional contracts and customer arrangements, within the relevant time frames. There is some uncertainty around whether the revised clauses can be used for all types of data transfers, particularly whether they can be relied on for data transfers to non-EEA entities subject to the GDPR.

We have relied and currently rely on standard contractual clauses to transfer personal data outside the EU, including to the U.S. among other data transfer mechanisms pursuant to the GDPR, such as transfer to jurisdictions recognized by the European Commission as providing sufficient safeguards for the processing of personal data (adequacy decision).

We have previously relied on our relevant providers’ Privacy Shield certification for the purposes of transferring personal data from the EU to the U.S. in compliance with the GDPR’s data export conditions.

These recent developments may require us to review and amend the legal mechanisms by which we make and/or receive personal data transfers to/in the U.S. The developments also create uncertainty and increase the risk around our international operations. European court and regulatory decisions subsequent to the CJEU decision of 16 July 2020 have taken a restrictive approach to international data transfers. For example, the Austrian and the French data protection supervisory authorities, as well as the European Data Protection Supervisor, have recently ruled that use of Google Analytics by European website operators involves the unlawful transfer of personal data to the United States; a number of other EU supervisory authorities are expected to take a similar approach which may impact other business tools that we use. As the enforcement supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

We depend on a number of third parties in relation to the operation of our business, a number of which process personal data on our behalf. With each such provider we attempt to mitigate the associated risks of using third parties by performing security assessments and detailed due diligence, entering into contractual arrangements to ensure that providers only process personal data according to our instructions, and that they have sufficient technical and organizational security measures in place. Where we transfer personal data outside the EU or the United Kingdom to such third parties, we do so in compliance with the relevant data export requirements, as described above. There is no assurance that these contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, storage and transmission of such information. Any violation of data or security laws by our third-party processors could have a material adverse effect on our business and result in the fines and penalties outlined below.

We also act as a data processor on behalf of our customers and have data protection obligations to our customers, including in relation to notifying customers if we suffer a personal data breach, assisting customers with data subject rights requests in relation to the personal data we process, requirements for the use of sub-processors and restrictions on transferring personal data outside of the EU.

We are subject to the supervision of local data protection authorities in those EU jurisdictions where we are established or otherwise subject to the GDPR. Fines for certain breaches of the GDPR are significant, such as an amount equal to the greater of €20 million or 4% of total global annual turnover. In addition to the foregoing, a breach of the GDPR could result in regulatory investigations, reputational damage, orders to cease/ change our processing of our data, enforcement notices, and/or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.

We are also subject to evolving EU privacy laws on cookies, tracking technologies and e-marketing. In the EU, informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. The GDPR also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. The current national laws that implement the ePrivacy Directive are highly likely to be replaced across the EU by an EU regulation known as the ePrivacy Regulation which will significantly increase fines for non-compliance. While the text of the ePrivacy Regulation is still under development, a recent European court decision, regulators’ recent guidance and recent campaigns by a not-for-profit organization are driving increased attention to cookies and tracking technologies. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions and impairments on our marketing and personalization activities and may negatively impact our efforts to understand users.

Restrictions on the collection, use, sharing or disclosure of personal data or additional requirements and liability for security and data integrity could require us to modify our solutions and features, possibly in a material manner, could limit our ability to develop new products and features and could subject us to increased compliance obligations and regulatory scrutiny.

These laws and regulations constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain. New privacy laws add additional complexity, requirements, restrictions and potential legal risk, require additional investment in resources to compliance programs, and could impact trading strategies and availability of previously useful data. Such new laws may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment in resources to compliance programs, and could impact strategies and availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, including the Payment Card Industry Data Security Standard (the “PCI DSS”), a security standard applicable to companies that collect, store or transmit certain data regarding credit and debit cards, holders and transactions. Any failure to comply with the PCI DSS may violate payment card association operating rules, federal and state laws and regulations, and the terms of our contracts with payment processors and merchant banks. Such failure to comply may result in the loss of our ability to accept credit and debit card payments, subject us to fines, penalties and damages. In addition, there is no guarantee that PCI DSS compliance will prevent illegal or improper use of our payment systems or the theft, loss or misuse of data pertaining to credit and debit cards, credit and debit card holders, and credit and debit card transactions.

We are subject to anti-money laundering laws and regulations in the United States and other jurisdictions in which we operate.

We are subject to reporting, recordkeeping and anti-money laundering provisions in the United States, and are subject to similar requirements in other jurisdictions in which we operate. Recently, there has been increased regulatory scrutiny by the United States and other regulators and law enforcement agencies on companies in the gaming industry and compliance with anti-money laundering laws and regulations. Anti-money laundering laws and regulations are evolving quickly and could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Any determination that we have violated such laws or regulations, or any accusations of money laundering or regulatory investigations into possible money laundering activities, could have an adverse effect on our business, financial condition and results of operations and cash flows, and changes in these laws or regulations could result in increased operating costs.

We are subject to economic and trade sanctions laws and regulations.

We are subject to economic and trade sanctions laws and regulations in the various jurisdictions in which we operate, including those administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities. Our global operations expose us to the risk of violating, or being accused of violating, economic and trade sanctions laws and regulations. Our failure to comply with these laws and regulations may expose us to reputational harm as well as significant penalties, including criminal fines, imprisonment, civil fines, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can also be disruptive and cause us to incur significant legal and investigatory fees. Despite our compliance efforts and activities we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations.

We are subject to global anti-corruption laws, including the U.S. Foreign Corrupt Practices Act.

We are subject to anti-corruption, anti-bribery and similar laws and regulations in the various jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act (the “FCPA”). The FCPA prohibits us and our officers, directors, employees, agents and business partners acting on our behalf, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or otherwise securing an improper advantage to obtain or retain business. The FCPA further requires companies listed on U.S. stock exchanges to make and keep books and records that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. We conduct business directly and indirectly (through third-party vendors) with U.S. and non-U.S. governments. We are also subject to governmental oversight around the world, which may bring our officers, directors, employees and business partners acting on our behalf, including agents, into contact with government officials, all of which creates compliance risks.

We will implement and maintain policies and procedures designed to comply with applicable anti-corruption laws and regulations. However, we cannot provide assurance that our internal controls and compliance systems will always protect us from liability for acts committed by employees, agents or business partners of ours that would violate U.S. and/or non-U.S. laws, including the laws governing payments to government officials, bribery, fraud, kickbacks and other related laws. Any such improper actions or allegations of such acts could subject us to civil or criminal fines and penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as related stockholder lawsuits and other remedial measures, all of which could adversely affect our reputation, business, financial condition and results of operations. Investigations of alleged violations can also be disruptive and cause us to incur significant legal and investigatory fees.

Our revenue may be impacted, to a significant extent, by macroeconomic conditions.

Our business is sensitive to macroeconomic conditions. Economic factors, such as interest rates, heightened inflationary pressures, rising interest rates in key markets in which we operate, currency exchange rates, changes in monetary and related policies, market volatility, consumer confidence, supply chain issues and unemployment rates, are among the most significant factors that impact consumer spending behavior. Weak economic conditions or a significant deterioration in either global or certain regional economic conditions, including those resulting from health epidemics, such as the ongoing COVID-19 pandemic, or man-made events, such as the rapidly-escalating conflict in Ukraine, may limit supply chains or increase their cost, reduce the amount of disposable income consumers have, which, in turn, reduces consumer spending, and would have an adverse effect on our business, financial condition, and results of operations.

Conditions in the jurisdictions where we operate could materially and adversely affect our business , including, for example, in connection with the ongoing war in Ukraine.

Our offices are located in Tel Aviv, Israel, and a number of our officers and directors are living in Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Any hostilities involving Israel could adversely affect our operations and results of operations.

In addition, one of our offices is located in Kyiv, Ukraine, where a large part of our development team is located. Russia’s invasion of Ukraine and the related measures taken by the U.S., EU, UK and other jurisdictions, and NATO, including economic sanctions and export controls imposed as a result thereof, have created global security concerns and could have an impact on regional and global economies.

We cannot predict the impact of Russian activities in Ukraine and any heightened military conflict or geopolitical instability that may follow, including additional sanctions or counter-sanctions. While we continue to monitor the situation in Ukraine closely, any prolonged or expanded unrest, military activities, or sanctions, could have a material adverse effect on our operations.

Risks related to the Shares

The trading price of our Shares is likely to be volatile, and you may lose all or part of your investment.

The following factors, in addition to other risks described in this prospectus, may have a significant effect on the market price of our Shares:

•          variations in our operating results;

•          actual or anticipated changes in the estimates of our operating results;

•          changes in stock market analyst recommendations regarding our Shares, other comparable companies or our industry generally;

•          macro-economic conditions in the countries in which we do business;

•          currency exchange fluctuations and the denominations in which we conduct business and hold our cash reserves;

•          market conditions in our industry;

•          actual or expected changes in our growth rates or our competitors’ growth rates;

•          changes in regulation applicable to our industry;

•          changes in the market valuation of similar companies;

•          the trading volume of our shares on Nasdaq;

•          sales of our Shares by us or our shareholders, including the Founding Shareholders; and

•          the adoption or modification of regulations, policies, procedures or programs applicable to our business.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our Shares could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our Shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our Shares. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially adversely affect our business, operating results and financial condition.

If a U.S. person is treated as owning at least 10% of our Ordinary Shares, such holder may be subject to adverse United States federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly, or constructively) at least 10% of the value or voting power of our Ordinary Shares, such person may be treated as a “U.S. shareholder” with respect to each “controlled foreign corporation” in our group (if any). Because our group includes a U.S. subsidiary, certain of our non-U.S. subsidiaries will be treated as controlled foreign corporations (regardless of whether or not we are treated as a controlled foreign corporation). A U.S. shareholder of a controlled foreign corporation may be required to report annually and include in its United States taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income,” and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions. An individual that is a U.S. shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a U.S. shareholder that is a U.S. corporation. Failure to comply with these reporting obligations may subject a U.S. shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s United States federal income tax return for the year for which reporting was due from starting. We cannot provide any assurance that we will assist investors in determining whether we are or any of our non-U.S. subsidiaries is treated as a controlled foreign corporation or whether any investor is treated as a U.S. shareholder with respect to any such controlled foreign corporation or furnish to any U.S. shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. A U.S. investor should consult its advisers regarding the potential application of these rules to an investment in our Ordinary Shares.

Ownership in our Shares is restricted by gambling laws, and persons found “unsuitable” by a competent authority may be required to dispose of their shares.

Gambling authorities or lottery authorities, as applicable, have the right to investigate any individual or entity having a relationship to, or involvement with, us or any of our subsidiaries or joint ventures, to determine whether such individual or entity is suitable as a business associate of ours. Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gambling company to report the acquisition to the local regulatory authorities, and those authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only.

Gambling and/or lottery authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, these regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by those authorities.

Any person found unsuitable by a competent authority may be precluded from holding direct, indirect, beneficial or record ownership of any voting security, nonvoting security or debt security of any public corporation which is registered with the relevant gambling or lottery authority beyond the time prescribed by such authority.

Our failure, or the failure of any of our major shareholders, directors, officers, key employees, products or technology, to obtain or retain a required license or approval in one jurisdiction could negatively impact our ability (or the ability of any of our major shareholders, directors, officers, key employees, products or technology) to obtain or retain required licenses and approvals in other jurisdictions.

In light of these regulations and the potential impact on our business, our articles of association allow for the restriction of stock ownership by persons or entities who fail to comply with informational or other regulatory requirements under applicable gambling laws, who are found unsuitable to hold our shares by competent authorities, whose stock ownership adversely affects our ability to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval from a gambling or lottery authority or a purported transferee of a stockholder who acquires shares made invalid pursuant to our articles of association. The licensing procedures and background investigations of the authorities that regulate our businesses and the restriction in our articles of association may inhibit potential investors from becoming significant stockholders or inhibit existing stockholders from retaining or increasing their ownership.

We do not anticipate paying dividends in the foreseeable future.

We do not anticipate paying any cash dividends on our Shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to compliance with applicable laws and covenants under any future credit facility, which may restrict or limit our ability to pay dividends. The amount of any future dividend payments we may make will depend on, among other factors, our strategy, future earnings, financial condition, cash flow, working capital requirements, capital expenditures and applicable provisions of our articles of association. Unless and until we declare and pay dividends, any return on your investment will only occur if the value of our Shares appreciates.

Additionally, under Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of our issued share capital. Our legal reserve is not available for distribution.

Future sales or the perception of future sales of our Ordinary Shares could adversely affect the price of our Ordinary Shares.

Subject to compliance with the Securities Act or exceptions therefrom, we, all of our directors and executive officers, and certain of our shareholders including the Founding Shareholders, may make Ordinary Shares available for sale into the public markets, which could cause the market price of our Ordinary Shares to decline and impair our ability to raise capital. Sales of a substantial number of shares or the perception that such sales may occur may also cause the market price of our Ordinary Shares to fall or make it more difficult for you to sell your Ordinary Shares at a time and price that you deem appropriate.

The coverage of our business or our Shares by securities or industry analysts or the absence thereof could adversely affect the trading price and trading volume of our Shares.

Our Shares are listed on Nasdaq. However, we cannot assure you that an active trading market for our Shares will be sustained. The trading market for our securities is influenced in part by the research and other reports that industry or securities analysts publish about us or our business or industry from time to time. We do not control these analysts or the content and opinions included in their reports. We may be slow to attract equity research coverage, and the analysts who publish information about our securities will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If no or few analysts commence equity research coverage of us, the trading price and volume of our securities would likely be negatively impacted. If analysts do cover us and one or more of them downgrade our securities, or if they issue other unfavorable commentary about us or our industry or inaccurate research, our stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets. Any of the foregoing would likely cause our stock price and trading volume to decline. Accordingly, we cannot assure you of the likelihood that an active trading market will be sustained, the liquidity of any trading market, your ability to sell your Shares when desired or the price that you may be able to obtain in any such sale.

We are an emerging growth company, as defined in the Securities Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors because we may rely on these reduced disclosure requirements.

We are an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we could continue to be an emerging growth company for up to five years following the completion of our initial public offering.

For as long as we continue to be an emerging growth company, we may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including presenting only limited selected financial data and not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. As a result, our shareholders may not have access to certain information that they may deem important. We cannot predict if investors will find our Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F as promptly as U.S. domestic issuers. In addition, we are permitted to disclose limited compensation information for our executive officers on an individual basis. Further, we are not required to comply with Regulation FD, which restricts the selective disclosure of material nonpublic information to, among others, broker-dealers and holders of a company’s securities under circumstances in which it is reasonably foreseeable that the holder will trade in the company’s securities on the basis of the information. These exemptions and leniencies reduce the frequency and scope of information and protections afforded to shareholders of a company that is not a foreign private issuer.

Additionally, as a foreign private issuer whose shares are listed on Nasdaq, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, including with respect to Nasdaq’s rule with respect to a majority independent board.

At this time, we do not follow any Luxembourg rules instead of Nasdaq corporate governance rules, except with respect to Nasdaq Marketplace Rule 5635 which sets forth the circumstances under which shareholder approval is required prior to an issuance of securities in connection with: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) transactions other than public offerings. With respect to the circumstances described in Nasdaq Marketplace Rule 5635, we follow Luxembourg law which does not require approval of our shareholders with respect to the issuance of new shares within the limit and subject to the terms of the delegation granted to the board of directors in the form (and within the limits and conditions) of the authorized capital of the Company.

Subject to following home country rules with respect to the circumstances described in Nasdaq Marketplace Rule 5635, we intend to substantially comply with the rules applicable to U.S. companies listed on Nasdaq. We may in the future elect to follow additional home country practices with regard to various corporate governance requirements for which exemptions are available to foreign private issuers, including certain requirements prescribed by Nasdaq with regard to, among other things, the composition of our board of directors and shareholder approval procedures for certain dilutive events and for the adoption of, and material changes to, equity incentive plans. Following our home country governance practices, as opposed to the requirements that would otherwise apply to a company listed on Nasdaq, may provide less protection than is accorded to investors under Nasdaq rules applicable to domestic issuers. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2022. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S.-listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

We were, until recently, a “controlled company” under Nasdaq rules, and were able to rely on exemptions from certain corporate governance requirements that provide protection to shareholders of companies that are not controlled companies.

Our Founding Shareholders held until recently more than 50% of our issued Ordinary Shares, which entitled us to rely on certain exemptions as a “controlled company” under Nasdaq rules. To date, the Founding Shareholders hold approximately 49.9% of our issued Ordinary Shares, and we are no longer a “controlled company”. However, in the event that the Founding Shareholders increase their holdings to more than 50% of our Ordinary Shares, we will be a “controlled company” under Nasdaq rules, again. As a controlled company, we would be exempt from Nasdaq rules with respect to certain corporate governance requirements, such as the requirement that we have a majority of independent directors, which we utilized when we were a “controlled company”. If we regain the status of a “controlled company” and elect to take advantage of any exemptions in the future, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all Nasdaq rules.

Our articles of association designate the federal district courts of the United States as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders.

Our articles of association provide that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts shall be the sole and exclusive forum for any claim asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our articles of association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our articles of association described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States Holders (as defined below) of our Ordinary Shares.

We would be classified as a passive foreign investment company (“PFIC”) for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code (as defined below)), or (ii) 50% or more of the value of our gross assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For these purposes, cash and other assets readily convertible into cash or that do or could generate passive income are categorized as passive assets, and the value of goodwill and other unbooked intangible assets is generally taken into account. Passive income generally includes, among other things, rents, dividends, interest, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. For purposes of this test, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation of which we own, directly or indirectly, at least 25% (by value) of the stock.

Based on our market capitalization and the composition of our income, assets and operations, we believe we were not a PFIC for the year ending December 31, 2021 and do not expect to be a PFIC for United States federal income tax purposes for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year. Moreover, the aggregate value of our assets for purposes of the PFIC determination may be determined by reference to the trading value of our Ordinary Shares, which could fluctuate significantly. In addition, it is possible that the Internal Revenue Service may take a contrary position with respect to our determination in any particular year, and, therefore, there can be no assurance that we were not a PFIC for the year ending December 31, 2021 or will not be classified as a PFIC for the current taxable year or in the future. United States Holders should consult their tax advisers regarding the application of these rules. Certain adverse United States federal income tax consequences could apply to a United States Holder if we are treated as a PFIC for any taxable year during which such United States Holder holds our Ordinary Shares. See Item 10.E. “Taxation - Material United States Federal Income Tax Considerations for United States Holders - Passive Foreign Investment Company.”

We continue to incur increased costs as a result of operating as a public company, and our management is required to devote substantial time to compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an emerging growth company, we will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Nasdaq rules and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations continue to increase our legal and financial compliance costs and continue to make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified members of our board of directors.

We continue to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting. We are required to disclose material changes in internal control over financial reporting on an annual basis and are required to make annual assessment of our internal control over financial reporting pursuant to Section 404(a). While we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm pursuant to Section 404(b). To maintain compliance with Section 404, we are engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude that our internal control over financial reporting is effective as required by Section 404. If we identify one or more significant deficiencies, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our Shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition and results of operations.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.

Notwithstanding Sections 3(a)(1)(A) and (C) of the 1940 Act, we are a research and development company and comply with the safe harbor requirements of Rule 3a-8 of the 1940 Act. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition and results of operations.

Risks relating to our incorporation in Luxembourg

The rights of our shareholders may differ from the rights they would have as shareholders of a United States corporation, which could adversely impact trading in our Ordinary Shares and our ability to conduct equity financings.

The Company’s corporate affairs are governed by the Company’s articles of association and the laws of Luxembourg, including the Luxembourg Company Law, as amended from time to time (loi du 10 août 1915 concernant les sociétés commerciales, telle qu’elle a été modifiée). The rights of our shareholders and the responsibilities of our directors and officers under Luxembourg law are different from those applicable to a corporation incorporated in the United States. For example, under Delaware law, the board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and its shareholders. Luxembourg law imposes a duty on directors of a Luxembourg company to: (i) act in good faith with a view to the best interests of a company; and (ii) exercise the care, diligence, and skill that a reasonably prudent person would exercise in a similar position and under comparable circumstances. Additionally, under Delaware law, a shareholder may bring a derivative action on behalf of a company to enforce a company’s rights. Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against members of our board of directors, which may be initiated by the general meeting of the shareholders, or, subject to certain conditions, by minority shareholders holding together at least 10% of the voting rights in the company). Further, under Luxembourg law, there may be less publicly available information about us than is regularly published by or about U.S. issuers. In addition, Luxembourg laws governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg laws and regulations in respect of corporate governance matters might not be as protective of minority shareholders as are state corporation laws in the United States. Therefore, our shareholders may have more difficulty in protecting their interests in connection with actions taken by our directors, officers or principal shareholders than they would as shareholders of a corporation incorporated in the United States. As a result of these differences, our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.

The Company is organized under the laws of Luxembourg and a substantial amount of its assets are not located in the United States. It may be difficult for you to obtain or enforce judgments or bring original actions against us or the members of our board of directors in the United States.

The Company is organized under the laws of the Grand Duchy of Luxembourg. Most of the members of our board of directors, our senior management and the experts named in this Prospectus reside outside the United States and a substantial portion of their assets are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon these individuals or upon us or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against us in the United States. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg and penalty clauses and similar clauses on damages or liquidated damages are allowed to the extent that they provide for a reasonable level of damages and the courts of Luxembourg have the right to reduce or increase the amount thereof if it is unreasonably high or low.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Grand Duchy of Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures (exequatur). The enforceability in Luxembourg courts of judgments rendered by U.S. courts will be subject, prior to any enforcement in Luxembourg, to the procedure and the conditions set forth in the Luxembourg procedural code, which conditions may include that:

•	the judgment of the U.S. court is final and enforceable (exécutoire) in the United States;
•
the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•
the U.S. court has applied to the dispute the substantive law that would have been applied by Luxembourg courts. Based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court;

•
the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•	the U.S. court has acted in accordance with its own procedural laws; and
•
the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules, must not have been given in proceedings of a tax or criminal nature and must not have been rendered subsequent to an evasion of Luxembourg law (fraude à la loi).

In addition, actions brought in a Luxembourg court against us, the members of our board of directors, our officers or the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts do generally not award punitive damages. It is possible that awards of damages made under civil liabilities provisions of the U.S. federal securities laws or other laws (for example, fines or punitive damages) would be classified by Luxembourg courts as being of a penal or punitive nature and would not be recognized by Luxembourg courts. Ordinarily an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages, such punitive damages may be considered as a penalty.

Derivative actions are generally not available to shareholders under Luxembourg law. However, minority shareholders holding securities entitled to 10% of the voting rights at the general meeting that resolved on the granting of discharge to the directors may bring an action against the directors on behalf of the company. Minority shareholders holding at least 10% of the voting rights of a company may also ask the directors questions in writing concerning acts of management of the company or one of its subsidiaries, and if the company fails to answer these questions within one month, these shareholders may apply to the Luxembourg courts to appoint one or more experts instructed to submit a report on these acts of management. This provision of Luxembourg law does not apply to claims under the U.S. federal securities laws. Furthermore, consideration would be given by a Luxembourg court in summary proceedings to acts that are alleged to constitute an abuse of majority rights against the minority shareholders.

Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German.

There exists no published case law in Luxembourg in relation to the recognition of limited recourse provisions by which a party agrees to limit its recourse against the other party to the assets available at any given point in time with such other party and there exists no published case law in Luxembourg in relation to the recognition of foreign law governed subordination provisions whereby a party agrees to subordinate its claims of another party. If a Luxembourg court had to analyze the enforceability of such provisions, it is likely that such a court would consider the position taken by Belgian and Luxembourg legal scholars according to which limited recourse provisions are enforceable against the parties thereto but not against third parties.

A contractual provision allowing the service of process against a party to a service agent could be overridden by Luxembourg statutory provisions allowing the valid serving of process against a party subject to and in accordance with the laws of the country where such party is domiciled.

For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us, the members of our board of directors, our executive officers and the experts named in this Prospectus. In addition, even if a judgment against us, the non-U.S. members of our board of directors, senior management or the experts named in this Prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.

Luxembourg and European insolvency and bankruptcy laws are substantially different than U.S. insolvency laws and may offer our shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.

As a company organized under the laws of Luxembourg and with its registered office in Luxembourg, the Company is subject to Luxembourg insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against us including, among other things, Council and European Parliament Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast). Should courts in another European country determine that the insolvency and bankruptcy laws of that country apply to us in accordance with and subject to such EU regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency and bankruptcy laws in Luxembourg or the relevant other European country, if any, may offer our shareholders less protection than they would have under U.S. insolvency and bankruptcy laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency and bankruptcy laws.

Risks relating to the SDRs

SDR holders do not have the same rights as NeoGames shareholders.

SDR holders will not have rights equivalent to those of NeoGames shareholders, whose rights are governed by Luxembourg law. Although the terms and conditions of the SDRs generally will allow SDR holders to vote in general meetings of shareholders or be entitled to dividends as if they held NeoGames shares directly, the rights of SDR holders differ in some instances from the rights of NeoGames shareholders, as further set out in the section “Terms and conditions of the SDRs” below. Additionally, SDR holders may not be able to enforce their rights under the terms and conditions of the SDRs in relation to their SDRs in the same manner as shareholders could with respect to the Shares under Luxembourg law.

There will be no trading in the SDRs.

The Company’s shares are admitted to trading on Nasdaq Global Market. The Shares will also be subject to an application for the admission and introduction to trading on the Nasdaq Global Market. However, the Shares will be held by Mangold until they are transferred to the shareholders in Aspire accepting the Offer through the conversion of the SDRs in accordance with the section “Deposit and withdrawal of Shares” under “Terms and conditions of the SDRs” below. Consequently, the shareholders in Aspire accepting the Offer will not be able to divest the Shares represented by the SDRs received by them before the conversion is carried out. Furthermore, the SDRs will not be subject to an application for the admission and introduction to trading on any trading venue. Since there will not be an active trading market for the SDRs it may be difficult for the shareholders accepting the Offer to divest the SDRs.

Investors with a reference currency other than SEK will be subject to certain currency risks if they tender for SDRs in the Offer.

The SDRs are, and any potential dividend to be paid in respect of the SDRs will be, denominated in SEK. Tendering in the Offer for SDRs by an investor whose principal currency is not SEK may expose the investor to currency exchange risks that may impact the value of the SDRs for such holder and any dividends, as any depreciation of SEK in relation to such foreign currency may reduce the value of the SDRs and any future dividends paid.

Risks relating to the Offer

The conditions for completion of the Offer may not be fulfilled within an acceptable timeframe or on terms acceptable to the Company.

The Company has set a number of conditions for the completion of the Offer, including that the Company becomes the owner of not less than 90 percent of the shares in Aspire and that Aspire Global’s articles of association are amended (see “Terms and Conditions of the Offer”). These terms are partly beyond the control of the Company. In the event that one or more conditions are not fulfilled or cannot be fulfilled, the Company has, under certain conditions, the right to withdraw the Offer. Since the Offer was announced on 17 January 2022, the market price of Aspire’s shares has increased. Should uncertainty arise regarding the completion of the Offer, or if the Company should withdraw the Offer, it may have a negative effect on the share price of Aspire or the Company’s shares or cause the volatility to increase. Furthermore, a portion of the costs associated with the Offer must be paid regardless of whether the Offer is completed, which could harm NeoGames’ business, financial condition and result of operations.

Risks related to clauses in the Company’s and Aspire’s agreements regarding change of control.

Completion of the Offer may trigger change of control clauses in agreements that will be or have already been entered into by the Company or Aspire. If the Company fails to obtain third party consents, when necessary, it may have an adverse effect on the Company’s and/or the Combined Company’s (as defined below) business, operations, financial position, results of operations and prospects.

The coordination of the companies’ businesses may take longer than anticipated.

The establishment and the continued operations of the Combined Company (as defined below), and the realisation of the anticipated benefits of the combination and coordination of the businesses of NeoGames and Aspire (as described in the section "Reasons for the offer"), will be demanding and time consuming for the companies and may not yield the results anticipated by the companies’ management teams. It is important that the combination process is carried out without material disturbances in the businesses of the companies, and without material losses of key and other employees. There is a risk that the coordination of the businesses within the Combined Company takes longer than anticipated, which could affect the results of the Combined Company negatively. Furthermore, some or all of the anticipated positive effects of the combination may not be achieved.

In connection with completion of the Offer, goodwill and other intangible assets will be recognized that may result in accounting impairment losses.

Goodwill and other intangible assets will be recognized upon completion of the Offer. This goodwill and other intangible assets will be stated in its entirety in the balance sheet of the group in which the Company, after the completion of the acquisition of Aspire, is the parent company (the “Combined Company”). Any impairment losses related to the consideration paid by the Company to acquire Aspire Global, may entail a reduction of Combined Company’s equity and thereby solvency.

The Company does not and will not control Aspire until after completion of the Offer.

The Company will not have control of any entity of the Aspire group before completion of the Offer. The Company cannot assure investors that the Aspire group, up until completion of the Offer, will be operated in the same way as it would be under the Company’s control. Should any entity of the Aspire group alter its operations in a way that affects its business strategy or financial position, this could make the completion of the Offer less commercially beneficial for the Company than anticipated.

In the event that NeoGames obtains not less than 90 percent, but less than 100 percent, of the outstanding Aspire shares, NeoGames intends to commence a compulsory acquisition proceeding in accordance with Aspire’s amended articles of association in order to acquire all remaining Aspire shares. Full integration of NeoGames’ business with Aspire’s business may not be achieved until this compulsory acquisition proceeding is completed. Furthermore, full integration may not be achieved at all if NeoGames elects to waive the condition for completion of the Offer requiring that the Offer is accepted to such extent that NeoGames becomes the owner of shares representing not less than 90 percent of the total number of outstanding shares in Aspire Global (on both a non-diluted and on a fully diluted basis), as a compulsory acquisition proceeding can in such case not be initiated in accordance with Aspire’s amended articles of association. This could prevent or delay NeoGames from realizing some or all of the anticipated strategic benefits of its acquisition of Aspire since the shareholder minority protection rules would in that case limit NeoGames’ freedom to manage Aspire.

The Company’s access to information regarding Aspire has been limited, and the Company may not be adequately protected against possible known or unknown deficiencies and liabilities.

The Company’s access to information regarding Aspire in connection with the Offer has been limited to confirmatory diligence review. Such limited due diligence review entails a risk that potential liabilities and deficiencies in the target company have not been identified and discovered, including specific contract terms in material agreements or threatened liabilities for breaches of contract in business-critical relationships, legal proceedings, employer and pension obligations, non-compliance with applicable laws or standards, environmental remedies, taxes, or other liabilities. As the Company and Aspire commence their operations as a combined company, the Combined Company’s management may learn of additional liabilities which, individually or in aggregate, could result in significant additional costs and liabilities that are not described in this Prospectus, or affect the feasibility of achieving expected synergies. Any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects or the share price of the Company and, consequently, the value of the SDRs offered as share consideration in the Offer.

NeoGames’ and Aspire Global’s exchange rates are fixed and will not be adjusted for fluctuations in the market price of NeoGames’ shares or foreign exchange rates.

Under the Base Case Alternative in the Offer (see “Terms and Conditions of the Offer”), NeoGames is offering each shareholder in Aspire, in respect of 50 percent of the number of Aspire shares tendered by such shareholder, SEK 111.00 in cash per Aspire share, and, in respect of the remaining 50 percent of the number of Aspire shares tendered by such shareholder, 0.320 shares in NeoGames per Aspire share, in the form of SDRs. Due to the volatility in the market price of NeoGames’ shares, Aspire shareholders cannot be sure of the total value, at the time of settlement of the Offer, of the NeoGames shares in the form of SDRs that are issued as consideration in the Offer, which may decrease. Accordingly, the value of the NeoGames share (which is denominated in USD) that Aspire shareholders will receive upon settlement of the Offer will depend on the market value of the NeoGames share at the time of settlement of the Offer, which may be lower or higher than SEK 71.05, being NeoGames’ closing price on 14 January 2022 (i.e., the last day of trading prior to the announcement of the Offer) based on a SEK to USD foreign exchange rate of 0.111. Fluctuations in the exchange rate between USD and SEK may further affect the value in SEK of NeoGames’ shares in the form of SDRs, which are issued as consideration in the Offer, at the time of settlement of the Offer as compared to the value in SEK of the NeoGames share on the last trading day prior to the announcement of the Offer. There will be no adjustment to the Offer consideration based on fluctuations in the market price of NeoGames’ shares or foreign exchange rates.

The uncertainties associated with NeoGames’ combination with Aspire may cause key employees to leave Aspire or NeoGames.

While NeoGames does not intend to make any material changes to either NeoGames’ or Aspire’s employee base, terms of employment or locations in the near-term, NeoGames’ and Aspire’s employees may perceive uncertainty about their future role with the Combined Company until strategies with regard to the combined businesses are announced or executed. Employee retention may be particularly challenging as NeoGames’ and Aspire’s employees may experience frustrations during the integration process and uncertainty about their future roles with NeoGames following the completion of the Offer. For the combination to be successful, NeoGames and Aspire must continue to retain and motivate key employees during the period before the Offer is completed. Furthermore, after the Offer is completed, NeoGames must be successful at retaining and motivating key employees in order for the benefits of the combination to be fully realized. If key employees depart, for example, because of the uncertainty and difficulty of integration and/or a desire not to become employees of NeoGames after the Offer is completed, NeoGames may incur significant costs in identifying, hiring, and retaining replacements for departing employees, or customer relationships may suffer, which could substantially reduce or delay NeoGames’ ability to realize the anticipated benefits of the combination and could have a material adverse effect on NeoGames’ and Aspire’s businesses, financial condition and results of operations.

Holders of Aspire shares that do not accept the Offer and whose Aspire shares are acquired in the compulsory acquisition proceeding may not receive consideration for their Aspire shares for a significant period of time after completion of the Offer.

In the event that NeoGames obtains not less than 90 percent, but less than 100 percent, of the outstanding Aspire shares, and provided that Aspire Global’s articles of association are amended in accordance with the conditions for the completion of the Offer, NeoGames intends to commence a compulsory acquisition proceeding in accordance with Aspire’s amended articles of association in order to acquire all remaining Aspire shares. It may take several months from initiation of the compulsory acquisition proceeding until the proceeding has been fully completed. Consequently, holders of Aspire shares that do not accept the Offer and whose Aspire shares are subsequently acquired in the compulsory acquisition proceeding may not receive consideration for their Aspire shares for a significant period of time after completion of the Offer.

The payment of the full cash component of the Offer consideration under the Conditional Alternative may be uncertain.

The Offer consideration for the shares in Aspire may take the form of either of the two consideration alternatives, the Base Case Alternative and the Conditional Alternative. The cash component of the consideration payable under the Conditional Alternative is dependent on the distribution of dividends by Aspire. In order for final dividends to be paid to the shareholders of Aspire, there must be profits available for distribution in accordance with the provisions of the Companies Act (Chapter 386 of the laws of Malta), and the board of directors of Aspire must propose, by board resolution, the declaration and distribution of a dividend, after which the general meeting of shareholders of Aspire must resolve to adopt the board of directors’ proposal. In order for interim dividends to be paid to shareholders of Aspire (that is, dividends which are not final dividends), there must be profits available for distribution in accordance with the provisions of the Companies Act (Chapter 386 of the laws of Malta), and the board of directors of Aspire must approve, by board resolution, the declaration and distribution of a dividend. Thus, there can be no assurances as to the timing of the payment of the full cash component under the Conditional Alternative or whether it will be paid at all. It should be noted that this does not apply to the payment of cash consideration under the Base Case Alternative.

We may not be able to service our debt under our financing agreements in connection with the Offer, or we may otherwise be in breach of those arrangements.

In order to finance, among other things, part of the aggregate consideration payable by the Company pursuant to the Offer, the Company, NeoGames Connect S.à r.l. and NeoGames Connect Limited have entered into the Interim Facilities Agreement with the Interim Lenders (each as defined below). Notwithstanding the entry into the Interim Facilities Agreement, the Company will seek to negotiate and execute a long-form financing agreement prior to the closing date of the Offer to replace the Interim Facilities (each as defined below). In relation to this, the Company and NeoGames Connect S.à r.l. also entered into the Commitment Letter (as defined below). Pursuant to the terms of the Commitment Letter, BXC (as defined below) has committed to make available, in connection with the Offer, the Senior Facilities (as defined below) which shall be documented pursuant to the Senior Facilities Agreement (as defined below). If no Interim Facility has been funded prior to such time, the Interim Facility Agreement shall automatically terminate on the date on which the Senior Facilities Agreement is signed and each initial condition precedent thereunder is irrevocably satisfied or waived as evidenced by delivery of a duly signed and unqualified conditions precedent letter thereunder.

Upon consummation of the Offer, we will have outstanding indebtedness with debt service requirements. Our ability to meet our debt service obligations will depend on our future operating and financial performance, which in turn depends on our ability to successfully implement our business strategy as well as general economic, financial, competitive, regulatory and other factors. If we do not generate sufficient cash to service our debt under the Interim Facilities Agreement (or, to the extent entered into, the Senior Facilities Agreement) or if we fail to meet other obligations under the Interim Facilities Agreement (or, to the extent entered into, the Senior Facilities Agreement), we may be in default, which may entitle the Interim Lenders (or, in the case of the Senior Facilities, the Lenders (as defined below)), as applicable, to certain rights and remedies against us, and such rights and remedies may have a material adverse effect on our business and financial results. In addition, the final maturity date of the Interim Facilities is 90 days after the date on which the first drawdown of Interim Facility 1 (as defined below) occurs (by which date, the Interim Facilities would need to be replaced and refinanced).

If the closing date in the Offer has not occurred on or before the date falling eight months after (and excluding) 17 January 2022 and the Interim Lenders (or, in the case of the Senior Facilities, the Lenders) do not agree to extend such period, the Interim Facilities (or, as the case may be, the Senior Facilities) will no longer be available to be drawn.

The Interim Facilities Agreement contains (and the Senior Facilities Agreement is expected to contain) customary affirmative and negative covenants which may restrict our ability to operate our business (including, in the case of the Senior Facilities Agreement, a financial maintenance covenant). Our failure to comply with these covenants could result in an event of default that could materially and adversely affect our financial condition and results of operations.

In the event of a default under the Interim Facilities Agreement (or, to the extent entered into, the Senior Facilities Agreement), that is not cured or waived, the Interim Lenders (or, in the case of the Senior Facilities, the Lenders) could take certain actions, including terminating their commitments, declaring all amounts that we have borrowed under the Interim Facilities Agreement (or, to the extent entered into, the Senior Facilities Agreement), to be due and payable, together with accrued and unpaid interest (and other fees) and/or enforce the Interim Security (as defined below) (or, in the case of the Senior Facilities, security in favor of the Lenders under the Senior Facilities Agreement). If the debt under the Interim Facilities Agreement, the Senior Facilities Agreement or any other material financing arrangement that we have entered into or will subsequently enter into were to be accelerated, our assets may be insufficient to repay the indebtedness in full. Any such actions could force us into bankruptcy or liquidation, and we might not be able to repay our obligations in such an event.

As of the date hereof, the Company has incurred costs in an amount of approximately $1.6 million in connection with the financing agreements with Blackstone. The Company has not incurred costs in connection with the FX Hedging Transaction. The costs of the FX Hedging Transaction will be incurred only upon completion of the Offer.

IMPORTANT INFORMATION

Capitalised terms used in this Prospectus and not otherwise defined in this Prospectus have the meanings ascribed to such terms in the “Abbreviations and Definitions” section. Moreover, certain industry terms and other terms used in this Prospectus are explained in the “Abbreviations and Definitions”, “Glossary of Industry Terms”, and “Important Information—Presentation of Financial and Other Information—Market, economic and industry data” sections below.

Unless implied otherwise in this Prospectus, the term the “Management” refers to the Board of Directors and the management board of the Company. Except where the context otherwise requires or otherwise indicated, the terms “NeoGames” and the “Company” refer to NeoGames S.A. together with its consolidated subsidiaries, as a group, and the terms “we,” “us” and “our” refer to the Company, together with NeoPollard Interactive LLC (“NPI”), as a group.

The validity of this Prospectus will expire on 26 April 2023, being twelve months after the date of its approval. The information contained in this Prospectus speaks only as at the date hereof and any obligation to supplement this Prospectus in the event of significant new factors, material mistakes or material inaccuracies (insofar as required under the Prospectus Regulation) will not apply after the closing of the offer period for the SDRs.

Unless indicated otherwise, references to statements as to beliefs, expectations, estimates and opinions of the Company or its management refer to the beliefs, expectations, estimates and opinions of the Management.

Neither the Company, nor the Management or any of their respective representatives give any assurance or make any representation to any investor as to the legality of an investment in the SDRs by an investor under the laws applicable to such investor. Each investor should consult with his or her own advisors as to the legal, tax, business, financial and related aspects of tendering in the Offer in exchange for SDRs.

This Prospectus is intended to provide information to prospective investors in the context and for the sole purpose of evaluating to tender in the Offer in exchange for the SDRs offered as share consideration in the Offer. It has been prepared in accordance with the provisions of the Prospectus Regulation and the Swedish Prospectus Act, and does not express any commitment or acknowledgement or waiver, and does not create any express or implied right towards anyone other than a prospective investor in the context of the Offer. It cannot be used except in connection with the Offer.

RESPONSIBILITY STATEMENT

The Company accepts responsibility for the completeness and accuracy of the information contained in this Prospectus. To the best of the Company’s knowledge, the information contained in this Prospectus is in accordance with the facts and makes no omission likely to affect its import. The opinions, assumptions, intentions, projections and forecasts expressed in this Prospectus with regard to the Company are honestly held by the Company, have been reached after considering all the relevant circumstances and are based on reasonable assumptions.

No representation or warranty, express or implied, is made by the Management as to the accuracy, completeness or verification of the information set forth in this Prospectus or any other information provided by the Company in connection with the SDRs or their distribution, and nothing contained in this Prospectus is, or shall be relied upon as, a promise or representation in this respect, whether made in the past or the future. The Management assumes no responsibility for its accuracy, completeness or verification and accordingly disclaim, to the fullest extent permitted by applicable law, any and all liability, whether arising in tort, contract or otherwise, which they might otherwise be found to have in respect of this document or any such statement.

NOTICE TO PROSPECTIVE TENDERERS

This Prospectus is intended to provide information to prospective investors in the context and for the sole purpose of evaluating to tender in the Offer in exchange for the SDRs offered as share consideration in the Offer. It contains selected and summary information, does not express any commitment or acknowledgement or waiver and does not create any express or implied right towards anyone other than a prospective investor in the context of the Offer. It cannot be used except in connection with the Offer. The contents of this Prospectus are not to be construed as an interpretation of the Company’s obligations, of market practice or of contracts entered into by the Company.

Prospective investors are expressly advised that an investment in the SDRs entails financial risk and that they should therefore read this Prospectus in its entirety, in particular the “Risk Factors” section hereof, when considering an investment in the SDRs. In deciding to tender in the Offer, prospective investors must rely on their own examination, analysis and enquiry of the Company, the SDRs and the Offer and the information contained in this Prospectus, including the merits and risks involved in an investment in the SDRs.

Any decision to invest in the SDRs offered as share consideration in the Offer should be based solely on this Prospectus (and any supplement hereto), taking into account that any summary or description, set forth in this Prospectus, of legal provisions, accounting principles or a comparison of such principles, corporate structuring or contractual relationships is for information purposes only and should not be construed as legal, accounting or tax advice as to the interpretation or enforceability of such provisions, information or relationships.

Except as provided for under mandatory provisions of law, no person is authorised to give any information or to make any representation in connection with the Offer other than as contained in this Prospectus, (and any supplement hereto), and, if given or made, such information or representation must not be relied upon as having been authorised by the Company.

This Prospectus does not constitute an offer to sell or a solicitation by or on behalf of the Company to any person to purchase any of the SDRs offered in the Offer in any jurisdiction where it is unlawful for such person to make such an offer or solicitation. The distribution of this Prospectus and the offer of the SDRs in certain jurisdictions are restricted by law. Persons into whose possession this Prospectus may come are required by the Company to inform themselves about and to observe such restrictions. Other than with respect to the Offer in Sweden, no action has been taken by the Company that would permit an offer of the SDRs, or the possession or distribution of this Prospectus or any other offering material or application form relating to the SDRs, in any jurisdiction where action for that purpose is required. This Prospectus may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorised or is unlawful. The Company does not accept any responsibility for any violation by any person, whether or not such person is a prospective investor in the SDRs, of any of these restrictions. See “Selling Restrictions” and “Transfer Restrictions” elsewhere in this Prospectus.

This Prospectus has been prepared in accordance with the Prospectus Regulation and the Swedish Prospectus Act. This Prospectus has been prepared for the purpose of the public offering of SDRs in Sweden as share consideration under the Offer. This Prospectus was approved by the SFSA and published on the SFSA’s website (www.fi.se), and once its approval has been notified by the SFSA to the FI, it (together with its summary translated into Swedish) will be published on the Company’s website (https://ir.neogames.com/offer-page) and, additionally, for information purposes only, on the website of https://mangold.se/

None of the Company or any of its respective representatives is making any representation to any offeree or purchaser of the SDRs regarding the legality of an investment in the SDRs by such offeree or purchaser under the laws applicable to such offeree or purchaser. The contents of this Prospectus should not be construed as legal, financial or tax advice. The investors are advised to consult their own legal advisor, independent financial advisor or tax advisor for legal, financial or tax advice.

Neither the delivery of this Prospectus nor any sale made hereunder at any time after the date hereof shall, under any circumstances, create any implication that there has been no change in the Company’s affairs since the date hereof or that the entirety of the information set forth in this Prospectus is correct as at any time subsequent to its date.

The SDRs are subject to a public offering within the territory of Sweden on the basis of the Prospectus approved by the SFSA. In certain countries, applicable legislation may limit the distribution of the Prospectus or any advertising or promotion of the Offer. The Prospectus may not be used for the purpose of or in connection with, and does not constitute, any offer to sell, or any solicitation or invitation to purchase, subscribe for, or any advertising or promotion of the Offer with respect to the SDRs in any jurisdiction in which such offer or solicitation or invitation or advertising or promotion would be unlawful. The SDRs are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under applicable securities laws and regulations. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. Persons in possession of the Prospectus should inform themselves about and observe and comply with any restrictions in such respect, including the restrictions regarding the possibility to acquire or subscribe for the SDRs (see “Selling Restrictions” and “Transfer Restrictions”). Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdictions.

For the purpose of acquiring or subscribing for the SDRs, each investor will be required to make certain representations and warranties and to take certain actions as described in “Terms and conditions of the Offer”. The Company reserves the right to refuse, at its own discretion, to allot any SDRs if in the opinion of the Company or any representative thereof such allotment could constitute a breach or result in a breach of any law or regulation (see “Selling Restrictions” and “Transfer Restrictions”).

Prospective investors also acknowledge that: (i) they have relied only on the information contained in this Prospectus; and (ii) that no person has been authorised to give any information or to make any representation concerning the Company or its subsidiary or the SDRs (other than as contained in this Prospectus) and, if given or made, any such other information or representation should not be relied upon as having been authorised by the Company.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED STATES

The Offer described in this Prospectus is made for the issued and outstanding shares of Aspire, a company incorporated under Maltese law, and is subject to Maltese and Swedish disclosure and procedural requirements, which are different from those of the United States. Shareholders in the United States are advised that the shares of Aspire are not listed on a U.S. securities exchange and that Aspire is not subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and is not required to, and does not, file any reports with the U.S. Securities and Exchange Commission (the “SEC”) thereunder.

The Offer is made in the United States pursuant to Section 14(e) and Regulation 14E of the U.S. Exchange Act, subject to exemptions provided by Rule 14d – 1(c) under the U.S. Exchange Act for a Tier I tender offer (the “Tier I Exemption”) and Rule 802 under the U.S. Securities Act of 1933 (the “802 Exemption”), and otherwise in accordance with the disclosure and procedural requirements of Swedish law, including with respect to withdrawal rights, the Offer timetable, settlement procedures, waiver of conditions and timing of payments, which are different from those applicable under U.S. domestic tender offer procedures and law. Holders of the shares of Aspire domiciled in the United States (the “U.S. Holders”) are encouraged to consult with their own advisors regarding the Offer.

Aspire’s financial statements and all financial information included herein, or any other documents relating to the Offer, have been or will be prepared in accordance with IFRS and may not be comparable to the financial statements or financial information of companies in the United States or other companies whose financial statements are prepared in accordance with U.S. generally accepted accounting principles. The Offer is made to the U.S. Holders on the same terms and conditions as those made to all other shareholders of Aspire to whom an offer is made. Any information documents, including the offer document, are being disseminated to U.S. Holders on a basis comparable to the method pursuant to which such documents are provided to Aspire’s other shareholders.

As permitted under the Tier I Exemption, the settlement of the Offer is based on the applicable Swedish law provisions, which differ from the settlement procedures customary in the United States, particularly as regards to the time when payment of the consideration is rendered. The Offer, which is subject to Swedish law, is being made to the U.S. Holders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder, in particular the Tier I Exemption and the 802 Exemption. To the extent the Offer is subject to U.S. securities laws, those laws only apply to U.S. Holders and thus will not give rise to claims on the part of any other person. The U.S. Holders should consider that the price for the Offer is being paid in SEK and that no adjustment will be made based on any changes in the exchange rate.

It may be difficult for Aspire’s shareholders to enforce their rights and any claims they may have arising under the U.S. federal or state securities laws in connection with the Offer, since Aspire and NeoGames are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. Aspire’s shareholders may not be able to sue Aspire or NeoGames or their respective officers or directors in a non-U.S. court for violations of U.S. securities laws. Further, it may be difficult to compel Aspire or NeoGames and/or their respective affiliates to subject themselves to the jurisdiction or judgment of a U.S. court.

To the extent permissible under applicable law or regulations, NeoGames and its affiliates or its brokers and its brokers’ affiliates (acting as agents for NeoGames or its affiliates, as applicable) may from time to time and during the pendency of the Offer, and other than pursuant to the Offer, directly or indirectly purchase or arrange to purchase shares of Aspire outside the United States, or any securities that are convertible into, exchangeable for or exercisable for such shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, and information about such purchases will be disclosed by means of a press release or other means reasonably calculated to inform U.S. Holders of such information. In addition, to the extent permissible under applicable law or regulation, the financial advisors to NeoGames may also engage in ordinary course trading activities in securities of Aspire Global, which may include purchases or arrangements to purchase such securities as long as such purchases or arrangements are in compliance with the applicable law. Any information about such purchases will be announced in Swedish and in a non-binding English translation available to the U.S. Holders through relevant electronic media if, and to the extent, such announcement is required under applicable Swedish or U.S. law, rules or regulations.

The receipt of cash pursuant to the Offer by a U.S. Holder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each shareholder is urged to consult an independent professional adviser regarding the tax consequences of accepting the Offer. Neither NeoGames nor any of its affiliates and their respective directors, officers, employees or agents or any other person acting on their behalf in connection with the Offer shall be responsible for any tax effects or liabilities resulting from acceptance of this Offer.

Certain other information applicable to U.S. investor may not be included in this Prospectus. U.S. investors should therefore read our annual report on Form 20-F, filed with the Securities and Exchange Commission on 14 April 2022 before making any decision with respect to our securities.

Neither the U.S. Securities and Exchange Commission nor any securities regulatory authority of any state or other jurisdiction of the United States has approved or disapproved of the SDRs offered as share consideration in the Offer or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

NOTICE TO EEA INVESTORS

The Prospectus has been approved by the SFSA, the financial sector supervisory authority in the Kingdom of Sweden, for the purpose of the public offering of the SDRs in Sweden under the Offer. No offer of the SDRs to the public is being made in any Member State of the European Economic Area (other than Sweden) (each, a “Relevant State”) that would require the publication of the prospectus or any other offering document in such other Relevant State. However, the Company may decide to advertise the Offer in another Relevant State under certain exemptions from the obligation to publish a prospectus under the Prospectus Regulation, provided that any such offering of the SDRs to the public will not result in a requirement to publish the Prospectus or any other offering document by the Company under Article 3 of the Prospectus Regulation.

In relation to each Relevant State, no SDRs have been offered or will be offered pursuant to the Offer to the public in that Relevant Member State prior to the publication of a prospectus in relation to the SDRs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, as applicable, except that the SDRs may be offered to the public in that Relevant State at any time:

•	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation); or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the SDRs shall require the Company to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation within the territory of the Relevant State and each person who initially acquires SDRs or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the Company that it is a “qualified investor” within the meaning of the Prospectus Regulation.

For the purposes of this Prospectus, the expression an “offer to the public” or “offer of the SDRs to the public” in relation to any SDRs in any Relevant State means a communication to persons in any form and by any means, presenting sufficient information on the terms of the Offer and the SDRs to be offered as share consideration, so as to enable an investor to decide to tender in the Offer in exchange, in part or in full, for the SDRs offered as share consideration (including the placement of the SDRs through financial intermediaries).

The Company and its respective affiliates and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the Company of such fact in writing may be permitted to tender for SDRs in the Offer.

MIFID II PRODUCT GOVERNANCE REQUIREMENTS

Although the Company is not subject to EU Directive 2014/65/EU on markets in financial instruments, as amended (“MiFID II”), the SDRs that are the subject of the Offering have been subject to a product approval process to determine the target market of the SDRs (the “Target Market Assessment”). The Target Market Assessment has determined that the SDRs are: (i) compatible with an end target market of retail investors and investors who meet the criteria of professional clients and eligible counterparties, each as defined in MiFID II; and (ii) eligible for distribution through all distribution channels as are permitted by MiFID II.

Notwithstanding the Target Market Assessment, distributors should note that: the price of the SDRs may decline and investors could lose all or part of their investment; the SDRs offer no guaranteed income and no capital protection; and an investment in the SDRs is compatible only with investors who do not need guaranteed income or capital protection, who (either alone or in conjunction with an appropriate financial or other advisor) are capable of evaluating the merits and risks of such an investment and who have sufficient resources to be able to bear any losses that may result therefrom. The Target Market Assessment is without prejudice to the requirements of any contractual, legal or regulatory selling restrictions in relation to the Offer.

It must be noted that the Company is not a “manufacturer” subject to the provsions of MiFID II, and each distributor is responsible for undertaking its own target market assessment in respect of the SDRs and determining the appropriate distribution channels.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Statements and other data in the Prospectus

Financial information

This Prospectus includes standalone financial statements of the Company which have been prepared for the years ended 31 December 2021, 31 December 2020 and 31 December 2019 in accordance with the Luxembourg act dated 19 December 2002 on the trade and companies register and on bookkeeping and annual accounts of companies (as amended) (the 2002 Accounts Act) by applying the International Financial Reporting Standards (the “IFRS”) as adopted by the European Union. BDO Audit has audited the standalone financial statements of the Company for the financial year ended 31 December 2020. ATWELL has audited the standalone financial statements of the Company for the years ended 31 December 2019 and 31 December 2021.

This Prospectus includes consolidated financial information of the Company and its subsidiaries as of and for the years ended 31 December 2021, 31 December 2020 and 31 December 2019, prepared in accordance with the IFRS as issued by the International Accounting Standards Board (an accounting standard equivalent to IFRS as adopted by the EU pursuant to Commission Decision 2008/961/EC) (the “Consolidated Financial Statements”) as additional information. Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm has audited the Consolidated Financial Statements included herein.

Unless otherwise stated, the financial information in this Prospectus has been prepared in accordance with the IFRS as issued by the International Accounting Standards Board.

The financial information presented in this Prospectus was not prepared in accordance with US Generally Accepted Accounting Principles (“U.S. GAAP”) or audited in accordance with US Generally Accepted Auditing Standards (“U.S. GAAS”). No opinion or any other assurance with regard to any financial information was expressed under US GAAP or US GAAS, and the financial information is not intended to comply with the SEC reporting requirements. Compliance with such requirements would require modification, reformulation or exclusion of certain financial measures. In addition, changes would be required in the presentation of certain other information. In particular, no reconciliation to US GAAP is provided.

Throughout this prospectus, we provide a number of key performance indicators used by our management and often used by competitors in our industry. These and other key performance indicators are discussed in more detail in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators.”

Rounding

Certain numerical figures set out in this Prospectus, including financial data presented in millions and certain operating data, have been subject to rounding adjustments. As a result, the totals of the data in this Prospectus may vary slightly from the actual arithmetic totals of such information. Percentages and amounts reflecting changes over time periods relating to financial data are calculated using the numerical data in the Consolidated Financial Statements or the tabular presentation of financial data (subject to rounding) contained in this Prospectus, as applicable, and do not use the numerical data in the narrative description thereof.

Currency Presentation

Unless otherwise indicated, all references in the Prospectus to “euro” or “EUR” are to the common currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, while references to “USD”, “U.S. Dollar” or “$” are to the lawful currency of the United States of America, and references to “SEK” are to the lawful currency of Sweden.

Market, economic and industry data

Unless the source is otherwise stated, the market, economic and industry data in this Prospectus constitute the Company’s estimates, using underlying data from independent third parties. The Company obtained market data and certain industry forecasts used in this Prospectus from internal surveys, reports and studies, where appropriate, as well as market research, publicly available information and industry publications.

Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. The Company believes that these industry publications, surveys and forecasts are reliable, but the Company has not independently verified them, or made any representation or warranty as to or their accuracy or completeness. To the extent these industry publications, surveys and forecasts are accurate and complete, the Company confirms it has correctly extracted and accurately reproduced the information from such sources. As far as the Company is aware and able to ascertain from information published by such sources, no facts have been omitted that would render the reproduced information inaccurate or misleading. Additionally, industry publications and such reports generally state that the information contained therein has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and in some instances state that they do not assume liability for such information. The Company cannot therefore assure you of the accuracy and completeness of such information and the Company has not independently verified such information.

However, the forward-looking estimates and forecasts reproduced in this Prospectus from third-party sources could prove to be inaccurate. The market studies are often based on information or assumptions that may not be accurate or appropriate, and their methodology is inherently predictive and speculative. The fact that information from the aforementioned third-party studies has been included in this Prospectus should not be considered as a recommendation by the relevant third parties to invest in, purchase, or take any other action whatsoever with respect to shares in the Company.

Where third-party information has been used in this Prospectus, the source of such information has been identified. In addition, in many cases, statements in this Prospectus regarding the Company’s industry and its position in the industry are based on the Company’s experience and its own investigation of its industry and the review of information made publicly available by competitors. Comparisons between the Group’s reported financial or operational information and that of competitors using this information may not fully reflect their actual positions on the market, as such information may not be defined consistently or reported for companies that operate in the same industry as the Company defines or reports such information in this Prospectus.

While the Company is not aware of any misstatements regarding the industry data presented herein, the Company’s estimates involve certain assumptions, risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section. The Company cannot assure the investors that any of these statements are accurate or correctly reflect the Company’s position in the industry, and none of its internal surveys or information have been verified by any independent sources, and the Company cannot guarantee their accuracy.

Documents incorporated in the Prospectus by reference

The Prospectus does not contain any information incorporated therein by reference to information contained in other publicly available documents or sources, regardless of the form in which they have been made available or recorded.

No Incorporation of Website Information

The contents of the Company’s websites and all other websites mentioned in this Prospectus do not form part of this Prospectus. The information on such websites has not been scrutinised or approved by the SFSA.

The information on the website of the Company or the information contained on the websites to which the website of the Company is linked do not constitute a part of the Prospectus.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information in this prospectus concerning our industry, our markets and our competitive position is based on information from our own internal estimates and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties such as the American Gaming Association, Eilers & Krejcik Gaming, GamblingCompliance, H2 Gambling Capital (“H2GC”) and La Fleur’s TLF Publications, in addition to reports from state lottery commissions.

Industry publications and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We have proprietary rights to trademarks used in this prospectus which are important to our business, many of which are registered under applicable intellectual property laws.

Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements, including, without limitation, the potential opportunities and benefits of a combination of NeoGames and Aspire relate to events that involve known and unknown risks, uncertainties and other factors, including those listed in “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The Company has not published and does not intend to publish any profit estimates within the meaning of Regulation 2019/980, and no such profit estimate is provided in this Prospectus.

In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our ability to control or predict. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors.

Many important factors, in addition to the factors described in the risk factor section of this Prospectus, could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this Prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this Prospectus and the documents that we reference in this Prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

REASONS FOR THE OFFER

Having thoroughly researched and landscaped the global gaming market for a best-in-class iGaming provider, NeoGames has identified Aspire as an ideal combination that would allow NeoGames to pursue sports and gaming initiatives globally for lottery customers and permit entry into the adjacent TAMs of online sports betting and online gaming. NeoGames believes combining with Aspire and adding its proprietary technology, including a scalable PAM solution providing end-to-end solutions for a customer’s online business from regulation and compliance to payment processing, risk management, CRM, support and player value optimization combined with its games content and sports betting platform, provides strong strategic and operational rationale for a combination. Further, Aspire operates a pure B2B model, given its recent divestiture of its B2C operations. Aspire’s B2B operations, as reported by Aspire, have a history of revenue growth and operating profitability provides strong financial rationale for a combination. NeoGames believes that the combination of award-winning products and service offerings across iLottery, online sports betting and iGaming, will uniquely position NeoGames, as a global multi-product leader, to further capitalize on industry growth, increase revenues from existing customers and offer a value proposition that would appeal to a wider array of customers globally.

The fact that both companies share a common origin and a common technology foundation will, we believe, allow us to benefit from revenue synergies efficiently. These shared roots also mean that both companies share important cultural and management values which again will smooth the transitional period.

NeoGames believes the proposed combination of NeoGames and Aspire could result in the following benefits to the combined business:

Technology and Product Offering Enhancements Elevating the Go-To-Market Strategy

As lotteries around the world are seeking comprehensive turn-key solutions that include iLottery, online sports betting and iGaming products and services, it is NeoGames’ belief that the ability to provide a complete end-to-end solution is becoming an increasingly important consideration for lotteries around the world when selecting platform and content providers. The combination of iLottery, online sports betting and iGaming would create a comprehensive product offering that would enable NeoGames to compete and win contracts in markets where lotteries operate sports betting and iGaming, providing additional revenue opportunities. Furthermore, the combination would enhance NeoGames’ ability to address all aspects of its customers’ needs in-house, reducing the need for third party solutions.

Provides Strategic Opportunities to Accelerate and Diversify Growth

NeoGames’ positioning in the U.S. as a leading iLottery platform provider2, with technology platforms that are deployed and operational in over a dozen U.S. states across lotteries and gaming, could further facilitate and accelerate Aspire’s entry into the growing U.S. market. Further, Aspire’s online sports betting and iGaming operating capabilities with experience operating outside of the U.S. could assist NeoGames to establish a presence in the sports betting and iGaming verticals in emerging high growth regions, such as Latin America and Africa.

Diversified Revenue Streams and Improved Growth Profile

Aspire’s complementary online sports betting and iGaming offering diversifies NeoGames’ revenue streams, both geographically and by product. NeoGames would be able to pursue sports and gaming initiatives globally for lottery customers and enter into the adjacent TAMs of online sports betting and online gaming. Together, NeoGames and Aspire operate across three continents globally. Combing the power of the global reach with a comprehensive product offering, which brings efficient product development and faster new market launches, NeoGames believes meaningful revenue synergies could be realized over the long term. NeoGames believes that the combined product offering will better position the combined company to win contracts in markets that were previously inaccessible or require a highly competitive position.

Additionally, reducing third party costs and fees, eliminating duplicative public company costs, and aligning of research and development activities and general and administrative costs could potentially create cost synergies.

Committed to Continued Profitable Growth

Both NeoGames and Aspire have operated separately as high growth and highly profitable entities for many years. The combination of the companies, and resulting reduced reliance on third party vendors improving margins, as well as increased TAM and growth profile, are expected to lead to additional opportunities to accelerate growth and to further expand already strong margins.

Enhanced Management Expertise

The combined company will be led and supported by the market-leading capabilities of an experienced, joint management team. Having worked together successfully in the past, NeoGames’ and Aspire’s management teams represent a strong cultural fit as each focus on innovation and a customer-centric approach to their respective markets and products.

NeoGames looks forward to working with Aspire’s highly experienced team. The quality of the team throughout the organization was one of the drivers for the Offer and as such NeoGames sees them as key to the future success of the combined company and intends to invest in their continued growth. The organizational structure of Aspire has provided a robust platform for growth, therefore NeoGames intends to create a new iGaming division that will encompass the entire existing operations of Aspire to support and push for the continued growth of the iGaming and sports betting verticals, while benefiting from overarching synergies.

2 According to Eilers & Krejcik Gaming's U.S. iLottery Tracker, NeoGames, through its NPI Joint Venture, has operated 67 percent of the market of U.S. iLottery gross wagers as of April 2021.

The combined company is expected to be led by Moti Malul, who will continue as CEO, and Raviv Adler as CFO of NeoGames. Tsachi Maimon, the CEO of Aspire, is expected join NeoGames as President and lead the newly formed online gaming division. The current board of directors of NeoGames will remain in place and be responsible for governance of the combined entity.

NeoGames is expecting it will experience employee growth over time and is not anticipating significant redundancies in personnel. NeoGames plans to maintain separate business lines across products much as it is currently organized.

As set out above, NeoGames’ intention is to realize integration benefits of the combination. The integration of Aspire and NeoGames will therefore likely entail some changes to the organization, operation and employees of the combined group. The specific initiatives to be implemented will be determined following completion of the Offer pursuant to a detailed review of the combined businesses. Before completion of such review, it is too early to say which specific initiatives will be taken and the impact that these would have. Except for what is stated above, there are currently no decisions on any changes to NeoGames’ or Aspire’s employees, management or existing organization and operations of Aspire, including terms of employment and location of business.

DIVIDEND AND DIVIDEND POLICY

We do not anticipate paying any cash dividends on our Shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

There are no legislative or other legal provisions currently in force in Luxembourg or arising under our articles of association that restrict the payment of dividends or distributions to holders of our Shares not residing in Luxembourg, except for withholding tax requirements and regulations restricting the remittance of dividends, distributions and other payments in compliance with United Nations and EU sanctions. Under Luxembourg law the amount and payment of dividends or other distributions is determined by a simple majority vote at a general meeting of shareholders based on the recommendation of our board of directors, except in certain limited circumstances. Pursuant to our articles of association, our board of directors has the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg law.

Distributions (in the form of either dividends, share premium or capital surplus reimbursements) may be lawfully declared and paid if our net profits and/or distributable reserves are sufficient under Luxembourg law.

•
Under Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of our issued share capital. As of 31 December 2021 we had a legal reserve in the amount of $230 thousand.

•
Under Luxembourg law, the amount of distributions paid to shareholders (including in the form of dividends, share premium reimbursements or capital surplus reimbursements) may not exceed the amount of profits at the end of the last financial year plus any profits carried forward and any amounts drawn from reserves that are available for that purpose, less any losses carried forward and sums to be placed in reserve in accordance with Luxembourg law or our articles of association. Furthermore, no distributions (including in the form of dividends, share premium reimbursements or capital surplus reimbursements) may be made if net assets were, at the end of the last financial year (or would become, following such a distribution), less than the amount of the subscribed share capital plus the non-distributable reserves. Distributions in the form of dividends may only be made out of net profits and profits carried forward, whereas distributions in the form of share premium reimbursements may only be made out of available share premium and distributions in the form of capital surplus reimbursements may only be made out of available capital surplus.

The amount of any future dividend payments we may make will depend on, among other factors, our strategy, future earnings, financial condition, cash flow, working capital requirements, capital expenditures and applicable provisions of our articles of association. Any profits we declare as dividends and any share premium or capital surplus we distribute will not be available to be reinvested in our operations.

We have not declared nor paid dividends in any of the years ended 31 December 2019, 2020 and 2021.

CAPITALISATION AND INDEBTEDNESS

The data presented in this section should be analysed in conjunction with the information provided in “Operating and Financial Review” and the historical financial statements and the notes thereto, as well as the financial data presented in the other sections of the Prospectus.

Working capital statement

The Company is of the opinion that the Company has sufficient working capital for its present requirements that is for at least the next twelve months commencing as at the date of this Prospectus.

The tables below set forth our cash and cash equivalents and capitalization as of 31 March 2022 and is based on unaudited financial information as of the aforementioned date.

Investors should read this table in conjunction with our audited financial statements included in this Prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” There have been no significant adjustments to our capitalization since 31 March 2022.

Total current debt (including current portion of non-current debt)	-
Guaranteed	-
Secured	-
Unguaranteed / unsecured	-
Total non-current debt (excluding current portion of non-current debt)..	13,287
- Guaranteed	-
- Secured	13,287
- Unguaranteed / unsecured	-
Shareholder equity	60,887
- Share capital	45
- Legal reserve(s)	60,842
- Other reserves	-
Total	74,174

A Cash	40,768
B Cash equivalents	-
C Other current financial assets	-
D Liquidity (A + B + C)	40,768
E Current financial debt (including debt instruments, but excluding current portion of non-current financial debt)	-
F Current portion of non-current financial debt	-
G Current financial indebtedness (E + F)	-
H Net current financial indebtedness (G - D)	(40,768)
I Non-current financial debt (excluding current portion and debt instruments).	13,287
J Debt instruments	-
K Non-current trade and other payables	1,158
L Non-current financial indebtedness (I + J + K)	14,445
M Total financial indebtedness (H + L)	(26,323)

INVESTMENTS

Development expenses for the year ended December 31, 2021 were $9.4 million. The development expenses are primarily comprised of costs of our research and development personnel, contractor services in Ukraine and other development-related expenses. Research and development costs are expensed when incurred, except to the extent that such costs qualify for capitalization. The increase of $1.9 million compared with the year ended December 31, 2020 was primarily driven by an increase in the number of employees in our Ukraine research and development centers.

Development expenses for the year ended December 31, 2020 were $7.5 million increasing from $6.9 million in the year ended December 31, 2019. The increase is attributed to increase in the number of employees both in Israel and Ukrtaine development centers.

There are no material investments of the Company that are in progress or for which firm commitments have been made between the period 31 December 2021 and the date of this Prospectus. However, the Company intends to complete the acquisition of Aspire Global in accordance with what is stated in this Prospectus. In particular, see section “Reasons for the Offer”

On July 31, 2014, Pollard and NeoGames US jointly established an equal ownership share, NeoPollard Interactive LLC (“NPI” or the “Joint Venture”) designated to participate in iLottery tenders in the North American market. NPI has operated the Virginia State Lottery online e-Subscription program, since 2015 through October 2026, the iLottery platform on behalf of New Hampshire Lottery since September 2018 with an initial term of seven years, the North Carolina Education Lottery iLottery program since October 2019 (initial terms of five years with an option to extend for additional five years) and the Alberta Gaming, Liquor and Cannabis Commission ("AGLC') iLottery platform since September 2020 (initial term of seven years, with an option to extend for five years).

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables set out selected consolidated historical financial information of the Company as at and for the years ended 31 December 2021, 31 December 2020 and 31 December 2019.

These consilodeated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board. Profit or loss accounts are presented and analyzed by their nature rather than their function within the entity as such method provides reliable and more relevant information on the Company's operations.

Statements of profit or loss

Selected financial information from the consolidated statement of profit or loss for the periods indicated.

	For the 12-month periods ended 31-Dec
	2021	2020	2019
	($ ‘000) / (audited)
Revenue	50,463	49,202	33,062
Distribution expenses	9,889	6,685	4,252
Development expenses	9,428	7,452	6,877
Selling and marketing expenses	1,549	1,483	1,981
General and administrative expenses	12,300	7,496	4,957
Initial public offering expenses	-	2,796	-
Prospective acquisition related expenses	3,841	-	-
Total operating expenses excluding depreciation and amortization	37,007	25,912	18,067

EBITDA	25,902	24,683	11,071

Depreciation and amortization	14,613	11,657	9,685
Interest expenses with respect to funding from related parties	4,811	4,343	3,792
Finance income	-	(21)	(53)
Finance expenses	1,501	747	382
The company’s share in profits (losses) of Joint Venture	12,446	1,393	(3,924)
Profit (loss) before income taxes expenses	4,977	7,957	(2,735)
Income taxes expenses	(325)	(1,443)	(1,243)
Net and total comprehensive income (loss)	4,652	6,514	(3,978)

Statement of financial position

Selected financial information from the consolidated statement of financial position at the dates indicated.

	As at 31 December
	2021	2020	2019
	($’000) / (audited)
ASSETS
NON-CURRENT ASSETS
Restricted deposit	154	164	150
Restricted deposits – Joint Venture	3,848	3,773	2,000
Property and equipment	2,159	1,301	849
Intangible assets	22,354	17,835	14,413
Right-of-use assets	7,882	3,127	4,688
Deferred taxes	1,839	211	130
CURRENT ASSETS
Cash and cash equivalents	66,082	59,767	6,016
Designated cash	167	-	-
Restricted deposit	9	12	138
Prepaid expenses and other receivables	2,494	1,446	905
Due from Aspire Group	1,483	56	296
Due from the Michigan Joint Operation and NPI	3,560	3,192	250
Trade receivables	3,724	3,701	2,737
TOTAL ASSETS	115,755	94,585	33,175

LIABILITIES AND EQUITY

EQUITY
Share capital	45	44	21
Reserve with respect to transaction under common control	(8,467)	(8,467)	(8,467)
Reserve with respect to funding transactions with related parties	20,072	20,072	16,940
Share premium	70,812	68,608	22,788
Share based payments reserve	6,023	3,907	2,967
Accumulated losses	(28,691)	(33,343)	(39,857)

NON-CURRENT LIABILITIES
Capital notes, loans and accrued interest due to Aspire Group	-	17,739	14,987
Loans and other due to Caesars, net	12,899	10,666	-
Company share of Joint Venture net liabilities	830	1,025	-
Lease liabilities	7,820	1,855	3,382
Accrued severance pay, net	286	384	276

CURRENT LIABILITIES
Trade and other payables	7,902	4,910	1,855
Lease liabilities	769	1,651	1,455
Capital notes, loans and accrued interest due to Aspire Group	21,086	-	-
Loans and other due to Caesars, net	-	1,972	14,245
Employees withholding payable	167	-	-
Employees’ related payables and accruals	4,202	3,562	2,583

TOTAL LIABILITIES AND EQUITY	115,755	94,585	33,175

Statement of cash flows

Selected financial information from the consolidated statement of cash flows for the periods indicated.

	For the 12-month periods ended 31 December
	2021	2020	2019
	($‘000)/(audited)
Net cash generated from operating activities	14,911	24,518	15,040
Net cash used in investing activities	(6,283)	(12,696)	(17,424)
Net cash generated from financing activities	(2,313)	41,929	5,166
Net change in cash and cash equivalents	6,315	53,751	2,782

Significant accounting policies

The significant accounting policies followed in the preparation of the financial statements, on a consistent basis, are:

Comparative information

Comparative figures stated in the statements of comprehensive loss have been reclassified to conform to the current year's presentation format for the purpose of adequate much more and relevant presentation.

Foreign currency

The financial statements of the Company are prepared in US dollar (the functional currency), which is the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Company's transactions. Balances in foreign currencies are converted into US dollar in accordance with the principles set forth by International Accounting standard (IAS) 21 ("The Effects of Changes in Foreign Exchange Rates"). Accordingly, transactions and balances have been converted as follows:

Monetary assets and liabilities - at the rate of exchange applicable at the end of the reporting year; Income and expense items - at exchange rates applicable as of the date of recognition of those items. Non-monetary items - at the rate of exchange used to convert the related items within the Statement of Financial Position i.e. at the time of the transaction.

Transaction under common control

Acquisition of intangible assets under common control is accounted for based on their book value as was accounted for by the seller. The difference between the fair value of the consideration and the book value of the intangible assets was recorded as a capital reserve with respect to transaction under common control in the statement of changes in deficit.

Cash equivalents

Cash and cash equivalents comprise cash balances and time deposits with a term of three months or less from the date of the actual deposit.

Trade receivables

Trade receivables are initially recognized at fair value and subsequently measured at amortized cost and principally comprise amounts due from related parties and ilottery companies. The Company has applied the standard' simplified approach and has calculated the ECLs based on lifetime of expected credit losses, with de-minlmis results. Bad debts (if any) are written off when there is objective evidence that the full amount may not be collected.

Provisions

Provisions, which are liabilities of uncertain timing or amount, are recognized when the Company has a legal or constructive obligation as a result of past events, if it is probable that an outflow of funds will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made.

Property and equipment

Property and equipment comprise of data center (servers), computers, leasehold improvements, office furniture and equipment and are stated at cost less accumulated depreciation. Carrying amounts are reviewed at the end of each reporting year. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount.

Depreciation is calculated to write off the cost of fixed assets on a straight line basis over the expected useful lives of the assets concerned. The principal annual rates used for this purpose, are

%
Computers and computers equipment	25-33
Office furniture and equipment	7
Leasehold improvements	Over the shorter of the term of the lease or useful lives

Subsequent expenditures are included in the assets carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to profit and loss during the financial period in which they are incurred.

Gains and losses on disposals are determined by comparing proceeds with carrying amount and are recognized in profit and loss.

The residual value, the depreciation method and the useful life of an asset are reviewed at least each year- end and the changes are accounted for as a change in accounting estimate on a prospective basis.

Impairment of non-financial assets

The Company evaluates the need to record an impairment of the carrying amount of fixed assets and intangible assets whenever events or changes in the circumstances indicate that the carrying amount is not recoverable. If the carrying amount of the above assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of the net sale price and value in use. In measuring value in use, the expected cash flows are discounted using a pre-tax discount rate that reflects the specific risks of the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in the statement of comprehensive loss.

Revenue recognition

Revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring services to a customer.

The Company generates its revenues through three streams:

Royalties from licensed technological platfmm and the provision of proprietary games content Royalty revenues are recognized in the accounting periods in which the gaming transactions occur.

Fees from use of intellectual property rights ("IP rights") - revenues are recognized over the usage periods.

Development services - revenues are recognized in the accounting periods in which services provided.

Reserve with respect to funding transactions with a Related Group

Transactions with related parties are accounted for based on fair value. Any difference between the nominated value and the fair value arise in transactions with related parties are recorded directly into equity to a "Reserve with respect to funding transactions with a Related Group".

Share-based payment

Where equity settled share options are awarded to employees, the fair value of the options at the date of grant is charged to the consolidated statement of comprehensive loss over the vesting period. Non-market vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Non-vesting conditions and market vesting conditions are factored into the fair value of the options granted. As long as all other vesting conditions are satisfied, a charge is made irrespective of whether the market vesting conditions are satisfied. The cumulative expense is not adjusted for failure to achieve a market vesting condition or where a non-vesting condition is not satisfied.

Where the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to the consolidated statement of comprehensive income over the remaining vesting period,

Finance income and expenses

Finance income comprises of net currencies exchange rates differences, while finance expenses comprise of interest on related paities funding, net currencies exchange rates differences, interest on leases liabilities and banks charges.

Fair value measurement hierarchy

The Company measures certain financial instruments, including derivatives and option scheme expense, at fair value at the end of each repmting period. Fair value is the price that would be received or paid in an orderly transaction between market participants at a particular date, either in the principal market for the asset or liability or, in the absence of a principal market, in the most advantageous market for that asset or liability accessible to the Group.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use ofrelevant observable inputs and minimizing the use of unobservable inputs.

New standards, interpretations and amendments adopted by the Company

IFRIC 23, Uncertainty over Income Tax Treatments

IFRIC 23, Uncertainty over fncome Tax Treatments clarifies how to apply the recognition and measurement requirements in IAS 12 Income Taxes when there is unce1tainty over income tax treatments.

IFRIC 23, requires entities to calculate the current tax liability in their financial statements as if the tax authorities were going to perform a tax audit, and the tax authorities knew all the facts and circumstances about the entity's tax position.

IFRlC 23 addresses the following issues:

•	Whether an entity should consider uncertain tax treatments separately;
•	The assumptions an entity should make about the examination of tax treatments by taxation authorities;
•	How an entity determines taxable profit or loss, tax bases, unused tax losses, unused tax credits and tax rates; and
•	How an entity considers changes in facts and circumstances.

The standard was adopted on January l, 2019 with no impact on the consolidated financial statements.

The preparation of financial statements under IFRS requires the Company to make estimates and judgments that affect the application of policies and reported amounts. Estimates and judgments are continually evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Included in this note are accounting policies and/or estimates which cover areas that the Directors and Management consider require judgments and/or assumptions which have a significant risk of causing a material adjustment to the canying amount of assets and liabilities in the future. These policies together with references to the related notes to the financial statements, which include further commentary on the nature of the estimates and judgments made, can be found below:

Funding transactions with a Related Group:

The fair values of the funding transactions with related parties, the reserve relating to the funding transactions with a Related Group and the relating interest expenses recorded based on discounted cash flow of the anticipating repayments by an annual market interest rate valued by a reputable appraiser.

Share based payments/compensation:

The compensation expenses of stock options are vested over service periods, but exercisable only upon consummation of certain events as provided in the letter of grants. Stock based compensation expenses were recorded based on the fair values of the options, using the Black-Scholes model assumptions as well as the likelihood of the fulfillment of such events at the respective grant dates.

COMBINED COMPANY AND PRO FORMA FINANCIAL INFORMATION

This section includes forward-looking statements that reflect the current views and opinions of the Company and, due to their nature, involve certain risks and uncertainties. The actual events and outcome of the combination of the companies may differ significantly from the information presented in the forward-looking statements.

Introduction

The completion of the Offer and the subsequent compulsory acquisition proceeding (as described in the section Terms and conditions of the Offer above) will result in a new group in which NeoGames will be the parent company and Aspire Global, directly or indirectly, will be a wholly owned subsidiary of NeoGames (the “Combined Company”).

The combination of NeoGames and Aspire Global will result in a well-diversified iLottery, digital sports betting and casino B2B leader in the global gaming marketplace and will provide customers full turnkey technology solutions with respect to their iLottery, digital sports betting and casino offerings. The Combined Company will have a true global presence, servicing customers in more than a dozen U.S. states, over ten countries throughout Europe, as well as operations throughout high growth regions such as Latin America and Africa.

Product offering

Having thoroughly researched and landscaped the global gaming market for a best-in-class iGaming provider, NeoGames has identified Aspire Global as an ideal combination that would allow NeoGames to pursue sports and gaming initiatives globally for lottery customers and permit entry into the adjacent Total Addressable Markets (TAMs) of online sports betting and online gaming. NeoGames believes combining with Aspire Global and adding its proprietary technology, including a scalable Player Account Management (PAM) solution providing end-to-end solutions for a customer’s online business from regulation and compliance to payment processing, risk management, CRM, support and player value optimization combined with its games content and sports betting platform, provides strong strategic and operational rationale for a combination. Further, Aspire Global operates a pure B2B model, given its recent divestiture of its B2C operations. Aspire Global’s B2B operations, as reported by Aspire Global, have a history of revenue growth and operating profitability provides strong financial rationale for a combination. NeoGames believes that the combination of award-winning products and service offerings across iLottery, online sports betting and iGaming, will uniquely position NeoGames, as a global multi-product leader, to further capitalize on industry growth, increase revenues from existing customers and offer a value proposition that would appeal to a wider array of customers globally.

As lotteries around the world are seeking comprehensive turn-key solutions that include iLottery, online sports betting and iGaming products and services, it is NeoGames’ belief that the ability to provide a complete end-to-end solution is becoming an increasingly important consideration for lotteries around the world when selecting platform and content providers. The combination of iLottery, online sports betting and iGaming would create a comprehensive product offering that would enable NeoGames to compete and win contracts in markets where lotteries operate sports betting and iGaming, providing additional revenue opportunities. Furthermore, the combination would enhance NeoGames’ ability to address all aspects of its customers’ needs in-house, reducing the need for third party solutions.

Organization

The Combined Company will be led and supported by the market-leading capabilities of an experienced, joint management team. Having worked together successfully in the past, NeoGames’ and Aspire Global’s management teams represent a strong cultural fit as each focus on innovation and a customer-centric approach to their respective markets and products.

NeoGames looks forward to working with Aspire Global’s highly experienced team. The quality of the team throughout the organization was one of the drivers for the Offer and as such NeoGames sees them as key to the future success of the Combined Company and intends to invest in their continued growth. The organizational structure of Aspire Global has provided a robust platform for growth, therefore NeoGames intends to create a new iGaming division that will encompass the entire existing operations of Aspire Global to support and push for the continued growth of the iGaming and sports betting verticals, while benefiting from overarching synergies.

The Combined Company is expected to be led by Moti Malul, who will continue as CEO, and Raviv Adler as CFO of NeoGames. Tsachi Maimon, the CEO of Aspire Global, is expected join NeoGames as President and lead the newly formed online gaming division. The current board of directors and auditor of NeoGames will remain in place and be responsible for governance of the combined entity.

NeoGames is expecting it will experience employee growth over time and is not anticipating significant redundancies in personnel. NeoGames plans to maintain separate business lines across products much as it is currently organized.

As set out above, NeoGames’ intention is to realize integration benefits of the combination. The integration of Aspire Global and NeoGames will therefore likely entail some changes to the organization, operation and employees of the combined group. The specific initiatives to be implemented will be determined following completion of the Offer pursuant to a detailed review of the combined businesses. Before completion of such review, it is too early to say which specific initiatives will be taken and the impact that these would have. Except for what is stated above, there are currently no decisions on any changes to NeoGames’ or Aspire Global’s employees, management or existing organization and operations of Aspire Global, including terms of employment and location of business.

Planned changes in operations

At the time of this Prospectus, there are no material planned changes in operations of NeoGames or Aspire following the completion of the Offer.

In the long term, NeoGames will in collaboration with Aspire identify and assess further benefits of the Combined Company. This will be a continuous project which will likely lead to changes in the business and operations of the Combined Company in order to, inter alia, improve the quality of delivered services, streamline administration and service production, create increased opportunities to develop the services of the Combined Company, and find new paths in the ever-changing environment in which the Combined Company will operate. Before these further assessments have been carried out, it is not possible to further specify the benefits and costs of the combination and coordination of the two companies’ businesses. Furthermore, at the time of this offer document, it is not possible to quantify these benefits/synergies and costs, or to specify when they are expected to arise.

Market position

NeoGames’ positioning in the U.S. as a leading iLottery platform provider3, with technology platforms that are deployed and operational in over a dozen U.S. states across lotteries and gaming, could further facilitate and accelerate Aspire Global’s entry into the growing U.S. market. Further, Aspire Global’s online sports betting and iGaming operating capabilities with experience operating outside of the U.S. could assist NeoGames to establish a presence in the sports betting and iGaming verticals in emerging high growth regions, such as Latin America and Africa.

Aspire Global’s complementary online sports betting and iGaming offering diversifies NeoGames’ revenue streams, both geographically and by product. NeoGames would be able to pursue sports and gaming initiatives globally for lottery customers and enter into the adjacent total addressable markets (TAMs) of online sports betting and online gaming. Together, NeoGames and Aspire Global operate across three continents globally. Combining the power of global reach with a comprehensive product offering, which brings efficient product development and faster new market launches, NeoGames believes meaningful revenue synergies could be realized over the long term. NeoGames believes that the combined product offering will better position the Combined Company to win contracts in markets that were previously inaccessible or require a highly competitive position.

Planned coordination measures and their financial impact

The fact that both companies share a common origin and a common technology foundation will, we believe, allow us to benefit from revenue synergies efficiently. These shared roots also mean that both companies share important cultural and management values which again will smoothen the transitional period.

Ownership and share capital structure

After the completion of the Offer, Aspire will be, directly or indirectly, a wholly owned subsidiary of NeoGames. With regard to the ownership structure of NeoGames after the completion of the Offer, it is expected, as far as the Company is aware, that the persons presented in the below table, directly or indirectly, will be the five largest shareholders in NeoGames, based on full acceptance in the Offer, and based on that all shareholders in Aspire, except for those who have irrevocably undertaken to accept the Offer, elect to receive 100 percent cash consideration. The presentation is based on NeoGames’ ownership structure available to NeoGames as at 31 December 2021 and changes thereafter that NeoGames is aware of, and Aspire’s ownership structure as at 31 March 2022.

Owner	Number of shares	% of the share capital	% of the votes
Barak Matalon	8,042,765	24.23	24.23
Pinhas Zahavi	5,031,596	15.16	15.16
Elyahu Azur	5,019,425	15.12	15.12
Aharon Aran	2,007,769	6.05	6.05
Oded Gottfried	608,677	1.83	1.83
Others	12,488,088	37.62	37.62
TOTAL	33,198,320	100.00	100.00

As part of the consideration in the Offer, NeoGames will issue up to a total of 7,604,886 new shares in NeoGames to the shareholders of Aspire Global as payment of the share consideration in the Offer, which would entail that Aspire Global’s shareholders will have an ownership interest of approximately 22.08 percent of the outstanding capital and votes in NeoGames, and correspondingly existing shareholders of NeoGames a remaining ownership interest of 77.924 percent of the outstanding capital and votes in NeoGames, assuming full acceptance of the Offer.

3 According to Eilers & Krejcik Gaming's U.S. iLottery Tracker, NeoGames, through its NPI Joint Venture, has operated 67 percent of the market of U.S. iLottery gross wagers as of April 2021.
4 Based on 7,604,886 NeoGames shares issued to Aspire shareholders and 26,833,042 NeoGames shares (based on the fully diluted number of NeoGames ordinary shares outstanding as of the quarter ended March 31, 2022).

After the completion of the Offer, the total amount of shares, votes and share capital in NeoGames, i.e., the parent company of the Combined Company, is expected to amount to the following, based on full acceptance in the Offer:

	Before the Offer	After the Offer	Dilution
Number of outstanding shares and votes in NeoGames	25,593,434	33,198,320	22.91%
Registered share capital in NeoGames	45,263.77	58,713.54	22.91%

Pro forma financial statements

Introduction

On January 17, 2022, NeoGames announced that it has commenced a public offer to the shareholders of Aspire Global, to acquire 100% of the outstanding shares of Aspire. NeoGames’ offer is for a total purchase price of approximately $480 million (equivalent to SEK 4.3 billion representing SEK 91.03 per share.) NeoGames is offering to acquire all the outstanding shares of Aspire through a combination of cash for 50% of Aspire shares at a price of SEK 111 per share, and equity consideration for the remaining 50% of Aspire’s shares consisting of 7.6 million newly issued shares in NeoGames (equal to an exchange ratio of 0.32 shares in NeoGames per one share in Aspire). The exchange ratio was determined based on a $38.01 per share price for NeoGames and a SEK 111.00 per share price for Aspire.  Newly issued NeoGames shares will be delivered in the form of Swedish depository receipts (the “Offer”).

On 30 November 2021, Aspire Global completed the transaction to divest its B2C segment to the US-based Group Esports echnologies, Inc. (Nasdaq: EBET or the “Acquirer”) for a consideration of €65 million of which €50 million in cash, €10 million in promissory notes and €5 million nominated in common stock of the Acquirer. After the completion of the transaction, the B2C brands will become platform partners to Aspire Global and the deal with Esports Technologies includes a four-year platform and managed services agreement. The divestment saw Aspire becoming a pure B2B company.

The acquisition of Aspire Global and divestment of the B2C segment is assessed to have a material impact on NeoGames’ future results and financial position and consequently the following unaudited pro forma financial information gives effect to the acquisition by NeoGames of all outstanding shares of Aspire Global plc (Nasdaq First North Premier Growth Market: ASPIRE), the divestment of Aspire’s B2C business and additional adjustments as described below.

The unaudited pro forma financial information has been prepared in accordance with Annex 20 to Commission Delegated Regulation (EU) 2021/528 and have been compiled in a manner consistent with the accounting principles of NeoGames with respect to its financial position, performance and non IFRS measures, which are described in its Annual Report for 2021. The unaudited pro forma financial information has not been compiled in accordance with and shall not be regarded as being compiled in accordance with Regulation S-X in the U.S. Securities Act.

For the purposes of preparing the unaudited pro forma combined statement of financial position as of December 31, 2021, the following financial information was used:

•	The audited NeoGames consolidated statement of financial position as of December 31, 2021;

•
The unaudited Aspire consolidated statement of financial position as of December 31, 2021, published by Aspire on February 17, 2022, converted from EURO into USD using a EURO to USD conversion rate as further set out in item 2 below and conformed with NeoGames’ financial presentation;

•	Pro forma adjustments to reflect the proposed acquisition of Aspire as if such acquisition had been completed on December 31, 2021; and

•
Pro forma adjustments to reflect the debt financing undertaken by NeoGames for the purpose of financing the proposed acquisition of Aspire as if such debt financing had been undertaken effective as of December 31, 2021.

For purposes of preparing the unaudited pro forma combined statement of income (loss) from continuing operations and reconciliation statement for non IFRS measures (EBIT, EBITDA and Adjusted EBITDA) for the year ended December 31, 2021 the following financial information has been used:

•	The audited NeoGames consolidated statement of comprehensive income (loss) for the year ended December 31, 2021;

•	The unaudited NeoGames reconciliation statement for non-IFRS measures (EBIT, EBITDA and Adjusted EBITDA) for the year ended December 31, 2021;

•
The unaudited Aspire consolidated statement of comprehensive income (loss) for the year ended December 31, 2021, published by Aspire on February 17, 2022, converted from EURO into USD using a EURO to USD conversion rate as further set out in item 2 below and conformed to NeoGames’ financial presentation;

•	Pro forma adjustments to reflect the proposed acquisition of Aspire as if such acquisition had been completed on December 31, 2021;

•
Pro forma adjustments to reflect the debt financing undertaken by NeoGames for the purpose of financing the proposed acquisition of Aspire as if such debt financing had been undertaken effective as of December 31, 2021; and

•	Pro forma adjustments to reflect the divestment of Aspire’s B2C Business as if it had occurred on January 1, 2021.

Aspire's financial statements were prepared in accordance with International Financial Reporting Standards including, International Accounting Standards and interpretations (collectively “IFRS”) issued by the International Accounting Standards Board ("IASB") as adopted by the European Union (“IFRS EU”), and NeoGames' financial statements were prepared in accordance with IFRS as issued by the IASB.

If NeoGames would have prepared its financial statements in accordance with IFRS EU, no adjustments would have been required to its statement of financial position as of December 31, 2021, and/or to its statement of comprehensive income for the year then ended and therefore the unaudited pro forma financial information has been prepared based on IFRS EU.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the aforementioned transactions, factually supportable and, with respect to the unaudited pro forma combined statement of income (loss) from continuing operations and non IFRS measures, expected to have a continuing impact on the results of the combined company. The unaudited pro forma financial information should be read in conjunction with the accompanying adjustments and notes to the unaudited pro forma financial information. In addition, the unaudited pro forma financial information was based on and should be read in conjunction with the consolidated financial statements of NeoGames for the year ended December 31, 2021 and the related notes thereto incorporated by reference to this Prospectus and the consolidated financial statements of Aspire for the year ended December 31, 2021 and the related notes thereto.

The acquisition method of accounting, including purchase price adjustments will depend on certain valuations and other studies that can only be prepared following the closing of the transaction, at which time NeoGames will have full access to all of Aspire’s financial information. Therefore, all information related to the acquisition method of accounting, including purchase price adjustments should be regarded as preliminary information. Differences between such preliminary information and the final acquisition accounting may occur and could have a material impact on the unaudited pro forma financial information.

The unaudited pro forma financial information is for illustrative purposes only.

It does not intend to indicate the results that would have actually been attained had the proposed acquisition of Aspire had been completed on the assumed dates or for the periods presented, or which may be realized in the future. To produce the unaudited pro forma financial information, NeoGames allocated the estimated purchase price for Aspire using its best estimates of fair value. To the extent there are significant changes to the scope and nature of the business of Aspire, the assumptions and estimates herein could change significantly. The allocation of the purchase price is dependent upon certain valuation and other studies which are expected only upon settlement of the acquired shares and closing of the transaction. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available, and as additional analysis is performed. There can be no assurances that the final valuation will not result in material changes to the purchase price allocation. Furthermore, NeoGames could have reorganization and restructuring expenses as well as potential operating synergies as a result of the proposed combining of NeoGames and Aspire. The unaudited pro forma financial information does not reflect these potential expenses and synergies.

The unaudited pro forma financial information has been prepared assuming that 100% of the outstanding Aspire shares will be tendered into the Offer.

Unaudited pro forma combined statement of financial position as of December 31, 2021

Proforma statement of financial position	Statement of Financial position
	As of Dec 31, 2021		As of Dec 31, 2021
	NeoGames SA as reported	Aspire PLC as reported	Aspire (As reported) converted to USD	ADJUSMENT 3	ADJUSMENT 4	Proforma combined financial position as of Dec 31, 2021
ASSETS	USD'k	EUR'k	USD'k	USD'k	USD'k	USD'k
CURRENT ASSETS
Cash and cash equivalents	66,082	63,651	72,039		(97,493)	40,628
Designated cash	167	-	-			167
Restricted cash	9	108	122			131
Restricted deposit	-	-	-			-
Prepaid expenses and other receivables	2,494	7,452	8,434			10,928
Income tax receivables	-	9,518	10,772			10,772
Investment in EBET	-	3,841	4,347			4,347
Capital notes and accrued interests due from a related group	-	18,669	21,130	(21,130)		-
Due from Aspire Group	1,483	-	-	(1,483)		-
Due from the Michigan Joint Operation and NPI	3,560	-	-			3,560
Common stock	-	-	-			-
Trade receivables	3,724	18,048	20,427			24,151
TOTAL CURRENT ASSETS	77,519	121,287	137,271	(22,613)	(97,493)	94,684

NON-CURRENT ASSETS
Restricted deposit	154					154
Restricted deposits - Joint Venture	3,848	-	-			3,848
Investment and loans - associated companies	-	3,002	3,398			3,398
Property and equipment	2,159	1,508	1,707			3,866
Goodwill	-	34,475	39,019		245,439	284,458
Intangible assets	22,354	42,215	47,779		201,626	271,759
Right-of-use assets	7,882	1,269	1,436	(193)		9,125
Capital note and accrued interest	-	10,083	11,412			11,412
Deferred financing costs	-	-	-		5,118	5,118
Deferred taxes	1,839	41	46			1,885
TOTAL NON-CURRENT ASSETS	38,236	92,593	104,797	(193)	452,183	595,023
TOTAL ASSETS	115,755	213,880	242,068	(22,806)	354,690	689,707

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade and other payables	7,902	25,005	28,301			36,203
Current liabilities	-	5,024	5,686			5,686
Lease liabilities	769	914	1,034	(245)		1,558
Contingent liabilities	-	-	-			-
Deferred payment on business combination	-	-	-			-
Related group payables	-	1,303	1,475	(1,475)		-
Shareholder's loans	-	11,276	12,762			12,762
Income taxes payables	-	14,461	16,367			16,367
Capital notes, loans and accrued interest due to Aspire Group	21,086	-	-	(21,086)		-
Employee withholding payables	167	-	-			167
Employee's related payables and accruals	4,202	-	-			4,202
TOTAL CURRENT LIABILITIES	34,126	57,983	65,625	(22,806)	-	76,945

NON-CURRENT LIABILITIES
Loan due to Blackstone credit	-	-	-		215,042	215,042
Loans and other due to William Hill, net	12,899	-	-			12,899
Company share of Joint Venture net liabilities	830	-	-			830
Contingent consideration on business combination	-	24,693	27,948			27,948
Deferred taxes	-	-	-		20,163	20,163
Lease liabilities	7,820	383	433			8,253
Employees benefits, net	-	513	581			581
Accrued severance pay, net	286	-	-			286
TOTAL NON CURRENT LIABILITIES	21,835	25,589	28,962	-	235,205	286,002

EQUITY
Share capital	45	-	-			45
Reserve with respect to transaction under common control	(8,467)	-	-			(8,467)
Reserve with respect to funding transactions with related parties	20,072	(15,371)	(18,857)		191,494	192,709
Share premium	70,812	7,222	8,578		108,690	188,080
Investment revaluation reserve (EBET)	-	(1,159)	(1,312)		1,312	-
Capital fund	-	-	(8,428)			(8,428)
Share based payments reserve	6,023	1,465	1,650		(1,650)	6,023
Retained earnings (Accumulated losses)	(28,691)	137,157	164,660		(180,361)	(44,392)
TOTAL EQUITY	59,794	129,314	146,291	-	119,485	325,570

Non-controlling interests	-	994	1,190			1,190

TOTAL LIABILITIES AND EQUITY	115,755	213,880	242,068	(22,806)	354,690	689,707

Unaudited pro forma combined statement of financial position as of December 31, 2021 Proforma statmt mt of financial position stattmm «r f IMMUI RFW -B OMMM4 (InaiKtel A*atDM SI.N11 AtatDM JI.Mil (lt-, ,, -r D<t r«*«rt*d rrprted < —wnwi la I SD ¦ • ASSETS IWk I | Fl'K'li I April IWk |spv ISOJ CIRRENT ASSETS U«h and cadi cx*iivaients 660X2 6J6SI 72039 (97 49J) 4O62x Designated cash 167 . . 167 Restricted cadi 9 || 108 122 131 Rotncled deposit * 11 • • I • Prepaidcxpenscs and other receivables 2494 7452 K4.U ( | 10928 Income tax receivables » 11 9 SIR 10 772 J J 10 772 Investment in EBET • 3 841 4 347 I | 4 347 Capital notes and accrued interests due from a related group • IR6W 21 IM (21 I3O)| j • Duc from Aspire Group 14X3 • - (I4X3)| ' • Due from the Ancrugan Aanf t ^>erainwi and \ri J $60 • • • J 3(0 Common slock ... . Trade receivables 3 724 I j IX04X 20 427 24 151 TOTAL CURRENT ASSETS 77519 121 287 137 271 (2 2 613) (97 493) 94 684 NONCIRRENT ASSETS Rcstnc led deposit 154 | • IM Ro.tnclcddepoMb J«nt Venture 3X4X I I . . | | 3 X4X Investment and loans • awoculcd companies • 3uo2 5 jw ; j 5 jw Property and equipment 2159 I $06 I 707 3 866 Goodwill - 34 475 39 019 245 4 39 2 M45X Intangible ancts 22 354 42215 47 779 201626 271 759 7882 || I 269 1 436 (193) 9 1 2$ Coital note and accrued interest ¦ 10 OX' 11412 11412 Deferred finmeing c<*t« - • - 5 IIX 5118 Deferred taxes I X39 41 46 | IXK5 TOTAL NON-CURRENT ASSETS 38 236 | j 92 593 1 04 797 (|93)| 452 183 595 023 TOTAL ASSETS 115 755 21.3 KOO 242 OfcX (22»6)| 354 690 6X9 707 LIABILITIES AND EQUITY (IRR1N1 UAHII II1LS Trafe and other payables 7902 25005 28 301 36 203 Current liabilities - ] j 5 024 5 6X6 5 6X6 Lease liabihhci 769 914 1034 (245) 1 55X Contingent liabilities "11" * I • Mcwxxoi payiocueuaouMunaiajumcimauud ... • Related group payddes • 1 303 1 475 (1 475)1 I • Shareholder's loam - 11 276 12 762 | | 12 762 Income ones payables • II 14461 16 367 | | 16 367 Capital notes, loam and accrued interest due lo Aspire Group 210X6 - • (21 086)1 I • Employer withholdng payables 167 ]1 - - g | 167 Employee s related pay aMesatd accruals 4 202 - « | | 4202 TOTAL CURRENT LI ABIIJT1ES 34 1 26 57 9X3 65 6 25 (22106)1 - I 76 945 1 1 I I NON-CI BRENT 11 ABU IDES Loan due to macsMonc crcdt • - - i 2i$G42 i 215642 Loans aid other due to William Hill, net 12 899 . . ? ? 12 899 Company share aC/ant Vernae nei habditis 830 • * I ! Cuntinpenl constdrration on business combination • 24 693 27 94X 27 94X Deferred taxes • ¦ • 20 1 63 20 163 Lease liabihtK* 7 X20 3X3 433 X 253 Employees benefits nei - 513 5X1 5X1 Accrued severance pay. net 286 • • 286 TOTAL NON CURRENT 1JABILITIES 218.35 25 589 2X 962 - 235 205 2X6 002 EQUITY Share coital 45 11 • • 4$ Reserve Mitfi respect to transaction under common control (8467) • • (8467) Racrve with respect lo ftaubng transactions with related parties 20 072 (15 371) (18 857) 191494 192 709 Share prenatan 70812 7222 8$78 108 690 188 080 I ns esrmcnr revaluation reserve (E HET) • !¦ (1159) (1312) 1312 • <>iuirwxl ¦ ¦ («4») ? (K42K) Share based payments reserve 6023 1465 1650 (I650I 6023 Retained earninp(Acctmulaled kmea) (2X^1) 137 1 57 164 660 (1X0 361) (44 392) TOTAL EQUETY 59 794 I [ 129314 146 291 - 119 485 325 570 Non-controlling intcrob • 994 I 190 I 190 TOTAL UABI1JT1ES AND EQUITY 115 755 213X110 242 068 (22X06) 354 690 1 6119 707 Unaudited pro forma combined statement of income (loss) from continuing operations for the period

Unaudited pro forma combined statement of income (loss) from continuing operations for the period

	Period ended Dec 31, 2021		Period ended Dec 31, 2021
	NeoGames SA as reported	Aspire PLC as reported	Aspire (As reported) converted to USD	ADJUSMENT 1	ADJUSMENT 2	Proforma combined results for the period ended Dec 31, 2021
	USD'k	EUR'k	USD'k	USD'k	USD'k	USD'k
Revenues (including VAT)	50,463	158,319	187,293	1,686	-	239,442
EU VAT		(870)	(1,029)	1,029	-	-
Revenues (excluding VAT)	50,463	157,449	186,264	2,715	-	239,442
						-
Distribution expenses	9,889	102,519	121,281	17,669	-	148,839
Gaming duties		4,552	5,385	(5,385)		-
Development expenses	9,428			3,389		12,817
Selling and marketing expenses	1,549			2,277		3,826
General and administrative expenses	12,300	19,992	23,651	(14,438)		21,513
Depreciation and amortization	14,613	8,746	10,347	(616)	20,163	44,507
Prospective acquisition related expenses	3,841			-	15,701	19,542
	51,620	135,809	160,664	2,896	35,864	251,044
Income (loss) from operation	(1,157)	21,640	25,600	(181)	(35,864)	(11,602)
Interest income and foreign currency exchange differences with respect to funding to related group		4,331	5,124	(3,561)		1,563
Interest expenses with respect to funding from related parties	4,811			(3,561)		1,250
Prospective acquisition funding expenses					15,146	15,146
Finance, net	1,501	4,125	4,880	(40)		6,341
The Company's share in profits of Joint Venture	12,446					12,446
Income (loss) before income taxes expenses	4,977	21,846	25,844	(141)	(51,010)	(20,330)
Income taxes (expenses)	(325)	(2,016)	(2,385)	-	2,016	(694)
Income (loss) after income taxes expenses	4,652	19,830	23,459	(141)	(48,994)	(21,024)

Company share in the losses of associated companies		1,573	1,861		-	1,861
Net income from continued operations (loss)	4,652	18,257	21,598	(141)	(48,994)	(22,885)

Unaudited pro forma reconciliation statement of non IFRS measures

	Period ended Dec 31, 2021		Period ended Dec 31, 2021			Proforma combined results for the period ended Dec 31, 2021
	NeoGames SA as reported	Aspire PLC as reported	Aspire (As reported) converted to USD	ADJUSMENT 1	ADJUSMENT 2
	USD'k	EUR'k	USD'k	USD'k	USD'k	USD'k
Reconciliation of Proforma Net Income from continued operations to adjusted EBITDA (Non-IFRS)

Net income from continued operations (loss)	4,652	18,257	21,598	(141)	(48,994)	(22,885)

Income Taxes	325	2,016	2,385	-	(2,016)	694
Interest and finance-related expenses	6,312	(206)	(244)	(40)	-	6,028
Business combination funding expenses	-		-	-	15,146	15,146
EBIT	11,289	20,067	23,739	(181)	(35,864)	(1,017)
Depreciation and amortization	14,613	8,746	10,347	(616)	20,163	44,507
EBIDTA	25,902	28,813	34,086	(797)	(15,701)	43,490
Prospective acquisition related expenses	3,841	-	-		15,701	19,542
Share based compensation	3,448	676	800			4,248
NeoGames share of NPI depreciation and amortization	193		-	-	-	193
Adjusted EBITDA	33,384	29,489	34,886	(797)	-	67,473
AEBITDA %	39.5%	18.7%	18.7%	-29.4%		24.7%

Notes to Unaudited Pro Forma Financial Information

1. General

On January 17, 2022, NeoGames, a technology-driven provider of end-to-end iLottery solutions announced that it has commenced a public offer to the shareholders of Aspire, a leading B2B iGaming technology solutions provider to online sports betting and casino operators, to acquire 100% of the outstanding shares of Aspire.

On 30 November 2021, Aspire completed the divestment of its B2C segment to the US-based Group Esports Technologies, Inc. (Nasdaq: EBET) (the “Acquirer”) for a consideration of €65 million of which €50 million in cash, €10 million in promissory notes and €5 million nominated in common stock of the Acquirer. Following the completion of the divestment, the brands that compiled the divested B2C segment became platform partners to Aspire. Additionally, in connection with the divestment, Aspire and the Acquirer agreed that Aspire will provide platform and managed services for a period of four years. Following the divestment, Aspire became a pure B2B company.

NeoGames is offering to acquire all the outstanding shares of Aspire through a combination of cash for 50% of Aspire shares at a price of SEK 111 per share, and equity consideration for the remaining 50% of Aspire’s shares consisting of 7.6 million newly issued shares in NeoGames (equal to an exchange ratio of 0.32 shares in NeoGames per one share in Aspire). The exchange ratio was determined based on a $38.01 per share price for NeoGames and a SEK 111.00 per share price for Aspire.  Newly issued NeoGames shares will be delivered in the form of Swedish depository receipts (the “Offer”).

The Offer will be funded through a combination of newly issued NeoGames shares and cash. The Company expects to issue 7.6 million shares to shareholders of Aspire as payment of the equity component of the Offer. The Company expects to pay cash of up to approximately $290 million, (equivalent to SEK 2.64 billion) related to the cash component of the Offer. The Company has obtained fully committed debt financing from Blackstone Alternative Credit Advisors LP, consisting of a €190 million (approximately $215 million) term loan, to partially fund the cash portion of the Offer.  The term loan, along with a €13 million (approximately $15 million) overfund facility, has a 6-year maturity. Any remaining conditional cash portion of the Offer will be funded with cash on hand after settlement.

The tax effect has been considered for all adjustments that are deemed to be tax deductible or taxable in the unaudited pro forma financial information. Estimated tax rate may differ from the actual tax rate when the Offer is executed. The tax calculations are using an estimated 10% tax rate.

The unaudited pro forma financial information gives effect to the acquisition of Aspire, and being accounted for under the acquisition method of accounting within the directives of IFRS 3, Business Combinations. IFRS 3, Business Combinations (although other factors are also relevant) set the directive that the acquirer is being determined to be the combining entity whose owners, as a group, retain or receive the largest portion of the voting rights in the combined entity. As a result, NeoGames is treated as the acquirer in this transaction.

The historical financial information has been adjusted in the unaudited pro forma financial information to give effect to pro forma events attributable to the acquisition of Aspire and divestment by Aspire of its B2C segment. The unaudited pro forma financial information does not reflect any expected synergies, including potential cost savings, or the associated costs to achieve such synergies that could result from either transaction.

Assumptions and estimates underlying the pro forma adjustments are described in the following notes. The unaudited pro forma financial information has been prepared based on preliminary estimates, which are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price and the allocation thereof. Differences from the preliminary estimates could be material.

The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of the actual results of operations or financial condition that would have been achieved had either transaction been consummated on the dates indicated above, or the future consolidated results of operations or financial condition of NeoGames or the combined company.

2. Basis of presentation

The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements of NeoGames for the year ended December 31, 2021 and the related notes that were included in NeoGames annual report for the year ended December 31, 2021, filed with the Securities and Exchange Commission on Form 20-F on April 14, 2022, and the unaudited consolidated financial statements of Aspire for the year ended December 31, 2021 and the related notes.

The following discussion details the process and assumptions, that NeoGames has made in preparing the unaudited pro forma financial information.

Aspire's consolidated financial statements were prepared and presented in accordance with IFRS EU, while NeoGames' consolidated financial statements were prepared and presented in accordance with IFRS as issued by the IASB. Should NeoGames had been reporting in accordance with IFRS EU, no adjustments would have been required to its statement of financial position as of December 31, 2021 and/or to its statement of comprehensive income for the year then ended and therefore the unaudited pro forma financial information has been prepared based on IFRS EU.

NeoGames functional currency is USD, hence it’s financials are reported using USD as the reporting currency. Aspire reporting currency is EURO.

The unaudited pro forma financial information has been presented in USD, which is NeoGames’ functional and reporting currency. As mentioned above, Aspire results were presented in EURO in its consolidated financial statements. Such results were converted to USD using the following principals:

•
All line items included in the statement of income from continuing operations and reconciliation statement of non IFRS measures for the year ended December 31, 2021 were converted based on the average EURO to USD exchange rate for the year ended December 31, 2021 (USD 1.183 for 1 EURO).

•
All line items (excluding the equity components) within the statement of financial position as of December 31, 2021, were converted based on the EURO to USD exchange rate as of December 31, 2021 (USD 1.131 for 1 EURO). The equity components were converted based on the EURO to USD exchange rate as of December 31, 2020 (USD 1.226 for 1 EURO) and the equity transactions during the year ended December 31, 2021 (primarily the results for the year) were converted based on the average EURO to USD exchange rate for the year ended December 31, 2021 (USD 1.183 for 1 EURO).

•
Throughout the process of converting Aspire’s financials from EURO to USD applying the principals set forth above, a negative capital reserve (as part of its total equity balance) was booked totalling to $8,428 thousand as a result of using different exchange rates across various line items of Aspire’s financials.

The unaudited pro forma financial information has been prepared using the acquisition method of accounting. For accounting purposes, NeoGames was treated as the acquirer in the acquisition of Aspire. In addition, the unaudited pro forma financial information has been prepared assuming that 100% of the outstanding Aspire shares will be tendered into the Offer. Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary, are presented solely for the purpose of providing the unaudited pro forma financial information and will be revised as additional information becomes available to NeoGames following the completion of the Offer and as additional analysis is performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting may occur and could have a material impact on the unaudited pro forma financial information and NeoGames’ or the combined company’s future consolidated results of operations and financial condition.

3. The assumed closing date of Aspire acquisition and Aspire divestment of its B2C Business with respect to the unaudited financial statements

For the purpose of preparation of the unaudited pro forma statement of income from continuing operations and the reconciliation statement of non IFRS measures for the year ended December 31, 2021, the completion dates of the acquisition of Aspire by NeoGames and of the completion of the divestment by Aspire of its B2C Business are both assumed to have occurred on January 1, 2021.

For the purposes of preparation of the unaudited pro forma statement of financial position as of December 31, 2021, the completion date of the acquisition of Aspire by NeoGames has occurred on December 31, 2021.

4. The unaudited proforma financial information has been prepared on the basis that NeoGames obtains not less than 90 percent of the outstanding Aspire shares during the tender process, which would lead to commence a compulsory redemption proceeding for the reminder of shares which were not tendered, in accordance with Aspire’s amended articles of association thus to acquire the entirety of Aspires outstanding share capital.

Adjustment 1

1)
Conforming by a way of re-classification Aspire statement of income line items with NeoGames way of presentation. That is, reclassification of gaming duties, distribution and development expenses to conform with NeoGames’ presentation of operating expenses on its financial statements.

2)	Eliminating intra-group transactions that were included in the standalone entities’ comprehensive income for the reported period.

3)
Adjusted to include estimated additional revenues and distribution expenses that would have been recorded on Aspire's contract with Esports Technologies Inc. with respect to Aspire's B2C Business as if such contract had been entered into effect on January 1, 2021.

Adjustment 2

Representing transaction related expenses associated with execution of this Offer and amortization of intangible assets linked to the transaction as if entered into effect on January 1, 2021.

Adjustment 3

Eliminating intra-group balances, payables, and receivables, linked to intra group transactions. Balances include payables and receivables generated in the regular course of business and capital notes.

Adjustment 4

Giving effect of the following transactions upon closing:

1)
The expected payout in full of the purchase price consideration in cash of $290 million and NeoGames issuance of 7.6 million new shares, assuming NeoGames market share price of $15.4 as of March 31, 2022 (the “Consideration”). The difference between the expected valuation of Aspire based on SEK 111 price per share and the Consideration has been recorded into reserve with respect to transactions with related parties.

2)	Transaction funding and deferred financing cost with respect to the business combination.

3)	The elimination of Aspire's equity line items.

4)	Current management's preliminary estimated purchase price allocation for goodwill and other intangible assets.

Independent Autitor’s Report Atwell The Board of Directors of NEOGAMES S.A. 63-65, rue de Meri 1-2146 Luxembourg INDEPENDENT AUDITOR'S ASSURANCE REPORT ON THE COMPILATION OF PRO FORMA FINANCIAL INFORMATION INCLUDED IN A PROSPECTUS We have completed our assurance engagement to report on the compilation of pro forma financial information of NeoGames S.A. ("NeoGames" or "the Company") prepared by the board of directors of NeoGames. The pro forma financial information consists of the pro forma statement of financial position as at December 31, 2021 and the pro forma statement of income (loss) from continuing operations and the reconciliation statement of the non IFRS measures (EBIT, EBITDA and Adjusted EBITDA) for the year then ended, and related notes as set out in section "Proforma financial information" of the prospectus issued by NeoGames. The applicable criteria on the basis of which the board of directors of NeoGames have compiled the pro forma financial information are specified in the Annex 20 of the Commission Delegated Regulation (EU) 2019/980 and described in the section "Proforma financial information" of the prospectus. The pro forma financial information has been compiled by the board of directors and Management of NeoGames to illustrate: the impact of the acquisition of all shares in Aspire Global Plc. ("Aspire") as set out in section "Proforma financial information" of the prospectus on NeoGames consolidated financial position as of December 31, 2021 and its consolidated financial continuing performance (excluding the results of discontinued operations) for the year then ended as if the transaction had taken place at December 31,2021 and January 1, 2021, respectively, and the impact to reflect the debt financing undertaken by NeoGames for the purpose of financing the proposed acquisition of Aspire as if such debt financing had been undertaken effective as of December 31, 2021, and the impact of the divestment of Aspire's B2C Business which occurred on November 30, 2021 as set out in section "Proforma financial information" of the prospectus on NeoGames consolidated financial continuing performance for the year ended December 31, 2021 as if the transaction had taken place at January 1, 2021. As part of this process: information about the NeoGames' financial position and financial performance has been extracted by the board of directors of NeoGames from NeoGames' consolidated financial statements for the year ended 31 December 2021, on which an audit has been published, and ATWELL • SodM a responsibility limitte luxembourgeoise au capital social d'EUR 12.500 BStiment H2O - 33. rue de Gaspench. L-5826 Hesperange • Tel: ♦352 27 21 64 1 • RCS B169787 • TVA LU25489701 www.atwell.lu • Num^ro d’identification CSSF 137 the information about the non IFRS measures (EBIT, EBITDA and Adjusted EBITDA) has been extracted by the board of directors of NeoGames from NeoGames' Annual Report for the year ended 31 December 2021 on which no audit or review report has been published, and the information about the Aspire' financial position, financial continuing performance and non IFRS measures has been extracted by NeoGames board of directors from Aspire financial statements for the period ended 31 December 2021, on which no audit or review report has been published. Responsibility for the pro forma financial information The Board of Directors of the Company is responsible for compiling the pro forma financial information on the basis of the applicable criteria. Our Independence and Quality Control We have complied with the independence and other ethical requirements of the International Ethics Standards Board for Accountants' International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board of Accountants (IESBA Code) as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behavior. The firm applies International Standard on Quality Control 1 and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements. Independent Auditor's Responsibilities Our responsibility is to express an opinion as required by item 3 of the Annex 20 of the Commission Delegated Regulation (EU) 2019/980 about whether the pro forma financial information has been properly compiled, in all material respects, by the board of directors of NeoGames on the basis of the applicable criteria and that these bases are consistent with the Company's accounting policies. We conducted our engagement in accordance with International Standard on Assurance Engagements (ISAE) 3420, Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in a prospectus, issued by the International Auditing and Assurance Standards Board. This standard requires that the auditor plans and performs procedures to obtain reasonable assurance about whether the board of directors of NeoGames has compiled, in all material respects, the pro forma financial information on the basis of the Annex 20 of the Commission Delegated Regulation (EU) 2019/980. For purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the pro forma financial information, nor have we, in the course of this engagement, performed an audit or review of the financial information used in compiling the pro forma financial information

The purpose of pro forma financial information included in a prospectus is solely to illustrate the impact of a significant event or transaction on unadjusted financial information of the entity as if the event had occurred or the transaction hac been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the event or transaction at December 31, 2021 or the year then ended would have been as presented. A reasonable assurance engagement to report on whether the pro forma financial information has been compiled, in all material respects, cn the basis of the applicable criteria involves performing procedures to assess whether the applicable criteria used by the board of directors of NeoGames in the compilation of the pro forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether: The related pro forma adjustments give appropriate effect to those criteria; The pro forma financial information reflects the proper application of those adjustments to the unadjusted financial information; and The pro forma financial information has been compiled on a basis consistent with the accounting policies of NeoGames with respect to its financial position, performance and non IFRS measures. The procedures selected depend on the auditor's judgment, having regard to the auditor's understanding of the nature of the company, the event or transaction in respect of which the pro forma financial information has been compiled, and other relevant engagement circumstances. The engagement also involves evaluating the overall presentation of the pro forma financial information. We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Opinion In our opinion, the pro forma financial information has been properly compiled, in all material respects, on the basis stated in section "Proforma financial information" of the prospectus and that basis is consistent with the accounting policies applied by NeoGames with respect to its financial position, performance and non IFRS measures. Restriction of use This report is required by item 3 of the Annex 20 of the Commission Delegated Regulation (EU) 2019/980 and is given for the purpose of complying with the regulation and for no other purpose. This report is issued for the sole purpose of the Offer as set out in the prospectus/offer document. Our work has not been carried out in accordance with auditing, assurance or other standards and practices generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices. Therefore, this report is not appropriate in other jurisdictions and should not be used or relied upon for any purpose other than described above. We accept no duty or responsibility to and deny any liability to any party in respect of any use of, or reliance upon, this report in connection with any type of transaction, including the sale of securities other than the offer, as set out in the prospectus/offer document.

This report is issued in English. If the prospectus issued by the Company is drawn up in or translated into another language, the accuracy of the translation of this report is the responsibility of the Company. The translation will expressly mention that the report was issued in English language. Hesperange, April 21, 2022 ATWELL Cabinet de revision agree Marie Noelle Finez

OPERATING AND FINANCIAL REVIEW

The following operating and financial review has been prepared on the basis of: (i) the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of financial position and the consolidated statement of cash flows of the Company as at and for the years ended 31 December 2021, 2020 and 2019, respectively; and (ii) the accounting policies and the related notes thereto.

For information on the presentation and basis for the preparation of the Consolidated Financial Statements, please refer to “Important Information—Presentation of Financial and Other Information”. Investors should become acquainted with the above and take into account the explanations included therein, as well as analyse the information contained in this and other sections of the Prospectus.

Some of the financial information presented in the operating and financial review is not part of the Consolidated Financial Statements and has not been audited by an independent auditor. Such information should not serve as an indicator of the Company’s future operating performance or be used to analyse the Company’s business independently from the Consolidated Financial Statements and other financial information contained elsewhere in this Prospectus. The Company is presenting such information because it believes that investors may find it useful in assessing the Company’s business, its financial position, cash flows and results of operations. See also “Selected Historical Financial Information”.

This section includes forward-looking statements that reflect the current views and opinions of the Management and, due to their nature, involve certain risks and uncertainties. The actual events and performance results of the Company may differ significantly from the results presented in the forward-looking statements as a result of the factors discussed below and in other sections of the Prospectus, in particular in the section “Risk Factors”. See also “Important Information—Forward-looking statements”.

Overview

You should read the following discussion and analysis of our consolidated financial condition and results of operations in conjunction with consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results could differ materially from those contained in any forward-looking statements.

Our Company

We are a technology-driven business that is an innovator in the lottery industry. As a global B2G and B2B technology and service provider to state lotteries and other lottery operators, we offer our customers a full-service solution that includes all of the elements required for the offering of lottery games, including Instants and DBGs, via personal computers, smartphones and handheld devices. These elements include technology platforms, a range of value-added services and a game studio with a large portfolio of games. The value-added services that we offer facilitate various aspects of the iLottery offering including regulation and compliance, payment processing, risk management, player relationship management and player value optimization. Our complete solution allows our customers to enjoy the benefits of marketing their brands and generating traffic to their iLottery sales channels. We believe that we are the only full-service company exclusively focused on the iLottery industry.

NeoGames was established as an independent company in 2014, following a spin-off from Aspire, a B2C and B2B service provider in the iGaming industry. Prior to the spin-off from Aspire, our management team was responsible for the iLottery business of Aspire, which derived the majority of its revenues from the sale of iLottery games to various lotteries in Europe. In 2014, we began to focus on the U.S. iLottery market, which opened in 2012 with the introduction of online lottery ticket sales in Illinois. In order to access this significant market opportunity, we partnered with Pollard, one of the leading vendors to the global lottery industry. In 2014, we entered into our first turnkey solution contract in the United States with the MSL, as a sub-contractor to Pollard.

In July 2014 we formed NPI, a joint venture with Pollard, for the purpose of identifying, pursuing, winning and executing iLottery contracts in the North American lottery market. NPI combines our technology and iLottery business and operational experience with Pollard’s infrastructure, administrative capabilities and relationships with lotteries in North America. NPI is managed by an executive board of four members, consisting of two members appointed by NeoGames and two members appointed by Pollard. NPI has its own general manager and dedicated workforce and operates as a separate entity. However, it relies on NeoGames and Pollard for certain services, such as technology development, business operations and support services from NeoGames and corporate services, including legal, banking and certain human resources services, from Pollard.

Since its inception, NPI has secured iLottery contracts with the VAL, the NHL (as a sub-contractor to Intralot), the NCEL and the AGLC. All of our iLottery business in North America is conducted through NPI, except in Michigan, where the contract is between the MSL and Pollard and we support the Michigan iLottery as a subcontractor of Pollard. We continue to conduct all of our business outside of North America through NeoGames.

Our Customer Contracts

The core of our business model is our turnkey solution, which is our main revenue generator and the area in which we invest most of our time and resources. Turnkey contracts generate long- term revenue streams that we believe we can increase over time, as in Michigan, to provide a strong return on investment.

We currently have, directly and through Pollard, Intralot and NPI, contracts to provide a turnkey solution to the MSL, the VAL, the NHL, the NCEL, the AGLC and Sazka. We already generate revenues from all of these contracts. Our turnkey solution for the Michigan iLottery launched in August 2014, followed by our turnkey solution for Sazka, which launched in 2017. Our turnkey solutions for the NHL and NCEL were launched in September 2018 and October 2019, respectively, and the VAL began operating a full iLottery program in July 2020 and our turnkey solution for the AGLC launched on September 30, 2020. The MSL Agreement was extended in December 2020 through July 2026.

In addition to our long-term turnkey contracts, we currently have seven games contracts with European customers, and we believe that we will secure additional games contracts in the future. Because we utilize the games that we develop for our turnkey contracts, our marginal costs for every additional games contract are not significant. We therefore expect that as we increase our number of games contracts, our revenues from games contracts will become a more significant part of our overall revenues, positively impacting our profitability.

For the years ended December 31, 2021, 2020 and 2019, we generated 15.8%, 13.6% and 17.1% of our revenues, respectively, from our contracts with William Hill and 3.2%, 4.9% and 12.4% of our revenues, respectively, from our contracts with the Aspire Group. Although we expect these contracts to continue to represent a significant portion of our revenues over the next few years, we expect that the proportion of our revenues generated from the Aspire Group will decline over time.

Our revenues from North America represented 79% and 80% of our revenues in the years ended December 31, 2021 and 2020, respectively. NPI generates 100% of its revenues from North America.

NeoPollard Interactive

We generated 15% and 9.0% of our revenues in the years ended December 31, 2021 and 2020, respectively, from services provided to NPI, such as development services. We account for the financial results of NPI in our financial statements in accordance with the equity method. Although NPI’s results of operations can materially impact our profit (loss), the results of operations of NPI are only reflected in one line item in our consolidated statements of comprehensive income (loss) (Company’s share in gains (losses) of NPI) and our revenue and operating expenses do not reflect the results of operations of NPI.

However, due to its materiality to our operational results, we have included the audited financial statements of NPI for the years ended December 31, 2021 and 2020 in this Prospectus. In order to provide more visibility into the results of operations of NPI, we have also included under “- Results of Operations of NPI” below a discussion of the period to period comparison of NPI’s results of operations.

Factors Affecting our Financial Condition and Results of Operations

Our financial condition and results of operations have been, and will continue to be, affected by a number of important factors, including the following:

iLottery Penetration

The iLottery Penetration in each of the markets where we provide our turnkey solution varies and is dependent on a number of factors, including the range of iLottery products provided, the acceptable forms of payments and iLottery marketing budgets. The level of iLottery Penetration in any market where we operate has a direct impact on our or NPI’s revenues and any increase in iLottery Penetration is expected to increase such revenues.

Deregulation of lotteries in the United States

Lottery is a highly regulated industry. While lottery is offered in 45 states and the District of Columbia, iLottery Instants or DBGs are currently offered in only nine states and the District of Columbia (excluding states that offer only subscription-based iLottery). Expanding our business into additional U.S. states is an important part of our growth strategy and it is our belief that the growing credibility and brand awareness of certain iLottery platform and service providers, the demonstrated success of states with iLottery offerings and the increasing budgetary shortfalls in many U.S. states will accelerate the pace of deregulation and increase our growth potential.

The level of competition in the iLottery industry and the number of competitors

The iLottery industry is less exposed to new market entrants than other gambling markets due to the considerable barriers to entry imposed by government regulations and the need for unique and iLottery-tailored technology solutions. There is, however, intense competition among the few existing iLottery providers with respect to new iLottery contracts. We compete both for contracts to supply our turnkey solution and for contracts to supply our games.

The level of competition and number of competitors in our market is an important factor affecting our ability to win new contracts and to expand our business.

Key Performance Indicators

We use a multitude of key performance indicators (“KPIs”) on a daily basis to monitor our operations and inform decisions to drive further growth.

The KPIs included below offer a perspective on the historical performance of our platform in the aggregate across jurisdictions in which we operate. We believe these are useful indicators of the overall health of our business.

Network GGR

We define “GGR” as gross sales less winnings paid to players. We measure Network GGR as the total GGR generated by Instants and DBGs on our platform. We spend substantial time and efforts assisting our customers in increasing their GGR through our marketing and player acquisition tools. Tracking our network GGR provides us with valuable insight as to the level of effectiveness of such tools and their implementation.

	Year Ended 31 December
	2021	2020	2019
	(in millions)
Network GGR	$816	$482	$213

Network NGR

We define “NGR” as (i) in North America, gross sales less winnings paid to players and any promotion dollar incentives granted to players, and (ii) in Europe, gross sales less winnings paid to players, any gambling tax or duty paid on such sales and any promotion dollar incentives granted to players. We measure Network NGR as the total NGR generated by Instants and DBGs on our platform.

As most of our revenue share contracts are based on NGR, tracking Network NGR provides us with insight as to the marginal contribution of GGR growth to our revenues and allows us to detect inefficiencies in our GGR growth strategy.

	Year Ended 31 December
	2021	2020	2019
	(in millions)
Network NGR	$750	$448	$203

Monthly active players

	Year Ended 31 December
	2021	2020	2019
	(in millions)
Monthly active players	642,287	437,524	277,005

We define an “active player” as a player who took at least one action on our platform in any given month that resulted in a financial transaction. We track the number of active players for each of the customers using our turnkey solution. We define “monthly active players” for a given period as the average of the number of active players in each month during that period.

By measuring the number of monthly active players, we can track player rate of adoption of our interactive products and the effectiveness of marketing and retention activities being executed by our customers.

Non-IFRS Information

This Prospectus includes EBIT, EBITDA and Adjusted EBITDA, which are financial measures not presented in accordance with IFRS that we use to supplement our results presented in accordance with IFRS. We define “EBIT” as net profit (loss), plus income taxes, and interest and finance-related expenses. We define “EBITDA” as EBIT, plus depreciation and amortization. We define Adjusted EBITDA as EBITDA, plus initial public offering expenses, share-based compensation, prospective acquisition related expenses and the Company’s share of NPI’s depreciation and amortization.

We believe EBIT, EBITDA and Adjusted EBITDA are useful in evaluating our operating performance, as they are similar to measures reported by other public companies in our industry and are regularly used by security analysts, institutional investors and others in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any IFRS financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We include these non-IFRS financial measures because they are used by our management to evaluate our operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. EBIT, EBITDA and Adjusted EBITDA exclude certain expenses that are required in accordance with IFRS because they are non-cash or are not associated with the operational activity of the business.

The following table reconciles our EBIT, EBITDA and Adjusted EBITDA to our net and total comprehensive income (loss), the closest IFRS measure, for the periods indicated:

	Year Ended 31 December
	2021	2020	2019
	Audited(in thousands)
Net and total comprehensive income (loss)	$4,652	$6,514	$(3,978)
Income taxes	325	1,443	1,243
Interest and finance-related expenses	6,312	5,069	4,121
EBIT	11,289	13,026	1,386
Depreciation and amortization	14,613	11,657	9,685
EBITDA	25,902	24,683	11,071
Initial public offering expenses	-	2,796	-
Prospective acquisition related expenses	3,841	-	-
Share based compensation	3,448	969	615
Company share of NPI depreciation and amortization(1)	193	203	168
Adjusted EBITDA	$33,384	$28,651	$11,854

(1)
Represents 50% of NPI’s depreciation and amortization for the years ended December 31, 2021 and 2020 of $385,000 and $405,000, respectively. In accordance with IFRS, NeoGames’ share of NPI’s expense is not recorded in our consolidated statements of comprehensive income (loss), but is rather reflected in our consolidated financial statements in accordance with the equity method, as we share in 50% of the profit (loss) of NPI. See Note 7A to our consolidated financial statements included elsewhere in this Prospectus.

Components of Results of Operations

Revenues

We generate revenues from our turnkey solutions, games, our contracts with William Hill and the Aspire Group, our joint operation of the Michigan iLottery for the MSL (the “Michigan Joint Operation”) and development services we provide to NPI.

Our turnkey solution contracts and certain of our games contracts provide for a revenue share model that entitles us, either directly, or indirectly through Pollard, Intralot or NPI, to a predetermined share of either the NGR or the GGR generated by iLotteries using our platforms and/or games. Our share of NGR or GGR varies between customers and generally depends on the type and scope of value-added services provided to the customer. Our contract with Jogos Santa Casa for providing games in Portugal is the only contract we have that is based on a fixed fee per annum. We entered into this contract on September 24, 2019 for a fixed fee of EUR 2,670,000, which we recognize as revenue on a straight-line basis over the contract’s three-year term. Our contract with Intralot Interactive S.A for providing games to the Croatian lottery is the only contract we have that is based on gross sales. The initial term of this contract expired and the contract has been renewed up to January 2022. This contract provides for a fee that is determined based on the GGR through our content on the Croatian lottery platform.

We record as revenues at least 50% of the revenues earned by the Michigan Joint Operation from the MSL, with an incremental 3 to 5% above our 50% share of royalties earned by the Michigan Joint Operation from certain games subsequently developed and provided by NeoGames as compensation for our development of such games. We record as revenues 100% of the revenues earned from our European customers.

As with the revenues earned by the Michigan Joint Operation, we are entitled to at least 50% of the revenues earned by NPI from our customers, with an incremental 3 to 5% above our 50% share of royalties earned by NPI from certain games subsequently developed and provided by NeoGames as compensation for our development of such games (which we refer to collectively as our “NPI Revenues Interest”). However, while our revenues earned from the Michigan Joint Operation are reflected as revenues in our consolidated statement of operations, our NPI Revenues Interest is not recorded as revenues, but is rather reflected in our financial statements in accordance with the equity method. We share in 50% of the profit of NPI, subject to certain adjustments (including the incremental royalties mentioned above).

We generate revenues from William Hill in the form of a monthly fee charged to William Hill for its access to the sub-licensed NeoSphere platform. The monthly fee is calculated on a margin over cost basis.

We also record as revenue a monthly fee we receive from each of Aspire, the Michigan Joint Operation and NPI for certain software development and support services, which is calculated on a margin over cost basis.

The table below presents the royalties and other revenues generated by NeoGames (including through the Michigan Joint Operation), as well as NeoGames’ NPI Revenues Interest, for the years ended December 31, 2021, 2020 and 2019.

	Year Ended 31 December
	2021	2020	2019
	Audited (in thousands)
Royalties from turnkey contracts(1)	$29,882	$32,252	$17,240
Royalties from games contracts	1,994	2,006	2,189
Access to IP rights	7,959	6,697	5,662
Development and other services – Aspire	1,617	2,430	4,099
Development and other services – NPI(2)	7,578	4,404	2,914
Development and other services – Michigan Joint Operation	1,433	1,413	958
Revenues	$50,463	$49,202	$33,062
NeoGames’ NPI Revenues Interest(3)	$34,052	$9,535	$1,956

(1)	Includes NeoGames’ revenues from the Michigan Joint Operation and Sazka.

(2)	Represents revenues recognized by NeoGames for services provided to NPI. Such amounts were also recognized as expenses by NPI. We share in 50% of the profit (loss) of NPI.

(3)
Represents 50% of NPI’s revenues in the years ended December 31, 2021 and 2020 of $64 million and $18.0 million, respectively, plus an incremental $1,820 thousand and $519 thousand, respectively, of royalties from certain games as compensation for our subsequent development of such games. We refer to this, collectively, as our “NPI Revenues Interest” — however, in accordance with IFRS, our NPI Revenues Interest is not recorded as revenues in our consolidated statements of comprehensive income (loss), but is rather reflected in our consolidated financial statements in accordance with the equity method, as we share in 50% of the profit (loss) of NPI subject to certain adjustments (including the incremental royalties mentioned above). See Note 7A to our consolidated financial statements included elsewhere in this Prospectus.

Operating expenses

Distribution expenses. Distribution expenses are primarily comprised of traffic-related costs, including processing fees (including geo-location costs and ID verification costs), call center expenses (including hardware and software maintenance costs, and telecommunication expenses), charges associated with contracts delivery contractual commitments, licensing tools and cloud solutions, personnel-related costs associated with these functions and occupancy costs associated with the facilities where these functions are performed.

Development expenses. Our research and development expenses are primarily comprised of costs of our research and development personnel, contractor services in Ukraine and other development-related expenses. Research and development costs are expensed when incurred, except to the extent that such costs qualify for capitalization. We believe continued investments in research and development are important to maintain our competitive strengths and expect research and development costs to increase in absolute dollars, but to decrease as a percentage of total revenues.

Selling and marketing expenses. Our selling and marketing expenses are primarily comprised of costs of our marketing personnel, travel expenses and other sales and marketing-related expenses. Selling and marketing expenses are expensed as incurred. We intend to continue to invest in our sales and marketing capabilities in the future to continue to increase our brand awareness and, although our selling and marketing expenses have decreased in recent periods due to the effect of the COVID-19 pandemic on international traveling, conventions and marketing events, we expect these costs to increase on an absolute dollar basis as we grow our business.

General and administrative expenses. General and administrative expenses primarily include costs of our executive, finance, legal, business development and other administrative personnel and service providers. General and administrative expenses are expensed as incurred. We expect that our general and administrative expenses will increase in absolute dollars for the foreseeable future as we expand our business, as well as to cover the additional cost and expenses associated with being a publicly listed company.

IPO related expenses. IPO related expenses primarily include legal and accounting fees and expenses. We have incurred expenses and costs in the aggregate amount of $2,796 thousand in 2020.

Prospective acquisition related expenses. Prospective acquisition related expenses include primarily legal and accounting fees and expenses. As of the date hereof, the Company has incurred costs in an amount of approximately $1.6 million in connection with the financing agreements with Blackstone. The Company has not incurred costs in connection with the FX Hedging Transaction. The costs of the FX Hedging Transaction will be incurred only upon completion of the Aspire Tender Offer.

Depreciation and amortization

Our depreciation and amortization expenses are primarily comprised of amortization of capitalized research and development costs we incur in connection with our technical group personnel. We amortize these capitalized costs on a straight-line basis beginning when development is complete and the asset is available for use and continuing over their useful life, which we define as three years. We began to follow the directives of IFRS 16 in 2019, recognizing the annual costs of our leased premises within the amount of depreciation and amortization expenses.

Interest expense with respect to funding from related parties

Our interest expenses are primarily comprised of interest we incur on loans under the WH Credit Facility and interest incurred on the Aspire Promissory Notes (each as defined in “Related Party Transactions”). The Aspire Promissory Notes were repaid in full upon maturity, on March 31, 2022. For more information, see “Related Party Transactions.”

Income taxes expense

We are subject to Luxembourg corporation taxes on profits derived from activities carried out in Luxembourg. NeoGames Systems Ltd. (“NGS”), our Israeli subsidiary, is subject to Israeli corporate taxes. NPI, NeoGames US, LLP and NeoGames Solutions LLC are subject to U.S. federal income tax as well as certain state income taxes. Due to the resources invested in growing and developing our business, we have, until recently, generated losses. As of December 31, 2020 and 2019, we had cumulative carry forward tax losses generated of $59.9 million and $63.0 million, respectively. On May 18, 2021, we obtained a pre-ruling from the Israeli Tax Authority regarding the transfer of certain intellectual property rights relating to the online lottery business of NeoGames S.A. to NGS, the transfer price for which was determined by a third-party study to be $57.0 million, which had the effect of reducing our cumulative carry forward tax losses by the same amount. The book value of $57 million representing the value of the transferred intellectual property rights, will be amortized for tax purposes over a period of 8 years starting the year ended December 31, 2021.

Company’s share in gains (losses) of NPI

We own 50% of the equity of NPI and we record 50% of NPI’s profit or loss as our profit or loss, as adjusted to compensate the Company for our games development and DBG sales.

Results of Operations

The following tables set forth our results of operations in U.S. dollars and as a percentage of total revenues for the periods presented.

	Year Ended 31 December
	2021	2020	2019
	Audited
Consolidated Statements (in thousands) of Operations Data
Revenues	$50,463	$49,202	$33,062
Distribution expenses	9,889	6,685	4,252
Development expenses	9,428	7,452	6,877
Selling and marketing expenses	1,549	1,483	1,981
General and administrative expenses	12,300	7,496	4,957
Initial public offering expenses	-	2,796	-
Depreciation and amortization	14,613	11,657	9,685
Profit (loss) from operations	(1,157)	11,633	5,310
Interest expense with respect to funding from related parties	4,811	4,343	3,792
Finance income	-	(21)	(53)
Finance expenses	1,501	747	382
Profit (loss) before income taxes expense	4,977	7,957	1,189
Income taxes expense	(325)	(1,443)	(1,243)
Net and total comprehensive income (loss)	$4,652	$6,514	$(3,978)

	Year Ended December 31,
Revenues	2021	2020	2019
	Audited
	(as a % of revenues in absolute numbers)
Consolidated Statements of Operations Data:
Revenues	100.00%	100.00%	100.00%
Distribution expenses	19.6	13.6	12.9
Development expenses	18.7	15.1	20.8
Selling and marketing expenses	3.0	3.0	6.0
General and administrative expenses	24.4	15.2	15.0
Initial public offering expenses	-	5.7	0.0
Depreciation and amortization	29.0	23.7	29.3
Profit (loss) from operations	(2.3)	23.6	16.0
Interest expense with respect to funding from related parties	9.5	8.8	11.5
Finance income	0.0	0.0	0.2
Finance expenses	3.0	1.5	1.2
Company share in profits (loss) of Joint Venture	24.7	2.8	11.9
Profit (loss) before income taxes expense	9.9	16.1	3.6
Income taxes expense	0.7	2.9	3.8
Net and total comprehensive income (loss)	9.2%	13.2%	12.0%

Year ended December 31, 2021 compared to year ended December 31, 2020

Revenues

Revenues for the year ended December 31, 2021 were $50.5 million, an increase of $1.3 million, or 2.6%, compared to $49.2 million for the year ended December 31, 2020.

Revenues from our turnkey solution contracts decreased in 2021 by 7.4% to $29.9 million, compared to $32.3 million in 2020. The decrease was primarily driven by a decrease in the NGR generated by the MSL program partially offset by increase in the volume generated from Sazka.

Revenues from our games in 2021 were $2 million, which is the same amount reported for 2020. We have launched new contracts with Lottomatica in Italy during the fourth quarter of 2021, which did not generate substantial revenues in 2021.

Revenues from our contracts with William Hill and Aspire and certain software services we provide to NPI and the Michigan Joint Operation increased by 24.4% in 2021 to $18.6 million, compared to $14.9 million in 2020. This increase was primarily driven by an increase in the revenue generated from William Hill’s platform license access, and by an increase in the revenue generated from NPI due to a higher number of accounts we were committed to support following the launch of our turnkey solution for the AGLC in September 2020 and Virginia in July 2020.

Distribution expenses

Distribution expenses for the year ended December 31, 2021 were $9.9 million, an increase of $3.2 million, or 47.9%, compared to $6.7 million for the year ended December 31, 2020. The increase was primarily driven by an increase in the additional charges associated with the delivery of the agreement pertaining to the Michigan Joint Operation, which entered into effect upon the renewal of the agreement during the fourth quarter of 2020, and due to higher licensing charges associated with number of operating jurisdictions in which our technology solutions served William Hill online.

Development expenses

Development expenses for the year ended December 31, 2021 were $9.4million, an increase of $1.9 million, or 26.5%, compared to $7.5 million for the year ended December 31, 2020. The increase was primarily driven by an increase in the number of employees in our Ukraine research and development centers as well as share-based compensation granted to our development workforce.

Selling and marketing expenses

Selling and marketing expenses for the year ended December 31, 2021 were $1.5 million, which is approximately the same amount reported for 2020. Due to the effect of COVID-19 related restrictions on travelling throughout most of 2021, the Company spent on international traveling, conventions and marketing events during 2021 the same amount it did in 2020.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2021 were $12.3 million, an increase of $4.8 million, or 64.1%, compared to $7.5 million for the year ended December 31, 2020. The increase was primarily driven by added charges of D&O insurance, legal services and other costs associated with operating a publicly traded company, and an increase in the number of employees allocated to this group of personnel in our Tel Aviv office.

Initial public offering expenses

No initial public offering expenses were incurred for the year ended December 31, 2021, a decrease of $5.7 million compared to $5.7 million for the year ended December 31, 2020. The decrease was due to the completion of the initial public offering of our Ordinary Shares in 2020.

Prospective acquisition related expenses

Prospective acquisition related expenses were $3.8 million for the year ended December 31, 2021, an increase of $3.8 million compared to zero expenses for the year ended December 31, 2020. This increase is due to the commencement of the prospective acquisition in 2021.

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2021 was $14.6 million, an increase of $2.9 million, or 25.4%, compared to $11.7 million for the year ended December 31, 2020. The increase was primarily driven by an increase in the amortization of our higher capitalized software costs balance.

Interest expense with respect to funding from related parties

Interest expense with respect to funding from related parties for the year ended December 31, 2021 was $4.8 million, an increase of $0.5 million, or 10.8%, compared to $4.3 million for the year ended December 31, 2020. The increase was primarily driven by compounded fair market interest rates associated with the Aspire Promissory Notes.

Income taxes expense

Income taxes expense for the year ended December 31, 2021 was $0.3 million, a decrease of $1.1 million, or 77.5%, compared to $1.4 million for the year ended December 31, 2020. The decrease was primarily due to recognition of deferred tax asset associated with the difference between the value of the intellectual property rights transferred from NeoGames S.A. to NGS for tax amortization purposes and the net book value of the transferred intellectual property rights as a result of the ruling mentioned above as well as an achievement of two years sequence of taxable income at the group level as well as more likely than not consistent future expectation.

Company’s share in gains (losses) of NPI

The Company’s share in the profits of NPI for the year ended December 31, 2021 was $12.4 million, an increase of $11 million compared to $1.4 million for the year ended December 31, 2020. This increase was primarily driven by an increase of $24.5 million in the revenues generated by NPI under its turnkey solutions with the VAL, NHL, NCEL and AGLC.

Year ended December 31, 2019 compared to year ended December 31, 2018

Revenues

Revenues for the year ended December 31, 2019 were $33.1 million, an increase of $9.6 million, or 41.0%, compared to $23.5 million for the year ended December 31, 2018.

Revenues from our turnkey solution contracts increased in 2019 by 26.0% to $17.2 million, compared to $13.7 million in 2018. The increase was primarily driven by an increase in the NGR generated by the generated by the MSL and GGR generated by Sazka.

Revenues from our games increased in 2019 by 4.0% to $2.2 million, compared to $2.1 million in 2018. Revenues from our contracts with William Hill and Aspire and certain software services we provide to NPI increased by 77.0% in 2019 to $13.6 million, compared to $7.7 million in 2018. This increase was primarily driven by a full year of revenue generated from William Hill’s higher usage of the NeoSphere platform through a larger number of developers and by an increase of 135% in the revenue generated from NPI due to the launch of our turnkey solution for the NCEL in October 2019.

Distribution expenses

Distribution expenses for the year ended December 31, 2019 were $4.3 million, a decrease of $0.2 million, or 6.0%, compared to $4.5 million for the year ended December 31, 2018. The decrease was primarily driven by $0.2 million of distribution expenses recognized in the year ended December 31, 2018 resulting from PayPal clearing fees for the year ended December 31,

2017, as the Company’s accounting estimate for such expenses in the year ended December 31, 2017 was short by approximately $0.2 million at the approval date of the financial statements for that year and as such, was treated within the directives of changes in accounting estimates in the following reporting period.

Development expenses

Development expenses for the year ended December 31, 2019 were $6.9 million, an increase of $1.1 million, or 19.0%, compared to $5.8 million for the year ended December 31, 2018. The increase was primarily driven by the recruitment of additional employees in our Tel Aviv research and development center.

Selling and marketing expenses

Selling and marketing expenses for the year ended December 31, 2019 were $2.0 million, an increase of $0.5 million, or 36.0%, compared to $1.5 million for the year ended December 31, 2018. The increase was primarily driven by an increase in the number of employees in our games studio and marketing operations in the United States.

General and administrative expenses

General and administrative expenses for both years ended December 31, 2019 and 2018 were $5.0 million. Despite no material change in our overall general and administrative expenses, our labor and related and professional fees increased by $0.9 million, which was offset by a decrease in rental expenses associated with the implementation of IFRS 16.

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2019 was $9.7 million, an increase of $1.9 million, or 25.0%, compared to $7.8 million for the year ended December 31, 2018. The increase was primarily driven by the implementation of IFRS 16 relating to rental expenses.

Interest expense with respect to funding from related parties

Interest expense with respect to funding from related parties for the year ended December 31, 2019 was $3.8 million, an increase of $1.5 million, or 64.0%, compared to $2.3 million for the year ended December 31, 2018. The increase was primarily driven by an increase in the principal amount outstanding under the WH Credit Facility.

Income taxes expense

Income taxes expense for the year ended December 31, 2019 was $1.2 million, an increase of $0.6 million, or 112.0%, compared to $0.6 million for the year ended December 31, 2018. The increase was primarily driven by a one off provision of $0.5 million associated with costs attributable to the 2015 Plan (as defined in “Management — Long-Term Incentive Plans — 2015 Plan (Amended 2019)”).

Company’s share in gains (losses) of NPI

Our share in the losses incurred by NPI for the year ended December 31, 2019 was $3.9 million, an increase of $2.0 million, or 107.0%, compared to $1.9 million for the year ended December 31, 2018. This increase in the losses incurred by NPI was primarily driven by significant up-front expenses related to the launch of our turnkey solution for the NCEL in October 2019.

Results of Operations of NPI

	Year Ended December 31,
	2021	2020
	Audited (in thousands)
Revenues	$64,032	$18,032
Distribution expenses	44,970	16,116
Selling, general and marketing expenses	993	776
Depreciation	385	405
Net and total comprehensive income (loss)	$17,684	735
Net and total comprehensive income (loss) 50%	8,842	367
Adjustments(*)	3,604	1,026
Share in profits (losses) of NPI	12,446	1,393

(*)	The adjustments mostly represent royalty commissions earned from NPI on certain games developed and delivered by the Company, whereby the Company’s share of the underlying results is higher than 50%.

Year ended December 31, 2021 compared to year ended December 31, 2020

Revenue

Revenues for the year ended December 31, 2021 were $64 million, an increase of $46 million, or 255%, compared to $18 million for the year ended December 31, 2020. This increase was primarily driven by an increase in the revenues generated under our turnkey solutions with the VAL, NHL and NCEL and the ramp up of our new solution with the AGLC, which launched in September 2021.

Distribution expenses

Distribution expenses for the year ended December 31, 2021 were $45 million, an increase of $28.9 million, or 179% compared to $16.1 million for the year ended December 31, 2020. This increase was primarily driven by the set-up costs associated with the launch of our turnkey solution for the AGLC and by increase in processing fees and third party content licensing charges associated with the multi gaming verticals we are contracted to support.

Selling, general and marketing expenses

Selling and marketing expenses for the year ended December 31, 2021 were $1.0 million, an increase of $0.2 million, or 28% compared to $0.8 million for the year ended December 31, 2020. This increase was primarily driven by an increase in marketing expenses due to alleviating the COVID-19 related restrictions on conventions and marketing events.

Recent Developments

Since the Company’s initial public offering in November 2020, the following events have occurred:

•      Pollard signed a four-year extension of the MSL Agreement through July 2026.

•      the Company launched Instant games with the Austrian Lotteries (Österreichische Lotterien) and signed contracts to offer Instant games with with Lottomatica in Italy.

•      the Company was issued supplier licenses in Virginia, West Virginia, Michigan and Tennessee as part of the WHG License (as defined below) granting an affiliate of William Hill, a subsidiary of Caesars Entertainment, Inc. (“Caesars”) and, until recently, the Company’s largest shareholder, access to our NeoSphere platform. Subsequent to that, William Hill was sold by Caesars to an affiliate of 888 Holdings plc, in a transation that was not yet closed.

•      the Company appointed Lisbeth McNabb as a member of its board of directors and chairperson of its audit committee.

•      On August 30, 2021, the board of directors allocated up to 135,000 restricted share units, or RSUs, for award to employees in amounts to be determined by management. The RSUs will be granted under the Company’s 2020 Incentive Award Plan and will vest in four equal annual installments commencing on January 1, 2022.

•      the Company obtained a pre-ruling from the Israeli Tax Authority regarding the transfer of certain intellectual property rights relating to the online lottery business of the Company to its wholly owned Israeli subsidiary, NeoGames Systems Ltd. (“NGS”).

•      The U.S. Department of Justice declined to appeal the decision of a U.S. federal court of appeals supporting a lower court decision that the U.S. federal Wire Act of 1961 was only applicable to sports betting and related activities.

Liquidity and Capital Resources

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Since our inception, we have financed our operations primarily through the Aspire Promissory Notes and the WH Credit Facility.

Our primary requirements for liquidity and capital resources are to finance working capital, capital expenditures (including the deposit of performance bonds required under our U.S. contracts) and general corporate purposes. We also fund 50% of the losses of NPI (with Pollard funding the remaining 50%), subject to certain adjustments. We believe that our sources of liquidity and capital resources will be sufficient to meet our business needs for at least the next 12 months from the date of this Prospectus. However, because we are in the growth stage of our business, we expect to continue to invest in research and development and expand our sales and marketing teams worldwide. We are likely to require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and in either the short-term or long-term may determine to engage in equity or debt financings or enter into credit facilities for other reasons. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited. In particular, the widespread COVID-19 pandemic, including variants, has resulted in, and may continue to result in, significant disruption of global financial markets, reducing our ability to access capital. If we are unable to raise additional funds when or on the terms desired, our business, financial condition and results of operations could be adversely affected.

As of December 31, 2021, we had $59.8 million equity, $43.3 million working capital and $66.1 million cash and cash equivalents, compared to $50.8 million equity, $56.1 million working capital and $59.8 million cash and cash equivalents as of December 31, 2020.

During 2018, we borrowed $4.0 million with a stated annual interest rate of 5.0% and $2.0 million with a stated annual interest rate of 1.0% under the WH Credit Facility. The proceeds were used to fund the costs of new implementation projects during 2018 with the NHL and NCEL. During 2019, we borrowed a total of $6.5 million with a stated annual interest rate of 1.0% under the WH Credit Facility to secure the guarantees and bonding facilities for new contracts with the NCEL and additional prospective customers. During 2020, we borrowed $2.5 million with a stated annual interest of 1.0% and approximately $2.0 million with a stated annual interest of 5.0% under the WH Credit Facility. The proceeds were used to refinance a portion of our debt under the WH Credit Facility and to pay off all interest accrued under the WH Credit Facility. In the six months ended June 30, 2021, we made payments on the WH Credit Facility in the amount of $2.1 million. In the year ended December 31, 2021, we made payments on the WH Credit Facility in accordance with the repayment schedule in the amount of $1.5 million. For further information regarding the WH Credit Facility, see “Related Party Transactions - WH Credit Facility.”

The difference in the interest rates between the calculated fair value interest rate and interest due on these loans was recorded as loan discounts to be amortized over the funding repayment period as additional finance expenses. Accordingly, we recorded interest expenses of $1.4 million in 2020 and $1.3 million in 2021 based on the fair value market interest rate.

Cash Flows

The Company generates its inbound cash flow through the collection of revenues being charged to its customers monthly. The Company’s share of cash generated through North American turnkey contracts is being delivered through regular monthly settlements of net collections of customers’ revenues less NPI’s or Pollard’s share of costs contributed by us to support delivery commitments.

The following table presents the summary cash flows information for the periods presented:

	Year Ended December 31,
	2021	2020	2019
	Audited
	(as a % of revenues in absolute numbers) (in thousands)
Net cash provided by operating activities	$14,911	$24,518	$15,040
Net cash used in investing activities	(6,283)	(12,696)	(17,424)
Net cash generated from (used in) financing activities	(2,313)	41,929	5,166
Net increase (decrease) in cash and cash equivalents	$6,315	$53,751	$2,782

Net cash generated from operating activities

Net cash generated from operating activities for the year ended December 31, 2021 was $14.9 million, a decrease of $6.5 million, compared to $24.5 million for the year ended December 31, 2020. The decrease primarily resulted from the lower NGR generated by MSL and charges paid associated with being a publicly traded company.

Net cash generated from operating activities for the year ended December 31, 2020 was $24.5 million, an increase of $9.5 million, compared to $15.0 million for the year ended December 31, 2019. The increase primarily resulted from a continued increase in the NGR generated by the MSL and by increase in NPI revenues.

Net cash used in investing activities

Net cash used in investing activities for the year ended December 31, 2021 was $6.5 million, a decrease of $6.4 million, compared to $12.7 million for the year ended December 31, 2020. The decrease was primarily driven by an increase in proceeds received from NPI in 2021 compared to proceeds collected from NPI during 2020 partially offset by increase of investment in capitalized development asset.

Net cash used in investing activities for the year ended December 31, 2020 was $12.7 million, an increase of $4.7 million, compared to $17.4 million for the year ended December 31, 2019. The decrease was primarily driven by an increase in proceeds received from NPI in 2020 compared to funding to NPI in 2019.

Net cash used in financing activities

Net cash used in financing activities for the year ended December 31, 2021 was $2.3 million, which was primarily the result of repayment of Tranche F (as defined below) and repayment of certain lease liabilities.

Net cash provided by financing activities for the year ended December 31, 2020 was $41.9 million, which was primarily the result of net proceeds from the Company's initial public offering.

Net cash provided by financing activities for the year ended December 31, 2019 was $5.2 million, which was primarily the result of drawdowns from the WH Credit Facility.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of December 31, 2020:

	As of December 31, 2020
	In 3 months	Between 3 month and 1 year	More than 1 year	Total
	(in thousands)
Capital notes and accrued interest due to the Aspire Group	$—	$—	$22,419	$22,419
Loans from William Hill	—	2,022	11,155	13,177
Lease liabilities	—	1,651	1,855	3,506
Trade and other payables	4,910	—	—	4,910
Total	$4,910	$3,673	$35,429	$44,012

The following table summarizes our contractual obligations and commitments as of June 30, 2021:

	As of June 31, 2021
	In 3 months	Between 3 month and 1 year	More than 1 year	Total
	Unaudited (in thousands)
Capital notes and accrued interest due to the Aspire Group	$—	$22,420	$—	$22,420
Loans from William Hill	—	—	11,212	11,212
Lease liabilities	—	1,486	1,198	2,684
Trade and other payables	4,619	—	—	4,619
Total	$4,619	$23,906	$12,410	$40,935

Off-Balance Sheet Arrangements

We do not currently engage in off-balance sheet financing arrangements. In addition, we do not have any interest in entities referred to as variable interest entities, which includes special purpose entities and other structured finance entities.

Quantitative and Qualitative Disclosures About Market Risk

Our operations are exposed to a variety of financial risks: market and currency risk, interest rate risk, contractual risk, credit risk and liquidity risk. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

Risk management is carried out by management under policies approved by our board of directors.

Further quantitative information in respect of these risks is presented throughout our consolidated financial statements included elsewhere in this prospectus.

There have been no substantive changes in our exposure to financial instrument risks, our objectives, policies and processes for managing those risks or the methods used to measure them from previous periods unless otherwise stated below.

Market and Currency Risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates and foreign exchange rates.

We have exposure to foreign currency risk. Sales invoicing to customers is denominated primarily in U.S. dollars and euros and the Company’s most material expenses, such as labor, are denominated in New Israeli Shekels.

Our board of directors carefully monitors exchange rate fluctuations and reviews their impact on our net assets and position. Exchange rates are negotiated with our main provider of banking services as and when needed. We do not enter into any derivative financial instruments to manage our exposure to foreign currency risk.

A decrease of 5% in the U.S. dollar/NIS exchange rate would have increased our cost of revenue and operating expenses by approximately 3% and 2.7% during the years ended 30 December 2021 and 2020, respectively.

Since December 31, 2019, we have seen significant macro-economic uncertainty as a result of the COVID-19 outbreak. The scale and duration of this development remains uncertain and could impact our earnings and cash flow. As part of our risk management process, we are closely monitoring the situation, including factors as outlined elsewhere in this prospectus as it relates to the Company’s ability to continue as a going concern.

Interest Rate Risk

Due to our minimal exposure to interest rate risk, we have not prepared any sensitivity analysis.

Contractual Risk

In the ordinary course of business, we contract with various parties. These contracts may include performance obligations, indemnities and contractual commitments and termination for convenience clauses. Also, in certain contracts we are committed to follow strict service-level agreement delivery commitments associated with heavy liquidated damages for events of failures. Our management monitors our performance under contracts with any relevant counterparties against such contractual conditions to mitigate the risk of material, adverse non-compliance.

Credit Risk

Credit risk is the financial loss if a customer or counterparty to financial instruments fails to meet its contractual obligation. Credit risk arises from our cash and cash equivalents and trade and other balances. The concentration of our credit risk is considered by counterparty, geography and currency. We give careful consideration to which organizations we use for our banking services in order to minimize credit risk.

An allowance for impairment is made where there is an identified loss event which, based on previous experience, is evidence of a reduction in the recoverability of the cash flows, although there have been no such impairments over the review year. We use forward looking information in their analysis of expected credit losses for all instruments, which is limited to the carry value of cash and cash equivalents and trade and other balances. Our management considers the above measures to be sufficient to control the credit risk exposure.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet our financial obligations when due. This risk relates to our prudent liquidity risk management and implies maintaining sufficient cash. Ultimate responsibility for liquidity risk management rests with our board of directors. Our board of directors manages liquidity risk by regularly reviewing our cash requirements by reference to short-term cash flow forecasts and medium-term working capital projections prepared by management.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting policies are those that are the most important to the portrayal of the Company’s financial condition and results of operations, and that require the most difficult, subjective and complex judgments. While the Company’s and NPI’s significant accounting policies are described in more detail in the notes to their respective consolidated financial statements, the most critical accounting policies, discussed below, pertain to areas where judgment of management, historical factors and estimates require a high degree of involvement when determining the final reported balance in the Company’s consolidated financial statements.

Funding transactions with related parties

The fair values of our funding transactions with related parties, the reserve relating to the funding transactions with a related group and the related interest expenses are recorded based on discounted cash flow of the anticipated repayments, discounted by an annual market interest rate determined by a reputable appraiser.

Capitalization of development costs

Costs relating to internally generated intangible assets are capitalized if the criteria for recognition as assets are met. The initial capitalization of costs is based on management’s judgment that technological and economic feasibility criteria are met. In making this judgment, management considers the progress made in each development project and its latest forecasts for each project.

Share based payments/compensation

Share options are vested over service periods, but exercisable only upon consummation of certain events as provided in the grants. Share based compensation expenses are recorded based on the fair values of the options, using the Black-Scholes model assumptions as well as the likelihood of the fulfilment of such events at the respective grant dates. During 2021 our board of directors approved the allocation of Restricted Stock Unit (“RSUs”) awards to certain employees. The fair value of the awards was determined based on the Company’s grant date share price and amounted to $5.3 million to be expensed over the vesting periods set forth in the respective grant terms.

Revenue Recognition

Revenues are recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring services to a customer. The Company generates its revenues through three streams:

•	royalties from licensing of technological platforms and provision of proprietary games content (which are recognized in the accounting periods in which the gaming transactions occur);

•	fees from use of intellectual property rights (which are recognized over the useful periods of the intellectual property rights); and

•	fees from development services (which are recognized in the accounting periods in which services are provided).

Recent Accounting Pronouncements

Our recent accounting pronouncements are shown in Note 2 to our consolidated financial statements.

JOBS Act

We are an emerging growth company, as defined in the JOBS Act. We intend to rely on certain of the exemptions and reduced reporting requirements provided by the JOBS Act. As an emerging growth company, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, and (ii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis).

BUSINESS OF THE COMPANY

Investors should read this section in conjunction with the more detailed information contained in this Prospectus, including the financial and other information set out in section “Operating and Financial Review”. Where stated, financial information in this section has been extracted from section “Historic Financial Information”.

Overview

We are a technology-driven business that is an innovator in the lottery industry. As a global B2G and B2B technology and service provider to state lotteries and other lottery operators, we offer our customers a full-service solution that includes all of the elements required for the offering of lottery games, including Instants and DBGs (both as defined below), via personal computers, smartphones and handheld devices (“iLottery”). These elements include technology platforms, a range of value-added services and a game studio with a large portfolio of games. The value-added services that we offer facilitate various aspects of the iLottery offering including regulation and compliance, payment processing, risk management, player relationship management and player value optimization. Our complete solution allows our customers to enjoy the benefits of marketing their brands and generating traffic to their iLottery sales channels. We believe that we are the only full-service company exclusively focused on the iLottery industry.

NeoGames was established as an independent company in 2014, following a spin-off from Aspire Global Plc (formerly known as NeoPoint Technologies Limited) (“Aspire” and, together with its subsidiaries, the “Aspire Group”), formerly a B2C and B2B, and currently a B2B service provider in the iGaming industry. Prior to the spin-off from Aspire, our management team was responsible for the iLottery business of Aspire, which derived the majority of its revenues from the sale of iLottery games to various lotteries in Europe. In 2014, we began to focus on the U.S. iLottery market, which opened in 2012 with the introduction of online lottery ticket sales in Illinois. In order to access this significant market opportunity, we partnered with Pollard Banknote Limited (“Pollard”), one of the leading vendors to the global lottery industry. In 2014, we signed our first turnkey solution contract in the United States with the MSL, as a sub-contractor to Pollard.

In July 2014 we formed NPI, a joint venture with Pollard, for the purpose of identifying, pursuing, winning and executing iLottery contracts in the North American lottery market. NPI combines the Company’s technology and iLottery business and operational experience with Pollard’s infrastructure, administrative capabilities and relationships with lotteries in North America. NPI is managed by an executive board of four members, consisting of two members appointed by NeoGames and two members appointed by Pollard. NPI has its own general manager and dedicated workforce and operates as a separate entity. However, it relies on NeoGames and Pollard for certain services, such as technology development, business operations and support services from NeoGames and corporate services, including legal, banking and certain human resources services, from Pollard.

Since its inception, NPI has secured iLottery contracts with the VAL, the NHL (as a sub-contractor to Intralot), the NCEL and the AGLC. All of our iLottery business in North America is conducted through NPI, except in Michigan, where the contract is between the MSL and Pollard and we support the Michigan iLottery as a subcontractor of Pollard. We continue to conduct all of our business outside of North America through NeoGames.

We are a 100% digital business that is using technology to transform the traditional retail-based lottery market. Lotteries are a crucial revenue source for our customers as they provide much- needed contributions to state budgets to fund public projects and initiatives. The iLottery industry, and we as a company, benefit from long-term, multi-year contracts with our customers that generally start with an initial term of four to seven years with additional embedded extension option. Moreover, our software-as-a-service business model allows our platform to be highly scalable in a growing industry while benefitting from a visible revenue stream tied to our customers’ gaming revenues. There are also significant barriers to enter the iLottery industry due to complexities surrounding regulatory and government contracts and specialized technology requirements. Understanding these dynamics, we have developed a leading market position in the United States5. We currently provide iLottery solutions to the largest number of U.S. iLottery customers, including the highest-grossing iLottery program in the United States (the Michigan iLottery). Our revenues (which, as discussed in “Financial Condition and Results of Operations - Components of Results of Operations - Revenues,” excludes our NPI Revenues Interest (as defined therein)) were $50.5 million for the year ended 31 December 2021, an increase of 2.6% compared to our revenues of $49.2 million for the year ended 31 December 2020, and were $33.1 million for the year ended 31 December 2019 representing an increase of 48.8%.

Our Solutions and Services

We offer iLottery solutions through two distinct business lines - turnkey solutions and games. Our turnkey solutions are tailored to each customer and can include a combination of any of our platforms, value-added services and game studio. Our games offering is related to our game studio, but consists solely of offering our portfolio of iLottery games to lotteries.

We also provide certain software development services to the Aspire Group and NPI and sub-license certain platforms to William Hill. For more information on our contracts with William Hill and Aspire, see “Related Party Transactions.”

Our Technology Platforms

Though the forms of lottery games vary, the basic structure of all lottery games involves the drawing of numbers at random for the chance of winning a cash prize. Lottery has generally been separated into two primary products:

•	draw based games (“DBGs”), such as Powerball, in which players select numbers and the winning combination or ticket is determined by a scheduled draw; and

•	instant tickets (“Instants”) in which players can instantly reveal a pre-determined result through which they can learn whether their ticket entitles them to a prize.

5 According to Eilers & Krejcik Gaming's U.S. iLottery Tracker, NeoGames, through its NPI Joint Venture, has operated 67 percent of the market of U.S. iLottery gross wagers as of April 2021.

NeoSphere

The central technology platform we offer, NeoSphere, delivers comprehensive iLottery capabilities through its player account management (“PAM”) module, and acts as the system of record for all transactions.

The NeoSphere platform provides and controls the functionality related to the management of players throughout their entire lifecycle. This includes registration (regardless of the digital channel used by the player), age and identification verification, geolocation sign-in, responsible gaming monitoring, product usage, issue resolution, player compliance, player retention, marketing and player services, as well as the functionality required for wallet transactions. The PAM module is where we collect, process and record every transaction associated with a player’s identification across the entire turnkey solution. The data collected through these online interactions give us an insight into player preferences, and consequently informs the execution of player segmentation strategies to drive insightful iLottery campaigns. Utilizing our responsible gaming and compliance features embedded throughout our solution, we also monitor gaming activity and provide controls and alerts customized for each player’s profile.

We believe the highly flexible and versatile PAM that we offer can power the management and operations of many forms of online gaming and is trusted by our customers for its performance and reliability. For example, this PAM serves as the central platform for William Hill’s U.S. online sports betting and iGaming offerings, supports the significant growth of lottery and casino games and sports betting under our agreement with Sazka and powers the entire suite of iGaming offerings under our agreement with the AGLC.

NeoDraw

NeoDraw is one of only four central gaming systems certified by the U.S. Multi-State Lottery Association for the issuance, sale and operation of DBGs. The proprietary technology of NeoDraw has been developed specifically for the iLottery market and online players and is fully-integrated with the NeoSphere platform to facilitate the rapid implementation of DBGs as part of the complete turnkey solution.

NeoDraw is an example of specialized technology. Providers of online casino games or sports betting typically cannot apply their technology used for online casino and sports betting to DBG offerings given the multifaceted nuances of lottery game mechanics and math.

The main advantages of NeoDraw include:

•
Greater flexibility for the lottery - NeoDraw can operate independently or in parallel with an existing retail central lottery system and is not constrained by limitations of traditional lottery systems.

•	Quicker time to market - NeoDraw is fully-integrated with NeoSphere. This reduces the complexity, resources and time required to integrate with a third-party system to launch traditional games.

•
Additional functionality - NeoDraw enables us and our lottery customers to introduce new innovations related to online purchase flows, shopping cart functionality and in-game features that are in some cases not available with legacy central lottery systems.

Currently, all of our U.S. customers have opted to employ NeoDraw to launch their iLottery offerings.

NeoPlay

NeoPlay is the technology platform we offer that manages online Instants. It facilitates configurations, including prize tables, payouts, ticket series setups, ticket price points and many other variables, and supports channels, including mobile, desktop and applications.

Our Services

With more than ten years of experience in the iLottery industry (including our management team’s operation of the iLottery business of Aspire), we have gained substantial knowledge and direct experience in the full spectrum of marketing and business operations which is essential to enable the revenue growth of our customers. The insights that we continue to gain from our broad view of analytics, game performance, player support, payment solutions management and more allows us to act as a strategic partner to our customers in jointly developing their iLottery businesses.

We provide services to our customers across four key areas: marketing operations, player operations, technology operations and business operations.

•
Marketing operations - we provide targeted marketing services and data analytics to our North American customers through the entire player lifecycle, from digital acquisition and onboarding to game participation. Such operations include:

•	implementation of promotional campaigns tailored to player segments;

•	maximization of the return generated from a player;

•	results-based analytics of player behavior;

•	player-level segmentation-based evaluation of the player’s activity status, game orientation, deposit characteristics, reaction to previous promotional campaigns and account balance status;

•	predictive analysis of the lifetime value of players acquired from different marketing and promotional campaigns; and

•	information regarding the decision on which player acquisition strategies and marketing campaigns to focus and which to abandon.

•
Player operations - leveraging years of experience managing players on behalf of our customers, we provide to our North American customers various services designed to offer the best possible services to iLottery players. Such operations include:

•	a customer service center based in Lansing, Michigan, which services our North American customers;

•	responsible gaming services to proactively detect and react to player gaming behaviors;

•	compliance services including anti-money-laundering (“AML”) and know-your-customer solutions to meet the customer’s local requirements; and

•	facilitating the flow of funds throughout the entire player lifecycle, from funding to cash-outs.

•
Technology operations - these operations, which we provide to many of our customers, are meant to provide the full spectrum of monitoring and maintenance of the platforms we deploy for our customers and protect the integrity of our back-end iLottery software. Such operations include:

•	the deployment of our technology platforms in the form of a SaaS offering;

•	ongoing deployments of advanced versions of our software;

•	handling of all reported production incidents;

•	verification of technological defects, and potential escalation to the development team; and

•	monitoring the network’s performance for degradation and potentially fraudulent activity.

•	Business operations - we facilitate payment processing services by third-party vendors and manage customer-facing personnel. Such operations include:

•	integrating third-party payment solutions into our platforms to allow for credit and debit card transactions and bank transfers;

•	serving as merchant of record on behalf of our customers;

•	recruiting, training and managing customer service representatives; and

•	developing and managing the project plan required to deploy each solution.

Our Game Studio

We believe that, while operating the iLottery business of Aspire, we were the first to build a separate business unit exclusively for the development of iLottery games. We believe that we have one of the largest iLottery game portfolios in the global lottery industry, having produced more than 350 proprietary games.

We believe that the competitive advantage of our exclusive focus on iLottery platforms also extends to our game studio. Games offered by lotteries need to comply with strict regulations and guidelines. We believe that our focus solely on iLottery enables us to produce the best iLottery games that meet such regulations and guidelines, while providing an entertaining and diverse player experience. We believe this ability is derived from our vast experience and deep understanding of the boundaries established by such regulations and guidelines and our proven ability to “innovate inside the box.”

Our games are developed by the highly dedicated members of our studio with experience across art design and advanced multimedia animations, software development, engineering and mathematics. Prior to and during the production of a game, we consider a number of fundamental factors, including:

•
Entertainment value - the level of player interaction as part of the game, the complexity level of playing the game, the multimedia experience (design, animation and audio), and the duration of a game.

•	Mathematics - controlling the risk level of the game and optimizing the game experience to the risk profile of iLottery players (given the target payout ratio).

Competitive Landscape

In order to protect the lottery’s stability and dependability as a source of funding for government budgets, governments have instituted practices and protocols that prospective vendors to the lotteries must follow in order to compete for lottery contracts, including the:

•          use of complex official public procurement processes, requiring substantial commitments from participating vendors, such as performance bonds;

•          inclusion of termination at will provisions in contracts; and

•          requirement for specialized technology specifically for lottery that complies with lottery rules.

Governments also have tended not to frequently change lottery vendors while lottery operations are ongoing, to avoid the risks inherent to such change. Currently, the number of companies that service the lottery industry is limited given the meaningful cost and required expertise.

The iLottery industry shares many characteristics with the traditional lottery industry, including an important role within government budgets, a high degree of regulation, limited competition and a long procurement process. These shared characteristics include:

•          long sale cycles and substantial upfront investment;

•          long-term relationships with limited turnover; and

•          growth alongside other forms of gambling.

iLottery has been able to grow alongside the traditional lottery, suggesting that typical iLottery players may have a distinct profile from that of typical traditional retail lottery players.

Launching a full iLottery program requires a considerable upfront investment in time and capital to develop what we refer to as “specialized technology” (the technology that is developed specifically for the lottery industry and requires considerable expertise), create a portfolio of tailored games and establish facilities to host the operations and data processing within the jurisdiction in which iLottery is offered.

Unlike in traditional retail lottery, where a single state may have multiple service providers for Instants and a separate service provider for DBGs, for iLottery a customer typically expects a single service provider to support the full suite of Instants and DBGs. These upfront investments are further amplified by a procurement process for government customers that involves significant restrictions and formalities, and a general requirement for an iLottery provider to deposit performance bonds to guaranty the program’s level of performance.

While competition in the lottery industry is limited as a result of various barriers explained above, the innovative nature of iLottery created an opportunity for a singularly-focused company to enter and compete with long-time incumbents of traditional lottery. Our experience suggests that brand awareness, compelling customer business results and credibility in solid delivery and services will remain vital for success within the iLottery industry. Just as it has with traditional lottery, we believe this will lead to stable contracts with limited turnover.

We believe that the iLottery industry is less exposed to new market entrants than other gambling markets, due to the considerable barriers to entry imposed by the government procurement process, regulations and the need for specialized technology, among other factors. There is, however, intense competition among the few existing iLottery providers with respect to new iLottery contracts. We compete both for contracts to supply our full turnkey solution and for contracts to supply our portfolio of games.

We compete primarily against International Game Technology PLC (“IGT”), Scientific Games Corp. (“SGMS”) and Intralot for turnkey solutions contracts. With the exception of Intralot, we compete against the same companies for game contracts, in addition to several other companies, such as Instant Win Gaming Ltd. Although these other companies, which do not offer turnkey solutions, may capture some content market share, they will need to host their games on platforms like ours. Other companies may in the future choose to enter the iLottery industry, but we believe the expertise and experience required to build and operate a successful iLottery technology platform will limit this expansion.

We have deployed our turnkey solution to more U.S. lotteries that engaged a full-service iLottery provider than any of our competitors.

Our Competitive Strengths

Technology design and flexibility

Our focus on iLottery allows us to prioritize the improvement of our iLottery technology and services ahead of other business opportunities. We believe that our focus on iLottery solutions, building upon years of expertise and deep exposure to U.S. customers, has given us a superior understanding of iLottery customers and players that allows us to continue to outperform our competitors in iLottery solutions and games.

The fully-integrated iLottery turnkey solution that we offer is designed to be flexible, responsive and readily adaptable to meet each customer’s needs, as well as support future growth and innovation over time. The open architecture we utilize in the development of our technology provides several benefits to our customers. With a single code base, our platforms can be continuously adapted and improved without any hindrance or restrictions from third-party suppliers. This means that all of our customers can run the same core software version and receive the same advancements and updates in a relatively short period of time, allowing us to evolve our platforms and games at a fast pace and large scale.

In-house game studio

We have produced more than 350 proprietary iLottery games, and we operate our own in-house game studio. Historically, our games have performed strongly relative to our competitors’ in terms of profitability and popularity. Our game studio allows us to offer our customers a complete solution, while certain of our competitors must use third party vendors in order to provide their customers with games. In addition, our extensive game portfolio allows us to extend our customer base to customers who do not need our full turnkey solution, but are looking to expand their online games offering for greater variety of entertaining content.

iLottery business operations experience

Our experience as a B2C and B2B gaming operator, initially within Aspire, followed by years of hands-on experience managing players on behalf of our U.S. customers as part of our player operations service, has helped inform how we manage and engage iLottery players. We have also gained substantial knowledge about the iLottery market and its participants in the past decade through our operations in Europe and the United States. Our experience provides us a deep understanding of the characteristics of iLottery players, allowing us to customize our solutions to such players’ needs and interests.

We analyze our customers’ player game data daily to gain insights into game play mechanics and player preferences across multiple jurisdictions. Our focus is on the players and understanding their characteristics, perception of gambling, loyalty to the lottery brand and other attributes. We believe this understanding has contributed to the success of our game studio.

The chart below presents the gross sales and GGR of U.S. states with iLottery offerings (excluding states that only offer subscription-based iLottery) during the 2021 fiscal year, as reported by the respective state lottery commissions.

		iLottery Instant Ticket			Per Capita
State	Launch Year	Gross Sales (in millions)	GGR (in millions)	Population (in millions)	Gross Sales	GGR
Michigan	2014	$1,807	$219	10.0	$181	$22
Pennsylvania	2018	$731	$94	12.8	$57	$7
New Hampshire	2018	$81	$12	1.4	$60	$9
Georgia	2012	$81	N/R	10.5	$8	N/R
Kentucky	2016	$33	$7	4.4	$7	$2
Rhode Island	2020	$1	N/R	1.1	$1	N/R
Illinois(1)	2012	N/R	N/R	12.7	N/R	N/R
North Carolina(1)	2019	N/R	N/R	10.4	N/R	N/R
Virginia	2020	$267	$35	8.5	$31	$4

N/R = Not Reported

(1) Illinois and North Carolina provide for DBGs only.

Time to market

We have deployed our turnkey solution to more U.S. lotteries that engaged a full-service iLottery provider than any of our competitors. The experience we gained in such deployments has allowed us to improve our implementation process and shorten our time to market. In addition, because our central lottery system is already fully-integrated with our turnkey solution, we are able to reduce the complexity, resources and time involved in the integration of third-party systems, which also contributes to shorter time to market. For example, we launched our turnkey solution for the NHL within seven months of being awarded the contract.

Brand awareness and credibility

Given the important role of lotteries in government budgets, winning the trust of customers is critical for lottery platform and service providers to be awarded new contracts, and reputation and brand are important to winning that trust. While only entering the U.S. market in 2014, we believe we have emerged as a well-known and respected name in the iLottery industry in the United States and globally because of our performance supporting our customers’ growth. The Michigan iLottery has served as a model to other U.S. states seeking to offer iLottery, and we believe that state lotteries are aware of our operating acumen and the role our technology has played in driving that success.

Cooperation with various market players

Our openness to pursue opportunities that bring together strengths from different vendors has brought us to successfully cooperate with other vendors in the iLottery industry. We believe this approach allows us access to contracts that would otherwise have not been available for public procurement. For example, with respect to the NHL, we serve as a sub-contractor to Intralot and, with respect to the AGLC, we are cooperating with IGT to offer access to their suite of casino games, an area in which they specialize, to the benefit of the offering. We expect to continue to see similar opportunities, including opportunities to provide our successful game portfolio in cooperation with other vendors to the benefit of the state lotteries.

Revenues

Revenues for the Company by category of activity are as follows:

	2021	2020	2019
	U.S.dollars (in millions)

Turnkey contracts:
North America	22.9	26.8	13.3
Europe	7.0	5.4	3.9
Games:
North America
Europe	2.0	2.1	2.2
Total royalties	31.9	34.3	19.4

Development and other services from Aspire	1.6	2.4	4.1
Development and other services from NPI	7.6	4.4	2.9
Development and other services from Michigan Joint Operation	1.4	1.4	1.0
Total Development and other services	10.6	8.2	8.0

Access to IP rights	8.0	6.7	5.6

Total	50.4	49.2	33.0

Our Growth Strategy

Our growth strategy is built upon five pillars:

•	expanding the penetration of our existing customer contracts;

•	winning new turnkey contracts in the United States;

•	growing our game studio customer base;

•	expanding the scope of our existing customer contracts; and

•	expanding our range of offerings and geographical presence.

Increase iLottery Penetration within Existing Markets

Based on our performance in Michigan and more recent turnkey solution launches such as in Virginia, as well as on our prior experience in certain European markets, we believe there remains considerable room for growth above the current level of iLottery Penetration in the United States. Leveraging our operational expertise and technology, we plan to work closely with our customers to strengthen the reach of our offering in each market.

Increase Scope of Existing Customer Contracts

Certain of our contracts only include some of the platforms and services we can provide. We believe there is significant potential to offer additional games and services, including feature enhancements, to our existing customers in the future. For example, when we procured our contract with the VAL in 2015, we offered only online subscription DBGs However, in March 2020, following a change in legislation, the VAL chose to expand our contract to include both Instants and DBG offerings. The offering under the expanded contract launched in July 2020 and has an initial term through 2026 plus the option to extend for five additional years. A number of our contracts are in their early years and, as such, provide us ample time to expand the offerings we provide to our existing customers.

We have gained substantial knowledge about the iLottery market and its participants in the past decade through our operations in Europe and the United States, and our experience provides us with a deep understanding of the characteristics of iLottery players, allowing us to customize our solutions to such players’ needs and interests.

Win New Contracts in the United States

We are a market leader in iLottery in the United States. With 67% market share of U.S. iLottery gross wagers in 2021 according to Eilers& Krejcik Gaming’s U.S. iLottery Tracker, we drive a majority of U.S. iLottery GGR.

We continuously seek to expand our operations in the U.S. by securing new contracts. While lottery is offered in 45 states and the District of Columbia, iLottery Instants or DBGs are currently offered in only nine states and the District of Columbia as depicted in the map below (excluding states that offer only subscription-based iLottery). As a result, 70% of the U.S. population in states that offer lotteries do not currently have access to iLotteries.

Grow our Game Studio Customer Base

We intend to further expand our revenue base by offering our popular iLottery games to new customers who use the platforms of other iLottery providers. We currently operate five contracts in Europe pursuant to which we only provide games, including our most recent launch of Instant games on Lottomatica’s gaming platforms in October 2021, and we plan to expand this offering model into the United States and Canada.

Expanding our Range of Offerings and Geographical Presence

We are currently focused on expanding our North American business to become the dominant iLottery provider in the market. In doing so, we invest our resources and expertise into building top-tier iLottery technology and content. With a history of successful iLottery offerings developed for the North American market, we believe we have the ability to expand our offerings around the world. While we are currently focused on the North American market, we may decide to pursue additional opportunities around the world in the future. Furthermore, while we have focused our efforts on iLottery technology and content so far, we may decide to pursue additional opportunities, such as the offering of gaming products like online casino and sports betting. As demonstrated by our PAM development for William Hill and the broad scope of services we provide to Sazka and the AGLC, we believe that we can expand our offering to other gaming products.

Seasonality

Our quarterly results of operations may vary as a result of seasonal fluctuations during periods such as holidays and weather conditions, during which users spend increased time on entertainment, including games and mobile applications, which increases our customers’ usage of our advertising network and other solutions and may impact our revenue. We may also experience fluctuations due to factors that may be outside of our control that drive usage up or down. While we believe that this seasonality has affected and will continue to affect our quarterly results, our rapid growth has largely masked seasonal trends to date.

Intellectual property

We currently own most of the intellectual property required for our operations and control the remainder of the intellectual property required for our operations through a perpetual, assignable license.

Most of the intellectual property we use is created by us or by related parties. See “Related Party Transactions - Relationship with Aspire - Aspire Software License Agreement.” We have also obtained rights to use intellectual property of third parties through licenses and service agreements with those third parties. Although we believe these licenses are sufficient for the current operation of the Company, such licenses typically limit our use of the third parties’ intellectual property to specific uses and for specific time periods. We believe that we have the personnel needed to manage and adapt our intellectual property as necessary to support our business operations.

Most of our intellectual property is in the form of rights in software code and trade secrets that we use in the operation of our iLottery offering and related services, as well as registered and unregistered trademarks. We rely on a combination of copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to protect our proprietary technology. We also protect our intellectual property rights by implementing a policy that requires our employees and independent contractors involved in development of intellectual property to enter into agreements acknowledging that all intellectual property generated or conceived by them on our behalf are our property, and assigning to us any rights that they may claim or otherwise have in those works or property, to the extent allowable under applicable law. Our confidential information is protected by a combination of information security systems and non-disclosure agreements with third parties, including our employees and independent contractors.

Our agreements with business partners and lotteries to which we provide our iLottery offering and services contain provisions safeguarding our rights to our intellectual property.

Regulation

The provision of the PAM module and operation of lotteries in the United States and internationally is subject to extensive regulation. Although certain features of a lottery (such as the limited number of lotteries, the percentage of gross sales that must be paid back to players in prize money and the allocation of revenues generated from gross sales) are usually set by legislation, lottery regulatory authorities (and, occasionally, the lottery corporation itself) generally exercise significant discretion, including with respect to the determination of the types of games played, the price of each wager, the manner in which the lottery is marketed and the selection of suppliers of equipment, technology and services, and retailers of lottery products.

To ensure the integrity of contract awards and lottery operations, most U.S. jurisdictions require detailed background disclosure on a continuous basis from, and conduct background investigations of, vendors and their officers, directors, subsidiaries, affiliates and principal stockholders. Background investigations of the vendors’ employees who will be directly responsible for the operation of lottery systems are also occasionally conducted and most states reserve the right to require the removal of employees who they deem to be unsuitable or whose presence they believe may adversely affect the operational security or integrity of the lottery. Certain jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities that hold (either legally, beneficially or through voting rights) a specified percentage (typically five percent or more) of a vendor’s securities. Although most jurisdictions provide that “institutional investors” (as defined by a particular jurisdiction) can seek a waiver of these requirements, the granting of such a waiver may be conditioned on a regulatory investigation designed to ascertain that the applicant meets the definition of “institutional investor.”

The failure of our officers, directors and holders of our Shares to submit to background checks and provide such disclosure could result in the imposition of penalties and could jeopardize the award of a contract to us or provide grounds for termination of an existing contract. Generally, any person or entity who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised by a competent authority that such person or entity is required to do so may be found unsuitable or denied a license, as applicable. If any director, officer, employee or significant shareholder is found unsuitable (including due to the failure to submit required documentation) by a competent regulator or authority, we may deem it necessary, or be required, to sever our relationship with such person or entity.

Furthermore, we may be subject to disciplinary action or our licenses may be in peril if, after we receive notice that a person or entity is unsuitable, we (i) pay that person or entity any dividend or interest upon our Shares, (ii) allow that person or entity to exercise, directly or indirectly, any voting right conferred through Shares held by that person or entity, (iii) pay remuneration in any form to that person or entity for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person or entity to relinquish its Shares.

Subject to all applicable law and regulation, our articles of association provide for the suspension of certain rights attached to our Shares that are held by unsuitable shareholders and the disposal of any of our Shares owned or controlled by an unsuitable person or its affiliates by transfer to one or more third-party transferees. If such unsuitable person fails to dispose of our Shares within the required period of time, we may in good faith dispose (or procure the disposal) of such Shares to a designated third party at the highest price reasonably attainable or, subject to applicable law and regulation and our articles of association, acquire such Shares by way of a redemption.

The awarding of lottery contracts and ongoing operations of lotteries in international jurisdictions is also extensively regulated, although international regulations typically vary from those prevailing in the United States and tend to focus more on the vendor and its senior management, rather than on individual shareholders.

The U.S. federal Wire Act of 1961 (the “Wire Act”) provides that anyone engaged in the business of betting or wagering that knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication which entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, will be fined or imprisoned, or both. In 2011, the U.S. Department of Justice (the “DoJ”) issued an opinion (the “2011 Opinion”) to the effect that the conduct prohibited by the Wire Act was limited to sports gambling.

In January 2019, the U.S. Department of Justice Office of Legal Counsel (“DOJ”) published an opinion (“2019 Opinion”) that reinterpreted the statutory provisions of the Wire Act, 18 U.S.C. §1084 concluding that the prohibitions contained in the statute apply not only to sports gambling, but to all types of gaming. This reversal of the 2011 Opinion of the DOJ created uncertainty as to the lawfulness of the interstate transmission of data associated with lawful state lotteries. On January 15, 2019, the Deputy Attorney General issued a memorandum stating that Department of Justice attorneys should adhere to the 2019 Opinion, but that as an exercise of discretion, the Department would refrain from applying the new interpretation to persons who engaged in conduct in reliance on the interpretation set forth in the 2011 Opinion prior to the date of the 2019 Opinion and for 90 days thereafter. On February 15, 2019, NPI filed a complaint for declaratory relief and a motion for summary judgment with the U.S. District Court for the District of New Hampshire (the “District Court”) requesting a formal declaratory judgement that the Wire Act does not prohibit the use of a wire communication facility to transmit in interstate commerce bets, wagers, receipts, money, credits, or any other information related to any type of gaming other than gambling on sporting events and contests.

In June 2019, the U.S. District Court ruled in favor of NPI and declared (without qualification) that the Wire Act applies only to transmissions related to bets or wagers on a sporting event or contest. The U.S. District Court further directed that the 2019 Opinion be “set aside”. The DOJ filed a notice of appeal to the First Circuit of the US Court of Appeals on August 16, 2019 and its opening brief on December 20, 2019. NPI filed its response brief on February 26, 2020. The DOJ’s reply brief was filed on May 22, 2020. Oral arguments were heard on June 28, 2020.

A decision of the First Circuit Court was received on January 20, 2021. The First Circuit Court ruled in favor of NPI and unequivocally affirmed the decision of the District Court that the federal Wire Act is limited to sports betting and therefore, does not pertain to state‐run lotteries. By upholding the 2011 interpretation that the Wire Act applies only to bets and wagers on a sporting event or contest, this declaratory ruling provides complete relief to NPI and the Company.

Having ruled that the declaratory judgment was appropriate and would provide complete relief to the plaintiffs in respect of their current and future operations, the First Circuit Court vacated the relief previously granted under the Administrative Procedures Act.

The DOJ did not appeal the decision of the First Circuit Court to the US Supreme Court.

Social Responsibility and Responsible Gaming

We are committed to the integration of corporate social responsibility within our businesses, supporting the continued generation of sustainable value and enhancing our ability to deliver on its strategic objectives. We believe that our true value is reflected not simply by our balance sheet but through our intangible assets such as goodwill, our people and our reputation. As a leader in the iLottery industry, we take our responsibilities to our customers and regulators seriously and are focused on cooperating with both on issues of responsible gambling. We provide our customers with robust solutions that facilitate responsible gaming for players, including embedded systems that assist in ensuring a safe playing environment for all. By embracing policies and behaviors governing social responsibility, we create more valuable relationships with our stakeholders by demonstrating our focus on managing material non-financial risks in the business.

Our responsible gaming platform features include:

•	Advanced self-management module, which enables players to define their responsible gaming limits within a wide range of parameters;

•	Operator-controlled module, which enables lottery customers to define and enforce policies and limitations on their players; and

•	Application programming interface, which connects to government and other gaming databases to provide in-game alerts to remind players to play responsibly.

Litigation

From time to time, we may be involved in various claims and legal proceedings related to claims arising out of our operations. Other than as described above in “—Regulation,” we are not currently a party to any material legal proceedings, including any such proceedings that are pending or threatened, of which we are aware.

Employees

As of December 31, 2021, the Company had 154 employees located predominantly in Israel and 2 employees located in the United States. Additionally, as of December 31, 2021 the Company had 211 dedicated contractors located in Ukraine. Prior to Russia’s invasion of Ukraine in February 2022, 60 of our staff left Ukraine to neighboring countries with our assistance, and 70 others left to western areas of the country.

Our goal is to attract and retain highly qualified and motivated personnel. We also engage contractors to support our efforts. None of our employees and service providers are subject to a collective bargaining agreement. We consider our employee relations to be good and we have never experienced a work stoppage.

We are committed to maintaining a working environment in which diversity and equality of opportunity are actively promoted and all unlawful discrimination is not tolerated. We are committed to ensuring employees are treated fairly and are not subjected to unfair or unlawful discrimination. We value diversity and to that end recognize the educational and business benefits of diversity amongst our employees, applicants and other people with whom we have dealings.

Facilities

The Company has an office in Tel Aviv, Israel, where it leases approximately 27,200 square feet of office space. The lease for this facility had an initial term of 60 months from the commencement date, and was extended until January 31, 2022. The lease for this facility was extended for an additional five years effective April 15, 2022 and will automatically extend for an additional five years unless we terminate it upon prior notice. A large part of our development team is located in Kyiv, Ukraine, where we lease approximately 17,500 square feet of office space. The lease for this facility will expire on January 15, 2024. NPI serves our iLottery customers in North America through an office space of approximately 18,100 square feet in Lansing, Michigan, USA. This facility is leased by Pollard iLottery Inc., and because it is used solely for the benefit of the operations of NPI and the MSL, the Company participates in 50% of its monthly costs. The original lease agreement for the facility expired on March 31, 2020, and was extended by seven years until March 31, 2027.

We believe that our current facilities are adequate to meet our needs for the near future and that suitable additional or alternative space will be available on commercially reasonable terms to accommodate our foreseeable future operations.

MARKET AND REGULATORY OVERVIEW

Global Customer Base(1)

AGLC
ALBERTA
MICHIGAN LOTTERY
MICHIGAN
NEOPOLLARD INTERACTIVE
JOGOS SANTACASA
PORTUGAL
Sisal
ITALY
österreichische LOTTERIEN
Austria
OLIFĖJA
LITHUANIA
VIRGINIA LOTTERY
VIRGINIA
NHLottery
NEW HAMPSHIRE
NC Education Lottery
NORTH CAROLINA
sazka
CZECH REP.
Aspire Global
William HILL
HL
CROATIA
Turnkey
Games
Fee for Services

(1) As of December 31, 2021

The Lottery Industry

Lottery is a well-established and accepted form of gambling that has been used to fund public projects and similar causes. Forms of lotteries are offered through over 200 organizations around the world and generated gross sales of more than $300 billion in 2021, according to La Fleur’s 2021 World Lottery Almanac (“La Fleur’s”). These lotteries are typically operated or overseen by governments or state-owned organizations (which rely on private contractors) and serve an important role in funding state budgets. In the year ended December 31, 2021, U.S. lotteries generated $25.3 billion in profits for U.S. state governments, according to La Fleur’s. In turn, state governments use lottery profits to fund a wide range of socially beneficial causes including education, economic development, environment initiatives, healthcare, sports facilities, construction and infrastructure projects, cultural activities and tax relief. In our experience, many jurisdictions have come to rely on the proceeds from lottery operations as a significant source of funding for such causes.

In order to protect the lottery’s stability and dependability as a source of funding for government budgets, governments have instituted practices and protocols that prospective vendors to the lotteries must follow in order to compete for lottery contracts, including the:

•	use of complex official public procurement processes, requiring substantial commitments from participating vendors, such as performance bonds;

•	inclusion of termination at will provisions in contracts; and

•	requirement for specialized technology specifically for lottery that complies with lottery rules.

Governments also have tended not to frequently change lottery vendors while lottery operations are ongoing, to avoid the risks inherent to such change. Currently, the number of companies that service the lottery industry is limited given the meaningful cost and required expertise.

Though the forms of lottery games vary, the basic structure of all lottery games involves the drawing of numbers at random for the chance of winning a cash prize. Lottery has generally been separated into two primary products:

•	draw based games (“DBGs”), such as Powerball, in which players select numbers and the winning combination or ticket is determined by a scheduled draw; and

•	instant tickets (“Instants”) in which players can instantly reveal a pre-determined result through which they can learn whether their ticket entitles them to a prize.

Instants are relatively more popular in North America than in Europe, representing 61.3% of lottery gross sales in North America compared to only 28.9% of lottery gross sales in Europe during 2019. Retail gross sales from Instants totaled approximately $51.1 billion in the United States in 2019, according to La Fleur’s.

The global lottery industry has seen steady growth since 2003, with gross sales increasing at a CAGR of 3.5%, according to H2GC. Growth in this market has been stable and relatively uninterrupted by economic events or recessions, illustrating its stable nature. The industry’s steady performance is characteristic of its traditional game offerings, which have proved perpetually popular and have seen few dramatic innovations since the introduction of Instants in 1980.

Traditionally, Instants and DBGs have only been distributed through retail channels. In the United States, which has been our main revenue driver for the past five years, lottery is offered in 45 states and the District of Columbia representing $91.1 billion in retail gross sales in 2020.

The global lottery market had gross sales of approximately $310 billion in 2019.

($ in billions, except per capita values)

North America
$89
(U.S.=$82)
Per Capita: $242
Lotteries contributed $25 bn+ to U.S. state governments in 2019
Europe
$111
Per Capita: $148
Asia
$96
(China=$54)
Per Capita: $21
Latin America
$7
Per Capita: $11
Africa
$1
Per Capita: $1
Australia
$9
Per Capita: $128

Source: La Fleur’s 2020 World Lottery Almanac, United Nations.

The iLottery Industry

Globally, lotteries are introduced through online sales channels in order to mitigate the effect of a maturing market, increase revenues and remain viable as an entertainment option in an increasingly competitive landscape. Certain European markets, which were early to adopt online lottery channels, have seen significant iLottery Penetration, particularly in countries like Norway (49.5% in 2018; $129 per capita), Finland (42.4% in 2018; $125 per capita) and the United Kingdom (31.1% in 2020; $48 per capita), according to GamblingCompliance. However, in the United States, where iLottery was introduced in 2012, iLottery Penetration has only exceeded 20% in Michigan.

iLottery Penetration in the U.S. and Select Mature European Markets

49.5%
42.4%
31.1%
2.7%
Norway (FY 2018)
Finland (FY 2018)
United Kingdom (FY 2020)1
U.S. Instants (FY 2019)2

Source: GamblingCompliance, state lottery commissions.

1          Represents digital sales as a percentage of total sales for the national lottery.

2          Represents iLottery gross sales from Instants in Michigan, Pennsylvania, New Hampshire, Georgia and Kentucky as a percentage of total lottery gross sales from Instants in the United States.

The iLottery industry shares many characteristics with the traditional lottery industry, including an important role within government budgets, a high degree of regulation, limited competition and a long procurement process. These shared characteristics include:

•	long sale cycles and substantial upfront investment;

•	long-term relationships with limited turnover; and

•	growth alongside other forms of gambling.

iLottery has been able to grow alongside the traditional lottery, suggesting that typical iLottecy players may have a distinct profile from that oftypical traditional retail lottery players.

Long sale cycles and substantial upfront investment

Launching a full iLottery program requires a considerable upfront investment in time and capital to develop what we refer to as “specialized technology” (the technology that is developed specifically for the lottery industry and requires considerable expertise), create a portfolio of tailored games and establish facilities to host the operations and data processing within the jurisdiction in which iLottery is offered.

Unlike in traditional retail lottery, where a single state may have multiple service providers for Instants and a separate service provider for DBGs, for iLottery a customer typically expects a single service provider to support the full suite of Instants and DBGs. These upfront investments are further amplified by a procurement process for government customers that involves significant restrictions and formalities, and a general requirement for an iLottery provider to deposit performance bonds to guaranty the program’s level of performance.

A typical roll-out of our turnkey solution for a new customer requires a significant upfront capital investment and generally takes a number of months until full integration is achieved. The key variables regarding cost of implementation and time to market are:

•	the range of online games offered by the customer;

•	the complexity of technological integration, which may include the integration of our technology with third-party systems for know-your-customer, point-of-sale, banking and payment applications;

•
the required level of configuration and customization of our technology platforms to the specific requirements of the lottery and the relevant regulatory regime (e.g. lottery gameplay guidelines and taxation laws);

•	the extent of regulatory requirements and other compliance guidelines within a particular jurisdiction;

•	the amount required to be provided in a performance bond as a guarantee against the potential failure of the service provider to meet its contractual obligations; and

•	the potential investment required for the deployment of hardware, networking and software equipment into local data centers, in order to comply with the most stringent regulatory requirements.

Long-term relationships

In the traditional lottery industry, the significant upfront time and capital investment required to launch a new offering has typically resulted in long-term contracts (generally in excess of four years) that include extension options. Lotteries have generally kept their incumbent central lottery system providers when contracts expire, given the substantial incremental cost and lengthy transition periods of switching providers. For example, since 2010, only seven of 46 lotteries in operation in the United States have changed their central lottery system providers.

Given the limited number of competitors with specialized iLottery technology and content developed in order to satisfy jurisdiction-specific requirements, we expect that contract turnover in the iLottery industry will be similarly low and incumbent iLottery vendors will be well positioned to secure new contracts. In some cases, rather than administer a lengthy procurement process followed by a complicated system conversion involving potential service revenue disruptions, customers may negotiate for incremental technology and services in return for an extension of the contracts with their incumbent provider. Since our founding, when a contract has reached its term, we have successfully extended or renewed through procurement each of those customer contracts in Europe and the United States.

In the traditional retail lottery industry, the limited contract turnover facilitates high returns on invested capital on established contracts, and also provides visibility into future earnings. We expect that the same will be true of contracts in the iLottery industry. Moreover, once a credible and successful technology platform and database of games is created, subsequent iLottery contract wins can generate higher returns on invested capital compared to earlier contracts. We generally seek to recover our upfront invested capital during the initial term of the contract.

Growth alongside traditional lottery and other forms of gambling

We believe that iLottery can grow alongside traditional retail lottery. Many states that have authorized robust iLottery solutions (such as Georgia, Kentucky, Michigan and Pennsylvania) have experienced growth of both the iLottery and traditional lottery segments. In Michigan, for example, from the introduction of iLottery in 2014 through 2019, gross sales from traditional lottery have grown at a CAGR of 7.8%, which is higher than the growth of traditional lotteries in most U.S. states that have not implemented iLottery. We believe this demonstrates the positive influence and additive nature of an iLottery offering, as well as its ability to introduce a new player demographic to lottery games.

We also believe that the iLottery player base and revenue streams do not substantially overlap with other forms of online gambling. iLottery games are designed to be simple to play and appeal to the mass market. They differ from sports betting and other types of gambling in that these other forms of gambling typically require more complex decision making. The risk profile of iLottery games (with many tickets providing a small “win” and a few tickets providing for extraordinary wins) also provide a different player experience, which we believe appeals to the mass market of casual players. The ability of iLottery to grow alongside other forms of online gambling is evidenced by the European markets. According to H2GC, from 2003 through 2019, the European Union 27 group and the United Kingdom experienced the following results:

European Market Gaming Vertical GGR CAGR Comparison (2003-2019)

23.7%
17.4%
37.8%
1.0%
iLottery
Sports Betting
Online Gaming[1]
Traditional Lottery

Source: H2GC. Includes European Union and United Kingdom.

1 For 2007 – 2019 (as 2007 was the first year of available data in H2GC for the United Kingdom).

Industry Growth Drivers

The global iLottery industry has emerged as a fast growing segment within the global lottery market, with GGR increasing at a CAGR of 24.0% between 2003 and 2019, according to H2GC. The most significant drivers of this growth include technological improvements, changing player preferences and deregulation.

Technological improvements

•
Increased internet access — increased levels of internet access, improved internet infrastructure, greater confidence in the security of the internet for transacting, rapid growth in usage of internet- connected smartphones, tablets and other devices and product innovation by iLottery platform and service providers have provided the foundation on which the iLottery industry has been able to grow.

•	Increased ownership of mobile devices — globally, the number of devices and connections is growing faster than the population, which is accelerating the average number of devices per household.

•
Improved entertainment experience — advancements in technology have improved the ability of entertainment providers to provide a meaningful entertainment experience online or through mobile and handheld devices, making iLottery more attractive to players. Vendors have also been able to use digital and social media to enhance the user experience and as such vendors are able to access a broader group of end users (such as a younger demographic).

Changing player preferences

•
Demand for instant access — as consumers spend more time on their smartphones with easy access to internet and cellular data, they seek instant access to their sources of entertainment. iLottery allows players to play games at any time and from anywhere in the lottery jurisdiction. This allows players to access a wide range of game options at any time, without having to be physically present in the retail environment.

•
Demand for mobile channels — the traditional lottery market is maturing. Physical retail sales channels account for a lower proportion of shopping by a younger demographic compared to older generations, and as such, traditional lotteries have developed an aging customer base. iLottery, however, has introduced lottery style games with added entertainment value to the online domain, tapping into a new demographic of typically younger players more inclined to engage through the usage of mobile and other online channels. This broader appeal has expanded the total lottery market by attracting a new generation of players.

Certain of these drivers, such as the demand for instant access and mobile channels, have been amplified by the COVID-19 pandemic, which has accelerated customer traffic into online channels. See “— Impact of COVID-19.”

Deregulation

Deregulation for lotteries and online gambling activities has also contributed to industry growth. This trend has been particularly prevalent in the United States, in which the number of states offering iLottery solutions (excluding states that offer only subscription-based iLottery) has grown to nine since the first iLottery launched in 2012. The table below shows the iLottery offerings available in the United States today:

	Population	FY19 Retail Lottery Gross Sales	FY19 Retail Lottery Gross Sales Per Capita	iLottery	Offering
State	(in millions)	(in millions)	(in millions)	DBG	Instants
Pennsylvania	12.8	$4,503	$352	X	X
Georgia	10.6	4,455	420
Michigan	10.0	3,884	389
Illinois	12.7	2,975	235
North Carolina	10.5	2,860	273
Virginia	8.5	2,294	269
Kentucky	4.5	1,130	253
New Hampshire	1.4	384	283
Rhode Island	1.1	263	249
New York(1)	19.5	8,208	422
California	39.5	7,388	187
Florida	21.5	7,151	333
Texas	29.0	6,252	216
Massachusetts	6.9	5,492	797
New Jersey	8.9	3,549	400
Ohio	11.7	3,361	288
Maryland	6.0	2,197	363
South Carolina	5.1	1,981	385
Tennessee	6.8	1,690	247
Missouri	6.1	1,466	239
Indiana	6.7	1,348	200
Connecticut	3.6	1,334	374
Arizona	7.3	1,077	148
Washington	7.6	803	105
Wisconsin	5.8	713	122
Colorado	5.8	680	118
Minnesota	5.6	637	113
Louisiana	4.6	524	113
Arkansas	3.0	516	171
Iowa	3.2	391	124
Oregon	4.2	380	90
Maine	1.3	300	223
Kansas	2.9	295	101
Idaho	1.8	288	161
Oklahoma	4.0	242	61
Washington, D.C.	0.7	213	302
West Virginia	1.8	201	112
Delaware	1.0	196	202
Nebraska	1.9	192	99
New Mexico	2.1	144	68
Vermont	0.6	139	223
South Dakota	0.9	63	71
Montana	1.1	60	56
Wyoming	0.6	37	64
North Dakota(1)	0.8	35	46
Mississippi	3.0	—	—

Sources: La Fleur’s; Eilers & Krejcik Gaming

(1)          New York and North Dakota offer subscription-based lottery.

We believe that the success of these iLottery offerings and the increasing budgetary shortfalls in many U.S. states will accelerate the pace of deregulation and lead to further growth of the iLottery industry for several reasons:

•	lottery plays a significant role in state budgets, which have been materially impacted by the COVID-19 crisis;

•	public policy stakeholders generally view lottery games as a more socially acceptable form of gambling;

•	lotteries, which effectively function as both regulator and operator, generally have more flexibility in their offerings compared to commercial casino operators; and

•	lotteries are well-known, respected, long-established and generally accepted by local communities.

iLottery Markets

The global iLottery market has exhibited significant growth in recent years. From 2015 through 2019, the iLottery market size in GGR increased at a CAGR of 19.0%, with strong growth in North America as depicted below. The relatively low growth in Europe is a result of the maturity of the European market, which has had iLottery since 2003.

Source: H2GC

Europe

Europe is the largest, and a relatively mature, iLottery market, with several European lotteries having been early adopters of online sales channels. Many European lotteries chose to establish online sales solutions independently through their respective in-house platforms, but in the last few years they have started to engage iLottery providers such as NeoGames, primarily for iLottery content.

North America

iLottery is offered in both the United States and Canada. Although iLottery is a relatively new industry in North America, the North American market features per capita spending on lotteries among the highest in the world, as well as the highest adoption rate of Instants and one of the highest internet penetration rates globally, making it appealing and positioned for a transition from a traditional retail lottery-only model to a hybrid model combining traditional retail lottery and iLottery.

Although certain iLotteries were launched in 2012, the first public procurement process resulted in our launch of the Michigan iLottery in partnership with Pollard in 2014. As such, the iLottery industry in the United States is currently in its nascent stages compared to more mature markets like Europe.

The Canadian iLottery market is different than the United States market in that in Canada, provincial regulators and their lotteries typically seek a full online solution that includes all gaming verticals in addition to an iLottery offering. For example, in Alberta we have been awarded a contract to provide the entire online gaming suite, including iLottery, casino games and sports betting.

Other Markets

iLottery is offered around the world and presents significant opportunities outside of Europe and North America. We constantly monitor these markets and will explore additional opportunities on a case-by-case basis. At this time, however, we believe our resources are best spent focusing on the significant market opportunity in North America, in which we believe we have already established ourselves as a market leader.

GENERAL CORPORATE INFORMATION

Our registered name is NeoGames S.A. We were organized under the laws of the Grand Duchy of Luxembourg (“Luxembourg”) as a private limited liability company (société à responsabilité limitée) on April 10, 2014 and converted into a public limited liability company (société anonyme) under the laws of Luxembourg on November 10, 2020. As part of the conversion we executed a 1:8.234 reverse share split. Our registered office is located at 63-65, rue de Merl, L - 2146 Luxembourg, Grand Duchy of Luxembourg and our telephone number at this address is +352-2040119020. Our registration number is B186309 and our legal entity identifier (LEI) is 222100MZTIQEZS4XY614. We were registered with the Luxembourg Register of commerce and companies.

Our principal executive offices are located at 10 Habarzel Street, Tel Aviv, 6971014, Israel. Our telephone number at this address is +972-73-372-3107. Our website address is https://www.neogames.com. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address as an inactive textual reference only.

NeoGames S.A. corporate structure

Significant subsidiaries of NeoGames S.A.

Legal name of subsidiary	Ownership	Jurisdiction of organisation
Neogames Systems Ltd.	100%	Israel
Neogames Ukraine	100%	Ukraine
NeoGames US LLP	99%	Delaware
NeoGames S.R.O.	100%	Czech Republic
NeoGames Connect S.à r.l.	100%	Luxembourg

MANAGEMENT AND CORPORATE GOVERNANCE

Executive Officers and Directors

The following table presents information about our executive officers and directors, including their ages as of 14 April 2022:

Name	Age	Position
Executive Officers
Moti Malul	50	Chief Executive Officer, Co-Managing Director and Director
Raviv Adler	47	Chief Financial Officer
Oded Gottfried	51	Chief Technology Officer
Rinat Belfer	41	Chief Operations Officer
Non-Executive Directors
Barak Matalon	51	Non-Executive Director
Aharon Aran	71	Non-Executive Director
Laurent Teitgen (1)	42	Non-Executive Director
Lisbeth McNabb (1)	61	Non-Executive Director
John E. Taylor, Jr. (1)	55	Non-Executive Director, Chairman

(1)	Independent director in accordance with SEC regulations and Nasdaq rules requirements applicable to the Company.

Unless otherwise indicated, the current business addresses for each of our executive officers and each of the members of our board of directors is c/o NeoGames S.A., 63-65, rue de Merl, L - 2146 Luxembourg, Grand Duchy of Luxembourg.

Executive Officers

The following is a brief summary of the business experience of our executive officers.

Moti Malul has served as our and as NGS’, our Israeli subsidiary, Chief Executive Officer and as a member of our board of directors since October 2018. Prior to that, Mr. Malul served as our Executive Vice President of Sales and Business Development for three years. Prior to our spin-off from Aspire in 2014, Mr. Malul served in various roles at Aspire for five years. Prior to joining Aspire, Mr. Malul served for over 12 years in key marketing and management positions in the telecommunications and internet industries, for companies such as Ericsson and Smile Media. Mr. Malul holds a B.A. in Business Administration from Bar-Ilan University in Israel, and an M.B.A from Tel Aviv University in Israel.

Raviv Adler has served as our Chief Financial Officer since 2013. Mr. Adler joined Aspire in 2010 and served as its Director of Finance until 2013. Prior to joining Aspire, Mr. Adler served, and accumulated more than a decade of experience, in key finance roles in a range of multinational companies, such as “Hewlett Packard” and “Ernst & Young”, as well as start-up companies. Mr. Adler holds a B.A. in Business Administration and Accounting from the College of Management Academic Studies in Israel and he is a Certified Public Accountant in Israel.

Oded Gottfried has served as our Chief Technology Officer since our spin-off from Aspire in 2014 and the Chief Technology Officer of NGS, our Israeli subsidiary, since January 2015. Prior to our spin-off from Aspire, Mr. Gottfried served as the Chief Technology Officer of Aspire since 2008. Prior to joining Aspire in 2008 Mr. Gottfried founded two companies and served as their Chief Executive Officer. He also served as an engineer for the Israel Defense Forces. Mr. Gottfried holds a B.Sc in Mathematics & Computer Science from Tel Aviv University in Israel.

Rinat Belfer has served as our Chief Operations Officer since January 2019 after serving as Vice President of Projects of NGS between January 2015 and December 2018. Prior to our spin-off from Aspire in 2014, Ms. Belfer served in a number of roles with Aspire since 2009. Ms. Belfer holds a B.Tech degree in Industrial Engineering and Management from Shenkar College in Israel and an MBA from Ben Gurion University in Israel.

Non-Executive Directors

The following is a brief summary of the business experience of the non-executive members of our board of directors.

Barak Matalon, the co-founder of Aspire, has served as a member of our board of directors since our spin-off from Aspire in 2014. Mr. Matalon currently serves on the board of directors of Lotym Holdings Ltd., Loty Holdings Ltd. and Aspire and is a member of Aspire’s remuneration committee. Mr. Matalon holds a B.A. in Economics from the Academic College of Tel Aviv Jaffa in Israel.

Aharon Aran has served as member of our board of directors since September 2019. Mr. Aran served as the Chief Executive Officer of TMF Media, Omnicom Media Group-Israel office from 2007 until 2019, and has served as the Chief Executive Officer of the Israeli Audience Research Board since August 2019. Mr. Aran currently serves on the board of directors of Aspire and is a member of its audit committee. Mr. Aran holds a B.A. in Economics and an M.B.A. from Tel Aviv University in Israel.

Laurent Teitgen has served as a member of our board of directors since April 2017. Mr. Teitgen currently serves on the board of directors  Codere Online Luxembourg S.A since November 2021, of Ellomay Luxembourg Holdings S.à r.l. since September 2016, Chelsey Investissement S.C.A. since July 2016, Menora Central Europe Investments S.A. since November 2017, MiddleCap Group S.A. since April 2018, and Kaman Lux Holding S.à r.l since September 2015, and he is Head of Accounting Department at Fiduciaire Jean-Marc Faber S.à r.l. since May 2009. Mr. Laurent also serves as a member of the audit committee of Codere Online Luxembourg S.A since November 2021. Mr. Teitgen is a resident of Luxembourg and previously held positions with BDO, Intertrust, and TASL (now Orangefield/Vistra). Mr. Teitgen holds a B.A. in Accounting and Financial Management with a specialization in Accounting Review from Université de Lorraine, IUT Henri Poincaré, France.

John E. Taylor, Jr. has served as a member of our board of directors since November 2020. Mr. Taylor has served as the managing director of Faulkner & Howe, LLC since 2002. Mr. Taylor served as Chairman of the board of directors of Twin River Worldwide Holdings (NYSE: TRWH) from 2010 to 2016, as Executive Chairman from 2017 to 2019, and as a member of the audit, compensation and compliance committees from 2010 to 2019. Mr. Taylor was formerly the Chief Executive Officer and President of GameLogic, Inc., a provider of internet based games for the regulated gaming industry. Mr. Taylor also served as the President and Chief Executive Officer of Dreamport, the gaming and entertainment subsidiary of GTECH Corporation, a then-NYSE listed company while also serving as a member of the Executive Management Committee of GTECH. Earlier in his career he served as a senior advisor to the Governor of Rhode Island. Mr. Taylor currently serves as a Trustee of Johnson & Wales University and holds a Bachelor of Science degree from Rhode Island College. In 2018, Mr. Taylor received an honorary Doctor of Business Administration from Johnson & Wales University.

Lisbeth McNabb was appointed in January 2021 as a non-voting member in an observer capacity on our board of directors and has served as a voting member of our board of directors since May 2021. Ms. McNabb currently serves on the board of directors, serves on the audit committee and is the former chair of audit committee of Nexstar Media Group (Nasdaq: NXST), and serves on the board and Chair of Audit of Acronis. Over the past 20 years, Ms. McNabb has served in senior leadership roles with category-defining companies including match.com and Linux Foundation. Prior to that, she began her career in various finance and managerial roles at AT&T, American Airlines and Pepsico Frito-Lay. Ms. McNabb holds a BS in Business from the University of Nebraska and an MBA from Southern Methodist University.

Board Composition

Our board of directors is currently comprised of six members, each of whom was elected for a term ending at the occasion of the annual general meeting of the Company to be held in 2022 and related to the financial year ended on 31 December 2021. A director may be re-appointed. Our directors are elected at our general meeting of shareholders in accordance with our articles of association. Pursuant to our articles of association, for so long as the Founding Shareholders (i) own in the aggregate at least 40.0% of the issued and outstanding share capital of the Company, a number of directors equal to 50.0% of the total number of directors will be elected from nominees selected by the Founding Shareholders, (ii) own in the aggregate less than 40% of the issued and outstanding share capital of the Company, but still own in the aggregate at least 25.0% of the issued and outstanding share capital of the Company, a number of directors equal to 33.0% of the total number of directors will be elected from nominees selected by the Founding Shareholders, and (iii) own in the aggregate less than 25% of the issued and outstanding share capital of the Company, but still own in the aggregate at least 15.0% of the issued and outstanding share capital, one director will be elected from nominees selected by the Founding Shareholders.

Board Committee Composition

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

The audit committee, which consists of Lisbeth McNabb, John E. Taylor, Jr. and Laurent Teitgen, assists the board in overseeing our accounting and financial reporting processes and the audits of our financial statements. Lisbeth McNabb serves as chair of the committee. The audit committee consists exclusively of members of our board of directors who are financially literate, and Lisbeth McNabb is considered an “audit committee financial expert” as defined by the SEC. Our board has determined that John E. Taylor, Jr., Laurent Teitgen and Lisbeth McNabb meet the “independence” requirements set forth in Rule 10A-3 under the Exchange Act and the Nasdaq rules, including the heightened independence standards applicable to audit committee members. The audit committee is governed by a charter that complies with Nasdaq rules.

The audit committee is responsible for:

•	recommending the appointment of the independent auditor to the general meeting of shareholders;

•	the appointment, compensation, retention and oversight of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit services;

•	pre-approving the audit services and non-audit services to be provided by our independent auditor before the auditor is engaged to render such services;

•	evaluating the independent auditor’s qualifications, performance and independence, and presenting its conclusions to our board of directors on at least an annual basis;

•
reviewing and discussing with our board of directors and the independent auditor our annual audited financial statements and quarterly financial statements prior to the filing of the respective annual and quarterly reports;

•
reviewing our compliance with laws and regulations, including major legal and regulatory initiatives and also reviewing any major litigation or investigations against us that may have a material impact on our financial statements; and

•
reviewing and discussing the Company’s policies with respect to risk assessment and risk management and establishing procedures for receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The audit committee meets as often as one or more members of our audit committee deem necessary, but in any event meets at least four times per year. The audit committee meets at least once per year with our independent accountant, without our executive officers being present.

Compensation Committee

The compensation committee, which consists of John E. Taylor, Jr., Laurent Teitgen and Lisbeth McNabb, assists our board of directors in determining executive officer compensation. John E. Taylor, Jr. serves as chair of the committee. The committee recommends to our board of directors the compensation of each of our executive officers. Under SEC and Nasdaq rules, there are heightened independence standards for members of our compensation committee, including a prohibition against the receipt of any compensation from us other than standard board member fees. All of our compensation committee members meet this heightened standard.

The compensation committee is responsible for:

•	identifying, reviewing and approving corporate goals and objectives relevant to executive officer compensation;

•	analyzing the possible outcomes of the variable remuneration components and how they may affect the remuneration of our executive officers;

•	evaluating each executive officer’s performance in light of such goals and objectives and determining each executive officer’s compensation based on such evaluation;

•
determining any long-term incentive component of each executive officer’s compensation in line with the remuneration policy and reviewing our executive officer compensation and benefits policies generally;

•	periodically reviewing, in consultation with our Chief Executive Officer, our management succession planning; and

•	reviewing and assessing risks arising from our compensation policies and practices for our employees and whether any such risks are reasonably likely to have a material adverse effect on us.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee, which consists of John E. Taylor, Jr., and Laurent Teitgen and Lisbeth McNabb, assists our board of directors in identifying individuals qualified to become members of our board of directors consistent with criteria established by our board of directors and in developing our corporate governance principles. John E. Taylor, Jr. serves as chair of the committee.

The nominating and corporate governance committee is responsible for:

•	drawing up selection criteria and appointment procedures for board members;

•	reviewing and evaluating the composition, function and duties of our board of directors;

•	recommending nominees for selection to our board of directors and its corresponding committees;

•	making recommendations to our board of directors as to determinations of board member independence;

•	leading our board of directors in a self-evaluation, at least annually, to determine whether it and its committees are functioning effectively;

•	overseeing and recommending for adoption by the general meeting of shareholders the compensation for our board members; and

•
developing and recommending to our board of directors our rules governing the board of directors and code of business conduct, reviewing and reassessing the adequacy of such rules and recommending any proposed changes to our board of directors.

Code of Ethics and Conduct

We have adopted a Code of Ethics and Conduct that applies to all our employees, officers and directors, including our principal executive, principal financial and principal accounting officers. Our Code of Ethics and Conduct addresses, among other things, the handling of conflicts of interest, compliance issues and other corporate policies such as equal opportunity and non- discrimination standards. Our Code of Ethics and Conduct is available on our website at www.neogames.com.

Information on the members of the Board of Directors and the management team

As at the date of this Prospectus, none of the members of NeoGames’ Board of Directors or management team has, in the previous five years:

•	been convicted of a fraudulent offence or violation;

•
held a managerial position, been in the executive management, been a member of the administrative, management or supervisory bodies of any company, or acted as a general partner in a limited partnership at the time of its bankruptcy, administration of an estate, or liquidation (excluding voluntary liquidation proceedings with a purpose of dissolving the company); or

•
been subject to any official public incrimination and/or sanctions by any statutory or supervisory authorities (including any designated professional bodies) or been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of any company.

Duties of Board Members and Conflicts of Interest

Under Luxembourg law, members of our board of directors have a duty of loyalty to act honestly, in good faith and with a view to our best interests. The members of our board of directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, the members of our board of directors must ensure compliance with our articles of association. In certain limited circumstances, a shareholder has the right to seek damages if a duty owed by a member of our board is breached.

Pursuant to Luxembourg law, any director having a direct or indirect financial interest in a transaction submitted for approval to our board of directors may not participate in the deliberations and vote thereon, unless the transaction is not in the ordinary course of our business and conflicts with our interest, in which case the director shall be obliged to advise our board of directors thereof and to cause a record of such director’s statement to be included in the minutes of the meeting. He or she may not take part in these deliberations nor vote on such a transaction. At the next general meeting of shareholders, before any other resolution is put to a vote, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with our interest.

Other than, to the knowledge of NeoGames, notwithstanding what is described under section “Terms of Offer – Affiliated Parties” in relation to the Offer, any shares they hold directly or indirectly in NeoGames, the members of the Board of Directors, and the members of the management team do not have any conflicts of interest between their duties to NeoGames and their private interests and/or their other duties. There are no family relationships between the members of NeoGames’ Board of Directors or the members of its management team.

Executive Officer and Board Member Compensation

The compensation for each of our executive officers is comprised of the following elements: base salary, bonus, contractual benefits, and pension contributions. The total amount of compensation paid and benefits in kind provided to our executive officers and members of our board of directors, other than our independent directors, for the 2021 financial year was $1,817,791. This amount includes $163,007 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses. The amount of compensation paid to our independent directors is as follows: Mr. John E. Taylor Jr. received cash compensation of $115,620 and equity compensation in the form of a grant of 48,581 options, vesting over a period of two years annually from November 18, 2020, with an exercise price of $17 per option; Mr. Laurent Teitgen received cash compensation of $25,324; and Ms. Lisbeth McNabb received cash compensation of $11,929 and equity compensation in the form of a grant of 15,000 options, vesting over a period of 1.7 years annually from May 26, 2021, with an exercise price of $57.56 per option. We do not currently maintain any bonus or profit-sharing plan for the benefit of our executive officers; however, upon approval of the compensation committee of the board of directors we intend to offer to certain of our executive officers annual bonuses pursuant to terms to be approved by the board of directors. We make monthly contributions to pension, retirement or similar benefits to our executive officers as required under Israeli law or any other relevant jurisdiction.

Executive Officer and Board Member Employment Agreements

Each of the Company’s executive officers is employed under an employment agreement for an indefinite period of time. These agreements contain customary provisions regarding noncompetition, nonsolicitation, confidentiality of information and assignment of inventions.

Long-Term Incentive Plans

2015 Plan (as amended in 2019)

The 2015 Share Option Plan was adopted on January 29, 2015 and amended thereafter (the “2015 Plan”). The 2015 Plan provides for the grant of options to acquire Ordinary Shares of the Company. As of April 14, 2022, there were 1,058,160 outstanding options granted under the 2015 Plan covering 1,058,160 Ordinary Shares of the Company at a weighted average exercise price of $1.85, out of which 770,934 were vested and 287,226 were unvested.

All our employees and consultants are eligible to participate in the 2015 Plan. All outstanding options to purchase Ordinary Shares of the Company granted under the 2015 Plan that are held by employees of NGS, are subject to the beneficial tax arrangement known as the trustee capital gains route of Section 102 of the Israeli Income Tax Ordinance (New Version) 1961.

Our board of directors determines the terms and conditions of the options granted including the vesting terms and the exercise price. The terms and conditions are set forth in the applicable options agreement. The terms and conditions of individual options may vary.

Following the completion of our initial public offering, the Company ceased granting options under the 2015 Plan. Any options granted under the 2015 Plan that expire will be added to the pool of the 2020 Plan (as defined below). The 2015 Plan will continue to apply to all options granted under the 2015 Plan prior to our initial public offering.

2020 Plan

In connection with our initial public offering, we adopted an omnibus equity plan by the name of 2020 Incentive Award Plan (the “2020 Plan”), which allows for the grant of various equity awards such as options, share appreciation rights, restricted shares, restricted share units and other equity based awards. The 2020 Plan initially included a pool of 132,750 Ordinary Shares which shall be increased automatically upon expiration of any option granted under the 2015 Plan and by an annual increase on the first day of each calendar year beginning January 1, 2021 and ending on and including January 1, 2030, equal to the lesser of (A) 3% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by our board of directors. On August 30, 2021, our board of directors allocated up to 140,336 restricted share units, or RSUs, for award to employees in amounts to be determined by management. The board of directors approved on October 22, 2021 the grant of RSUs under the Company’s 2020 Incentive Award Plan, which will vest in four equal annual installments commencing on January 1, 2022. As of March 30, 2022, there were (i) 112,390 unvested RSUs outstanding under the 2020 Plan, (ii) outstanding options granted under the 2020 Plan covering 75,726 Ordinary Shares at a weighted average exercise price of $23.63, of which 27,328 were vested and 48,938 were unvested, and (iii) 726,555 Ordinary Shares remaining available for issuance pursuant to future awards that may be granted under the 2020 Plan. The 2020 Plan is managed by our board of directors or by a committee thereof nominated for the purpose of administrating the 2015 Plan.

The administrator has the authority to determine the terms and conditions of the awards granted under the 2020 Plan. However, the exercise price of options and share appreciation rights must be no less than the fair market value of the shares at the time of grant.

The 2020 Plan includes an Israeli sub-plan for the purpose of enabling the Company to grant Israeli employees awards under the tax beneficial route known as the trustee capital gains route of Section 102 of the Israeli Income Tax Ordinance (New Version) 1961.

Insurance and Indemnification

We provide liability insurance for our directors and officers against certain liabilities, which they may incur in connection with their activities on our behalf.

Our articles of association provide that directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxembourg law, against liabilities and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she is involved by virtue of him or her being or having been a director or officer of the Company and against amounts paid or incurred by him or her in the settlement thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions of our articles of association or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

MAJOR SHAREHOLDERS

The following table sets forth information relating to the beneficial ownership of our Shares and is based on the information available to the Company as at 31 March 2022:

•	each person, or group of affiliated persons, known by us to beneficially own 5% or more of our outstanding Shares;

•	each of our executive officers and directors;

•	all of our executive officers and directors as a group.

For further information regarding material transactions between us and principal shareholders, see “Related Party Transactions.”

The percentage of Shares beneficially owned is computed on the basis of 25,593,434 Shares outstanding as of 31 March 2022.

The information set forth below regarding the beneficial ownership for each of our principal shareholders has been furnished by such shareholders. Unless otherwise indicated below, the address for each beneficial owner listed is NeoGames S.A., 10 Habarzel Street, Tel Aviv, 6971014, Israel.

5% or Greater Shareholders	Number	Percent
Elyahu Azur(1)	3,193,717	12.48
Pinhas Zahavi(2)	3,193,717	12.48
Executive officers and directors
Oded Gottfried	330,478	1.29
Barak Matalon	5,109,948	19.97
Aharon Aran	1,277,486	4.99
All directors and executive officers as a group (3 persons)	6,717,912	26.25
Public investors	12,488,088	48.79
Total	25,593,434	100.00

* Indicates beneficial ownership of less than 1% of the total outstanding Shares.

(1) The address for Mr. Azur is 6 Hertzel St., Tel-Aviv, Israel.

(2) The address for Mr. Zahavi is 4 Voiotias St., Limassol, Cyprus.

To the extent known to the Company, the Company is not, directly or indirectly, owned or controlled by any one person. However, with respect to appointment of board memebrs, Barak Matalon, Aharon Aran, Elyahu Azur and Pinhas Zehavi have entered into a voting agreement.

RELATED-PARTY TRANSACTIONS

The following is a description of our ongoing or presently proposed related party transactions since 1 January 2019.

Relationship with Aspire

NeoGames was established as an independent company in 2014, following a spin-off from Aspire, a B2C and B2B service provider in the iGaming industry. Barak Matalon and Aharon Aran, members of our board of directors, are also members of Aspire’s board of directors. Further, Barak Matalon, Elyahu Azur, Pinhas Zahavi and Aharon Aran, who collectively own a majority of the shares of Aspire, hold as of March 31, 2022 approximately 49.9% of our Ordinary Shares.

Prior to our spin-off from Aspire, our management team was responsible for the iLottery business of Aspire. As part of the spin-off, NeoGames has entered into the following agreements with the Aspire Group:

Framework Agreement

On April 24, 2015, with effect as of April 30, 2014, NeoGames entered into an agreement (the “Aspire Framework Agreement”) with Aspire and AG Software Limited (“AG Software”), a member of the Aspire Group that provides the framework for the restructuring and the separate operation of each of the parties and their respective businesses. NeoGames acquired from the Aspire Group the suite of software products used solely in the iLottery market, as well as the rights to certain contracts held by the Aspire Group, in consideration for the Aspire Promissory Notes.

Transition Services Agreement

On June 15, 2015, with effect as of April 30, 2014, NeoGames entered into a transition services agreement (as amended on August 6, 2015, the “Aspire Transition Services Agreement”) with Aspire and William Hill pursuant to which NeoGames agreed to provide Aspire with certain dedicated development, maintenance and support services necessary for the operation of Aspire’s business. These services are now primarily provided by teams that are dedicated to Aspire and are employees of Aspire, but NeoGames’ employees supervise the software development work of Aspire’s employees to ensure that their work is released within the overall release plan and does not interfere with other functions of the platform. We received approximately $1.6 million, $2.4 million and $4.0 million pursuant to the Aspire Transition Services Agreement in the years ended December 31, 2021, 2020 and 2019, respectively. Pursuant to the terms of the Aspire Transition Services Agreement, rights in the work product created by Aspire for the sole benefit of Aspire are owned by Aspire and rights in the work product created by NeoGames for the sole benefit of NeoGames are owned by NeoGames. However, rights in the work product created for the benefit of both NeoGames and Aspire are owned by NeoGames and licensed to Aspire under the terms of the Aspire Software License Agreement.

Trademark License Agreement

On April 24, 2015, NeoGames entered into a trademark license agreement with Aspire and William Hill (as amended and restated on August 6, 2015, the “Aspire Trademark License Agreement”) pursuant to which Aspire granted to NeoGames an exclusive license to use the “NEOGAMES” trademark in connection with our business. In September 2020, Aspire and NeoGames executed a trademark assignment agreement and filed deeds of assignment in respect of the registered NEOGAMES trademarks in the EU and the United States that has been recorded in the public registrar.

Aspire Promissory Notes

On April 24, 2015, with effect as of April 30, 2014, NeoGames issued to Aspire and AG Software promissory notes (as amended and restated, the “Aspire Promissory Notes”) in aggregate principal amounts of approximately $3.0 million and $5.5 million, respectively. On May 18, 2017, the aggregate principal amount of the promissory note issued to Aspire was increased from $3.0 million to $16.3 million (bringing the aggregate principal amount of the Aspire Promissory Notes to approximately $21.8 million). The Aspire Promissory Notes bear interest at a rate of 1.0% per annum, payable on a quarterly basis in arrears, and matured on March 31, 2022.

The Aspire Promissory Notes were repaid in full upon maturity, on March 31, 2022.

Aspire Software License Agreement

In April 2015, NeoGames entered into a software license agreement (as amended in August 2015 and in June 2018, the “Aspire Software License Agreement”) with AG Software, Aspire and William Hill, pursuant to which ownership of intellectual property in a suite of software products was allocated between NeoGames and Aspire. In accordance with the Aspire Software License Agreement, software used in both the iLottery business and the iGaming business (the “Mixed-Use Software”) remained in the ownership of Aspire but was exclusively and irrevocably licensed to NeoGames for use in our iLottery business. The Mixed-Use Software includes components such as the wallet, cashier functions and random numbers generator used in our iLottery offerings.

The license from Aspire allows NeoGames to use the Mixed-Use Software to (i) facilitate its iLottery business worldwide, (ii) design, develop and implement online gaming, lottery or sports products and services for B2B customers in the gaming and sports businesses in the United States, (iii) grant a sub-license to William Hill for use when William Hill is operating under its own brand, and under certain circumstances when William Hill is operating under third-party brands, for its gaming and sports business and (iv) design, develop and implement games content (including scratch card, instant win, table and casino games) to customers (except for platform providers or white label companies who are competitors of Aspire) worldwide. The license from Aspire allows NeoGames to make broad use of the Mixed-Use Software in connection with the foregoing rights, including but not limited to adapting, modifying or enhancing it, granting sub- licenses, and distributing and selling it.

Meanwhile, Aspire can use the Mixed-Use Software to (i) facilitate its B2C gaming or sports business worldwide, (ii) facilitate its B2C iLottery business worldwide (except in jurisdictions where NeoGames operates its iLottery business), (iii) design, develop and implement online gaming, lottery or sports products and services for B2G customers in the iLottery business (except in the United States) and (iv) offer online games content (including scratch card, instant win, table and casino games) to customers (except for B2G customers in the United States and certain competitors of NeoGames) worldwide.

Pursuant to the terms of the Aspire Software License Agreement, the WH Features (as defined below) and modifications to the Mixed-Use Software developed by NeoGames and used exclusively in the iLottery offering are owned by NeoGames and licensed to Aspire on the same terms as Aspire’s rights to use the Mixed-Use Software set forth above. Pursuant to the terms of the Aspire Software License Agreement, modifications to the Mixed-Use Software developed by Aspire and used exclusively in the iGaming offering are owned by Aspire and licensed to NeoGames on the same terms as NeoGames’ license to the Mixed-Use Software set forth above.

In accordance with the terms of the Aspire Software License Agreement, NeoGames is not permitted to design, develop or implement casino and slots content for games aggregators, and

Aspire is not permitted to design, develop and implement scratch and instant content for games aggregators.

Cost Allocation Agreement

On July 8, 2015, with effect as of June 15, 2014, NGS entered into a cost allocation agreement with Aspire Global Marketing Solutions pursuant to which each party has agreed to bear certain costs that are then recovered at cost from the other party. We paid $1.6 million, $1.4 million and $1.5 million and received $0.2 million, $0.2 million and $0.2 million in the years ended December 31, 2021, 2020 and 2019, respectively.

Relationship with William Hill

We have a strategic partnership with William Hill, who is our client (with respect to certain software development projects and licensing rights described below), our lender (with respect to the credit facility described below) and, until recently, one of our major shareholders. William Hill was acquired by Caesars Entertainment, Inc. on April 22, 2021. Pursuant to a Schedule 13D/A filed on March 18, 2022, Caesars Entertainment, Inc. consummated on March 14, 2022 a block sale of an aggregate of 2,151,310 Ordinary Shares, following which sale Caesars Entertainment Inc. beneficially owns no Ordinary Shares.

Shareholders’ Agreement

On August 6, 2015, we entered into an Investment and Framework Shareholders’ Agreement with William Hill and certain of our shareholders (the “Shareholders’ Agreement”), pursuant to which we issued 56,003,584 of our Ordinary Shares to William Hill for an aggregate purchase price of $25.0 million. Pursuant to the Shareholders’ Agreement, William Hill also had the right to appoint a member of our board of directors.

Pursuant to the Shareholders’ Agreement, William Hill was granted two option rights to purchase the Ordinary Shares held by certain of our shareholders. The first option lapsed in 2019 and was not exercised. The second option allows William Hill to purchase the Ordinary Shares held by certain of our shareholders at the greater of $182.0 million and a price per share based on a multiple (between seven and 12.5, depending on the portion of the Company’s revenues attributable to the Michigan iLottery) of the Company’s earnings before interest and taxes for the year ended December 31, 2020. William Hill waived this option prior to the completion of our initial public offering.

Upon the completion of our initial public offering, the Shareholders’ Agreement terminated.

WH Credit Facility

On August 6, 2015, William Hill made available to us a credit facility (the “WH Credit Facility”) in the principal amount of $15.0 million, bearing interest at the rate of 5.0% per annum. On June 18, 2018, the WH Credit Facility was amended so that $10.0 million out of the $15.0 million would bear interest at the rate of 1.0% per annum and the remaining $5.0 million would continue to bear interest at the rate of 5.0% per annum.

On October 20, 2020, we entered into a loan agreement with William Hill Finance Limited (“WHFL”), an affiliate of William Hill, which sets out amended terms and repayment schedule with respect to our outstanding loans under the WH Credit Facility (the “Loan Agreement”).

In the years ended December 31, 2018 and 2019, WHFL extended to us the following loans under the WH Credit Facility: (a) on March 13, 2018, an amount of $4.0 million (“Tranche A”), (b) on October 11, 2018, an amount of $2.0 million (“Tranche B”), (c) on January 29, 2019, an amount of $3.0 million (“Tranche C”) and (d) on September 27, 2019, an amount of $3.5 million (“Tranche D”).

On September 18, 2020, WHFL extended to us a loan of $2.5 million (“Tranche E”), which was immediately used to pay off a portion of Tranche A. On September 18, 2020, WHFL also extended to us a loan of $2.0 million under the WH Credit Facility (“Tranche F”), which was immediately used to pay off the remaining principal amount of Tranche A and all interest accrued under the WH Credit Facility as of such date. According to the terms of the Loan Agreement, as of June 30, 2021 the Company paid in full both the principal and accrued interest associated with Tranche F in a total amount of $2.1 million.

Pursuant to the Loan Agreement, the maturity date for Tranches B, C, D and E is June 15, 2023. As of December 31, 2020, we may not draw any additional funds under the WH Credit Facility. Tranches B, C, D and E bear interest at a rate of 1.0% per annum.

Pursuant to the Loan Agreement, WHFL has the right to appoint an observer to attend each of our board of director meetings until the full repayment of the loan facilities.

Pursuant to the Loan Agreement, all present and future amounts owed under the WH Credit Facility must be secured by a pledge over the shares of NGS and NeoGames US, LLP, wholly owned subsidiaries of the Company.

In accordance with the Loan Agreement, the Company repaid on June 30, 2021 Tranche F in the amount of $2.1 million, of which $1.5 million to set off the principal and the reminder represents accrued interest.

Upon a change of control in the Company, WHFL is entitled to cancel the WH Credit Facility and declare all amounts outstanding thereunder, together with all other amounts accrued under the Loan Agreement, due and payable upon not less than five business days’ notice.

WHG License

On June 18, 2018, we entered into a binding term sheet (the “WH Term Sheet”) with WHG (International) Ltd. (“WHG”), an affiliate of William Hill. Pursuant to the WH Term Sheet, we granted WHG a sub-license (the “WHG License”) to use the NeoSphere platform, subject to certain branding restrictions, through any channel and for use in any product offering.

The WHG License is irrevocable for the term of the WH Term Sheet, which is in effect until a Master Software Development License Agreement (contemplated by the WH Term Sheet) is entered into by the parties (the “MSDLA”).

Furthermore, pursuant to the WH Term Sheet, we granted WHG the option to convert the WHG License into a perpetual license (the “IP Option”) for a payment of £15.0 million upon the earlier of the termination of the MSDLA, once entered into, or a change of control of NeoGames. We have also agreed to provide WHG with the IP Option following the completion of a four year period from the date of the WH Term Sheet. The Company and WHG are in the process of negotiating the MSDLA.

Pursuant to the WH Term Sheet, we have agreed to make available to WHG a dedicated team that provides support services (the “WH Services”) for WHG projects related to the NeoSphere platform.

Our revenues from these arrangements were approximately $8.0 million, $6.7 million and $5.7 million in the years ended December 31, 2021, 2020 and 2019, respectively.

NeoGames and WHG have agreed on certain exclusivity obligations in the United States. WHG is prohibited from using the NeoSphere platform in competition with NeoGames in the iLottery business. NeoGames is prohibited from using the NeoSphere platform in competition with WHG in the B2C sports betting business, but is not prohibited from independently using the NeoSphere platform in the B2B sports betting business.

All intellectual property developed in connection with the WH Services, including both features developed by NeoGames for WHG (“WH Features”) and features jointly developed by WHG and NeoGames, are owned by, and fully vested in, NeoGames. We are generally prohibited from providing the WH Features to any party other than our existing customers and Aspire, subject to certain limitations.

Secondary Offering

In September 2021, we have completed a secondary offering whereby Caesars Entertainment, Inc. (which acquired William Hill) sold in the aggregate 3,975,947 Ordinary Shares (including Ordinary Shares sold by Caesars pursuant to an option granted to the underwriters and exercised by them in full) at a price of $37.79 per share, thereby reducing their share ownership (as of the date of the offering) from 24.5% to 8.92%. See “ –Relationship with William Hill” above regarding the sale by Caesars Entertainment, Inc. of all its Ordinary Shares on March 14, 2022.

Consultancy Agreement

On 1 June 2015, NGS and LOTYM HOLDINGS LTD. (“LOTYM”) entered into an agreement pursuant to which LOTYM provides to NGS consulting services through Barak Matalon (one of the Founding Shareholders) for a monthly consideration in the amount of NIS 45,000 (plus VAT). The agreement has an unlimited term, and may be terminated for convenience by either party, subject to 180-days’ prior written notice. Mr. Matalon and LOTYM have signed undertakings, effective through the term of the agreement and for 12 months following its termination, regarding (i) ownership in inventions by, and assignment thereof to, the Company, (ii) non-competition against the Company, and (iii) non-solicitation of its employees, consultants, suppliers, customers, investors and any party commercially engaged by it. The Company paid to the LOTYM $195 thousand, $158 thousand and $153 thousand in the years ended December 31, 2021, 2020 and 2019, respectively.

Voting Agreement

Our Founding Shareholders have the exclusive right under our articles of association to nominate up to 50% of our directors so long as they own in the aggregate at least 40.0% of our issued and outstanding share capital. In furtherance of the foregoing, the Founding Shareholders have entered into a voting agreement pursuant to which the Founding Shareholders vote as one group with regard to any matter relating to the nomination, election, appointment or removal of directors.

Other Agreements with Directors and Executive Officers

We have entered into employment agreements with each of our executive officers in the ordinary course of business. The agreements provide for the terms of each individual’s employment or service with the Company. Since our inception, we have also granted to our executive officers and to certain of our directors options to purchase Ordinary Shares. For a description of transactions and arrangements with our directors and executive officers, see “Compensation - Executive Officer and Board Member Compensation” and “Compensation - Executive Officer and Board Member Employment Agreements.”

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. See “Management – Insurance and Indemnification” for a description of these indemnification agreements.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a policy providing that the audit committee will review and approve or ratify material transactions, arrangements, or relationships in which we participate and in which any related person has or will have a direct or indirect material interest. A “related person” is a director, director-nominee, executive officer, or beneficial holder of more than 5% of any class of our voting securities or an immediate family member thereof. A transaction involving an amount in excess of $120,000 is presumed to be a material transaction, though transactions involving lower amounts may be material based on the facts and circumstances. Direct or indirect material interests may arise by virtue of control or significant influence of the related person to the transaction or by a direct or indirect pecuniary interest of the related person in the transaction. Under this policy, the audit committee shall review whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, and shall also take into account the conflicts of interest and corporate opportunity provisions of the Code of Ethics and Conduct that we have adopted. All of the transactions described above were entered into prior to the adoption of this policy.

Certain of the foregoing disclosures are summaries of agreements, and are qualified in their entirety by reference to such agreements.

DESCRIPTION OF THE SHARES AND GENERAL MEETINGS

The following is a summary of some of the terms of our Ordinary Shares, based on our articles of association and Luxembourg law. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association.

Shares and Share Capital

The Company was organized under the laws of the Grand Duchy of Luxembourg as a private limited liability company (société à responsabilité limitée) incorporated on April 10, 2014 and converted into a public limited liability company (société anonyme) under the laws of Luxembourg on 10 November 2020 (as described below) and pursuant to the resolutions taken at the extraordinary general shareholders’ meeting of the Company held on 10 November 2020 (the November 2020 EGM).

Immediately prior to the November 2020 EGM, the Company was a private limited liability company (société à responsabilité limitée) with a share capital in the amount of EUR 18,100.3584 represented by 181,003,584 shares without par value.

During the the November 2020 EGM, the shareholders approved inter alia (i) the conversion from the currency of the share capital of the Company from EUR to USD, resulting in a share capital amounting to $21,485.13 represented by 181,003,584 shares without par value, (ii) the increase of the share capital of the Company (by way of incorporation of reserves) by an amount of $17,459.85 representing 102,705 new shares, to an amount of $38,944.98 represented by 181,106,289 shares, (iii) the conversion of the existing 181,106,289 shares into 21,996,230 shares, without par value and (iv) the conversion of the Company from a private limited liability company (société à responsabilité limitée) to a public limited liability company (société anonyme).

The shareholders further approved at the November 2020 EGM  an initial authorized share capital of up to $194,724.90 represented by a number of shares, without par value, to be determined in the board of directors’ discretion (but with a par accounting value at least equivalent to the par accounting value of the existing shares from time to time).

Pursuant to resolutions of our board of directors dated 11 November 2020 and resolutions of the pricing committee dated 18 November 2020 and 22 November 2020 the share capital of the Company was increased by an aggregate amount of $5,289.68, representing 2,987,625 new shares, to an amount of $44,234.66, represented by 24,983,855 shares, without par value, as acknowledged in a notarial deed of confirmation dated 23 November 2020.

Following the exercise of share options between May 17, 2021 and December 31, 2021 the share capital of the Company was increased by an aggregate amount of $1,029.11, representing 581,240 new shares, to an amount of $45,263.77, represented by 25,565,095, without par value. Such share capital increases were formally documented and confirmed by a mandatory Luxembourg law process that was acknowledged by notarial deeds of confirmation dated 30 July 2021, 21 September 2021 and 31 March 2022 (together, the Notarial Confirmation Deeds).

As a result, as of 31 December 2021, the outstanding current authorized capital of the Company amounts to $ 188,406.11 represented by a number of shares to be freely determined by our board of directors, each without par value (but with a par accounting value at least equivalent to the par accounting value of the existing shares from time to time) (as acknowledged by the Notarial Confirmation Deeds.

On 31 December 2021, NeoGames’ share capital amounted to USD 45,263.77 and the number of registered shares is 25,565,095.

All of our outstanding Ordinary Shares are validly issued, fully paid and non-assessable, and have no par value. Our Ordinary Shares are not redeemable and have certain preemptive rights that can be waived by our board of directors as further described below under “– Issuance of Ordinary Shares and Preemptive Right”.

As at the date of this Prospectus, the Company has one class of shares. Each share entitles to one (1) vote at the General Meetings of the Company.

Articles of Association

We are registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B186309. Our corporate purpose, as stated in Article 4 of our articles of association, is to develop activities in relation with iLottery and iGaming solutions and services as well as any related areas. This includes the (i) the acquisition, holding and disposal, in any form, by any means, whether directly or indirectly, of participations, rights and interests in, and obligations of, Luxembourg and foreign companies, (ii) the acquisition by purchase, subscription, or in any other manner, as well as the transfer by sale, exchange or in any other manner of stock, partnership interests, bonds, debentures, notes and other securities or financial instruments of any kind (including notes or parts or units issued by Luxembourg or foreign mutual funds or similar undertakings) and receivables, claims or loans or other credit facilities and agreements or contracts relating thereto, and (iii) the ownership, administration, development and management of a portfolio of assets (including, among other things, the assets referred to in (i) and (ii) above).

The Company may borrow in any form. It may enter into any type of loan agreement and it may issue notes, bonds, debentures, certificates, shares, beneficiary parts, warrants and any kind of debt or equity securities including under one or more issuance programs. The Company may further list all or part of its shares on a regulated or unregulated stock exchange in or outside of the European Union. The Company may lend funds including the proceeds of any borrowings and/or issues of securities to its subsidiaries, affiliated companies or any other company.

The Company may also give guarantees and grant security interests over some or all of its assets including, without limitation, by way of pledge, transfer or encumbrance, in favor of or for the benefit of third parties to secure its obligations or the obligations of its subsidiaries, affiliated companies or any other company.

The Company may enter into, execute and deliver and perform any swaps, futures, forwards, derivatives, options, repurchase, stock lending and similar transactions. The Company may generally use any techniques and instruments relating to investments for the purpose of their efficient management, including, but not limited to, techniques and instruments designed to protect it against credit, currency exchange, interest rate risks and other risks.

The Company may carry out any commercial, industrial, and financial operations, which are directly or indirectly connected with its purpose or which may favor its development. In addition, the Company may acquire and sell real estate properties, for its own account, either in the Grand Duchy of Luxembourg or abroad and it may carry out all operations relating to real estate properties.

In general, the Company may take any controlling and supervisory measures and carry out any operation or transaction which it considers necessary or useful in the accomplishment and development of its purpose.

The descriptions above are to be construed broadly and their enumeration is not limiting. The Company’s purpose shall include any transaction or agreement which is entered into by the Company, provided it is not inconsistent with the foregoing matters.

Corporate Governance

The Company complies with the corporate governance regimes applicable to the Company.

Issuance of Ordinary Shares and Preemptive Right

Pursuant to Luxembourg law, the issuance of Ordinary Shares requires approval by a quorum of at least one half of the share capital, and a two-thirds majority vote is required for the amendment of our amended and restated articles of association. The shareholders, at any general meeting of shareholders, may approve an authorized share capital and authorize the board of directors to issue Ordinary Shares, up to the maximum amount of such authorized share capital, for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Mèmorial C, Recueil des Sociétés et Associations, or Recueil électronique des Sociétés et Associations, as applicable). The shareholders, at any general meeting of shareholders, may amend, renew, or extend such authorized share capital and such authorization to the board of directors to issue Ordinary Shares.

The board of directors will resolve on the issuance of such Ordinary Shares out of the authorized share capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in articles of association. The board of directors also will resolve on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the board of directors to issue new Ordinary Shares exceeds the limits of our authorized share capital, our board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association.

Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of Ordinary Shares for cash consideration. However, on November 10, 2020, our shareholders have authorized for a period of five years the board of directors to cancel or limit any preemptive subscription rights of shareholders provided by law to the extent that the board of directors deems such cancellation or limitation advisable for any issuance of Ordinary Shares within the scope and conditions of our authorized share capital. The general meeting of shareholders, convened within the conditions required for an amendment to the articles of association to approve a capital increase or authorized share capital may, by two-thirds majority vote, cancel or limit such preemptive rights (or renew or amend such cancellation or limitation), in each case, for a period not to exceed five years. Such Ordinary Shares may be issued above, at, or below market value, but in any event not below the accounting par value per ordinary share. The Ordinary Shares also may be issued by way of incorporation of available reserves (including share premium).

Repurchase of Ordinary Shares

We cannot subscribe for our own Ordinary Shares. We may, however, repurchase issued Ordinary Shares or have another person repurchase issued Ordinary Shares for our account, subject to the following conditions:

•
except in the case of Ordinary Shares acquired either by us or by a person acting in his or her own name but on behalf of us for the distribution thereof to our staff or to the staff of a company with which we are in a control relationship, prior authorization by a simple majority vote must be obtained at an ordinary general meeting of shareholders, which authorization sets forth:

•	the terms and conditions of the proposed repurchase and in particular the maximum number of Ordinary Shares to be repurchased;

•	the duration of the period for which the authorization is given (which may not exceed five years); and

•	in the case of repurchase for consideration, the minimum and maximum consideration per Ordinary Share;

•	only fully paid-up Ordinary Shares may be repurchased;

•	the repurchases may not have the effect of reducing net assets below the amount of the issued share capital plus reserves (which may not be distributed by law or under our articles of association);

•	the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased Ordinary Shares are held by us; and

•
the repurchase offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for repurchases which were unanimously decided by a general meeting at which all the shareholders were present or represented (and except in accordance with Article 430-15, 4° of the Luxembourg Company Law).

The shareholder authorization described above will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell our Ordinary Shares under the conditions set forth in Article 430-15 of the Luxembourg Company Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force.

On November 10, 2020, our shareholders authorized the Company for a period of five years to repurchase up to 50% of the aggregate Ordinary Shares in issues from time to time. The purchase price per Ordinary Share in such circumstance shall be determined by the board of directors but (i) not less than 50% of the lowest closing price per share and (ii) not more than 50% above the highest closing price per share, in each case as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative sources to be selected by the board of directors, over the ten trading days preceding the date of the purchase (or the date of the commitment to the transaction).

In addition, pursuant to Luxembourg law, we may directly or indirectly repurchase Ordinary Shares by a resolution of our board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by our board of directors to be necessary to prevent serious and imminent harm to us or if the repurchase of Ordinary Shares has been made with the intent of the distribution thereof to our employees and/or the employees of any entity having a controlling relationship with us (i.e., our subsidiaries or controlling shareholder).

Form and Transfer of Ordinary Shares

Our Ordinary Shares are issued in registered form only and are freely transferable under Luxembourg law and our amended and restated articles of association. Our board of directors may, however, impose transfer restrictions for Ordinary Shares that are registered, listed, quoted, dealt in, or that have been placed in certain jurisdictions in compliance with the requirements applicable therein. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our Ordinary Shares.

Under Luxembourg law, the ownership of registered Ordinary Shares is prima facie established by the inscription of the name of the shareholder and the number of Ordinary Shares held by him, her or it in the shareholders’ register.

Without prejudice to the conditions for transfer by book entry where Ordinary Shares are recorded in the shareholders’ register on behalf of one or more persons in the name of a depository, each transfer of Ordinary Shares shall be effected by written declaration of transfer to be recorded in the shareholders’ register, with such declaration to be dated and signed by the transferor and the transferee or by their duly appointed agents. We may accept and enter into the shareholders’ register any transfer effected pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which have been delivered to us.

If our Ordinary Shares are not listed on a stock exchange in the United States, a shareholders’ register will be maintained by us at our registered office in Luxembourg. Transfer of record ownership of Ordinary Shares is effected by a written deed of transfer acknowledged by us or by our transfer agent and registrar acting as our agent on our behalf.

Beneficiary certificates

No beneficiary certificate (parts bénéficiaire) has been issued by the Company.

Liquidation Rights and Dissolution

In the event of our dissolution, liquidation or winding-up, any surplus of the assets remaining after allowing for the payment of all of our liabilities will be paid out to the shareholders pro rata according to their respective shareholdings. The decisions to dissolve, liquidate, or wind-up require approval by an extraordinary general meeting of our shareholders.

Merger and De-Merger

A merger by absorption whereby one Luxembourg company, after its dissolution without liquidation, transfers all of its assets and liabilities to another company in exchange for the issuance of Ordinary Shares in the acquiring company to the shareholders of the company being acquired, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved at an extraordinary general meeting of shareholders of the Luxembourg company, enacted in front of a Luxembourg notary. Similarly, a de-merger of a subsidiary of a Luxembourg company is generally subject to the approval by an extraordinary general meeting of shareholders, enacted in front of a Luxembourg notary.

No Appraisal Rights

Neither Luxembourg law nor our amended and restatedarticles of association provide for appraisal rights of dissenting shareholders.

General Meeting of Shareholders

Any regularly constituted general meeting of shareholders represents the entire body of our shareholders.

Without prejudice to any exceptional legal regimes applicable from to time in view of the COVID-19 pandemic, a holder of our share capital is entitled to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders and to exercise voting rights, subject to the provisions of our amended and restated articles of association. Each Ordinary Share entitles the holder to one vote at a general meeting of shareholders. No beneficiary certificates have been issued as of the date of this prospectus. Our amended and restated articles of association provide that our board of directors shall adopt all other regulations and rules concerning the attendance to the general meeting, the availability of access cards, and the availability of proxy forms in order to enable shareholders to exercise their right to vote as our board of directors deems fit.

When convening a general meeting of shareholders, we will send a convening notice by registered mail to the registered address of each shareholder at least eight days before the meeting. The convening notices for every general meeting shall contain the agenda and shall take the form of announcements filed with the register of commerce and companies, published on the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations), and published in a Luxembourg newspaper at least 15 days before the meeting. No proof is required that this formality has been complied with. The board of directors may impose a record date formality in the convening notice which shall condition the exercise of the voting right.

Our amended and restated articles of association provide that if our Ordinary Shares are listed on a regulated market, the general meeting also will be convened in accordance with the publicity requirements of such regulated market applicable to us.

A shareholder may participate in general meetings of shareholders by appointing another person as his or her proxy, the appointment of which shall be in writing. Our amended and restated articles of association also provide that, in the case of Ordinary Shares held through the operator of a securities settlement system or depository, a holder of such Ordinary Shares wishing to attend a general meeting of shareholders should receive from such operator or depository a certificate in proper form. Our board may determine the formal requirements with which such certificates must comply.

The ordinary general meeting of shareholders must be held within six months from the end of the respective financial year at our registered office or in any other place in Luxembourg as notified to the shareholders.

Luxembourg law provides that the board of directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so request in writing with an indication of the meeting agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to our registered office at least five days before the general meeting of shareholders.

Voting Rights

Each Ordinary Share entitles the holder thereof to one vote.

Neither Luxembourg law nor our articles of association contain any restrictions as to the voting of our Ordinary Shares by non-Luxembourg residents. Luxembourg law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders with respect to voting rights, quorum and majorities.

Ordinary General Meeting. At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”

Extraordinary General Meeting. Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) our dissolution and liquidation, and (v) any and all amendments to our articles of association. Pursuant to our amended and restated articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half (50%) of our issued share capital unless otherwise required by law. If the said quorum is not present, a second meeting may be convened, for which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by at least a two-thirds majority of the votes validly cast on such resolution. When the resolution of the general meeting of shareholders would change the respective rights attached to the beneficiary certificates (if any in issue), the resolution must, in order to be valid, fulfill the above- mentioned conditions as to attendance and majority with respect to the holders of beneficiary certificates. Abstentions are not considered “votes.”

Minority Action Right. Luxembourg law provides for a provision whereby the shareholders and/or future holders of beneficiary certificates holding, in the aggregate, 10% of the securities having a right to vote at the general meeting may act on our behalf to discharge the members of our board of directors for misconduct against our interests or for a violation of the law or our articles of association.

Dividend Rights

All of our Ordinary Shares rank pari passu with respect to the payment of dividends or other distributions unless the right to dividends or other distributions has been suspended in accordance with our articles of association or applicable law. The dividend entitlement lapses upon the expiration of a five-year prescription period as from the date of the dividend distribution. The unclaimed dividends return to our accounts.

Board of Directors

Our board of directors will appoint a chair from among its members. It also may appoint a secretary, who need not be a director and who will be responsible for keeping the minutes of the meetings of our board of directors and of our shareholders. Our board of directors will meet upon call by the chair. A meeting must be convened if any of two directors so require. The chair will preside at all meetings of our board of directors and of our shareholders (if required), except that in the absence of the chair, our board of directors may appoint another director and the general meeting of shareholders may appoint another person as chair pro tempore by vote of the majority present or represented at such meeting.

A quorum of our board of directors shall be at least one half of its members present or represented, and resolutions may be duly adopted by the vote of a simple majority of the members of our board of directors present or represented. No valid decision of our board of directors may be taken if the necessary quorum has not been reached. In case of an equality of votes, the chair or chair pro tempore shall have the right to cast the deciding vote. Our board of directors also may take decisions by means of resolutions in writing signed by all directors. Each director has one vote.

Pursuant to our articles of association, for so long as Barak Matalon, Elyahu Azur, Pinhas Zahavi and Aharon Aran (collectively the “Founding Shareholders”) (i) own in the aggregate at least 40.0% of the issued and outstanding share capital of the Company, a number of directors equal to 50.0% of the total number of directors will be elected from nominees selected by the Founding Shareholders, (ii) own in the aggregate less than 40% of the issued and outstanding share capital of the Company, but still own in the aggregate at least 25.0% of the issued and outstanding share capital of the Company, a number of directors equal to 33.0% of the total number of directors will be elected from nominees selected by the Founding Shareholders, and (iii) own in the aggregate less than 25% of the issued and outstanding share capital of the Company, but still own in the aggregate at least 15.0% of the issued and outstanding share capital of the Company, one director will be elected from nominees selected by the Founding Shareholders.

Shareholders elect directors and decide their respective terms, and may dismiss one or more directors at any time, with or without cause, by a simple majority of votes cast at a general meeting of shareholders. Under Luxembourg law, directors may be reelected, but the term of their office may not exceed six years. If our board of directors has a vacancy, the remaining directors have the right to fill (pursuant to the affirmative vote of a majority of the remaining directors) such vacancy on a temporary basis until the following general meeting of shareholders. However, the election of any temporary director shall be requested definitively at the next general meeting of shareholders.

Within the limits provided for by law and subject to our articles of association, our board of directors may delegate our daily management and the authority to represent us to one or more persons. In addition, our board of directors may set up an executive committee and entrust the latter with any powers of our board of directors, with the exception of (i) our general strategic direction, and (ii) those acts reserved to our board of directors by Luxembourg law. The Company’s board of directors has used such powers to appoint Mordechay (Moti) Malul as general director (Directeur Général) in accordance with Luxembourg law.

No director, solely as a result of being a director, shall be prevented from contracting with us, either with regard to such director’s tenure in any office, or place of profit, or as vendor, purchaser, or in any other manner whatsoever, nor shall any contract in which any director is in any way interested be liable to be voided merely on account of his or her position as director, nor shall any director who is so interested be liable to account to us or the shareholders for any remuneration, profit or other benefit realized by the contract by reason of the director holding that office or of the fiduciary relationship thereby established.

Any director having a direct or indirect financial interest in a transaction submitted for approval at a meeting of our board of directors shall immediately inform the board of directors of such interest at that meeting and shall cause a record of such a statement to be included in the minutes of the meeting, unless such transaction is made in the ordinary course of business of the Company entered and on arm’s length terms. Such director may not take part in these deliberations nor vote on such a transaction. At the next general meeting of shareholders, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with our interest.

Our articles of association provide that directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxembourg law, against liabilities and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she is involved by virtue of him or her being or having been a director or officer of the Company and against amounts paid or incurred by him or her in the settlement thereof.

There is no mandatory retirement age for directors under Luxembourg law and no minimum shareholding requirement for directors.

Unsuitable Shareholders

Subject to all applicable law and regulation, our articles of association provide for the suspension of certain rights attached to our Ordinary Shares that are held by unsuitable shareholders and the disposal of any of our Ordinary Shares owned or controlled by an unsuitable person or its affiliates by transfer to one or more third-party transferees. If such unsuitable person fails to dispose of our Ordinary Shares within the required period of time, we may in good faith dispose (or procure the disposal) of such Ordinary Shares to a designated third party at the highest price reasonably attainable or, subject to applicable law and regulation and our articles of association, acquire such Ordinary Shares by way of a redemption

Amendment of Articles of Association

Shareholder Approval Requirements. Luxembourg law requires an extraordinary general meeting of shareholders to resolve upon an amendment of the articles of association to be made by extraordinary resolution.

The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the articles of association. An extraordinary general meeting of shareholders convened for the purposes of amending the articles of association must have a quorum of at least 50% of our issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Irrespective of whether the proposed amendments will be subject to a vote at any duly convened extraordinary general meeting of shareholders, the amendment is subject to the approval of at least two-thirds of the votes cast at such extraordinary general meeting of shareholders. When the resolution of the general meeting of shareholders is to change the respective rights attached to the beneficiary certificates, the resolution must, in order to be valid, fulfill the above-mentioned conditions as to attendance and majority with respect to the holders of beneficiary certificates.

Formalities. Any resolutions to amend our articles of association must be taken before a Luxembourg notary, and such amendments must be published in accordance with Luxembourg law.

Exclusive Forum

Our amended and restated articles of association provide that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts shall be the sole and exclusive forum for any claim asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated articles of association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our amended and restated articles of association described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Differences in Corporate Law

We are incorporated under the laws of Luxembourg. The following discussion summarizes certain material differences between the rights of holders of our Ordinary Shares and the rights of holders of the Ordinary Shares of a typical corporation incorporated under the laws of the State of Delaware, which result from differences in governing documents and the laws of Luxembourg and Delaware.

Luxembourg:	Delaware:
Board of Directors

Pursuant to Luxembourg law, our board of directors must be composed of at least three directors. They are appointed by the general meeting of shareholders (by proposal of the board of directors, the shareholders or a spontaneous candidacy) by a simple majority of the votes cast. Directors may be reelected, but the term of their office may not exceed six years.

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes, and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.

Pursuant to our articles of association, directors are elected by a simple majority vote at a general meeting. Abstentions are not considered “votes.”
Our articles of association provide, that in case of a vacancy, the remaining members of the board of directors may elect a director to fill the vacancy until the following general meeting.
Each director has one vote.
Our articles of association provide that the board of directors may set up committees and determine their composition, powers, and rules.

Interested Shareholders

Under Luxembourg law, no restriction exists as to the transactions that a shareholder may conclude with us. The transaction must, however, be in our corporate interest and be made on arm’s length terms.

Section 203 of the Delaware General Corporation Law (the “DGCL”) generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested shareholder” for three years following the time that the shareholder becomes an interested shareholder. Subject to specified exceptions, an “interested shareholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 of the DGCL through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority shareholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.

Luxembourg:	Delaware:
Amendment of Governing Documents

Under Luxembourg law, amendments to our articles of association require an extraordinary general meeting of shareholders held in front of a public notary at which at least one half of the share capital is represented. The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.

If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations) and in a Luxembourg newspaper 15 days before the meeting. The second meeting shall be validly constituted regardless of the proportion of the share capital represented.

Under the DGCL, amendments to a corporation’s certificate of incorporation require the approval of shareholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the DGCL or the certificate of incorporation, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. Under the DGCL, the board of directors may amend bylaws if so authorized in the charter. The shareholders of a Delaware corporation also have the power to amend bylaws.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast (unless otherwise required by Luxembourg law or the articles of association). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares. This also applies with respect to the beneficiary certificates.

An increase of the commitments of its shareholders require, however, the unanimous consent of the shareholders (and bondholders, if any).
Our articles of association provide that for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one-half of our issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution. Abstentions are not considered “votes.”

In very limited circumstances, the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of our authorized share capital within which the board of directors is authorized to issue further Ordinary Shares or in the context of a share capital reduction and cancellation of Ordinary Shares. The board of directors is then authorized to appear in front of a notary public to record the capital increase or decrease and to amend the share capital set forth in the articles of association. The above also applies in case of the transfer of our registered office outside the current municipality.

Luxembourg:	Delaware:
Meetings of Shareholders

Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year within six months as from the close of the financial year. The purpose of such ordinary general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments, and grant discharge to the directors. The ordinary general meeting must be held within six months of the end of each financial year.

Typical bylaws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors. Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Other meetings of shareholders may be convened.

Pursuant to Luxembourg law, the board of directors is obliged to convene a general meeting so that it is held within a period of one month of the receipt of a written request of shareholders representing one-tenth of the issued capital. Such request must be in writing and indicate the agenda of the meeting.

Quorum Requirements:

Luxembourg law distinguishes ordinary resolutions and extraordinary resolutions. Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.

Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Ordinary Resolutions: Pursuant to Luxembourg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting, and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered “votes.”

Extraordinary Resolutions: Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, and (v) an amendment of the articles of association.

Pursuant to Luxembourg law for any extraordinary resolutions to be considered at a general meeting, the quorum shall generally be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution. Abstentions are not considered “votes.

Shareholder Approval of Business Combinations

Under Luxembourg law and our articles of association, the board of directors has the broadest power to take any action necessary or useful to achieve the corporate objective. The board of directors’ powers are limited only by law and our articles of association.

Any type of transaction that would require an amendment to the articles of association, such as a merger, de-merger, consolidation, dissolution, or voluntary liquidation, requires an extraordinary resolution of a general meeting of shareholders.

Transactions such as a sale, lease, or exchange of substantial company assets require only the approval of the board of directors. Neither Luxembourg law nor our articles of association contain any provision specifically requiring the board of directors to obtain shareholder approval of the sale, lease, or exchange of substantial assets of ours.

Generally, under the DGCL, completion of a merger, consolidation, or the sale, lease, or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The DGCL also requires a special vote of shareholders in connection with a business combination with an “interested shareholder” as defined in section 203 of the DGCL. See “- Interested Shareholders” above.

Luxembourg:	Delaware:
Shareholder Action Without a Meeting

A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or our articles of association.

Without prejudice to any exceptional legal regimes applicable from time to time in view of the COVID-19 pandemic, pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote by proxy.

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.

Distributions

Under Luxembourg law, the amount and payment of dividends or other distributions is determined by a simple majority vote at a general meeting of shareholders based on the recommendation of our board of directors, except in certain limited circumstances. Pursuant to our articles of association, our board of directors has the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg law.

Distributions (in the form of either dividends, share premium reimbursements or capital surplus reimbursements) may be lawfully declared and paid if our net profits and/or distributable reserves are sufficient under Luxembourg law.

Under Luxembourg law, the amount of a distribution paid to shareholders (including in the form of dividends or share premium reimbursements) may not exceed the amount of the profits at the end of the last financial year plus any profits carried forward and any amounts drawn from reserves that are available for that purpose, less any losses carried forward and sums to be placed in reserve in accordance with Luxembourg law or our articles of association.

Furthermore, no distributions (including in the form of dividends or share premium reimbursements) may be made if net assets were, at the end of the last financial year (or would become, following such a distribution), less than the amount of the subscribed share capital plus the non-distributable reserves. Distributions in the form of dividends may only be made out of net profits and profits carried forward, whereas distributions in the form of share premium reimbursements may only be made out of available share premium and distributions in the form of capital surplus reimbursements may only be made out of capital surplus.

Under Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of our issued share capital. The legal reserve is not available for distribution.

The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Luxembourg:	Delaware:

Repurchases and Redemptions

Pursuant to Luxembourg law, we (or any party acting on our behalf) may repurchase our own shares and hold them in treasury, provided that:

•        the shareholders at a general meeting have previously authorized our board of directors to acquire our Ordinary Shares. The general meeting shall determine the terms and conditions of the proposed repurchase and in particular the maximum number of Ordinary Shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of repurchase for consideration, the maximum and minimum consideration, provided that the prior authorization shall not apply in the case of Ordinary Shares acquired by either us or by a person acting in its own name but on our behalf for the distribution thereof to our staff or to the staff of a company with which we are in a control relationship;

•          the acquisitions, including Ordinary Shares previously acquired by us and held by us and shares acquired by a person acting in his or her own name but on our behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

•          the Ordinary Shares repurchased are fully paid-up; and

•        the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented (and except for acquisitions made on Nasdaq).

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to us, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the Ordinary Shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and (ii) in the case of Ordinary Shares acquired by either us or by a person acting on our behalf with a view to redistributing the Ordinary Shares to our staff or its controlled subsidiaries, provided that the distribution of such shares is made within 12 months from their acquisition.

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce our capital or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law and are subject to specific provisions on reductions in capital and redeemable shares under Luxembourg law).

Any shares acquired in contravention of the above provisions must be resold within a period of one year after the acquisition or be cancelled at the expiration of the on e-year period.

As long as shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on our balance sheet a non- distributable reserve of the same amount must be reflected as a liability. Our articles of association provide that shares may be acquired in accordance with the law.

On November 10, 2020, our shareholders authorized the Company for a period of five years to repurchase up to 50% of the aggregate Ordinary Shares in issues from time to time. The purchase price per Ordinary Share in such circumstance shall be determined by the board of directors but (i) not less than 50% of the lowest closing price per share and (ii) not more than 50% above the highest closing price per share, in each case as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative sources to be selected by the board of directors, over the ten trading days preceding the date of the purchase (or the date of the commitment to the transaction).

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Luxembourg:	Delaware:

Transactions with Officers or Directors

There are no rules under Luxembourg law preventing a director from entering into contracts or transactions with us to the extent the contract or the transaction is in our corporate interest.

Luxembourg law prohibits a director from participating in deliberations and voting on a transaction if (i) such director has a direct or indirect financial interest therein, and (ii) the interests of such director or conflict with our interests. The relevant director must disclose his or her personal financial interest to the members of the board of directors and abstain from voting. The transaction and the director’s interest therein shall be reported to the next succeeding general meeting of shareholders.

Our articles of association may require that certain transactions between a director and us be submitted for approval by our board of directors and/or shareholders. Our articles of association provide that no director, solely as a result of being a director, shall have any duty to refrain from any decision or action to enforce its rights under any agreement or contract with us. A director who has an interest in a transaction carried out other than in the ordinary course of business that conflicts with our interests must advise the board of directors accordingly and have the statement recorded in the minutes of the meeting. The director concerned may not take part in the deliberations concerning that transaction. A special report on the relevant transaction is submitted to the shareholders at the next general meeting of shareholders, before any vote on the matter.

Under the DGCL, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest, provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the DGCL, either (i) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts, or (ii) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If the board of directors’ approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

Fiduciary Duties of Directors

The board of directors must act as a collegial body in the corporate interest of a company and has the power to take any action necessary or useful to realize the corporate objects of a company, with the exception of the powers reserved by Luxembourg law or by the articles of association to the general meeting of shareholders. Luxembourg law imposes a duty on directors of a Luxembourg company to: (i) act in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence, and skill that a reasonably prudent person would exercise in a similar position and under comparable circumstances. The standard of care required from directors in the execution of their mandate vis-à-vis the company is the standard that an ordinary prudent or reasonable person would apply to his or her own affairs. The standard of care is more onerous where a director has special skills or where such director receives remuneration for his or her office.

In addition, Luxembourg law imposes specific duties on directors and officers of a company to comply with Luxembourg law and the articles of association of a company.

Under the DGCL, except as otherwise provided in a company’s certificate of incorporation, the board of directors of a Delaware company bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware company owe fiduciary duties of care and loyalty to a company and its shareholders. Delaware courts have decided that the directors of a Delaware company are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also subjected directors’ actions to enhanced scrutiny in certain situations, including if directors take certain actions intended to prevent a threatened change in control of a company or in connection with transactions involving a conflicted controlling shareholder. In addition, under Delaware law, when the board of directors of a Delaware corporation determines to sell or break-up a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders at that time.

Luxembourg:	Delaware:

Dissenters’ Rights

Neither Luxembourg law nor our articles of association provide for appraisal rights.
Under the DGCL, a shareholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

Shareholder Suits

Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against board members).

Shareholders do not have the authority to initiate legal action on a company’s behalf. Shareholders and/or future holders of beneficiary certificates holding at least 10.0% of the securities of a company having a right to vote at the general meeting may bring an action against the directors on behalf of the company.

This provision of Luxembourg law does not apply to claims under the U.S. federal securities laws.

Luxembourg law does not provide for class action lawsuits.

Under Delaware law, a shareholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated shareholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a shareholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a shareholder through the duration of the lawsuit.

Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation  to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

Cumulative Voting

Not applicable.
Under the DGCL, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a shareholder has a number of votes equal to the number of shares held by such shareholder times the number of directors nominated for election. The shareholder may cast all of such votes for one director or among the directors in any proportion.

Luxembourg:	Delaware:

Anti-Takeover Measures

Pursuant to Luxembourg law, it is possible to create an authorized share capital from which the board of directors is authorized by the shareholders to issue further Ordinary Shares and, under certain conditions, to limit, restrict, or waive preferential subscription rights of existing shareholders. The rights attached to the shares issued within the authorized share capital will be equal to those attached to existing shares and set forth in our articles of association.

The authority of the board of directors to issue additional Ordinary Shares is valid for a period of up to five years starting from the date of the publication of the minutes of the extraordinary general meeting resolving upon such authorization in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations), unless renewed by vote of the holders of at least two-thirds of the votes cast at a shareholders meeting.

Our articles of association authorize our board of directors to issue Ordinary Shares within the limits of the authorized share capital at such times and on such terms as our board of directors or its delegates may decide for a period ending five years after November 10, 2020 (unless such period is extended, amended or renewed). Accordingly, our board of directors will be authorized to issue Ordinary Shares up to the limits of authorized share capital until such date. We currently intend to seek renewals and/or extensions as required from time to time.

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Listing

Our Ordinary Shares are listed on Nasdaq under the symbol “NGMS.”

Transfer Agent and Registrar

The U.S. transfer agent and registrar for the Ordinary Shares is American Stock Transfer & Trust Company.

TERMS AND CONDITIONS OF THE SDRS

Introduction

NeoGames has commissioned Mangold to hold Shares in the Company in a custody account for the benefit of the depository receipt holders and to issue one (1) SDR for each deposited Share in accordance with the terms and conditions of the SDRs as described below. The SDRs will be registered with Euroclear Sweden AB (registered address Box 191, 101 23 Stockholm, Sweden; “Euroclear”).

As further described in the section “Terms and conditions of the Offer” below, in aggregate up to a total of 7,604,886 new shares in NeoGames represented by corresponding number of SDRs will be issued as consideration in the Offer, and the expected settlement date in the Offer is 9 June 2022. The SDRs will be denominated in SEK. The SDRs are expected to be issued by Mangold in connection with settlement in the Offer. The SDRs will not be subject to an application for the admission and introduction to trading on any trading venue.

The obligations of Mangold and the Company towards the Depository Receipt Holders are set out in the General Terms and Conditions for Swedish Depository Receipts in NeoGames S.A. (the “SDR General Terms and Conditions”), governed by Swedish law. The following description is a summary of these SDR General Terms and Conditions and, consequently, does not contain all of the information that may be of importance to the Depository Receipt Holders. For more complete information, Depository Receipt Holders should refer to the SDR General Terms and Conditions in their entirety. The SDR General Terms and Conditions will be made available on the Company’s website at ir.neogames.com/offer-page.

In aggregate up to a total of 7,604,886 new shares in NeoGames represented by corresponding number of SDRs will be issued as consideration in the Offer. The SDRs shall be registered in a Swedish CSD register maintained by Euroclear Sweden AB (the “VPC Register”) in accordance with the Swedish Central Securities Depositories and Financial Instruments Accounts Act (SFS 1998:1479).

The existing shares were issued and currently exist in registered form in accordance with the Articles of Association of the Company and the Luxembourg law of 10 August 1915 on commercial companies as amended (the “Luxembourg Company Law”), and they are in book-entry form. The ISIN code of the shares is LU2263803020 and they are denominated in euro.

The registered name of Mangold is Mangold Fondkommission AB, a limited liability company (Sw. aktiebolag) incorporated on 14 February 2000 and existing under the laws of the Kingdom of Sweden, with its registered office at Engelbrektsplan 2, 114 34 Stockholm, Sweden, and registered with the Swedish Companies Registration Office (Sw. Bolagsverket) under number 556585-1267; LEI code No. 549300GIWCYFWC3THC56; telephone No.: +46 8 503 01 550; website: https://mangold.se; email: info@mangold.se.
Deposit of Shares and registration, etc.

The Shares are deposited for the benefit of an owner of SDRs or his/her nominee (the “Depository Receipt Holder”) in a custody account with a bank appointed by Mangold (the “Sub-Custodian”). The Sub-Custodian is the registered owner of the Shares in its custody as evidenced by the entry of the Sub-Custodian’s name in the Company’s register of shareholders.

For each deposited Share, Mangold shall issue one (1) SDR in accordance with the applicable Swedish law. Mangold will not accept deposits of fractions of Shares or of any other fractional rights.

Mangold and the Sub-Custodian may refuse to accept Shares for deposit whenever notified that the Company has restricted transfer of such Shares to comply with any ownership or transfer restrictions under Swedish, Luxembourg or any other applicable law.

The SDRs shall be registered in a Swedish CSD register maintained by Euroclear (the “VPC Register”) in accordance with the Swedish Central Securities Depositories and Financial Instruments Accounts Act (SFS 1998:1479). Thus, physical securities or other certificates representing the SDRs will not be issued.

A Depository Receipt Holder will not have equivalent rights as shareholders of the Company in all respects. As the Sub-Custodian will be the shareholder of record for Shares represented by the SDRs, shareholder rights will rest with the Sub-Custodian. The Depository Receipt Holders’ rights will derive from the SDR General Terms and Conditions and applicable rules and regulations. The Company shall establish arrangements such that Depository Receipt Holders shall have the opportunity to exercise certain rights with respect to the Company as would be exercisable by such holders if they had owned shares directly and not SDRs, as further set out below.

Deposit and withdrawal of Shares

Upon payment of all taxes, fees and costs payable in connection with a deposit of Shares, Shares may, after decision by the Company, be deposited by delivery to Mangold or the Sub-Custodian together with appropriate instructions to Mangold as to the shareholder’s name, address and the shareholder’s or its nominee’s securities account in the VPC Register (Sw. VP-konto) (“VPC Account”) in which the SDRs are to be registered as well as any other information and documentation required under Swedish, Luxembourg or any other applicable law. Applicable stamp duty payable in Luxembourg, if any, will be paid in EUR on the value of Shares being deposited at the applicable time.

Upon payment of all taxes, fees and costs payable in connection with a withdrawal of Shares, Shares may, after decision by the Company, be withdrawn from the safe custody only if such withdrawal is not prohibited under Swedish, Luxembourg or any other applicable law, by a decision of a governmental authority, or under the Articles of Association of the Company in force from time to time.

After the completion of the Offer, the SDRs are intended to be converted into Shares, and the Shares will be withdrawn from safe custody. Shares withdrawn from the safe custody will be delivered to a custody account designated by the Depository Receipt Holder or as agreed between the Depository Receipt Holder and Mangold, provided that the corresponding SDRs have been surrendered to and cancelled by Mangold in the VPC Register. Applicable stamp duty payable in Luxembourg, if any, will be paid in EUR on the value of Shares being withdrawn at the applicable time.

Deposit and withdrawal of Shares may only be made via Mangold in Sweden and is not allowed during a ten-day period from the Record Date (as defined below) of a shareholders’ meeting to the date of the shareholders’ meeting.

Mangold is entitled to compensation from a Depository Receipt Holder for all fees and costs in connection with deposit and withdrawal, in accordance with the price list applied by Mangold from time to time.

A Depository Receipt Holder who wants to convert his or her SDRs into Shares needs to follow the instructions from his or her broker or financial institution acting as nominee. To be able to receive the Shares after the conversion of the SDRs, the Depository Receipt Holder needs to have a nominee registered custody account, an investment savings account or an endowment insurance (banks, stockbrokers and online brokers offer these types of accounts) which can hold the Shares. If the Depository Receipt Holder does not have such account(s), he or she needs to open such account to be able to receive the Shares after the conversion of the SDRs.

For the purpose of holding the SDRs before the conversion of SDRs into Shares, the Depository Receipt Holder needs to have a nominee registered custody account (banks, stockbrokers and online brokers offer these types of accounts) or a VPC Account which can hold the SDRs before the conversion into Shares.

VPC Accounts can be established with authorized VPC registrars, who can be Swedish banks, authorized securities brokers in Sweden and Swedish branches of credit institutions established within the EEA. Establishment of a VPC Account requires verification of identity to the VPC registrar in accordance with anti-money laundering rules and regulation. However, non-Swedish investors may use nominee VPC Accounts registered in the name of a nominee authorized by the SFSA.

If a Depository Receipt Holder does not have a nominee registered custody account, an investment savings account or endowment insurance, or a VPC Account (ordinary or nominee account), the Depository Receipt Holder cannot convert his or her SDRs into Shares and risks owning SDRs that the Depository Receipt Holder cannot trade with on any stock exchange or other trading venue. This applies to directly registered shareholders who have not opened an account of above-mentioned account types and transferred the SDRs to such account.

Conversions will be reimbursed by the Company during a period of 30 calendar days following the delivery of SDRs to the relevant Aspire shareholders. Thereafter, a conversion fee of SEK 2,500 will be charged for each conversion.

In connection with the termination of the SDR program, Aspire shareholders, who at the time of termination still have not converted their SDRs into Shares in the Company, will be subject to forced conversion in which their SDRs will be converted into Shares in the Company. There will not emanate any conversion fee for individual Aspire shareholders who have received SDRs as consideration in the Offer and who, at the date of termination, still have not converted their SDRs into Shares in the Company. The Company will carry the cost of conversion in the forced conversion in connection with the termination of the SDR program.

Transfer and pledging, etc.

Deposited Shares may only be transferred or pledged through a transfer or pledge of SDRs. With respect to transfers and pledges of SDRs, the provisions set forth in Chapter 6 of the Swedish Central Securities Depositories and Financial Instruments Accounts Act shall apply.

Record Date

Mangold shall, in consultation with the Company, decide upon the date (“Record Date”) which shall be applied by Mangold for the determination of those Depository Receipt Holders who are entitled to receive cash or other property out of dividends distributed on the Shares (“Dividends”), to participate and vote at shareholders meetings, to receive Shares in connection with bonus issues, and to otherwise exercise those rights which normally accrue to shareholders in the Company. It is the Company’s and Mangold’s intention, where practically feasible, that the Record Date in Sweden for Dividends and other rights in accordance with the above shall correspond to the record date in Luxembourg.

Dividends and taxes, etc.

The payment of Dividends when made in cash shall take place in SEK to those persons or nominees who, on the Record Date, are registered in the VPC Register as Depository Receipt Holders or rights holders in respect of Dividends.

In conjunction with every distribution, Mangold shall, in consultation with the Company, determine the date of the payment of Dividends (“Payment Date”). Payment of Dividends to Depository Receipt Holders or holders of other rights to the Dividend, shall take place on the Payment Date through Euroclear and in accordance with the rules and regulations applied by Euroclear from time to time.

Mangold shall convert Dividends in foreign currency into SEK in accordance with the exchange rates applied by Mangold from time to time, which shall be set in accordance with public market rates, prior to payment taking place. The conversion of foreign currency into SEK shall take place three banking days before the Payment Date. The Dividend amount distributed per SDR will be rounded down to the nearest whole öre (i.e., one hundredth of one SEK).

The payment of Dividends to Depository Receipt Holders shall be made without any deduction of any costs, fees, or equivalents thereto which are related to the Company, Mangold, the Sub-Custodian or any of their respective agents. However, deductions shall be made for Swedish preliminary income tax, withholding tax or other taxes which are to be withheld pursuant to Swedish law or agreements with foreign tax authorities as well as for any taxes which may be imposed pursuant to Swedish, Luxembourg or any other applicable law.

In conjunction with payment of Dividends to Depository Receipt Holders, the Company, Mangold, the Sub-Custodian or any other party shall withhold and pay to the tax authorities in Luxembourg any required tax amount, should there be any such taxes imposed. In the event the Company, Mangold or the Sub-Custodian or representatives or agents of the foregoing determine that Dividends in cash, shares, rights, or other property are subject to taxation or other public fees which must be withheld, the Company, Mangold or representatives or agents of any of the foregoing shall be entitled to withhold cash amounts or sell all or part of the property as is financially and practically necessary to sell in order to be able to pay those taxes and fees. The remaining proceeds, following deduction of taxes and fees, shall be paid by Mangold to the Depository Receipt Holders who are entitled thereto. Depository Receipt Holders shall be liable for deficiencies which may arise in conjunction with sale pursuant to the above.

Mangold shall attempt to provide the Depository Receipt Holders with any information Mangold has in its possession and which the Depository Receipt Holders might reasonably request in order to enjoy such benefits as are granted pursuant to the applicable double taxation treaty. Mangold shall upon request inform any recipient resident in Sweden of any Luxembourg tax credit to which the recipient may be entitled and of any Luxembourg withholding tax.

In terms of Luxembourg domestic tax law, a Swedish resident Depository Receipt Holder who is the absolute beneficiary thereof shall not be subject to tax in Luxembourg in respect of Dividends received and shall not be obliged to declare in Luxembourg any such income in any statutory return made pursuant to the provisions of Luxembourg fiscal legislation. No Luxembourg withholding tax would be deducted on the corresponding Dividend payments.

Mangold shall, in consultation with the Company, determine the manner in which Dividends in property other than cash shall be provided to the Depository Receipt Holders. This may entail that the property is sold and that funds from the sale following deduction for sales costs and taxes shall be paid to the Depository Receipt Holders, as described above.

Mangold and the Company shall be deemed to have fulfilled their respective obligations notwithstanding that a person to whom Dividends are paid was not an authorised recipient. The aforementioned shall not, however, apply where Mangold or the Company was aware that the Dividend was paid to a person who was not authorised to receive the Dividend or where Mangold or the Company failed to exercise normal or reasonable care which, in consideration of the circumstances, should have been exercised, or where payment cannot be claimed as a result of the recipient being a minor or due to the fact that a guardian had been appointed for the recipient pursuant to applicable law.

The above procedure for payment of Dividends shall also apply to any liquidation surplus, mutatis mutandis.

Bonus issues, splits, or reverse splits of Shares

Mangold shall, as soon as possible, accept receipt of Shares through its registered Sub-Custodian in conjunction with bonus issues and issue corresponding number of SDRs to Depository Receipts Holders so entitled and shall carry out any adjustments to the SDRs to reflect, pro rata, any splits or reverse splits of Shares through taking necessary registration measures on VPC Accounts belonging to the Depository Receipt Holders or rights holders to ensure that they receive the benefit of all such entitlements.

Persons or nominees who, on the Record Date, are registered in the VPC Register as Depository Receipt Holders or rights holders with respect to the measure in question shall be entitled to participate in the bonus issue, split, and reverse split. Where such persons are not authorised recipients, the provisions set forth under “Dividends and taxes, etc.” above in fine shall apply in a corresponding manner. Applicable taxes shall also be addressed in the manner set forth under “Dividends and taxes, etc.” above.

New issues, etc.

Where the Company resolves to issue new Shares, debentures, or other rights to which the Company’s shareholders generally have pre-emptive rights, Mangold shall, based on the information received from the Company, provide notice to the Depository Receipt Holders of the material terms and conditions governing the new issue, in accordance with the section “Notices” below. The Company is to prepare such documentation and shall send it to Mangold who shall in turn dispatch all such documentation to the Depository Receipts Holders. The aforementioned shall apply to other offers, which the Company directs to the shareholders. Application forms shall be appended to the information whereon the Depository Receipt Holders can instruct Mangold to subscribe for Shares, debentures, or other rights on behalf of the Depository Receipt Holder. Where, in accordance with the instructions of the Depository Receipt Holder, Mangold subscribes for and allocates such Shares, debentures, or rights, equivalent registration on the respective Depository Receipt Holder’s VPC Account shall take place as soon as possible following the issue.

Where a Depository Receipt Holder does not instruct Mangold to exercise any of the rights set forth above and if it is practically and economically possible to sell such rights, Mangold shall be entitled to sell such rights on behalf of the Depository Receipt Holder and to pay the proceeds to the Depository Receipt Holder following deduction for costs and any fees and taxes.

Fractional rights

Where a Depository Receipt Holder is entitled to a fraction of a Share or any other fractional rights which do not entitle the Depository Receipt Holder to a whole number of Shares, Mangold and the Company may enter into an agreement to the effect that Mangold shall sell such excess Shares or fractional rights, etc., and pay the proceeds of such sale to the Depository Receipt Holder following deduction for costs and any fees and taxes.

Participation at shareholders’ meetings, etc.

The Company shall at the latest four weeks before and not earlier than six weeks prior to the shareholders’ meeting inform Mangold of the shareholders’ meeting. As soon as practicable thereafter, the Company shall notify the Depository Receipts Holders of the shareholders’ meeting. Such notification shall be published on the Company’s website, www.neogames.com. The notification shall include i) the Company’s name and registration number, ii) the type of shareholders’ meeting to be held, iii) the time and location of the shareholders’ meeting, iv) information on how to find the convening notice in full and the agenda of the shareholders’ meeting on the Company’s website, v) the Record Date for the Depository Receipts Holders determined in accordance with the section “Record Date” above, and vi) instructions regarding any measures to be taken by the Depository Receipt Holder in order to be able to vote at the shareholders meeting through Mangold as proxy. Depository Receipt Holders’ votes are only accounted for provided that (i) the Depositary Receipt Holder is registered in the VPC Register ten calendar days before the shareholders’ meeting and (ii) that the Depositary Receipt Holder has no later than five calendar days before the meeting provided Mangold or its representative with requested documents as stated in the notice to the meeting. The Sub-Custodian, as registered owner of the Shares, shall appoint Mangold as proxy to vote in accordance with the voting instructions provided by the Depositary Receipt Holders. The Company shall upon request from a Depository Receipt Holder, send the material for the shareholders’ meeting provided through the Company’s website.

Mangold undertakes not to represent Shares for which the Depository Receipt Holder has not notified its intention to participate at the shareholders’ meeting either in person or by proxy.

Notices

Mangold shall ensure that notices to Depository Receipt Holders pursuant to the above are provided to the Depository Receipt Holders and other rights holders who are registered in the VPC Register as entitled to receive notices in accordance with the Swedish Central Securities Depositories and Financial Instruments Accounts Act. Written notices shall be sent by mail to authorized persons to the address listed in the VPC Register. Mangold may, in lieu of mailing notices, publish the notice in at least one national Swedish daily newspaper.

Fees and costs

Mangold’s costs and fees for administration of the Shares shall be borne by the Company unless otherwise set forth above.

Replacement of custodian bank

In the event the Company decides to retain another securities institution as custodian bank in lieu of Mangold, Mangold shall transfer all of Mangolds’ rights and obligations vis-a-vis the Depository Receipt Holders pursuant to the above and deliver the Shares to the new custodian bank. The identity of any replacement of a custodian bank must be submitted by the Company to Euroclear for approval and such replacement shall be carried out not earlier than three months following the time at which notification regarding the replacement of the custodian bank is sent in accordance with the section “Notices” above.

Termination of the SDR program

The SDR program is a temporary solution that is expected to be terminated twelve months after the issuance of SDRs. Upon termination, all holders of SDRs who have not yet converted their SDRs into ordinary Shares and been entered as a direct shareholder in the VPC Register (in own name or through a nominee), will automatically have their SDRs redeemed through Mangold, whereby the Shares that the SDRs represent will be sold in the market and the net average sales proceeds will then be paid pro rata to the previous holders of such SDRs.

TERMS AND CONDITIONS OF THE OFFER

Introduction

On 17 January 2022, NeoGames announced a recommended public offer to the shareholders of Aspire to tender all their shares in Aspire to NeoGames for a consideration consisting of a combination of cash and newly issued shares in NeoGames in the form of SDRs. The transaction was reviewed and approved by a committee of the NeoGames board of directors comprised entirely of independent directors. Certain shareholders in Aspire, who in aggregate own shares corresponding to 66.96 percent of all shares and votes in Aspire, have entered into irrevocable undertakings that enable the other shareholders in Aspire who elect to receive as much cash consideration as possible under the Mix & Match Facility (as defined below) to receive 100 percent cash consideration of SEK 111.00 in cash per share in Aspire, representing a premium of 41.40 percent compared to the closing price as of the day for announcement of SEK 78.50 for Aspire’s share.

Consideration

The consideration in the Offer for the shares in Aspire consists of a combination of shares in NeoGames in the form of SDRs and cash. Shareholders in Aspire may elect to tender in the Offer pursuant to either of two consideration alternatives, the Base Case Alternative and the Conditional Alternative.

The Base Case Alternative

Subject to the potential adjustment of each individual Aspire shareholder’s consideration due to elections made under the Mix & Match Facility described below, NeoGames is offering each shareholder in Aspire the following:

•	in respect of 50 percent of the number of shares in Aspire tendered by such shareholder: SEK 111.00 in cash per share in Aspire; and

•	in respect of the remaining 50 percent of the number of shares in Aspire tendered by such shareholder: 0.320 shares in NeoGames per share in Aspire in the form of SDRs.

The Mix & Match Facility for Aspire’s shareholders

As part of the Base Case Alternative, NeoGames offers Aspire’s shareholders a Mix & Match Facility, through which each shareholder in Aspire is, subject to restrictions set out below, given the possibility, should the shareholder prefer a deviation from the Base Case Alternative, to elect either:

i.
to receive as much consideration in cash as possible for tendered Aspire shares (in addition to the default cash entitlement of SEK 111.00 per Aspire share in respect of 50 percent of the number of Aspire shares tendered), and thus as little consideration in shares in the form of SDRs as possible; or

ii.
to receive as much consideration in shares in NeoGames in the form of SDRs as possible for tendered Aspire shares (in addition to the default share entitlement of 0.320 shares in NeoGames in the form of SDRs per Aspire share in respect of 50 percent of the number of Aspire shares tendered), and thus as little in cash consideration as possible.

In aggregate, up to a total of 7,604,886 new shares in NeoGames represented by a corresponding number of SDRs will be issued, and up to a total of SEK 2,636 million will be paid in cash as consideration for the shares in Aspire.6 This proportion between cash and shares in the form of SDRs will not be varied as a result of individual elections made under the Mix & Match Facility. In order for individual shareholders in Aspire to receive a higher proportion of a certain elected consideration alternative under the Mix & Match Facility other shareholders must have made the reverse elections to corresponding extent. Shareholders in Aspire who in aggregate own 31,240,839 shares corresponding to 66.96 percent of all shares and votes in Aspire (see “Undertakings from shareholders in Aspire” below) have irrevocably undertaken to accept the Offer and to elect the Conditional Alternative in the Offer. Therefore, any other shareholders may receive full consideration in cash for shares tendered in the Offer, if they elect to receive as much consideration in cash as possible under the Mix & Match Facility.

In the event that NeoGames, after the acceptance period, declares the Offer unconditional and thereafter extends the acceptance period, it will for practical reasons not be possible to cater for elections made under the Mix & Match Facility with regard to acceptances received after the initial acceptance period. Shareholders in Aspire accepting the Offer during a potential extension after the Offer has been declared unconditional will thus receive the Base Case Alternative in the Offer, consisting of 50 percent cash and 50 percent NeoGames shares in the form of SDRs. The shareholders in Aspire are made aware that the value of the share consideration will change over time in line with the NeoGames share price, entailing that elections made under the Mix & Match Facility may result in higher or lower value per Aspire share than the Base Case Alternative.

In case tenders made by Aspire’s shareholders under the Mix & Match Facility are not fully matched, they will be scaled down on a pro rata basis in relation to the number of shares tendered by the respective shareholder.

6 Based on full acceptance in the Offer. At a lower acceptance level, the number of shares to be issued, and the total amount of cash to be paid, will be reduced proportionately to maintain the aggregate proportions between NeoGames shares and cash paid in the Offer.

The Conditional Alternative

As an alternative to the Base Case Alternative, NeoGames is offering each shareholder in Aspire the following in respect of 100 percent of the number of Aspire shares tendered by such shareholder, and for each such Aspire share:

i.
at settlement of the Offer: 0.320 shares in NeoGames or such lower prorated number of shares in NeoGames, in the form of SDRs, that may follow as a result of other shareholders’ elections under the Mix & Match Facility and the maximum number of shares in NeoGames that will be issued as consideration in the Offer, and

ii.
provided that less than 0.320 shares in NeoGames in the form of SDRs for each Aspire share has been received pursuant to (i) above and conditional upon the payment of future dividends from Aspire to NeoGames in a corresponding aggregate amount (net of any dividend tax) after Aspire has become a wholly owned subsidiary of NeoGames: an additional cash purchase price for each Aspire share amounting to the difference between the value of the share consideration delivered pursuant to (i) above (where 0.320 shares in NeoGames in the form of SDRs shall be deemed to have a value of SEK 111.00) and SEK 111.00, payable in cash in connection with such potential future dividends being paid. Accordingly, the maximum aggregate value that can be received under the Conditional Alternative can never exceed the value received under the Base Case Alternative. The Conditional Alternative facilitates for NeoGames to pay SEK 111.00 to all shareholders that elect to receive as much cash consideration as possible under the Mix & Match Facility in the Base Case Alternative.

Financing of the Offer

On 17 January 2022, NeoGames, NeoGames Connect S.à r.l. (the “Borrower”) and NeoGames Connect Limited entered into an interim facilities agreement (the “Interim Facilities Agreement”) with Blackstone Private Credit Fund, GSO ESDF II (Luxembourg) Holdco S.à r.l., GSO ESDF II (Luxembourg), Levered Holdco II S.à r.l., GSO ESDF II (Luxembourg) Levered Holdco I S.à r.l. and G QCM (Luxembourg) Holdco S.à r.l. (together, the “Interim Lenders”) pursuant to which the Interim Lenders agreed to make available, on a customary certain funds basis, interim term facilities in connection with the Offer.

Under the terms of the Interim Facilities Agreement, the Interim Lenders agreed to make available to the Borrower interim term loan facility tranches in the amounts equal to EUR 187.7 million (“Interim Facility 1”) and EUR 13.1 million (“Interim Facility 2”, and Interim Facility 1 and Interim Facility 2 together being the “Interim Facilities”). Each loan drawn under the Interim Facilities will bear interest at a rate of EURIBOR plus 6.25 percent per annum. Original issue discount shall apply on the loans drawn under the Interim Facilities pursuant to the terms of the Interim Facilities Agreement and ancillary documentation.

The proceeds of loans drawn under the Interim Facilities are to be applied towards, among other things, financing part of the aggregate consideration payable by NeoGames pursuant to the Offer and/or refinancing existing indebtedness.

Interim Facility 1 shall be available to be drawn, subject to satisfaction of the conditions precedent set out in the Interim Facilities Agreement, from the date of the Interim Facilities Agreement to 11.59 p.m. in London on the earlier of (a) the first date on which both initial settlement under the Offer has occurred and an initial drawdown has occurred under Interim Facility 1 (together being the “Closing Date”); (b) the date on which the Offer (as extended or revised from time to time) irrevocably lapses or terminates, or is permanently withdrawn by NeoGames; and (c) if the Closing Date has not occurred on or before such date, the date falling eight months after (and excluding) 17 January 2022, or, in each case, such later time and date as agreed by the Interim Lenders (acting reasonably and in good faith). Interim Facility 2 shall be available to be drawn from the date of initial utilization of Interim Facility 1 through to the final repayment date of Interim Facility 2.

The final maturity date of the Interim Facilities is 90 days after the date on which the first drawdown of Interim Facility 1 occurs (by which date, the Interim Facilities would need to be replaced and refinanced).

The Interim Facilities Agreement contains customary representations and warranties, affirmative and negative covenants (including covenants in respect of financial indebtedness, disposals, security, permitted holding company activity, dividends and share redemption, acquisitions and mergers and conduct of the Offer), indemnities and events of default, each with appropriate carve-outs and materiality thresholds. In addition, NeoGames, the Borrower and NeoGames Connect Limited have each given a customary guarantee in favor of the Interim Lenders under the terms of the Interim Facilities Agreement.

As a condition precedent to the first drawdown of the Interim Facilities, the Interim Lenders have received the benefit of security including share security over the Borrower and NeoGames Connect Limited, security over certain bank accounts and security over certain material intercompany receivables.

Notwithstanding the entry into the Interim Facilities Agreement, NeoGames will seek to negotiate and execute a long-form financing agreement prior to the Closing Date to replace the Interim Facilities. In relation to this, on 17 January 2022, NeoGames and the Borrower also entered into a commitment letter with Blackstone Alternative Credit Advisors LP (“BXC”) in connection with the Offer (the “Commitment Letter”). Pursuant to the terms of the Commitment Letter, BXC has committed, on a customary certain funds basis, to make available, in connection with the Offer, the Senior Facilities (as defined below). The annexures to the Commitment Letter include (among other things) an agreed form term sheet (the “Term Sheet”) setting out the details of the expected terms of a senior facilities agreement (the “Senior Facilities Agreement”) pursuant to which the Senior Facilities shall be made available. If no Interim Facility has been funded prior to such time, the Interim Facility Agreement shall automatically terminate on the date on which the Senior Facilities Agreement is signed and each initial condition precedent thereunder is irrevocably satisfied or waived as evidenced by delivery of a duly signed and unqualified conditions precedent letter thereunder.

The Term Sheet provides that the Senior Facilities Agreement shall include term loan facility tranches in the amounts equal to the Interim Facilities (together being the “Senior Facilities”). Each loan drawn under the Senior Facilities will bear interest at a rate of EURIBOR plus 6.25 percent per annum. Original issue discount shall apply on the loans drawn under the Senior Facilities pursuant to the terms of the Senior Facilities Agreement and ancillary documentation.

Pursuant to the Term Sheet, the terms of the Senior Facilities Agreement shall contain customary representations and warranties, affirmative and negative covenants (including covenants in respect of financial indebtedness, disposals, security, permitted holding company activity, dividends and share redemption, acquisitions and mergers and conduct of the Offer), indemnities and events of default, each with appropriate carve-outs and materiality thresholds.

The Term Sheet additionally provides that NeoGames and certain of its subsidiaries (other than those subsidiaries located in Czech Republic, Ukraine and any other jurisdiction agreed between NeoGames and the lenders under the Senior Facilities Agreement (the “Lenders”) prior to the date of signing the Senior Facilities Agreement) shall grant certain guarantees in favor of the Lenders. In addition, security in favor of the Lenders shall also be granted by such members of the NeoGames group over shares (and other ownership interests) owned in certain subsidiaries, certain material intercompany receivables, certain material bank accounts, certain material intellectual property and, in the case of subsidiaries located in England and Wales and the United States (amongst other jurisdictions to be agreed), substantially all of such member of the NeoGames group’s assets (subject to customary exceptions).

The loans drawn under the Interim Facilities or Senior Facilities, as applicable, are in EUR but the consideration payable by NeoGames pursuant to the Offer is in SEK. Therefore, NeoGames entered into a deal contingent FX forward with Deutsche Bank AG (the “DC Bank”) on 17 January 2022 (the “FX Hedging Transaction”) under which NeoGames will receive the full SEK consideration from the DC Bank on or prior to the date of initial settlement under the Offer in exchange for an equivalent EUR amount to be calculated by reference to a pre-agreed exchange rate.

The Offer is financed in part by the Interim Facilities made available by the Interim Lenders, or if the Senior Facilities Agreement is signed and no Interim Facility has been funded prior to such time, then by the Senior Facilities made available by the Lenders. The remaining part of the consideration paid in cash pursuant to the Offer will be financed by cash available on NeoGames’ balance sheet at the time of the closing. As of the date hereof, NeoGames has incurred costs in an amount of approximately USD 1.6 million in connection with the financing agreements with Blackstone. NeoGames has not incurred costs in connection with the FX Hedging Transaction. The costs of the FX Hedging Transaction will be incurred only upon completion of the Offer.

The completion of the Offer is conditional upon the debt financing and the currency hedging (please refer to the ninth condition for completion listed below).

As part of the consideration in the Offer, NeoGames will issue up to a total of 7,604,886 new shares in NeoGames to the shareholders of Aspire Global as payment of the share consideration in the Offer, which would entail that Aspire’s shareholders will have an ownership interest of approximately 22.21 percent of the outstanding capital and votes in NeoGames, and correspondingly existing shareholders of NeoGames a remaining ownership interest of 77.79  percent of the outstanding capital and votes in NeoGames, assuming full acceptance of the Offer. The completion of the Offer is not conditional upon the issuance of the new NeoGames shares, as the issuance will be resolved by NeoGames’ board of directors under an authorization.

Total value of the Offer

The Offer values each Aspire share at SEK 91.03 and the total value of the Offer, based on all 46,658,404 shares in Aspire as well as 828,094 additional shares in Aspire supposing acceleration of current outstanding incentive programs in Aspire, amounts to approximately SEK 4,322 million, based on the closing price of the NeoGames share as of 14 January 2022.7

No commission will be charged in respect of the settlement of the Aspire shares tendered to NeoGames under the Offer.

The offered consideration alternatives will be adjusted should Aspire or NeoGames distribute dividends or in any other way distribute or transfer value to their respective shareholders before settlement has taken place in relation to the Offer. The consideration will accordingly be reduced by a corresponding amount per share for each such dividend or value transfer distributed by Aspire, or increased by a corresponding amount per share for each such dividend or value transfer distributed by NeoGames. Furthermore, should the acceleration of all current outstanding incentive programs in Aspire, as well as any other warrants/options issued by Aspire, result in the creation of more than 828,094 new Aspire shares, the consideration in the Offer will be reduced such that the total consideration for all shares in Aspire in the Offer does not change, unless the Offer is instead withdrawn on the basis that the third condition for completion listed below has not been, or could not be, met..

7 The value of the Offer is based on a closing price of the NeoGames share of USD 24.62 per share on the Nasdaq Stock Exchange on 14 January 2022 and a SEK to USD foreign exchange rate of 0.111.

Affiliated parties

Barak Matalon and Aharon Aran are board members in both NeoGames and Aspire and own 5,109,948 and 1,277,486 shares, respectively, in NeoGames as well as 12,048,000 and 3,000,000 shares, respectively, in Aspire. Oded Gottfried is Chief Technical Officer of NeoGames and owns 330,478 shares in NeoGames as well as 1,142,839 shares in Aspire. Barak Matalon, Aharon Aran and Oded Gottfried have irrevocably and unconditionally undertaken towards NeoGames to accept the Offer (see “Undertakings from shareholders in Aspire” below). Considering the aforementioned relationships and contractual arrangements, and in accordance with the Takeover Rules, Barak Matalon and Aharon Aran have not participated, and will not participate, in NeoGames’ nor Aspire’s handling and evaluation of the Offer. Correspondingly, NeoGames’ board of directors has established an independent director committee to handle and evaluate the Offer without the involvement of Barak Matalon and Aharon Aran.

Furthermore, due to Barak Matalon and Aharon Aran being board members in Aspire, the so-called Management Buyout rules in Section IV of the Takeover Rules will apply to the Offer, which implies that Aspire’s independent bid committee shall obtain and publish a valuation or fairness opinion regarding the Offer from an independent expert and that the acceptance period of the Offer shall be at least four weeks long.

NeoGames’ shareholding in Aspire

Neither NeoGames nor any parties closely related to NeoGames8 own any shares or financial instruments in Aspire that give financial exposure to Aspire’s shares at the time of the announcement of the Offer, nor has NeoGames acquired or agreed to acquire any shares in Aspire or any financial instruments that give financial exposure to Aspire’s shares during the six months preceding the announcement of the Offer.

NeoGames may acquire, or enter into arrangements to acquire, shares in Aspire outside the Offer, and any purchases made or arranged will be disclosed in accordance with applicable rules.

Undertakings from shareholders in Aspire

Barak Matalon, Pinhas Zahavi, Elyahu Azur, Aharon Aran and Oded Gottfried, who in aggregate own 31,240,839 shares corresponding to 66.96 percent of all shares and votes in Aspire, have irrevocably and unconditionally undertaken to accept the Offer. In order to enable all other shareholders to receive consideration in all cash under the Mix & Match Facility, they have irrevocably undertaken to elect the Conditional Alternative in the Offer, which will be prorated in relation to any other shareholders electing to receive more than 50 percent share consideration in the Offer.

Acceptance period and time plan

The acceptance period for the Offer commences on 27 April 2022 and ends on 25 May 2022. The outcome of the Offer is expected to be announced by way of a press release on 30 May 2022 and the expected settlement date is 14 June 2022.

NeoGames reserves the right to amend the acceptance period, as well as the settlement date. A notice of any such amendment will be announced by NeoGames by means of a press release in accordance with applicable rules and regulations. In the event that NeoGames, after the acceptance period, declares the Offer unconditional and thereafter extends the acceptance period, it will, as described above, for practical reasons not be possible to cater for elections made under the Mix & Match Facility with regard to acceptances received after the Offer has been declared unconditional. Shareholders in Aspire accepting the Offer during a potential extension after the Offer has been declared unconditional will thus receive the Base Case Alternative in the Offer, consisting of 50 percent cash and 50 percent NeoGames shares in the form of SDRs.

Conditions for completion of the Offer

Completion of the Offer is conditional upon:

1.
the Offer being accepted to such extent that NeoGames becomes the owner of shares representing not less than 90 percent of the total number of outstanding shares in Aspire (on both a non-diluted and on a fully diluted basis);

2.
Aspire’s articles of association, prior to the end of the acceptance period in the Offer, being amended as to allow for NeoGames, having become the owner of not less than 90 percent of the total number of outstanding shares in Aspire carrying voting rights (on both a non-diluted and on a fully diluted basis), to acquire the shares in Aspire that have not been tendered in the Offer, for a consideration no higher than and, at the sole discretion of NeoGames, in the same form as the consideration paid per Aspire share in the Offer or in a form having the corresponding value consisting of cash alone or a combination of cash and non-cash consideration;

8 The term “parties closely related to NeoGames” shall have the meaning that follows from Rule I.3 of the Takeover Rules.

3.
that Aspire, prior to the end of the acceptance period in the Offer, resolves to accelerate the current incentive programs in Aspire and that all outstanding options thereunder, as well as any other warrants/options issued by Aspire, are converted into new Aspire shares resulting in the creation of not more than 828,094 new Aspire shares;

4.
with respect to the Offer and completion of the acquisition of Aspire and Aspire maintaining its current licenses and approvals, all necessary regulatory, governmental or similar clearances, approvals, decisions and other actions from authorities or similar, including from gaming and competition authorities, being obtained, in each case on terms which, in NeoGames’ opinion, are acceptable;

5.
neither the Offer nor the acquisition of Aspire being rendered or reasonably expected to be rendered wholly or partially impossible or significantly impeded as a result of legislation or other regulation, any decision of a court or public authority, or any similar circumstance;

6.
no circumstances having occurred which have a material adverse effect or can reasonably be expected to have a material adverse effect on Aspire’s financial position or operations, including Aspire’s licenses and permits, sales, results, liquidity, solidity, equity or assets;

7.
no information made public by Aspire, or otherwise made available to NeoGames or its advisors by Aspire, being inaccurate, incomplete or misleading, and Aspire having made public all information which should have been made public;

8.	Aspire’s business being carried out in the ordinary course and consistent with past practice;

9.
that the payment of the funds under the debt financing of the Offer is made in accordance with the agreement with Blackstone Alternative Credit Advisors LP and that currency hedging is provided in accordance with the currency hedging arrangement with Deutsche Bank AG (see section “Financing of the Offer” above); and

10.	Aspire not taking any action that is likely to impair the prerequisites for making or completing the Offer.

NeoGames reserves the right to withdraw the Offer in the event that it is clear that any of the above conditions are not satisfied or cannot be satisfied. However, with regard to conditions 2–10 above, the Offer may only be withdrawn where the non-satisfaction of such condition is of material importance to NeoGames’ acquisition of Aspire or if otherwise approved by the Swedish Securities Council (Sw. Aktiemarknadsnämnden).

NeoGames reserves the right to waive, in whole or in part, one, several or all of the conditions set out above, including, with respect to condition 1, to complete the Offer at a lower acceptance level.

Acceptance

Directly registered holdings

Shareholders in Aspire whose shares are directly registered with Euroclear Sweden AB (“Euroclear”) who wish to accept the Offer must, during the period from 27 April 2022 up to and including 25 May 2022, at 15:00 CEST, sign and submit a duly completed acceptance form to Mangold to the address that is pre-printed on the acceptance form.

The acceptance form must be submitted or sent by email or by mail in the enclosed pre-paid envelope, in ample time before the last day of the acceptance period so that it may be received by Mangold no later than 15:00 CEST 25 May 2022. The acceptance form may also be submitted to bank offices or other securities institutions in Sweden to be forwarded to Mangold, provided that this takes place in ample time so that it may be received by Mangold no later than the last day of the acceptance period of the Offer. If the acceptance form concerns another person than signed, inter alia a minor, the form “Guardians and Authorised Agents” must be completed and submitted together with the original acceptance form.

The securities account (Sw. VP-konto) and the current number of shares held in Aspire as of 1 April 2022 are pre-printed on the acceptance form which has been sent out together with the offer document to shareholders in Aspire who are directly registered. Shareholders should verify that the pre-printed information on the acceptance form is correct.

Note that acceptance forms which are incomplete or incorrectly completed will be disregarded.

Shareholders in Aspire who accept the Offer consent to Mangold delivering the shares to NeoGames in accordance with the terms and conditions of the Offer.

Nominee-registered holdings

Shareholders in Aspire whose holdings are registered in the name of a nominee, i.e., a bank or other nominee, will receive neither the offer document nor a pre-printed acceptance form. Such shareholders are instead requested to contact their nominee in order to obtain a copy of the offer document. Applications must be made in accordance with instructions received by the nominee.

Pledged shares

If shares in Aspire are pledged in the Euroclear system, both the shareholder and the pledgee must sign the acceptance form and confirm that the pledge will be terminated should the Offer be completed. The pledge over the relevant shares in Aspire must be de-registered in the Euroclear system at the time of delivery of the shares to NeoGames.

Offer document and acceptance form

An offer document regarding the Offer, inter alia containing a more detailed description of the terms and conditions of the Offer, is expected to be published on or about 26 April 2022. The offer document, acceptance forms that are not pre-printed and the form “Guardians and Authorised Agents” may be obtained from Mangold, by calling +46 (0) 8 5030 5048.

The offer document, acceptance form and the form “Guardians and Authorised Agents” will also be available at Mangold’s website (www.mangold.se) and on NeoGames’ website (ir.neogames.com/offer-page).

Acceptance period and right to extend the Offer

The acceptance period for the Offer runs from and including 27 April 2022 to and including 25 May 2022.

NeoGames reserves the right to amend the acceptance period, as well as the settlement date. A notice of any such amendment will be announced by NeoGames by means of a press release in accordance with applicable rules and regulations. In the event that NeoGames, after the acceptance period, declares the Offer unconditional and thereafter extends the acceptance period, it will, as described above, for practical reasons not be possible to cater for elections made under the Mix & Match Facility with regard to acceptances received after the Offer has been declared unconditional. Shareholders in Aspire accepting the Offer during a potential extension after the Offer has been declared unconditional will thus receive the Base Case Alternative in the Offer, consisting of 50 percent cash and 50 percent NeoGames shares in the form of SDRs.

Right to withdraw acceptance

Shareholders of Aspire have the right to withdraw their acceptance of the Offer. To be valid, such withdrawal must have been received in writing by Mangold (at the address Engelbrektsplan 2, 114 34 Stockholm, Sweden) before NeoGames has announced that the conditions of the Offer have been fulfilled or, if such announcement has not been made during the acceptance period, not later than 15:00 CEST on the last day of the acceptance period. If conditions to the Offer, which NeoGames has reserved the right to waive, remain during an extension of the Offer, the right to withdraw an acceptance will apply in the same manner throughout any such extension of the Offer. Shareholders of Aspire holding nominee-registered shares wishing to withdraw acceptance shall do so in accordance with instructions from the nominee.

Confirmation of acceptance and transfer of shares in Aspire to blocked securities accounts

After Mangold has received and registered an acceptance form which has been duly completed, the shares in Aspire will be transferred to a new blocked securities account (Sw. apportkonto) which has been opened for each shareholder in Aspire Global. In connection hereto, Euroclear will send a notification (“VP-notice”) showing the number of shares in Aspire that have been removed from the original securities account and a VP-notice showing the number of shares in Aspire that have been entered in the newly opened blocked securities account.

Payment of consideration

Payment of consideration is expected to commence as soon as NeoGames announces that the conditions for the Offer have been fulfilled or NeoGames otherwise decides to complete the Offer. Assuming that such announcement takes place no later than on 30 May 2022, the expected settlement date is 14 June 2022. In connection with the settlement of consideration, the shares in Aspire will be removed from the blocked securities accounts, which will then be terminated. No VP-notice evidencing the removal from the blocked securities account will be sent.

Payment of consideration of newly issued shares in NeoGames in the form of SDRs will be effected by entering the shares on the securities account provided in the acceptance form and obtained from Euroclear.

The settlement amount will be paid to the yield account which is connected to the shareholder’s securities account, where the shares in Aspire were registered. Shareholders who do not have a yield account connected to their securities account will be contacted by Mangold and will need to provide additional information in order to receive the settlement amount.

NeoGames has reserved the right to extend the acceptance period, and to postpone payment of the consideration. Notice of any such extension or postponement will be published by NeoGames by way of press release. In the event of an extension of the acceptance period the payment of consideration to those shareholders who have already accepted the Offer will not be delayed.

If the holding is registered in the name of a nominee, settlement will be provided for by the nominee.

Fractions

No fractions of NeoGames shares in the form of SDRs will be delivered to shareholders in Aspire accepting the Offer. If a shareholder in Aspire tenders a number of Aspire shares in the Offer and the share consideration to be delivered in the form of SDRs for these shares does not amount to an even number of full new NeoGames shares, consideration for excess fractions of shares will be paid in cash.

Trading in NeoGames shares and the SDRs

The Company’s shares are admitted to trading on Nasdaq Global Market. The Shares will also be subject to an application for the admission and introduction to trading on the Nasdaq Global Market on or around the 14 June 2022. However, the Shares will be held by Mangold until they are transferred to the shareholders in Aspire accepting the Offer through the conversion of the SDRs in accordance with the section “Deposit and withdrawal of Shares” under “Terms and conditions of the SDRs” above. Consequently, the shareholders in Aspire accepting the Offer will not be able to divest the Shares represented by the SDRs received by them before the conversion is carried out. The SDRs , representing the shares issued as consideration in the Offer, will not be subject to an application for the admission and introduction to trading on any trading venue.

Compulsory acquisition and delisting

Provided that the second condition for completion of the Offer listed above is fulfilled and if NeoGames, whether in connection with the Offer or otherwise, acquires shares representing not less than 90 percent of the total number of shares in Aspire, NeoGames intends to initiate an acquisition of the remaining shares in accordance with Aspire’s amended articles of association. In connection therewith, NeoGames intends to promote a delisting of Aspire’s shares from Nasdaq First North.

SELLING RESTRICTIONS

The distribution of this Prospectus and the Offer in certain jurisdictions may be restricted by law. Any person residing outside of Luxembourg and Sweden may receive this Prospectus only within limits of applicable special provisions or restrictions.

The Company requires persons into whose possession this Prospectus comes to inform themselves of and observe all such restrictions. This Prospectus may not be distributed or published in such countries or jurisdictions or otherwise in such circumstances in which it would be unlawful or require measures other than those required under Luxembourg laws, including the United States of America, Australia, Canada, Hong Kong and Japan. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the SDRs in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

The Company or its representatives and/or legal advisors do not accept any legal responsibility whatsoever for any such violations, whether or not a prospective Investor is aware of such restrictions.

In addition to that this Prospectus may not be used for, or in connection with, and does not constitute, any offer to sell, or an invitation to purchase, any of the SDRs offered hereby in any jurisdiction in which such offer or invitation would be unlawful. Persons in possession of this Prospectus are required to inform themselves about and to observe any such restrictions, including those set out in this Section. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

As a condition for tendering for any SDRs in the Offer, each tendering shareholder in Aspire will be deemed to have made, or in some cases be required to make, certain representations and warranties, which will be relied upon by the Company. The Company reserves the right, at its sole and absolute discretion, to reject any tendering in the Offer in exchange for SDRs that the Company or any of its agents (if any) believe may give rise to a breach or a violation of any law, rule or regulation.

The SDRs have not been approved or disapproved by the U.S. Securities and Exchange Commission, any State securities commission in the United States or any other U.S. regulatory authority, nor have any of the foregoing passed upon or endorsed the merits of the Offer or the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence in the United States.

The SDRs have not been and will not be registered in accordance with the U.S. Securities Act of 1933 (the “Securities Act”) or under the securities laws of any state of the United States of America and accordingly, they may not be offered, sold, resold, granted, delivered, allotted, taken up, transferred or renounced, directly or indirectly, in or into the United States of America, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any securities laws of any state of the United States of America.

Unless specifically otherwise stated in this Prospectus, the SDRs may not be, directly or indirectly, offered, sold, resold, transferred or delivered in such countries or jurisdictions or otherwise in such circumstances in which it would be unlawful or require measures other than those required under Luxembourg laws including the United States of America, except for the exceptions to registration obligation allowed by the securities laws of the United States of America and its states, Australia, Canada, Hong Kong and Japan. The Company requires persons into whose possession this Prospectus comes to inform them of and observe all such restrictions.

This Prospectus constitutes a prospectus within the meaning of the Prospectus Regulation, for the purpose of giving the information with regard to the Company and the Offer Securities it intends to offer pursuant to this Prospectus, which is necessary to enable prospective Investors to make an informed assessment of the assets and liabilities, financial position, profit and losses and prospects of the Company. This Prospectus has been prepared by the Company for use in connection with the Offer in Sweden only.

TRANSFER RESTRICTIONS

Restrictions in free transferability of the Shares

Not applicable, the Shares are issued in registered form only and are freely transferable under Luxembourg law and the articles of association of the Company. The board of directors of the Company may, however, impose transfer restrictions for ordinary shares that are registered, listed, quoted, dealt in, or that have been placed in certain jurisdictions in compliance with the requirements applicable therein. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote ordinary shares in the Company.

Restrictions in free transferability of the SDRs

Not applicable, the SDRs are not subject to any restrictions on transferability.

TAXATION

The following summary contains a description of certain Luxembourg and Swedish income tax consequences of the acquisition, ownership and disposition of SDRs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase SDRs. The summary is based upon the tax laws of Luxembourg and regulations thereunder and on the tax laws of Sweden and regulations thereunder as of the date hereof, which are subject to change.

Material Luxembourg Tax Considerations

The following information is of a general nature only and it is not intended to be, nor should it be construed to be, legal or tax advice.

Prospective investors in the SDRs should therefore consult their own professional advisers as to the effects of state, local or foreign laws, including Luxembourg tax law, to which they may be subject.

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature, or to any other concepts, refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporation income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi) as well as personal income tax (impôt sur le revenu) generally. Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax, the solidarity surcharge (together referred to as Luxembourg Corporation Taxes) as well as net wealth tax invariably apply to most corporate taxpayers resident of Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Taxation of the Company

From a Luxembourg tax perspective, Luxembourg companies are considered as being resident in Luxembourg provided that they have either their registered office or their central administration in Luxembourg. The Company (a fully taxable company) will be considered as a resident of Luxembourg both for the purposes of Luxembourg domestic tax law and for the purposes of the double taxation treaties entered into by Luxembourg, and should therefore be able to obtain a residence certificate from the Luxembourg tax authorities.

The Company will be liable for Luxembourg Corporation Taxes. The standard applicable rate of Luxembourg Corporation Taxes for a company established in Luxembourg-city is 24.94% for the financial year ending on December 31, 2021 (the same rate is applicable in Luxembourg-city for the financial year ending on December 31, 2022). Luxembourg Corporation Taxes apply to the Company’s worldwide income (including capital gains), subject to the provisions of any relevant double taxation treaty. The taxable income of the Company is computed by application of all rules of the Luxembourg income tax law of December 4, 1967, as amended (loi concernant l’impôt sur le revenu), as commented and currently applied by the Luxembourg tax authorities (the “LIR”). Under the LIR, all income of the Company will be taxable in the financial period to which it economically relates and all deductible expenses of the Company will be deductible in the financial period to which they economically relate. Under certain conditions, dividends received by the Company from qualifying participations and capital gains realized by the Company on the sale of such participations may be exempt from Luxembourg Corporation Taxes under the Luxembourg participation exemption regime.

The Company will generally be subject to net wealth tax levied annually at a 0.5% rate. Under certain conditions, qualifying participations may be exempt from net wealth tax under the Luxembourg participation exemption regime.

Taxation of Holders of SDRs

Withholding tax

Under Luxembourg tax laws currently in force, dividends paid by the Company are in principle subject to a Luxembourg withholding tax equal to 15% of the gross dividend (17.65% of the net dividend if the Company bears the cost of the withholding tax, which is not mandatory under Luxembourg tax laws). Responsibility for the withholding of the tax is assumed by the Company.

However, if a double tax treaty between Luxembourg and the country of residence of a holder of the SDRs applies, an exemption or a reduction of the Luxembourg withholding tax may be available pursuant to the relevant provisions of such double tax treaty.

In addition, pursuant to current Luxembourg tax laws, an exemption from Luxembourg dividend withholding tax may apply under the following conditions:

•
the holder of SDRs receiving the dividends is either (i) a fully taxable Luxembourg resident collective entity, (ii) a collective entity resident in an EU Member State and falling within the scope of article 2 of the Council directive of November 30, 2011 (2011/96/EU) on the common system of taxation applicable in the case of parent companies and subsidiaries of different EU Member States, as amended (the “EU Parent-Subsidiary Directive”), (iii) the Luxembourg State, a Luxembourg municipality, an association of a Luxembourg municipality or an operation of Luxembourg public- law entity, (iv) a permanent establishment of an entity referred to at letters (i), (ii) or (iii) above, (v) a Swiss resident joint-stock company subject to corporate income tax in Switzerland without benefiting from any exemption, (vi) a joint-stock company or a cooperative company resident in an EEA country (other than an EU Member State) to the extent that such company is fully taxable and subject (in its country of residence) to a tax corresponding to Luxembourg Corporation Taxes, as well as a permanent establishment of such company, or (vii) a collective entity resident in a treaty country, to the extent that such entity is fully taxable and subject (in its country of residence) to a tax corresponding to Luxembourg Corporation Taxes, as well as a Luxembourg permanent establishment of such entity; and

•
on the date on which the income is made available, the holder of SDRs holds or commits to hold directly (or even indirectly under certain conditions), for an uninterrupted period of at least twelve months, a participation of at least 10% in the share capital of the Company (or with an acquisition price of at least €1,200,000).

Income taxation

(i) Taxation of dividend income

Holders of SDRs who are either Luxembourg resident individuals or Luxembourg fully taxable resident companies (or foreign shareholders having a permanent establishment in Luxembourg through which such shares are held) will in principle be subject to tax at the ordinary rates on any dividends received from the Company. However, under Luxembourg tax laws currently in force, 50% of the amount of any dividend may be tax exempt at the level of these holders of SDRs.

The Luxembourg withholding tax levied at source on the dividends paid may, under certain conditions, be credited against the Luxembourg income tax due on these dividends. Furthermore, certain corporate holders of SDRs may benefit from an exemption from Luxembourg Corporation Taxes on dividend income under the following conditions:

•
the holder of SDRs receiving the dividends is either (i) a fully taxable Luxembourg resident collective entity, (ii) a Luxembourg permanent establishment of an EU resident collective entity falling within the scope of article 2 of the EU Parent-Subsidiary Directive, (iii) a Luxembourg permanent establishment of a joint-stock company that is resident in a jurisdiction with which Luxembourg has concluded a double tax treaty, or (iv) a Luxembourg permanent establishment of a joint-stock company or of a cooperative company which is a resident of an EEA Member State (other than an EU Member State); and

•
on the date on which the income is made available, the holder of SDRs holds or commits to hold directly (or even indirectly through certain entities) for an uninterrupted period of at least twelve months, a participation of at least 10% in the share capital of the Company (or with an acquisition price of at least €1,200,000).

The holder of SDRs which is a Luxembourg resident entity governed by (i) the law of 17 December 2010 on undertakings for collective investment, as amended, (ii) the law of 13 February 2007 on specialized investment funds, as amended, (iii) the law of May 11, 2007 on the family estate management company, as amended, or (iv) the law of July 23, 2016 on reserved alternative investment funds, as amended, and which does not fall under the special tax regime set out in article 48 of the law of July 23, 2016 on reserved alternative investment funds, as amended, is not subject to any Luxembourg Corporation Taxes in respect of dividends received from the Company. No tax credit is then available for Luxembourg withholding tax on dividends received from the Company.

Non-resident shareholders (not having a permanent establishment in Luxembourg through which the shares are held) will in principle not be subject to Luxembourg income tax on any dividends received from the Company (except for the withholding tax mentioned above, if applicable).

(ii) Taxation of capital gains

Under current Luxembourg tax laws, capital gains realized by a Luxembourg resident individual holder of SDRs (acting in the course of the management of his/her private wealth) upon the disposal of his/her shares are not subject to Luxembourg income tax, provided this disposal takes place more than six months after the shares were acquired and he/she does not hold a Substantial Participation (as defined below). The participation is considered a “Substantial Participation” if the holder of SDRs (i) holds or has held (either solely or together with his/her spouse or partner and minor children) directly or indirectly more than 10% of the share capital of the Company at any time during a period of five years before the realization of the capital gain or (ii) acquired his/her shares for free during the five years preceding the disposal of his/her shares or, in the case of subsequent gratuitous transfers, one of the previous holders has held (either solely or together with his/her spouse or partner and minor children) directly or indirectly more than 10% of the share capital of the Company at any time during a period of five years before the realization of the capital gain.

Capital gains realized upon the disposal of shares by a Luxembourg resident corporate Shareholder (fully subject to Luxembourg Corporation Taxes) are in principle fully taxable. However, an exemption from Luxembourg Corporation Taxes applies under the following conditions:

•
the holder of SDRs realizing the capital gains is either (i) a fully taxable Luxembourg resident collective entity, (ii) a Luxembourg permanent establishment of an EU resident collective entity falling within the scope of article 2 of the EU Parent-Subsidiary Directive, (iii) a Luxembourg permanent establishment of a joint-stock company that is resident in a jurisdiction with which Luxembourg has concluded a double tax treaty, or (iv) a Luxembourg permanent establishment of a joint-stock company or of a cooperative company which is a resident of an EEA Member State (other than an EU Member State); and

•
on the date on which the disposal takes place, the holder of SDRs has held for an uninterrupted period of at least twelve months a participation of at least 10% in the share capital of the Company (or with an acquisition price of at least €6,000,000).

The holder of SDRs which is a Luxembourg resident entity governed by (i) the law of December 17, 2010 on undertakings for collective investment, as amended, (ii) the law of February 13, 2007 on specialized investment funds, as amended, (iii) the law of May 11, 2007 on the family estate management company, as amended, or (iv) the law of July 23, 2016 on reserved alternative investment funds, as amended, and which does not fall under the special tax regime set out in article 48 of the law of July 23, 2016 on reserved alternative investment funds, as amended, is not subject to any Luxembourg Corporation Taxes in respect of capital gains realized upon disposal of its shares.

Under Luxembourg tax laws currently in force (subject to the provisions of double taxation treaties), capital gains realized by a holder of SDRs (not acting via a permanent establishment or a permanent representative in Luxembourg through which/whom the shares are held) are not taxable in Luxembourg unless (a) the holder of SDRs holds a Substantial Participation in the Company and the disposal of the shares takes place less than six months after the shares were acquired or (b) the holder of SDRs has been a former Luxembourg resident for more than 15 years and has become a non-resident, at the time of transfer, less than five years ago.

Net wealth taxation

A corporate holder of SDRs that is either a resident of Luxembourg for tax purposes or that maintains a permanent establishment or a permanent representative in Luxembourg through which/whom such shares are held is subject to Luxembourg wealth tax on such shares, except if the holder of SDRs is governed by the law of May 11, 2007 on the family estate management company, as amended, by the law of December 17, 2010 on undertakings for collective investment, as amended, by the law of February 13, 2007 on specialized investment funds, as amended, by the law of July 23, 2016 on reserved alternative investment funds, as amended, or is a securitization company governed by the law of March 22, 2004 on securitization, as amended, or is a capital company governed by the law of June 15, 2004 on venture capital vehicles, as amended. Please however note that securitization companies governed by the law of March 22, 2004 on securitization, as amended, capital companies governed by the law of June 15, 2004 on venture capital vehicles, as amended, or reserved alternative investment funds governed by the law of July 23, 2016 and which fall under the special tax regime set out under article 48 thereof may, under certain conditions, be subject to minimum net wealth tax.

Please however note that securitisation companies governed by the law of March 22, 2004 on securitisation, as amended, capital companies governed by the law of June 15, 2004 on venture capital vehicles, as amended, or reserved alternative investment funds governed by the law of July 23, 2016 and which fall under the special tax regime set out under article 48 thereof may, under certain conditions, be subject to minimum net wealth tax.

Any holder of SDRs which is (i) a Luxembourg resident fully taxable collective entity, (ii) a Luxembourg permanent establishment of an EU resident collective entity falling within the scope of article 2 of the EU Parent-Subsidiary Directive, (iii) a domestic permanent establishment of a joint-stock company that is resident in a State with which Luxembourg has concluded a double tax treaty, or (iv) a domestic permanent establishment of a joint-stock company or of a cooperative company which is a resident of an EEA Member State (other than an EU Member State) may be exempt from Luxembourg net wealth tax on its shares if it holds a participation of at least 10% in the share capital of the Company (or with an acquisition price of at least €1,200,000).

An individual holder of SDRs, whether he/she is resident of Luxembourg or not, is not subject to Luxembourg wealth tax on his/her shares.

Other taxes

Under current Luxembourg tax laws, no registration tax or similar tax is in principle payable by the holder of SDRs upon the acquisition, holding or disposal of the SDRs. However, a fixed registration duty of €12 may be due in the case where the SDRs are physically attached to a public deed or to any other document subject to mandatory registration, as well as in the case of a registration of the SDRs on a voluntary basis.

When the holder of SDRs is a Luxembourg resident for inheritance tax assessment purposes at the time of his/her death, the SDRs are included in his/her taxable estate for Luxembourg inheritance tax assessment purposes.

Luxembourg gift tax may be due on a gift or donation of the SDRs if embodied in a notarial deed signed before a Luxembourg notary or recorded in Luxembourg.

Material Swedish Tax Considerations

Below is a summary of certain Swedish tax issues relating to the Offer for private individuals and limited liability companies holding Shares in Aspire and that are resident in Sweden for tax purposes, if not otherwise stated. The summary is based on current Swedish tax legislation and is intended only as general information. The summary does not purport to provide an exhaustive list of all Swedish tax considerations associated with the Offer. In this regard, the summary does not address situations where shares are held as current assets/stock in business operations, situations where shares are owned by partnerships or limited partnerships, situations where shares are held in a so-called investment savings account (Sw. investeringssparkonto), through an endowment insurance (Sw. kapitalförsäkring) or similar, specific rules that may apply to shares in companies that are or have been closely held companies or to shares that have been acquired by means of such shares, specific rules that may apply to individuals who make or reverse so-called investor deductions (Sw. investeraravdrag), specific rules that may apply for foreign companies conducting business from a permanent establishment in Sweden, or foreign companies that have been Swedish companies. Further, specific tax rules also apply to certain categories of companies. The tax consequences will depend on the circumstances applicable to each individual shareholder. Shareholders are advised to consult with their tax adviser concerning the specific tax consequences that may arise in each individual case as a result of the Offer, including the application and effect of foreign income tax rules, provisions in tax treaties and other rules which may be applicable.

Swedish tax consideration in relation to the Offer

Private individuals

Private individuals resident in Sweden for tax purposes receiving SDRs, in exchange for Shares in Aspire, will be considered to have disposed the Shares in Aspire. The disposal will constitute a taxable event. The capital gain and capital loss, respectively, is calculated as the difference between the fair market value of the SDRs received on disposal, and the acquisition cost for tax purposes for the Shares held in Aspire.

The acquisition cost for all shares of the same class and type is aggregated and calculated jointly by applying an average cost method. Alternatively, in the case of listed shares, the so-called standard method may be used. This method means that the cost basis may be determined at 20 percent of the sales proceeds after deduction of sales costs.

A potential capital gain will be taxable at the capital gains tax rate of 30 percent. The capital gain may under certain circumstances be exempt from immediate taxation by application of the rules on postponed taxation (Sw. framskjuten beskattning). If these rules are applicable, private individuals will be deemed to have acquired the SDRs for a consideration equal to the individual’s acquisition cost for tax purposes for the Shares in Aspire. Any cash consideration will however be taxable in full without deduction for the corresponding part of the acquisition cost for tax purposes, for the fiscal year in which the transaction takes place.

Capital losses on listed shares can be fully deducted against taxable capital gains that arise in the same year on shares and other listed securities that are taxed as shares (but not shares in mutual funds or special funds that contain only Swedish receivables, so-called Swedish fixed income funds). For capital losses on listed shares that have not been offset against capital gains, a deduction of 70 percent of the loss is allowed against other capital income.

In case of a net capital loss, such loss may be used as a reduction on earned income tax as well as central government and municipal property taxes. The tax reduction is granted with 30 percent of the net capital loss up to SEK 100,000 and 21 percent of any loss exceeding SEK 100,000. An excess net loss cannot be carried forward to future years.

If a private individual ceases to be resident or permanently stay within the European Economic Area (EEA), and the rules on postponed taxation have been applied as part of the receiving of the SDRs, the postponed capital gain should be brought forward to taxation.

Swedish limited liability companies

Swedish limited liability companies (Sw. aktiebolag) receiving SDRs, in exchange for Shares in Aspire, will be considered to have disposed the Shares in Aspire. The disposal will constitute a taxable event. The capital gain and capital loss, respectively, is calculated as the difference between the fair market value of the SDRs received on disposal, and the acquisition cost for tax purposes for the Shares held in Aspire.

A capital gain realised from the disposal of Shares in Aspire will as a general rule be taxable at the Swedish corporate income tax rate of 20.6 percent (for fiscal years beginning on 1 January 2021 at the earliest). If the company’s holding of Shares in Aspire would be covered by the Swedish participation exemption regime (Sw. näringsbetingade andelar), the capital gain will be tax exempt.

If the participation exemption regime is not applicable, the capital gain may under certain circumstances be exempt from immediate taxation by application of the rules on postponed taxation (Sw. uppskovsgrundande andelsbyten).

A capital loss realised from the disposal of Shares in Aspire will only be deductible insofar that it is offset against taxable capital gains on such shares and other securities that are taxed as shares. A capital loss on shares or other securities taxed as shares can, to the extent it is not deductible one year, be carried forward (in the limited company incurring the loss) and used to offset taxable capital gains on shares and other securities taxed as shares in subsequent fiscal years without any limitation in time. If the company’s holding of Shares in Aspire would be covered by the Swedish participation exemption regime, the capital loss will be non-deductible.

Tax considerations for owners of SDRs

Private individuals

Dividends

Private individuals that are resident in Sweden for tax purposes are taxed for capital income, including dividends, on the SDRs at a tax rate of 30 percent. Preliminary tax of 30 percent is withheld on the dividend amount. The preliminary tax deduction is normally made by Euroclear.

If dividend distributions received on the SDRs would be subject to withholding tax in Luxembourg, any double taxation incurred should as a main rule be creditable against Swedish taxes levied on the same income.

Capital gains

Private individuals that are resident in Sweden for tax purposes are taxed for capital income, including capital gains, on the SDRs at a tax rate of 30 percent. The capital gain and capital loss, respectively, are calculated as the difference between the sales proceeds, after deduction of sales costs, and the acquisition cost for tax purposes.

The methods for calculating the acquisition cost for the SDRs, as well as the Swedish tax treatment of a capital gains or capital loss, follows the statements outlined above in the section labelled “Tax considerations in relation to the Offer – Private individuals”.

Limited liability companies

Dividends

Swedish limited liability companies are taxed on capital income, including dividends, on the SDRs as business income at a tax rate of 20.6 percent (for fiscal years beginning on 1 January 2021 at the earliest). If the holding of the SDRs would be covered by the Swedish participation exemption regime, any received dividends will be tax exempt.

If dividend distributions received on the SDRs would be subject to withholding tax in Luxembourg, any double taxation incurred should as a main rule be creditable against Swedish taxes levied on the same income.

Capital gains

Swedish limited liability companies are taxed on capital income, including capital gains, on the SDRs as business income at a tax rate of 20.6 percent (for fiscal years beginning on 1 January 2021 at the earliest).

The calculation of the capital gain or capital loss, respectively, as well as the Swedish tax treatment of such capital gains or capita loss, follows the statements outlined above in the section labelled “Tax considerations in relation to the Offer – Swedish limited liability companies”.

MATERIAL CONTRACTS

The following is a summary of each material contract, other than contracts entered into in the ordinary course of business, to which the Company is or has been a party, for the two years immediately preceding the date of this Prospectus:

The debt financing arrangement with Blackstone Alternative Credit Advisors LP – please refer to the section “Terms and conditions of the Offer – Financing of the Offer” above for more information.

A currency hedging arrangement with Deutsche Bank AG – please refer to the section “Terms and conditions of the Offer – Financing of the Offer” above for more information.

Consulting Agreement dated 1 June 2015, between NeoGames Systems Ltd. and Lotym Holdings – please refer to the section “Related-party transactions – Cusultancy Agreement” above for more information.

Loan Agreement dated 20 October 2020, between Neogames S.à r.l. and William Hill Finance Limited – please refer to the section “Related-party transactions – Relationship with William Hill – WH Credit Facility” above for more information.

Form of Joint Venture Agreement dated 14 January 2014, between NeoGames Network Limited and Pollard – please refer to the section “Investments” above for more information.

ADDITIONAL INFORMATION

Approval of the Prospectus

The Prospectus has been approved by the SFSA as competent authority under the Prospectus Regulation. The SFSA only approves the Prospectus as meeting the standards for completeness, comprehensibility and consistency imposed by the Prospectus Regulation. This approval should not be regarded as any endorsement for the issuer referred to in this Prospectus or the quality of the securities referred to in the Prospectus, and investors should make their own assessment whether it is appropriate to invest in these securities.

The Prospectus was approved by the SFSA on 26 April 2022 and is valid for up to 12 months from this date. The obligation to supplement the Prospectus in the event of significant new circumstances, factual errors or material inaccuracies does not apply when a prospectus is no longer valid.

Documents available for inspection

The following documents will be available to the public on the website of the Company (https://www.neogames.com.) throughout the validity of the Prospectus: (i) the Articles of Association (in English); (ii) the Historical Financial Statements and the Pro Forma Financial Information.

From the date of its publication, and throughout the time it remains valid, the Prospectus (in English), with all of the supplements approved by the SFSA and update communications (in English) related thereto, if any, will be available electronically on the Company’s website (https://www.neogames.com).

Independent auditors

The Company initially appointed BDO Audit, a public limited liability company (société anonyme) with registered office at 1, rue Jean Piret, L-2350, Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés de Luxembourg) under number B 147570 as an independent auditor (réviseur d’entreprises agréé) (“BDO Audit”).

The standalone financial statements of the Company as at and for the year ended 31 December 2020 prepared in accordance with the 2002 Accounts Act by applying IFRS as adopted by the EU have been audited by BDO Audit.

The Company subsequently also appointed ATWELL, a private limited liability company (société privée à responsabilité limitée) with registered office at 33, rue de Gasperich, L-5826 Hesperange, Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 169787 as an independent auditor (cabinet de révision agréé) (“Atwell”).

The standalone financial statements of the Company as at and for the years ended 31 December 2019 and 31 December 2021 prepared in accordance with the 2002 Accounts Act by applying IFRS as adopted by the EU have been audited by ATWELL. The pro forma financial information included in this prospectus has also been prepared by ATWELL in accordance with IFRS as adopted by the EU.

The consolidated financial statements of the Company as at and for the years ended 31 December 2021, 31 December 2020 and 31 December 2019 have been audited by Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The current address of Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm is Amot Bituach House Bldg. B 48, Derech Menachem Begin Rd. Tel Aviv 6618001 (“Ziv Haft”).

BDO Audit and Atwell are members of the Institute of Registered Auditors (Institut des Réviseurs d’Entreprises) which is the Luxembourg member of the International Federation of Accountants and is registered in the public register of approved audit firms held by the Commission de Surveillance du Secteur Financier as competent authority for public oversight of approved statutory auditors and audit firms.

The Historical Financial Information included in this Prospectus has been audited by BDO Audit and ATWELL, as applicable.

The Consolidated Financial Information included in this Prospectus has been audited by Ziv Haft.

BDO Audit and ATWELL issued their audit reports, as applicable, on the Historical Financial Information as included herein (see “Historical Financial Information—The auditor’s report on the Historical Financial Information”), which includes their audit opinions on the audit of the Historical Financial Information. Apart from the Historical Financial Information and Consolidated Financial Information, no information set forth in this Prospectus has been audited or reviewed by an independent audit firm.

During the period covered by the Historical Financial Information, there were no instances of the resignation of an independent audit firm/independent auditor and no independent audit firm/independent auditor was dismissed. During the period covered by the Historical Financial Information, there were no instances of a failure to appoint an independent audit firm/independent auditor for the next financial year.

Entities involved in the Offer

There are no conflicts of interest between the natural and legal persons involved in the Offer that could materially affect the Offer. It is the intention of the Company to offer no more than 7,604,886 SDRs as share consideration in the Offer.

The entities referred to below are involved in the Offer.

Public takeover bids

In the financial year ended 31 December 2021 and in the period after that date and until the date of this Prospectus, the Shares have not been subject to any public takeover bids.

Costs of the Offer

The Company estimates that the total costs related to the Offer that will be incurred by the Company will be in the range of approximately $24 million.

The above-mentioned costs will be covered by the Company.

The Company will not collect any fees from investors placing purchase orders for the SDRs. Nonetheless, the amount paid by an investor subscribing for the SDRs may be increased by a potential commission of the investment firm accepting the purchase order in accordance with the rules in place in such investment firm.

No significant change

As at the date of this Prospectus, the Management believes that since 31 December 2021 there have been no material changes in the trends relating to production, sales, costs or purchase prices other than as described below or elsewhere in this “Operating and Financial Review”, or any significant change in the operating results and financial standing of the Company.

Legal, administrative and arbitration proceedings

Based on the Management’s knowledge, as at the date of this Prospectus and during the 12-month period preceding such date, there are no and there were no administrative, court, arbitration or criminal proceedings (including any such proceedings which are pending or threatened of which the Company or the Group is aware), which may have, or have had in the past, a significant impact on the financial position or profitability of the Company and/or the Group.

ABBREVIATIONS AND DEFINITIONS

Except where the context otherwise requires or otherwise indicated, the terms “NeoGames” and the “Company” refer to NeoGames S.A. together with its consolidated subsidiaries, as a group, and the terms “we,” “us” and “our” refer to the Company, together with NeoPollard Interactive LLC (“NPI”), as a group.

References to the “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

References to “Nasdaq” are to the Nasdaq Global Market;

References to “Ordinary Shares” are to the Company’s ordinary shares, no par value;

References to the “SEC” are to the United States Securities and Exchange Commission;

References to the “Securities Act” are to the Securities Act of 1933, as amended;

References to “dollar,” “USD” and “$” are to U.S. dollars, “NIS” or “Shekels” are to New Israeli Shekels, “pound sterling,” “pence” or “£” are to the legal currency of the United Kingdom, “SEK” are to Swedish kronors, “€” or “euro” are to the currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the treaty establishing the European Community, as amended, and “C$” is to Canadian dollars.

GLOSSARY OF INDUSTRY TERMS

“B2B” means business-to-business;

“B2C” means business-to-consumer;

“B2G” means business-to-government;

“Gross Gaming Revenue” or “GGR” means gross sales less winnings paid to players;

“iLottery Penetration” means, with respect to the gross sales generated by either Instants, DBGs, an individual lottery or by lotteries within a given market, the percentage of such gross sales that was generated by iLottery offerings;

“Net Gaming Revenue” or “NGR” means (i) in North America, gross sales less winnings paid to players and any promotion dollar incentives granted to players, and (ii) in Europe, gross sales less winnings paid to players, any gambling tax or duty paid on such sales and any promotion incentives granted to players; and

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

The following documents have been incorporated by reference into this Prospectus in accordance with Article 19 of the Prospectus Regulation, and they form a part of the financial information of NeoGames. Should any of the documents incorporated by reference into this Prospectus themselves refer to or incorporate by reference any further information, such information is not incorporated by reference into and does not form a part of this Prospectus. The documents that have been incorporated by reference into this Prospectus are available for review during the validity period of this Prospectus at NeoGames website https://ir.neogames.com/offer-page and also at the registered office of NeoGames at 63-65, rue de Merl, L - 2146 Luxembourg, Grand Duchy of Luxembourg within standard busines hours.

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NeoGames’ audited annual report for the financial year ended 31 December 2021, concerning the consolidated statements of financial position (page F-3 – F-4), consolidated statements of comprehensive income (page F-5), consolidated statements of changes in equity (page F-6), consolidated statements of cash flows (page F-7), notes to the consolidated financial statements, including accounting policies, (pages F-8 – F-29) and auditor’s report (page F-2).

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NeoGames’ audited annual report for the financial year ended 31 December 2020, concerning the consolidated statements of financial position (pages F-3 – F-4), consolidated statements of comprehensive income (page F-5), consolidated statements of changes in equity (page F-6), consolidated statements of cash flows (page F-7), notes to the consolidated financial statements, including accounting policies, (pages F-8 – F-26) and auditor’s report (page F-2).

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NeoGames’ audited standalone financial statements as at and for the years ended 31 December 2021, concerning the statements of financial position (pages 2-3), statements of comprehensive income (page 4), statements of changes in equity (page 5), statements of cash flows (page 6), notes to the financial statements, including accounting policies (pages 7 – 27) and the auditor’s report (pages 5 – 7).

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NeoGames’ audited standalone financial statements as at and for the years ended 31 December 2020, concerning the statements of financial position (pages 2 – 3), statements of comprehensive income (page 4), statements of changes in equity (page 5), statements of cash flows (page 6), notes to the financial statements, including accounting policies (pages 7 – 28) and the auditor’s report (pages 4 – 6).

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NeoGames’ audited standalone financial statements as at and for the years ended 31 December 2019, concerning the statements of financial position (pages 9 – 10), statements of comprehensive income (page 11), statements of changes in equity (page 12), statements of cash flows (page 13), notes to the financial statements, including accounting policies (pages 14 – 31) and the auditor’s report (pages 6 – 8).